Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stratus Technologies, Inc.	Stratus Technologies International, S.à r.l.
(Exact Name of Registrant as Specified in its Charter)	(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3453241	3571	Luxembourg	98-0359581	3571
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Primary Standard Industrial Classification Code Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

111 Powdermill Road Maynard, Massachusetts 01754 (978) 461-7000	123, Avenue de X Septembre L-2551 Luxembourg 352 4242 69 10
(Address and telephone number of Registrant’s principal executive offices)	(Address and telephone number of Registrant’s principal executive offices)

CSC Corporation Service Company 1133 Avenue of the Americas, Suite 3100 New York, New York 10036 (800) 221-0770	National Registered Agents, Inc. 875 Avenue of the Americas, Suite 501 New York, New York 10001 (800) 767-1553
(Name, address and telephone number of agent for service)	(Name, address and telephone number of agent for service)

See Table of Additional Registrants Below

copies to:

Steven Shoemate, Esq.

Joerg Esdorn, Esq.

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As promptly as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee

10.375% Senior Notes due 2008	$170,000,000	100%	$170,000,000	$21,539

Guarantees of 10.375% Senior Notes due 2008	$170,000,000	—	—	(2)

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to the Guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact name of Additional Registrants **	Jurisdiction of Incorporation	I.R.S. Employer Identification No.	Address and telephone number

Stratus Equity S.à r.l.	Luxembourg	None	123, Avenue de X Septembre L-2551 Luxembourg +35 242 45 6910

Stratus Technologies Bermuda Ltd.	Bermuda	98-0412966	Reid Hall, 3 Reid Street Hamilton HM 11, Bermuda (441) 295-2208

Stratus Technologies Ireland Limited	Ireland	98-0368193	College Business & Technology Park Blanchardstown Road North Blanchardstown, Dublin 15, Ireland +353 1811 6600

Stratus Research and Development Limited	Ireland	None	College Business & Technology Park Blanchardstown Road North Blanchardstown, Dublin 15, Ireland +353 1811 6600

SRA Technologies Cyprus Limited	Cyprus	None	Vyronos Avenue 36, Nicosia, Cyprus +357 25 36 25 80

Cemprus Technologies, Inc.	Delaware	57-1146987	111 Powdermill Road Maynard, MA 01754 (978) 461-7000

Cemprus, LLC	Delaware	95-4891291	111 Powdermill Road Maynard, MA 01754 (978) 461-7000

**	The address for service for Stratus Equity S.à r.l., Stratus Technologies Bermuda Ltd., Stratus Technologies Ireland Limited, Stratus Research and Development Limited and SRA Technologies Cyprus Limited is National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York 10001. The address for service of Cemprus Technologies, Inc. and Cemprus, LLC is CSC Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036. The primary standard industrial classification code number for each of the additional registrants is 3571.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [                    ], 2004

PRELIMINARY PROSPECTUS

Stratus Technologies, Inc.

OFFER TO EXCHANGE

All Outstanding $170,000,000 in 10.375% Senior Notes due 2008

for

New 10.375% Senior Notes due 2008

Which Have Been Registered Under the Securities Act of 1933

Fully and Unconditionally Guaranteed as to payment of principal and interest by

Stratus Technologies International, S.à r.l.

Stratus Equity S.à r.l.

Stratus Technologies Bermuda Ltd.

Stratus Technologies Ireland Limited

Stratus Research and Development Limited

SRA Technologies Cyprus Limited

Cemprus Technologies, Inc.

Cemprus, LLC

This Exchange Offer will expire at 5:00 p.m., New York City time, on [                    ], 2004, unless extended.

Terms of the Exchange Offer:

•	We will exchange all Outstanding Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration of the Exchange Offer.

•	The exchange of Outstanding Notes for New Notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the New Notes to be issued are substantially identical to the terms of the Outstanding Notes, except that transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply.

•	Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution”.

•	There is no existing market for the New Notes to be issued, and we do not intend to apply for their listing on any securities exchange.

•	As of November 23, 2003, the New Notes would have ranked equal in right of payment to $11.9 million of unsecured senior indebtedness.

•	We have the option to redeem all or a portion of the New Notes at any time on or after December 1, 2006 at the redemption prices set forth in this prospectus. Before December 1, 2006, we have the option to redeem up to 35% of the aggregate principal amount of the New Notes at the redemption prices set forth in this prospectus with the proceeds of certain equity offerings. Before December 1, 2006, we also have the option to redeem all and not less than all of the New Notes in connection with a change in control. We may redeem the New Notes in the event of certain developments affecting taxation. See the section entitled “Description of New Notes—Optional Redemption” beginning on page 90 for more information on the redemption provisions applicable to the New Notes. If we undergo certain changes of control, you may require us to repurchase all or a part of the New Notes at a redemption price equal to 101% of their principal amount plus accrued and unpaid interest to the repurchase date. See the section entitled “Description of New Notes—Repurchase at the Option of Holders” beginning on page 91 for more information on the repurchase provisions applicable to the New Notes.

•	Pursuant to the terms of the indenture, we may issue additional notes.

See the “Description of New Notes” section beginning on page 87 for more information about the New Notes to be issued in this Exchange Offer.

This investment involves risks. See the section entitled “Risk Factors” beginning on page 18 for a discussion of the risks that you should consider prior to tendering your Outstanding Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated [                    ,     ].

This prospectus summarizes certain documents which are not delivered herewith. Copies of the documents are available at your oral or written request, without charge, from Stratus Technologies, Inc., 111 Powdermill Road, Maynard, Massachusetts 01754, and our telephone number at that address is (978) 461-7000. Any request for documents should be made no later than [                    ], 2004, which is five business days prior to the expiration of the Exchange Offer, to ensure timely delivery of the documents prior to the expiration of the Exchange Offer.

This Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The information contained in this prospectus is current only as of its date.

i

PROSPECTUS SUMMARY

The following summary contains material information about us and this Exchange Offer, but may not contain all the information that is important to you. We encourage you to read this entire prospectus.

Stratus Technologies Group, S.A., which we refer to as “Holdings,” is a company formed under the laws of Luxembourg. Holdings is neither an issuer nor a guarantor of the New Notes described in this prospectus.

Stratus Technologies International, S.à r.l., the parent guarantor of the New Notes, is a company formed under the laws of Luxembourg and is a wholly-owned subsidiary of Holdings. Stratus Technologies, Inc., the issuer of the New Notes, is a Delaware corporation and a wholly-owned subsidiary of Stratus Technologies International, S.à r.l. Except as otherwise expressly set forth in this prospectus, the terms “we,” “us,” “our” and “Stratus” refer to Stratus Technologies International, S.à r.l., its subsidiaries (including Stratus Technologies, Inc.) and our predecessor company, Stratus Computer, Inc. References in this prospectus to our fiscal years are to the twelve months ended February, 25, 2001, February 24, 2002 and February 23, 2003.

Our Company

We are a global provider of fault-tolerant computer servers, technologies and services, with more than 20 years of experience focused in the fault-tolerant server market. Our servers provide high levels of reliability relative to the server industry, delivering 99.999% uptime or better (equivalent to less than 5 minutes of downtime annually in continuous operation). Our customers, who include some of the most recognizable companies in the world, purchase Stratus® servers and support services for their critical computer-based operations that are required to be continuously available for the proper functioning of their businesses. With our latest server line introduced in June 2001, we are broadening our customer base considerably in the high-availability server market, which is expected to grow rapidly, by offering the superior performance of continuous availability combined with operational simplicity at cost-effective prices.

We provide our products and services through subsidiaries, distributors, value-added resellers and systems integrators around the world, with approximately half of our revenue in each of the last three fiscal years generated by sales outside the United States. As of January 25, 2004, we employed approximately 900 people globally.

We currently provide two lines of fault-tolerant servers, the Continuum® system family and the ftServer® system family, each of which is supported by a technologically advanced worldwide service offering.

•	Continuum System Family: The Continuum family of products, introduced in 1995, represents a successful history of delivering fault tolerance and continuous availability. The family is composed of mid-range and high-end fault-tolerant servers that run our proprietary VOS and FTX® operating systems and the Stratus-modified Hewlett-Packard UNIX® (HP-UX®) operating system. Approximately 1,800 Continuum servers are deployed throughout the world at over 600 customer sites, supporting mission-critical applications in the securities, banking, credit card, transportation, gaming and other industries, and in government. Examples of these applications include telecommunications control, funds transfer, securities trading, bank ATMs, enhanced 9-1-1 computer-aided dispatch and other interactive applications where systems availability and data integrity are critical requirements. List prices of Continuum servers currently range from approximately $125,000 to $1,200,000.

•

ftServer System Family: First introduced in June 2001, the ftServer family established a new category of server product: Intel® processor-based hardware fault-tolerant servers for Microsoft® Windows® computing environments. The ftServer system family represents a new, simplified and cost-effective implementation of our fault-tolerant technology that now targets the rapidly-growing high-availability

Windows- and Linux®-based server markets. Since the beginning of fiscal 2000, we have invested $250.4 million in research and development, primarily related to the development and enhancement of our ftServer systems. As a result, we hold a highly differentiated technology and product position in this segment of the server market. We currently are the only server manufacturer with hardware fault-tolerant server technology for Windows- and Linux-based operating environments. Since June 2001, approximately 940 customers have purchased ftServer systems, over 50% of whom were first-time Stratus customers. List prices of ftServer systems currently range from approximately $15,000 to $150,000.

•	Worldwide Service: Our service offering provides for remote monitoring, problem diagnosis and product repair, and is integral to the Stratus value proposition. Given the critical nature of the applications our servers support, the majority of our customers purchase service contracts with our server products. In fiscal 2003, over 98% of Continuum server sales and 74% of ftServer system sales included service contracts. In addition, service contract retention rates over the past three fiscal years have exceeded 90%. As a result of these high attach and retention rates and the evergreen nature of the service contracts, the revenue generated by our service business has historically been predictable and stable. As of November 23, 2003, our 876 service customers around the world had approximately 3,200 servers under service contract.

We are currently a privately-held company, the result of the acquisition of the enterprise computing business of Stratus Computer, Inc. from Ascend Technologies, Inc. in February, 1999. Our principal shareholders consist of affiliates of Investcorp; an affiliate of MidOcean Partners LP; affiliates of Intel Corporation; and our management and employees.

Industry Overview

Our fault-tolerant servers compete in the high-availability server market, the fastest-growing category of the estimated $51.4 billion global server market in 2004. The high-availability server market is expected to represent an estimated $6.5 billion share of the global server market in 2004, and is projected to grow at a 15.7% compound annual growth rate, or CAGR, through 2007 compared with a 4.2% CAGR for the market as a whole. The high-availability server market includes segments for servers that run Windows, Linux, UNIX and a number of other proprietary operating systems. Our ftServer product line targets the fastest growing segments, Windows and Linux, the combination of which is projected by IDC to grow from $1.4 billion in 2004 to $4.5 billion in 2007, representing a 46.2% CAGR.

A number of factors are expected to drive growth in the high-availability server market. The power and performance of Intel processors and the improved reliability of Windows operating systems have created a combination that competes effectively for customers’ enterprise applications against more costly and restrictive alternatives. Salomon Smith Barney’s 2003 CIO survey shows that 71% of CIOs are now planning to deploy mission-critical applications on Windows operating systems while in the previous year’s survey only 47% said they had plans to migrate mission-critical applications to Intel-based servers. In addition, customers’ expectations as to what constitutes a business-critical or mission-critical application have changed dramatically in the past five years, resulting in an increased demand for uptime. Consequently, more applications now require high-availability solutions.

International Data Corporation (IDC), an independent global market intelligence and advisory firm in the information technology and telecommunications industries, defines server availability levels (ALs) from AL0 to AL4, with AL4 being the highest level of server availability. Traditionally, through our Continuum products, we have served only the AL4 market, where the requirements for availability are most demanding and the consequences of downtime most serious. Applications in the AL4 market include funds transfer, securities trading, bank ATMs and enhanced 9-1-1 computer-aided dispatch. Today, ftServer systems serve not only the mission-critical AL4 market but also the larger business-critical AL3 and AL2 markets, targeting applications such as e-mail, transaction processing and manufacturing process control. We believe our ftServer systems give us access to a far broader range of end users and applications, as well as higher volume sales opportunities.

Our Competitive Strengths

Loyal and Diversified Customer Base. As the basis for our historically stable and recurring service revenue, our loyal customer base is one of our greatest assets. Consisting of approximately 1,200 customers as of November 23, 2003, including some of the most recognizable companies in the world, our customer base is well-diversified, with no customer accounting for more than 8.1% of service revenue or more than 7.4% of product revenue for the nine-month period ended November 23, 2003. As of November 23, 2003, our customers had approximately 3,200 Stratus servers under our maintenance contracts, with the average Continuum server service contract having been in place for 6.1 years. Over the last three fiscal years, we have had approximately 94% service contract retention rate for our Continuum systems. This high level of retention in our installed base can be attributed to the greater than 90% customer satisfaction levels provided by our service business as well as the high costs associated with porting applications away from our proprietary VOS operating system. We believe both the high retention rate for our service contracts and the low levels of attrition in our installed base are strong testaments to the loyalty of our customers and the high value of our services. With 80% of our total revenue in fiscal 2003 generated by customers to whom we previously have sold servers, we believe that our customer base is a differentiating and highly valuable resource.

Compelling Value Proposition. For over 20 years, we have provided our customers with the continuous availability they have demanded for their most critical computing applications. We track and disclose the availability levels delivered by our Continuum and ftServer products under service contract and are currently achieving over 99.999% uptime for all such servers. This level of uptime can provide substantial cost savings to our customers. A recent study by Gartner, Inc. of users of high-availability and mission-critical services from external sources found that respondents’ average lost revenue attributable to downtime was $108,000 per hour. Based upon this measure, the annual cost savings between a server offering 99.999% uptime and a server offering 99.95% uptime are greater than $450,000 per year. Through the introduction of the ftServer system, we have made 99.999% uptime accessible to a much broader range of customers. The ftServer system family currently is the computer industry’s only line of hardware fault-tolerant Intel processor-based servers for the Windows computing environment. In addition, out of the box, an ftServer model will run Windows 2000 Server applications unmodified, integrate quickly into the user’s IT infrastructure, and require little or no incremental IT staff support for ongoing operation, system management or service. As a result, we believe the ftServer system family offers a compelling value proposition by providing extremely high levels of reliability combined with operational simplicity in a cost-effective manner.

Proactive and Highly Automated Service. Our service technology allows us to remotely detect and resolve problems before they cause system downtime. Our architecture combines automatic fault detection, automatic fault isolation, integrated “call home” remote support and component replacement service to enable a built-in serviceability model ideally matched to business-critical and mission-critical computing requirements. We believe that the self-diagnosing “call home” feature allows us to run our service operations with significantly fewer technical field representatives than are used by our competitors. In addition, this proactive model helps our customers run our products with little or no incremental IT staff support. Our service offering is an integral part of our value proposition, demonstrated by the fact that in fiscal 2003, over 98% of Continuum system customers and 74% of ftServer system customers purchased a service contract when purchasing server hardware.

Differentiating Technology. Every Stratus system includes Continuous Processing® features that are a result of more than two decades’ experience ensuring uptime for the demanding mission-critical applications of our worldwide customers. All aspects of Continuous Processing design – hardware, software and service – aim to prevent, rather than simply recover from, unplanned downtime. Preventing downtime differentiates our systems from traditional servers and high-availability clusters (which use multiple servers to recover after one of the servers in the cluster has failed). We protect our products and technology through copyrights, trade secrets and patents. In addition, we have a perpetual license from Ascend Communications, Inc. (which has been acquired by Lucent) to use certain patents relating to the technology of the former Stratus Computer, Inc.

Extensive Experience and Expertise. We have more than two decades of field-proven experience in supplying continuously available fault-tolerant systems and services. We believe our focus and expertise in fault tolerance has helped position us to succeed in the continuous availability and high-availability server markets. Guiding our success is a management team with deep industry knowledge. Our top six senior managers come from companies including IBM, Digital Equipment, Lucent, Compaq and Hewlett-Packard, and have an average of over twenty-five years of experience in the high technology industry. This experienced management team, together with our extremely low voluntary employee turnover rate (which has been less than 5% for the 24-month period ended November 23, 2003), helps us maintain our technical know-how.

Efficient Cost Structure. We are focused on controlling costs to maximize the profitability and scalability of our business. We seek to minimize our fixed manufacturing costs, while achieving superior quality, by outsourcing nearly all manufacturing of new Continuum and ftServer systems to Benchmark Electronics, Inc. and Solectron Corporation, respectively. Outsourcing also affords us a high degree of scalability, in that we can quickly ramp up production when necessary without requiring significant additional capital investment. Furthermore, by partnering with resellers, we believe that our sales channels are also highly scalable.

Our Business Strategy

Our strategy is to expand our market share beyond our historical base of our proprietary servers into the faster-growing Windows- and Linux-based server market, while maintaining the historically high attach and retention rates of our service programs. We have developed the ftServer product range that delivers very high reliability at competitive prices, enabling us to offer AL4 fault-tolerant servers at AL2-AL3 prices. As we grow the ftServer system business, we also intend to offer upgrades to our Continuum system customers, and begin to upgrade them over time to an Intel-based platform.

Evolve Continuum Server Business

The Continuum fault-tolerant server family runs our proprietary operating systems, delivering 99.999% availability and extending a venerable track record of supporting mission-critical applications for some of the most recognizable companies in the world. Our customer base historically has been very loyal, we believe, due to the high reliability of the Continuum server line and because of the high costs and significant efforts associated with switching applications away from our proprietary operating system to a different operating system. We plan to leverage our Continuum system customer base to generate revenue by providing ongoing service support, selling replacement products and upgrading our installed base to newer platforms. We are planning to port the VOS operating system to an Intel-processor platform in calendar year 2004, thereby offering current customers a clear upgrade path to our latest server technology. We are also developing Linux-based systems initially targeted at the telecommunications market, where our systems are used at critical points in networks and operations support systems. We plan to offer these systems in the spring of 2004. Additionally, some of our original equipment manufacturer (OEM) partners currently offer or intend to offer an implementation of the Linux operating system running on our ftServer systems.

Grow ftServer Systems Business

We believe we are well positioned to capture a significant share of the fastest-growing segments of the high-availability server market, those relating to servers that run Windows and Linux operating systems. Currently, we are the only server manufacturer with hardware fault-tolerant server technology for Windows- and Linux-based operating environments.

To accelerate market penetration of our ftServer systems, we are targeting specific applications in selected industries where we believe there is the most immediate and compelling need for continuously and highly available computing. We plan to broaden our market reach by selling our products through reseller partners and offering our products on an OEM basis to other hardware manufacturers. We have recruited over 200 partners in the last 24 months who we believe will integrate the ftServer platform into their application solution or jointly sell with us to deliver an integrated solution to the customer.

We seek to gain critical mass in specific applications within an industry, broaden to adjacent applications and selectively add new applications and industries. Our focus since mid-2002 on applications in retail banking, public safety and manufacturing has contributed to the success of the ftServer system line to date. In addition to these segments, we are now establishing partner relationships and go-to-market programs in other industries, such as healthcare, transportation and logistics, and gaming.

Maintain and Maximize High Attach and Retention Levels of Service Offering

We seek to maintain the service contracts in place with our Continuum server customers, while also ensuring that the highest proportion of our ftServer system customers benefit from our premium service offering. Our service offering is integral to the value proposition of both the Continuum and ftServer systems.

To maximize the attach rates for our ftServer products, we are using a multi-tier service offering to appeal to the various types of customers in the AL2 and AL3 markets. Service levels for our ftServer systems range from telephone support with hardware remedial support services to a 100% uptime program for hardware and operating systems. In fiscal 2003, 74% of ftServer system customers purchased a service contract, with 51% of such service customers selecting the highest-margin premium option.

We are using the same service infrastructure we successfully developed, built and refined over many years to support our Continuum products to now support our growing ftServer system customer base. As a result, we are achieving significant operating leverage in our service business. We currently do not anticipate significant capital expenditure or hiring needs in order to provide comprehensive service coverage to additional ftServer system customers.

2004 Recapitalization

On November 18, 2003, we sold $170 million aggregate principal amount of the Outstanding Notes as part of a recapitalization involving Stratus, Holdings and certain of our affiliates. In connection with the recapitalization, which we refer to as the 2004 Recapitalization, we completed the following transactions:

Note Offering. We sold $170.0 million aggregate principal amount of Outstanding Notes.

Closing of New Credit Facility. We entered into a new $30.0 million senior secured revolving credit facility, which we refer to as the New Credit Facility. See “Description of Other Indebtedness—New Credit Facility”.

Repayment of Existing Indebtedness. We repaid approximately $96.2 million of outstanding senior indebtedness and related fees under our senior secured credit agreement with JPMorgan Chase Bank as a lender and as the administrative agent for the other lenders, which credit agreement we refer to as the Former Credit Facility.

Purchase of Holdings Preference Shares. Stratus Technologies Bermuda Ltd. purchased 4,937,835 outstanding Series A Preference Shares of Holdings from Investcorp Stratus Limited Partnership, MidOcean Capital Partners Europe, L.P. and Intel Atlantic, Inc. (collectively the “Selling Preferred Holders”), at a price per share of $11.89, for an aggregate purchase price of $58.7 million.

Purchase of Holdings Ordinary Shares. Stratus Technologies Bermuda Ltd. purchased 430,634 outstanding ordinary shares of Holdings from current holders of ordinary shares, including members of Holdings’ senior management, other current employees and other shareholders, at a price per share of $5.48, for an aggregate purchase price of $2.4 million. Each holder of ordinary shares had the right to sell 15.4% of its ordinary shares in Holdings. As a result, management and other current employees had the right to sell ordinary shares for an aggregate of $1.2 million. The members of the Investcorp Group determined not to exercise this right with respect to their ordinary shares. We believe that payment of $5.48 per ordinary share represented a premium over the estimated fair value of the ordinary shares as of November 19, 2003, the date the offer to sell ordinary shares was made to holders. The offer to sell ordinary shares expired on December 17, 2003, and the cash settlement to those participating was made in December 2003. We believe that it was in our best interest to make this offer in order to assure that holders of our ordinary shares were treated fairly, given the fact that the Selling Preferred Holders were given the opportunity to collectively sell 15.4% of their holdings of ordinary share equivalents at $5.48 per ordinary share equivalent.

Cancellation of Options to Purchase Ordinary Shares. We cancelled vested stock options to purchase ordinary shares of Holdings held by our current employees, in exchange for an amount per option equal to the difference between $5.48 and the exercise price of the option, for an aggregate of $3.7 million. Each employee who owned vested stock options as of October 24, 2003 and who remained an employee through December 17, 2003 (the end of the option cancellation offer period) had the right to exchange 15.4% of his or her vested options, provided that the aggregate amount we agreed to spend for the cancellation of vested stock options would not exceed $3.8 million. The cash settlement of options to purchase ordinary shares was made in December 2003.

For additional information about the 2004 Recapitalization, see “Use of Proceeds.”

New Credit Facility

On November 18, 2003, we entered into the New Credit Facility with a syndicate of lenders, which provides Stratus Technologies, Inc. with up to $30.0 million of revolving credit commitments, subject to borrowing base limitations. For a summary of the terms of the New Credit Facility, see “Description of Other Indebtedness—New Credit Facility.”

Principal Stockholders

As of November 23, 2003, Investcorp Stratus Limited Partnership, Stratus Holdings Limited and New Stratus Investments Limited (collectively referred to in this prospectus as the “Investcorp Group”) collectively beneficially owned 47.6% of the ordinary shares (on an as-converted basis), 2.4% of the outstanding Series A Preference Shares, 88.4% of the outstanding Series B Preference Shares, 54.2% of the total voting power and 38.0% of the fully-diluted common equity of Holdings. Investcorp Stratus Limited Partnership, Stratus Holdings Limited and New Stratus Investments Limited are controlled, directly or indirectly, by affiliates of the international investment firm Investcorp Bank B.S.C., referred to herein as “Investcorp”. Five of the directors of Holdings, Messrs. Egan, Stadler, Marquis, Haegg and Tully, are employees of Investcorp or one or more of its wholly-owned subsidiaries. As a result of these relationships, Investcorp may be deemed to substantially control our management and policies, although such control is not exercised on a day-to-day basis. See “Certain Transactions” and “Equity Ownership.”

As of November 23, 2003, MidOcean Capital Partners Europe, L.P., referred to in this prospectus as “MidOcean Partners,” beneficially owned 25.3% of the ordinary shares (on an as-converted basis), 69.2% of the outstanding Series A Preference Shares, 8.0% of the outstanding Series B Preference Shares, 28.8% of the total voting power and 20.2% of the fully-diluted common equity of Holdings. Two of the directors of Holdings, Messrs. Sharp and Billings, are employees of MidOcean Partners. As a result of these relationships, MidOcean Partners has consent rights over certain of our actions and policies. See “Equity Ownership,” “Certain Transactions” and “Description of Preference Shares.”

As of November 23, 2003, Intel Capital Corp. and Intel Atlantic, Inc. collectively beneficially owned 10.4% of the ordinary shares (on an as-converted basis), 28.4% of the outstanding Series A Preference Shares, 3.6% of the outstanding Series B Preference Shares, 11.9% of the total voting power of Holdings and 8.3% of the fully-diluted common equity of Holdings. As a result of this ownership, Intel Capital Corp. and Intel Atlantic, Inc have consent rights over certain of our actions and policies. See “Equity Ownership,” “Certain Transactions” and “Description of Preference Shares.”

Our Structure

Holdings is the parent company of a group of consolidated companies. The diagram below contains a general depiction of the organizational structure of Holdings and its subsidiaries. It does not present a complete representation of our organizational structure. The issuer and the guarantors of the New Notes are shown within the dotted line.

For more information on the Series A Preference Shares and Series B Preference Shares of Stratus Technologies Group, S.A., see “Description of Preference Shares.” For more information on the New Notes, see “Description of New Notes.” For more information on the $30.0 million New Credit Facility, the €7.6 million (approximately $9.0 million) AIB Credit Facility and the $9.5 million Promissory Note to Lucent, see “Description of Other Indebtedness.”

Notes to Organizational Diagram:

(a)	Stratus Technologies International, S.à r.l., is a Luxembourg entity with a Swiss branch that provides financing to Stratus entities via intercompany loans.
(b)	Stratus Equity S.à r.l. holds capital stock in Stratus Technologies Group, S.A., as treasury shares.
(c)	SRA Technologies Cyprus Limited licenses product and customer service intellectual property from Stratus Technologies Bermuda Ltd. and then sub-licenses the intellectual property to Stratus Technologies Ireland Limited.
(d)	Stratus Technologies Bermuda Ltd. owns all Stratus product and customer service intellectual property and licenses such intellectual property to SRA Technologies Cyprus Limited and unrelated third parties.
(e)	Stratus Technologies, Inc. sells the Stratus products it purchases from Stratus Technologies Ireland Limited to customers in the U.S. Stratus Technologies, Inc. also provides marketing and administrative support to affiliates, provides customer service support on behalf of Stratus Technologies Ireland Limited and performs research and development on behalf of Stratus Technologies Bermuda Ltd.
(f)	Stratus Technologies Ireland Limited sells Stratus customer service contracts directly to third parties and sells Stratus products to affiliates and third-party distributors. Stratus Technologies Ireland Limited also pays royalties to SRA Technologies Cyprus Limited for the use of Stratus customer service and product intellectual property and performs research and development on behalf of Stratus Technologies Bermuda Ltd.
(g)	Cemprus Technologies, Inc. owns the membership interests in Cemprus, LLC, which holds strategic licenses for the telecommunications business.
(h)	Stratus Technologies Japan, Inc., a non-U.S. operating subsidiary of Stratus Technologies, Inc., has an overdraft facility of ¥350.0 million (approximately $3.2 million). There was ¥268.6 million (approximately $2.4 million) outstanding under this facility as of November 23, 2003. See “Description of Other Indebtedness.”
(i)	Stratus Research and Development Limited holds certain intellectual property and licenses rights in this intellectual property in return for royalties.

At November 23, 2003, the total amount of assets of Holdings (on a stand-alone basis) was approximately $74,000 (exclusive of stock of subsidiaries and intercompany receivables). At November 23, 2003, the total amount of assets for the non-Guarantor subsidiaries was $50.2 million. At November 23, 2003, the non-Guarantor subsidiaries had $2.4 million in short-term indebtedness outstanding. For the nine-month period ended November 23, 2003, Holdings (on a stand-alone basis) generated no revenue.

For certain financial information relating to Stratus Technologies, Inc. and the Guarantors of the New Notes, see note 18 to the consolidated financial statements of Stratus Technologies International, S.à r.l. appearing elsewhere in this prospectus.

Summary of the Exchange Offer

The following is a brief summary of the terms of the Exchange Offer. For a more complete description of the Exchange Offer, see “The Exchange Offer”.

New Notes Offered	$170.0 million aggregate principal amount of 10.375% Senior Notes Due 2008, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The terms of the New Notes offered in the Exchange Offer are substantially identical to those of the Outstanding Notes, except that certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the registered New Notes. See “The Exchange Offer—Purpose of the Exchange Offer” and “Description of New Notes.”

Outstanding Notes	$170.0 million aggregate principal amount of 10.375% Senior Notes Due 2008, which were issued on November 18, 2003.

The Exchange Offer	We are offering to issue registered New Notes in exchange for a like principal amount and like denomination of our Outstanding Notes. We are offering to issue these registered New Notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the Outstanding Notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your Outstanding Notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal	The Exchange Offer will expire at 5:00 p.m., New York City time, on [ ], 2004 unless we extend it. If you decide to exchange your Outstanding Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. You may withdraw any Outstanding Notes that you tender for exchange at any time prior to [ ], 2004. If we decide for any reason not to accept any Outstanding Notes you have tendered for exchange, those Outstanding Notes will be returned to you without cost promptly after the expiration or termination of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, some of which we may waive in our discretion. See “The Exchange Offer—Conditions to the Exchange Offer.” Other than federal securities laws, we are not subject to federal or state regulatory requirements in connection with the Exchange Offer.

U.S. Federal Income Tax Consequences	Your exchange of Outstanding Notes for New Notes to be issued in the Exchange Offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.

Exchange Agent	U.S. Bank National Association

Consequences of Failure to Exchange Your Outstanding Notes

Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those Outstanding Notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the Outstanding Notes. If you do not participate in the Exchange Offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of Exchanging Your Outstanding Notes

Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes that we issue in the Exchange Offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

	•	acquire the New Notes issued in the Exchange Offer in the ordinary course of your business;

	•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the New Notes issued to you in the Exchange Offer; and

	•	are not an “affiliate” of our company as defined in Rule 405 under the Securities Act.

If any of these conditions are not satisfied and you transfer any New Notes issued to you in the Exchange Offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires New Notes in the Exchange Offer for its own account in exchange for Outstanding Notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any New Notes issued in the Exchange Offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the Exchange Offer.

Summary Description of the New Notes

The following summarized description of the New Notes is subject to a number of important qualifications and exceptions. For additional information on the terms of the New Notes, see “Description of New Notes.”

Issuer	Stratus Technologies, Inc.

New Notes	$170.0 million aggregate principal amount of registered 10.375% Senior Notes due 2008.

Maturity	December 1, 2008.

Interest Rate	10.375% per year.

Interest Payment Dates	June 1 and December 1 of each year, commencing June 1, 2004.

Ranking	The New Notes will be our senior unsecured obligations and will rank pari passu in right of payment with any of our existing and future senior unsecured indebtedness and senior in right of payment to any of our future subordinated indebtedness. However, the New Notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries that do not guarantee the New Notes and effectively junior to our secured indebtedness up to the value of the collateral securing such indebtedness or the amount of such secured indebtedness, whichever is less.

Guarantees	The New Notes will be guaranteed by Stratus Technologies International, S.à r.l., which we refer to as the parent guarantor, and all of its subsidiaries other than its immaterial subsidiaries and foreign subsidiaries of Stratus Technologies, Inc. Each guarantee will rank pari passu in right of payment to all existing and future senior unsecured indebtedness of that guarantor and senior in right of payment to any future subordinated indebtedness of that guarantor. However, the guarantees will be effectively junior to all secured indebtedness of the guarantors up to the value of the collateral securing such indebtedness or the amount of such secured indebtedness, whichever is less.

Optional Redemption	We cannot redeem the New Notes until December 1, 2006, except as described below. After December 1, 2006, we may redeem some or all of the New Notes at the redemption prices listed in the “Description of New Notes—Optional Redemption” section of this prospectus, plus accrued interest to the date of such redemption.

Optional Redemption After Equity Offerings

At any time before December 1, 2006, on one or more occasions, we may redeem up to 35% of the outstanding principal amount of the New Notes, including any additional New Notes issued in accordance with the provisions of the indenture, with the net cash proceeds of any one or more equity offerings, at a redemption price equal to 110.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, so long as at least 65% of the aggregate principal amount of New Notes issued under the indenture, including the principal amount of any additional New Notes, remains outstanding immediately after each such redemption.

Optional Redemption After Change of Control

At any time before December 1, 2006, if a Change of Control occurs, we can redeem all, but not less than all, of the New Notes if we pay holders of the New Notes a redemption price of 100% of the face amount of the New Notes, plus accrued interest to date of such redemption and a “make-whole” premium. The term “Change of Control” is defined in the “Description of New Notes—Certain Definitions” section of this prospectus.

Optional Redemption After Change in Tax Law

Upon certain changes in foreign or domestic tax laws or their interpretation, we may redeem all, but not less than all, of the New Notes at a redemption price equal to the principal amount of the New Notes, plus accrued interest and additional amounts (if any). See “Description of New Notes—Redemption for Taxation Reasons” and “Description of New Notes—Additional Amounts.”

Selection of New Notes Upon Optional Redemption

If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis (among the New Notes issued on the Issue Date and any additional notes issued under the indenture after the Issue Date, if any, as one class), by lot or by such method as the trustee shall deem fair and appropriate.

Change of Control Offer	If a Change of Control occurs, we must give holders of the New Notes the opportunity to sell their New Notes to us at a purchase price of 101% of their face amount, plus accrued interest to the date of purchase. The term “Change of Control” is defined in the “Description of New Notes—Certain Definitions” section of this prospectus.

Covenants	The indenture governing the New Notes will contain covenants that limit our ability and that of our subsidiaries to:

	•	incur additional debt;

	•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

	•	make investments;

	•	enter into sale and leaseback transactions;

	•	engage in transactions with affiliates;

	•	create liens on our assets;

	•	transfer or sell assets;

	•	guarantee debt;

	•	restrict dividend or other payments to us;

	•	consolidate, merge or transfer all or substantially all of our assets; and

	•	engage in unrelated businesses.

Risk Factors

Investing in the New Notes involves substantial risk. See “Risk Factors” section beginning on page 18 of this prospectus for a description of certain of the risks you should consider before investing in the New Notes.

Summary Consolidated Financial Data

The summary fiscal year financial data presented below has been derived from our audited financial statements for the fiscal years ended February 25, 2001, February 24, 2002, and February 23, 2003 included elsewhere herein. The summary interim financial data for the nine-month periods ended November 24, 2002 and November 23, 2003 has been derived from our unaudited financial statements also appearing herein, and which, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the unaudited interim periods. The unaudited as-adjusted financial data set forth below give effect to the completion of the 2004 Recapitalization, including the offering of the New Notes, as described in “Use of Proceeds.” The unaudited as-adjusted financial data set forth below give effect to the completion of the 2004 Recapitalization, including the offering of the New Notes, as described in “Use of Proceeds.” The unaudited as-adjusted financial data are not necessarily indicative of our financial position or results of operations that might have occurred had the transactions they give effect to been completed as of the dates indicated and do not purport to represent what our financial position or results of operations might be for any future period. For additional information, see “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited financial statements and unaudited financial statements included elsewhere in this prospectus.

	Fiscal Years Ended			Nine Months Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
Statement of Operations Data:
Revenue
Continuum products	$183.7	$105.1	$85.0	$65.9	$47.4
ftServer products	—	13.6	34.4	24.5	30.3

Total product revenue	183.7	118.7	119.4	90.4	77.7
Total service revenue	127.3	126.1	127.5	95.5	111.7

Total revenue	311.0	244.8	246.9	185.9	189.4
Total cost of revenue	159.9	153.6	128.4	98.1	92.3

Gross profit	151.1	91.2	118.5	87.8	97.1
Total operating expenses	162.3	124.2	109.5	84.4	86.7

Profit (loss) from operations	(11.2)	(33.0)	9.0	3.4	10.4
Interest income	1.8	0.5	0.1	0.1	0.1
Interest expense	(6.7)	(10.9)	(11.6)	(8.7)	(10.8)
Other income (expense), net	0.8	(0.4)	(0.2)	(0.6)	2.8

Income (loss) before income taxes	(15.3)	(43.8)	(2.7)	(5.8)	2.5
Provision for income taxes	1.7	9.4	3.3	2.1	1.7

Net income (loss)	$(17.0)	$(53.2)	$(6.0)	$(7.9)	$0.8

	As of
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$26.4	$22.7	$16.4	$24.0	$26.2
Property, plant and equipment, net	57.7	50.8	45.6	44.2	42.8
Total assets	227.9	203.1	213.8	189.9	214.2
Total debt	111.9	146.8	115.3	106.2	185.5
Total stockholder’s equity (deficit)	15.7	(34.4)	0.5	(1.3)	(55.8)

	Fiscal Years Ended			Nine Months Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
Other Financial Data:
Depreciation and amortization	$20.7	$28.5	$23.1	$17.4	$18.9
Capital expenditures	33.5	17.6	9.7	7.2	10.6

Other Data: (unaudited)
EBITDA (1)(4)	10.3	(4.9)	31.8	20.2	32.1
Ratio of earnings to fixed charges (2)	—	—	—	—	1.2	x
As-Adjusted Financial Data: (unaudited) (3)
Total debt					$185.5
Stockholder’s equity (deficit)					(56.3)

(1)	EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

We also use EBITDA for the following purposes: Our credit agreement and our indenture use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by us and others in our industry to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Statements of Cash Flow included in our financial statements.

(2)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. For fiscal 2001, 2002 and 2003, earnings before fixed charges were insufficient to cover fixed charges by approximately $15.3 million, $43.8 million and $2.7 million, respectively. For the nine-month period ended November 24, 2002, earnings before fixed charges were insufficient to cover fixed charges by approximately $5.7 million. For fiscal 2003, on an as-adjusted basis to reflect the application of the estimated net proceeds from the 2004 Recapitalization, earnings before fixed charges were insufficient to cover fixed charges by approximately $10.6 million. For the nine-month period ended November 23, 2003, on an as-adjusted basis to reflect the application of the estimated net proceeds from the 2004 Recapitalization, earnings before fixed charges were insufficient to cover fixed charges by approximately $2.0 million.

(3)	As-adjusted data is presented, for balance sheet data, as if the issuance of the New Notes had been completed and the proceeds therefrom, together with available cash, were applied as described under “Use of Proceeds” on November 23, 2003, and for income statement data, as if such events had occurred on November 24, 2002. As-adjusted data also assumes that we have no borrowings outstanding under the New Credit Facility.
(4)	EBITDA and the related ratios presented in this table are measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The following is a reconciliation of EBITDA to net income for the periods indicated:

	Fiscal Years Ended			Nine Months Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
Net income (loss)	$(17.0)	$(53.2)	$(6.0)	$(7.9)	$0.8
Add (deduct):
Interest expense, net	4.9	10.4	11.4	8.6	10.7
Provision for income taxes	1.7	9.4	3.3	2.1	1.7
Depreciation and amortization	20.7	28.5	23.1	17.4	18.9

EBITDA	$10.3	$(4.9)	$31.8	$20.2	$32.1

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are the significant ones facing us that are currently known and unique to us. In such case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

You may have difficulty selling the Outstanding Notes that you do not exchange.

If you do not exchange your Outstanding Notes for the New Notes offered in this Exchange Offer, you will continue to be subject to the restrictions on the transfer of your Outstanding Notes. Those transfer restrictions are described in the indenture governing the Outstanding Notes and in the legend contained on the Outstanding Notes, and arose because we originally issued the Outstanding Notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your Outstanding Notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the Outstanding Notes under the Securities Act.

If a large number of Outstanding Notes are exchanged for New Notes issued in the Exchange Offer, we would expect the remaining market for the Outstanding Notes to be less liquid, and it may be more difficult for you to sell your Outstanding Notes. In addition, if you do not exchange your Outstanding Notes in the Exchange Offer, you will no longer be entitled to have those Outstanding Notes registered under the Securities Act.

See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of the possible consequences of failing to exchange your Outstanding Notes.

You may find it difficult to sell the New Notes because there is no existing trading market for the New Notes.

There is no existing trading market for the New Notes. You may find it difficult to sell your New Notes because an active trading market for the New Notes may not develop. We do not intend to apply for listing or quotation of the New Notes on any exchange. The New Notes are being offered to the holders of the Outstanding Notes. The Outstanding Notes were issued on November 18, 2003 to a small number of institutional investors. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market may be. Although we were informed by the initial purchasers of the Outstanding Notes that they intend to make a market in the New Notes, they are not required to do so, and they may cease market-making at any time without notice. Consequently, the market price of the New Notes issued in this Exchange Offer could be materially reduced and you may not be able to liquidate your investment readily.

Risks Related to the New Notes

We are highly leveraged and may be unable to service or refinance our debt.

As a result of the 2004 Recapitalization, we are highly leveraged, which means we have a large amount of indebtedness in relation to our equity. As of November 23, 2003, assuming that all transactions included in the 2004 Recapitalization were fully completed on that date, we would have had approximately $185.5 million of indebtedness (including $170.0 million of Outstanding Notes, $3.6 million of secured borrowing under credit facilities and $11.9 million of unsecured indebtedness) and stockholder’s deficit of $(56.3) million. Our substantial indebtedness could adversely affect our ability to repay the New Notes.

Our high level of indebtedness could have important consequences to you, including the risks that:

•	our ability to obtain additional financing for working capital, capital expenditures, product development efforts, strategic acquisitions, general corporate purposes or other purposes may be impaired in the future;

•	we may not be able to refinance our existing indebtedness on terms that are favorable or at all;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness, decreasing the amount of cash available for other purposes;

•	we are substantially more leveraged and have significantly less financial resources than certain of our competitors, which could place us at a competitive disadvantage;

•	we may be hindered in our ability to adjust to rapidly changing market conditions;

•	our high degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or our business or in the event of adverse changes in the regulatory environment or other adverse circumstances applicable to us;

•	our level of indebtedness may prevent us from raising the funds necessary to repurchase all of the New Notes tendered to us upon the occurrence of a change of control; and

•	our failure to comply with the financial and other restrictive covenants in our indebtedness, which, among other things, require us to maintain certain financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

See “Description of Other Indebtedness,” “Description of New Notes—Change of Control” and “—Defaults.”

Our ability to service or refinance our debt and to operate our business will require a significant amount of cash and our ability to generate such amounts depends on many factors beyond our control.

Our ability to repay or refinance our debt and to fund working capital needs and planned capital expenditures depends on our successful financial and operating performance. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

•	current economic and competitive conditions in our segments of the computer server industry;

•	solvency of our primary suppliers;

•	operating difficulties, operating costs or pricing pressures we may experience;

•	passage of legislation or other regulatory developments that affect us adversely; and

•	delays in implementing any strategic projects we may have.

We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including those under the New Notes. After giving pro forma effect to the 2004 Recapitalization, our earnings before fixed charges for the nine-month period ending November 23, 2003 would have been insufficient to cover fixed charges by approximately $2.0 million. If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under the New Credit Facility or from other sources of financing, we may not be able to repay the New Notes or our other indebtedness, operate our business or fund our other liquidity needs. We cannot assure you that we will be able to obtain additional financing, on favorable terms or at all, particularly because we pledged substantially all our assets as collateral to secure the New Credit Facility, and because of our anticipated high levels of indebtedness and the indebtedness incurrence restrictions imposed by the agreements and instruments governing our indebtedness. If we cannot meet or refinance our obligations when they are due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness, selling additional equity capital, reducing capital expenditures or taking other actions that could have a material adverse effect on us. However, we cannot assure you that any alternative strategies will be feasible or prove adequate. Also, certain alternative strategies would require the consent of our senior secured lenders before we engaged in such strategies. See “Description of Other Indebtedness” and “Description of New Notes.”

We may be able to incur additional debt.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks described above.

The terms of the indenture governing the New Notes limit but do not prohibit us or our subsidiaries from incurring additional indebtedness. In particular, as of November 23, 2003, we had approximately $28.7 million of additional borrowing capacity under the New Credit Facility and ¥81.4 million (approximately $0.7 million) of additional borrowing capacity under the existing overdraft facility in Japan. In addition to the additional borrowing capacity that we have under the New Credit Facility, we also may incur indebtedness from other sources. If new debt is added by us or our subsidiaries, our capital structure and credit ratings may be negatively affected and the related risks that we and they now face could intensify. See “Capitalization,” “Selected Historical Financial Data,” “Description of Other Indebtedness” and “Description of New Notes.”

Since the New Notes are unsecured, your right to receive payments on the New Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the Guarantees of the New Notes are effectively subordinated to all of our Guarantors’ existing and future secured indebtedness.

If we become insolvent or are liquidated, or if our debt under the New Credit Facility or our other existing or future secured indebtedness is accelerated, then the lenders under the New Credit Facility or our other secured indebtedness, as applicable, would have claims on our assets prior to the holders of the New Notes. The New Credit Facility is secured by liens on substantially all of our assets and the assets of the Guarantors. Holders of the New Notes will participate ratably with all holders of our senior unsecured indebtedness, based upon the respective amounts owed to each creditor, in our remaining assets. In such circumstances, we cannot assure you that there will be sufficient assets to pay amounts due on the New Notes. As a result, holders of New Notes may receive less, ratably, than holders of secured indebtedness in such circumstances.

As of November 23, 2003, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries was approximately $3.6 million, and approximately $28.7 million was available for additional borrowing under the New Credit Facility. We will be permitted to borrow substantial additional indebtedness, including secured debt, in the future under the terms of the indenture governing the New Notes. See “Description of Other Indebtedness—The New Credit Facility.”

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact the holders of the New Notes and our ability to operate our business.

The New Credit Facility contains a number of significant covenants that could adversely impact the holders of the New Notes and our business. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:

•	pay dividends or make other distributions;

•	make investments or acquisitions;

•	enter into transactions with affiliates;

•	dispose of assets or enter into business combinations;

•	incur or guarantee additional debt;

•	repurchase or redeem equity interests and debt;

•	create or permit to exist certain liens; and

•	pledge assets or engage in sale-leaseback transactions.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Furthermore, the New Credit Facility requires us to meet specified financial ratios and other tests. Our ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants could result in a default under the New Credit Facility, which could permit the holders of that indebtedness to accelerate the maturity of such indebtedness and could cause defaults under our other indebtedness (including the New Notes) or result in our bankruptcy. An acceleration or bankruptcy resulting from a default under the New Credit Facility would result in a default on the New Notes and could delay or preclude payment of principal of or interest on the New Notes. Our ability to meet our obligations depends on our future performance, which is subject to prevailing economic conditions and to financial, business and other factors, including factors beyond our control. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Other Indebtedness—New Credit Facility.”

If we default under the New Credit Facility, we may not have the ability to make payments on the New Notes.

In the event of a default under the New Credit Facility, our lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such an acceleration occurs, thereby causing a default under the New Notes, we may not be able to repay, or borrow money to repay, the amounts due under the New Credit Facility or the New Notes. This inability could have serious consequences to the holders of the New Notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

Guarantees are subject to limitations that could affect your right to receive payments on the New Notes.

The Guarantees are subject to certain defenses which may limit your right to receive payment on the New Notes and could be subordinated to the rights of other creditors of such Guarantors in certain circumstances.

Although the Guarantees provide the holders of the New Notes with a direct claim against the assets of the Guarantors, enforcement of the Guarantees against any Guarantor could be subject to certain suretyship defenses available to guarantors generally. Enforcement could also be subject to fraudulent conveyance and other defenses available to the Guarantors in certain circumstances. To the extent that the Guarantees are not enforceable, the New Notes would be effectively subordinated to all liabilities of the Guarantors, including trade payables of such Guarantors, whether or not such liabilities otherwise would constitute senior indebtedness under the indenture governing the New Notes.

Stratus Technologies, Inc. may not have access to the cash flow and other assets of its subsidiaries and sister companies that may be needed to make payment on the New Notes.

Although much of the business of Stratus Technologies, Inc., the issuer of the New Notes, is conducted through its subsidiaries and sister companies, none of these companies is obligated to make funds available to Stratus Technologies, Inc. for payment on the New Notes. Accordingly, the ability of Stratus Technologies, Inc. to make payments on the New Notes is dependent on the earnings and the distribution of funds from these companies. The terms of the New Credit Facility significantly restrict the subsidiaries of Stratus Technologies, Inc. from paying dividends and otherwise transferring assets to Stratus Technologies, Inc. Furthermore, the subsidiaries and sister companies of Stratus Technologies, Inc. are permitted under the terms of the indenture governing the New Notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such companies to Stratus Technologies, Inc. We cannot assure you that the agreements governing the current and future indebtedness of the subsidiaries and sister companies of Stratus Technologies, Inc. will permit these companies to provide Stratus Technologies, Inc. with sufficient dividends, distributions or loans to fund payments on these Notes when due. See “Description of Other Indebtedness.” In addition, the payment of dividends to Stratus Technologies, Inc. by its subsidiaries is contingent upon the earnings of those subsidiaries and approval by the respective boards of directors of those subsidiaries.

Your right to receive payments on these Notes could be adversely affected if any of the non-Guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The foreign subsidiaries of Stratus Technologies, Inc., the issuer of the New Notes, are not guaranteeing the New Notes in order to avoid adverse tax consequences to us. Additionally, Holdings, our ultimate parent entity, is not guaranteeing the New Notes due to concepts of Luxembourg law that prohibit Luxembourg companies from providing security with a view to the acquisition of their shares by a third party. See “Use of Proceeds.” In the event of a bankruptcy, liquidation or reorganization of any of the non-Guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of November 23, 2003, the New Notes were effectively junior to $25.0 million of trade payables and other liabilities of the non-Guarantor subsidiaries and $0.7 million was available to a non-Guarantor subsidiary for future borrowings. The non-Guarantor subsidiaries generated 34.5% of our consolidated revenue (excluding intercompany transactions) in the nine-month period ended November 23, 2003 and held 23.3% of our consolidated assets as of November 23, 2003. See note 18 to our consolidated financial statements included at the back of this prospectus.

Fraudulent conveyance laws could void our obligations under the New Notes and the Guarantees.

We will incur substantial indebtedness under the New Notes. Our incurrence of indebtedness under the New Notes and the incurrence by some of our affiliates of indebtedness under their Guarantees may be subject to review under federal and state fraudulent conveyance laws (and applicable equivalent foreign law concepts) if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including circumstances in which bankruptcy is not involved) were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our Guarantors at some future date. Federal and state statutes may allow courts, under specific circumstances, to void the New Notes and the Guarantees and require noteholders to return payments received from us or the Guarantors.

An unpaid creditor or representative of creditors, such as a trustee in bankruptcy of Stratus as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that the issuances of the New Notes constituted a fraudulent conveyance. To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the New Notes, and that, at the time the New Notes were issued, we:

•	were insolvent;

•	were rendered insolvent by the issuance of the New Notes;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

If a court were to make such a finding, it could void our obligations under the New Notes, subordinate the New Notes to our other indebtedness or take other actions detrimental to you as a holder of the New Notes.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property, or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the New Notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the New Notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were insolvent in connection with the sale of the New Notes.

The making of the Guarantees might also be subject to similar review under relevant fraudulent conveyance laws. A court could impose legal and equitable remedies, including subordinating the obligations under the Guarantees to a fund for the benefit of other creditors or taking other actions detrimental to you as a holder of the New Notes.

A substantial portion of our assets are owned, and a substantial portion of our revenue is generated, by Guarantors organized outside the United States. Foreign laws applicable to such Guarantors might not be as favorable to you as analogous United States federal and state laws.

A substantial portion of our intellectual property is owned by Stratus Technologies Bermuda Ltd., an exempted company incorporated with limited liability under the laws of Bermuda, and by other foreign affiliates. As of November 23, 2003, 45.6% of our accounts receivable was held by Stratus Technologies Ireland Limited, a company incorporated under the laws of Ireland. All of the issued and outstanding voting shares of capital stock of the issuer of the New Notes and each Guarantor (except for one share of Stratus Technologies Ireland Limited owned by a third party to comply with the minimum requirements of local law) are owned directly or indirectly by Stratus Technologies International, S.à r.l., an entity organized under the laws of Luxembourg. SRA Technologies Cyprus Limited is an entity organized under the laws of Cyprus. Each of these entities, as well as others, guarantees the New Notes and, as a result of their jurisdiction of organization, laws other than United States federal and state law may apply to such entities in connection with, among other things, their liquidation or dissolution and the validity and enforceability of their Guarantees.

We cannot assure you which jurisdiction’s insolvency law will be applied in the event of the bankruptcy or insolvency of a foreign Guarantor of the New Notes. The procedural and substantive provisions of foreign insolvency laws will be different from and, in certain jurisdictions such as Bermuda and Ireland, may be generally more favorable to secured creditors than comparable provisions of U.S. insolvency law. Further, pursuant to foreign insolvency law, a foreign Guarantor’s liability under its Guarantee may rank junior to certain debts entitled to priority under applicable law, which would not be entitled to a similar priority under U.S. insolvency law. Such debts could include, among others, amounts owed to foreign governments, amounts owed to employees such as wages, salary and holiday remuneration, amounts owed in respect of pension scheme contributions, social security contributions or contracts of insurance, and payments pursuant to applicable workmen’s compensation laws. As a result, we cannot assure you that, in the event of a liquidation or insolvency or a foreign Guarantor of the New Notes, you will be able to realize upon the Guarantee of such foreign Guarantor to the same extent as if such foreign Guarantor was organized under the laws of a U.S. jurisdiction.

The laws of Bermuda, Ireland, Cyprus and Luxembourg might also be applied to hold the Guarantee of a foreign Guarantor void and unenforceable in connection with a liquidation or otherwise. Such foreign laws may also be used to hold a payment made under a Guarantee to be void and refundable. For example, in Bermuda, a liquidator of a company may apply to the court to set aside a transaction entered into within two years prior to the commencement of insolvency proceedings, if the company was unable to pay its debts (as defined in Section 162 of the Bermuda Companies Act 1981) at the time of, or becomes unable to pay its debts as a consequence of, that transaction. Also, pursuant to the Cyprus Companies Law, Cap 113, a guarantee and any payments made thereunder may be deemed to be a fraudulent preference and unenforceable against a guarantor if it was given within six months prior to the commencement of the guarantor’s winding up. Accordingly, the Guarantee of a foreign Guarantor could be held void and unenforceable under applicable foreign law in a situation in which, if foreign law did not apply, the same guarantee would be enforceable under applicable U.S. federal and state law.

The Guarantees of the foreign Guarantors may also be held void under certain foreign laws if it is determined that the company issuing the Guarantee does not receive sufficient commercial benefit for doing so. If there is insufficient commercial benefit, the beneficiary of the guarantee may not be able to rely on the authority of the directors of that company to grant the guarantee, and accordingly a court may set aside the guarantee at the request of, among others, the company’s shareholders or a liquidator. Although we believe that the Guarantee of each foreign Guarantor is enforceable and that each Guarantor has received sufficient commercial benefit from issuing the Guarantee, we cannot assure you that a foreign court would agree with our conclusion and not hold such Guarantee to be void under applicable foreign law.

Upon a Change of Control we may be required to repurchase the New Notes.

Upon a Change of Control, we may be required to offer to purchase all of the New Notes then outstanding at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. If a Change of Control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding Notes tendered, and we expect that we would require third-party financing to do so. However, we may not be able to obtain such financing on favorable terms, or at all. In addition, the New Credit Facility restricts our ability to repurchase the New Notes. A Change of Control under the indenture governing the New Notes may also result in an event of default under the New Credit Facility and may cause the acceleration of our other senior indebtedness, if any. Our future indebtedness may also contain restrictions on our ability to repay the New Notes upon certain events or transactions that could constitute a Change of Control under the indenture governing the New Notes. The inability to repay senior indebtedness upon a Change of Control or to purchase all of the tendered Notes would each constitute an event of default under the indenture governing the New Notes. See “Description of New Notes—Change of Control” and “Description of Other Indebtedness.”

The Change of Control provision in the indenture governing the New Notes will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, which may adversely affect you. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of Change of Control in the indenture governing the New Notes to trigger such provisions. Except as described under “Description of New Notes—Repurchase at the Option of Holders—Change of Control,” the indenture governing the New Notes does not contain provisions that permit the holders of the New Notes to require us to repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

Risks Related to our Business

If our ftServer products do not continue to be accepted by the market, we may not be able to sustain or expand our business and our revenue and operating profits may decline.

We introduced our first ftServer product in June 2001 and are currently shipping the second generation of the ftServer system product line. The market for our ftServer systems is new and evolving, and consequently, we may not be able to accurately predict the sales or success of ftServer products. The further development of a market for our ftServer systems may be impacted by many factors that are out of our control, including:

•	consumer reluctance to try a new high-availability server product;

•	price reductions by our competition;

•	consumer perception of our technology and our company generally;

•	ability of our indirect channel partners to generate sales; and

•	the emergence of newer and more competitive high-availability server products.

We have incurred and expect to continue to incur significant operating expenses based upon our current expectations as to the continued market acceptance of, and customer demand for, our ftServer systems. Accordingly, any material miscalculation by us with respect to the projected growth of the market for our ftServer systems and our overall operating strategy or business plan could materially reduce our revenue and operating profits.

If we are unable to enter into new service agreements or if service contracts with our customers are not renewed at historical rates, our service revenue may become less stable and predictable and our ability to make payments on the New Notes may be impaired.

Our attach and retention rates for service contracts have historically been high. In fiscal 2003, over 98% of Continuum server sales and 74% of ftServer system sales included service contracts. In addition, service contract retention rates over the past three fiscal years have exceeded 90%. As a result of these high attach and retention rates and the evergreen nature of the service contracts, we believe that the revenue generated by our service business has historically been predictable and stable. Our total service revenue for fiscal 2001, 2002 and 2003 was $127.3 million, $126.1 million and $127.5 million, respectively. Our total service revenue for the nine-month periods ended November 24, 2002 and November 23, 2003, was $95.5 million and $111.8 million, respectively. For the nine-month period ending November 23, 2003, our worldwide service offerings generated a 56.4% gross margin.

We cannot assure you, however, that we will be able to maintain our historical service contract attach and retention rates or that revenue generated by our service offerings will be stable or predictable. We also cannot assure you that the historical gross margins on our service offerings will be indicative of the gross margins on our service offerings in the future. Our ability to maintain our historical attach and retention rates and ability to maintain our historical margins with respect to our service business may be impacted by many factors some of which are out of our control, including:

•	market acceptance of our ftServer systems;

•	the continued renewal of existing service contracts;

•	reduction of the number of servers in the installed base;

•	the acceptance of our service offerings by purchasers of our new ftServer products;

•	consumer perception of our service offerings;

•	the potential increasing proportion of sales through indirect channels; and

•	the emergence of newer and more competitive high-availability server products.

Our ability to service our indebtedness, including the New Notes, could be impacted by our ability to maintain our historical attach and retention rates and our ability to maintain our historical margins with respect to our service business. In addition, we have incurred and expect to continue to incur significant operating expenses based upon our current expectations as to the continued customer demand for our service business. Accordingly, any material miscalculation by us with respect to the projected attach and retention rates and our ability to maintain historical margins with respect to our service offerings could have a material adverse effect on us.

Over the last three years we have experienced a significant decline in revenue generated by sales of our Continuum systems, and we expect revenue generated by sales of our Continuum systems to continue to decline in the future, although at a lower rate. If revenue generated by sales of our Continuum systems declines more quickly than anticipated, our ability to make payments on the New Notes may be impaired.

Revenue generated by sales of our Continuum systems has declined substantially over our last three fiscal years. Revenue generated by sales of our Continuum systems for fiscal 2001, 2002 and 2003 was $183.7 million, $105.1 million and $85.0 million, respectively. Revenue generated by sales of our Continuum systems for the nine-month periods ended November 24, 2002 and November 23, 2003, was $65.9 million and $47.3 million, respectively. We believe that this historical decline is attributable to a number of factors, including weakness in information technology spending over the last three years, the emergence of newer and more competitive high-availability server products, an increase in demand generated by the year 2000 problem, the proprietary nature of the operating systems running on the Continuum systems and a shift in our business focus to sales of ftServer systems. As technology spending strengthens, we anticipate that revenue generated by sales of our Continuum systems will continue to decline, but at a lower rate. We cannot assure you, however, that such revenue will decline at the rate we anticipate. Our ability to generate revenue from sales of our Continuum systems may be impacted by many factors that are out of our control, including:

•	market acceptance of our ftServer systems;

•	consumer perception of our technology and our company generally; and

•	the emergence of newer and more competitive high-availability server products.

Our ability to service our indebtedness, including the New Notes, could be impacted by our ability to generate revenue from sales of our Continuum systems. In addition, we have incurred and expect to continue to incur significant operating expenses based upon our current expectations as to the customer demand for our Continuum products. Accordingly, any material miscalculation by us with respect to the projected revenue from sales of our Continuum systems could have a material adverse effect on us.

The products that we are and will be developing rely on the availability of certain third-party technology and the continued ability of our technology partners to meet the technical requirements of our products.

Our ftServer systems are built using many industry standard technologies such as Intel microprocessors, Microsoft Windows operating systems, Linux operating systems and other third party technologies. This creates certain dependencies on such technology partners. In particular, if future generations of Intel microprocessors or any other critical third-party sourced technology fail to meet the needs of our current or future technology, our ability to grow the business could be materially impacted. If we lose or are unable to maintain any software licenses from third parties, we could incur additional costs or experience unexpected delays until equivalent replacement software can be developed or licensed and integrated into our products.

The high-availability server market is intensely competitive and changes in the market are expected to increase competition and change the competitive landscape. This competition and these changes may result in reduced revenue and profitability.

The markets for our products and services are intensely competitive. Most of our competitors have significantly greater financial and technical resources and a greater market presence than we do. To date, our principal competitors have been large multinational companies such as Hewlett-Packard Company, International Business Machines Corporation and Dell Corporation. These competitors also have more diversified businesses than we do, allowing them greater pricing flexibility, and changes in the high-availability market therefore could have a disproportionately adverse effect on us. We also compete with a variety of other companies in particular geographies and markets, including other large multinational companies such as NEC Corporation in the Asia-Pacific market place, SUN Microsystems in the UNIX market and smaller companies that specialize in the high-availability market. If we fail to compete successfully in these markets, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced revenue, reduced margins, reduced levels of profitability and loss of market share. Moreover, the development of other new technologies and potential changes in customer behavior may change the competitive landscape for our products in ways that we cannot currently predict.

Economic factors may result in greater variability in our revenue and operating profit than in the past, increasing our risk of achieving our targets.

A variety of economic factors could affect our ability to reach our targets and reduce our quarterly and annual revenue and operating profit. The recent economic slowdown and the financial condition of our customers could continue to negatively impact demand for our products and the development and acceptance of new technologies. In addition, uncertainties affecting any of these factors, particularly during difficult economic conditions, render estimates of our results of operations even more difficult to make than usual.

The markets for our products are characterized by rapidly changing technologies, and we may not be able to effectively predict or react to rapid technological changes that could render our products and services obsolete.

The markets in which we compete are characterized by rapid technological changes, frequent new product introductions and enhancements, and changing customer demands and industry standards. Future technological advances in the high-availability server industry may result in the availability of new products and services or increase the efficiency of existing products and services. If a technology becomes available that is more cost-effective, creates a superior product or provides a superior level of uptime than the products we offer, we may be unable to access such technology or its use may involve substantial capital expenditures that we may be unable to finance. We cannot assure you that existing, proposed or as-yet-undeveloped technologies will not render our technology less profitable or less viable, or that we will have available the financial and other resources to compete effectively against companies possessing such technologies. The development of new technologies involves time, substantial costs and risks. We cannot predict which of the many possible future products and services will meet evolving industry standards and consumer demands. We cannot assure you that we will be able to adapt to such technological changes or offer such products and services on a timely basis or establish or maintain a competitive position.

If third parties claim that we infringe upon their intellectual property rights, our operating profits could be reduced.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Our competitors in both the U.S. and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make and sell our products. We have not conducted an independent review of patents issued to third parties. The large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved and uncertainty of litigation increase the risk of business assets and management’s attention being diverted to intellectual property litigation. Any claims of patent or other intellectual property infringement, even those without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer, or rebrand our products or packaging, if feasible;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim against us by a third party of patent or intellectual property infringement could result in our being required to pay significant damages, enter into costly license or royalty agreements or stop the sale of certain products, any of which could reduce our operating profits and harm our future prospects.

If our products infringe on the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer.

We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using, or in the case of value added resellers selling, our products.

Our intellectual property rights may not be adequate to protect our business.

We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We have applied for patent protection relating to certain existing and proposed products, processes and services. We cannot assure you that any of our patent applications will be approved. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Many patent applications in the U.S. are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or the first to file patent applications on such inventions. Further, we cannot assure you that we will have adequate resources to enforce our patents.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

If we fail to manage the prices and costs of our products and service, our revenue and operating profit could be reduced.

We strive to be price-competitive and profitable by providing products and service of the utmost quality and reliability while containing the cost of revenue and operations. To the extent that we are not successful in doing so in the future, revenue and operating profit could suffer materially.

If we fail to efficiently manage our manufacturing and logistics operations, or fail to ensure that our products meet our quality standards, our revenue and operating profit could be reduced.

Our manufacturing operations rely heavily on outsourcing to third parties. We outsource the manufacturing of the ftServer systems to Solectron Corporation and outsource the manufacturing of the Continuum systems to Benchmark Electronics, Inc. We also have internal manufacturing operations at our facilities in Maynard, Massachusetts, for the development of new products and for operations related to our used and refurbished products for both the ftServer systems line and Continuum systems line. We may experience difficulties in ramping up or down production, adopting new manufacturing processes and finding the most timely way to develop the best technical solutions for new products. Difficulties in optimizing our manufacturing activities may cause a decrease in our operating profit and may result from, among other things, failure of our third-party manufacturers to fulfill their obligations. We depend on our suppliers for the timely delivery of components that are in compliance with any regulations and meet our quality standards and delivery requirements. Their failure to do so could adversely affect our ability to deliver quality products on time.

In addition, during periods of decline in our product sales or delayed product development, we may incur various charges relating to existing contractual commitments to suppliers for items such as excess capacity and obsolescence of components and structural changes to our operations. Also, a failure could occur at any stage of the product creation, manufacturing and delivery processes, which could have a material adverse effect on our revenue, operating profit and reputation.

Our manufacturing also depends on obtaining quality components on a timely basis. Our principal requirements are for electronic and storage components, which have a wide range of applications in our products. A particular component may be available only from a limited number of suppliers. If a supplier fails to meet our requirements, this could cause a reduction in our revenue and operating profit. Suppliers may from time to time extend lead times, limit supplies or increase prices due to capacity constraints or other factors, which could adversely affect our ability to deliver our products on a timely basis.

If one of our third-party manufacturers fails to perform, experiences financial difficulties, or experiences delays or disruption in their manufacturing, it could reduce our revenue and operating profit.

If we are unable to recruit, retain and develop appropriately skilled employees, we may not be able to implement our strategies and, consequently, our results of operations may suffer.

To achieve our business goals we must continue to recruit, retain and develop appropriately skilled employees. We seek to create a corporate culture that encourages creativity and continuous learning. We continue to focus on offering competitive compensation and benefit policies and a company culture that will attract and motivate skilled personnel. Nevertheless, we have encountered in the past, and may encounter in the future, shortages of appropriately skilled personnel.

We may be liable for systems and service failures.

We create, implement and maintain fault-tolerant server platforms that are often critical to our customers’ operations. We have experienced and may in the future experience some systems and service failures, schedule or delivery delays and other problems in connection with our work. If our solutions, services, products or other applications have significant defects or errors, are subject to delivery delays or fail to meet our customers’ expectations, we may:

•	lose revenue due to adverse customer reaction;

•	be required to provide additional services to a customer at no charge;

•	receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain customers; or

•	suffer claims for substantial damages against us.

In addition to any costs resulting from product warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenue if they result in customers postponing subsequently scheduled work or canceling or failing to renew contracts.

Our errors and omissions and product liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs and may be a distraction to our management.

We collaborate with other companies to develop a number of new products. If any of these other companies were to fail to perform, we may not be able to bring those products to market successfully or on a timely basis.

We work with third-party providers of technology to develop a number of our products and services. These arrangements involve the commitment by each third party of various resources, including technology, research and development and personnel. While we attempt to carefully structure these arrangements, these arrangements may not produce the desired results due to many factors beyond our reasonable control, thus hampering our ability to introduce new products successfully and on schedule. In addition, should we, through our own efforts or those of our contract manufacturers, experience shortages or be unable to purchase the necessary parts to build our servers on acceptable terms, our new and existing product shipments could be delayed, adversely affecting our business and operating results.

Our products may contain undetected defects which could impair their market acceptance.

We offer complex products that may contain undetected defects or errors, particularly when first introduced or as new versions are released. We may not discover such defects or errors until after a product has been released and used by the customer. We may incur significant costs to correct undetected defects or errors in our products and these defects or errors could result in future lost sales. In addition, defects or errors in our products may result in product liability claims brought against us, which could cause adverse publicity and impair their market acceptance.

Our revenue, cost of revenue and operating expenses are affected by fluctuations in the currency rates of exchange, particularly between the U.S. dollar, on the one hand, and the Euro, the Japanese yen and the British pound sterling, on the other hand, as well as certain other currencies.

We operate globally and are therefore exposed to volatility in foreign exchange rates, particularly between the U.S. dollar, on the one hand, and the Euro, the Japanese yen and the British pound sterling, on the other hand. Our policy is to monitor and hedge exchange rate exposure, and manage our operations to mitigate, but not to eliminate, the positive or negative impact of exchange rate fluctuations. Exchange rate fluctuations may affect our revenue growth and operating profit materially in future periods.

Our functional currency is the U.S. dollar. Approximately 42.6% of our net sales for fiscal 2003 are denominated in currencies other than the U.S. dollar. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations. In addition, our results of operations are reported in U.S. dollars. A weakening of the currencies in which we generate sales relative to the U.S. dollar may cause our reported results to decline.

We are subject to risks related to our international operations.

Our foreign operations subject us to risks customarily associated with foreign operations, including:

•	import and export license requirements;

•	trade restrictions;

•	changes in regulatory standards;

•	labor issues in connection with foreign labor laws or practices;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	unfamiliarity with foreign laws and regulations; or

•	difficulties in staffing and managing international operations.

In all jurisdictions in which we operate, we are subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars.

Protectionist trade legislation in either the United States or other countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect our ability to sell or to manufacture in international markets. Furthermore, revenue from outside the United States is subject to inherent risks, including the general economic and political conditions in each country.

The current risks of terrorist activity and acts of war may result in greater variability in our revenue and operating profit than in the past, increasing the risk that we fail to achieve our targets.

The current risks of terrorist activity and acts of war have created uncertainties that have affected the global economy and our results of operations adversely. In addition, these risks, particularly during difficult economic conditions, render estimates of our results of operations even more difficult to make than usual.

Since certain Guarantors of the New Notes are organized under the laws of Luxembourg, Ireland, Bermuda and Cyprus, it may be difficult for you to effect service on such Guarantors or realize in the U.S. upon judgments you are awarded against such Guarantors from U.S. courts.

Certain Guarantors of the New Notes are organized under the laws of Luxembourg, Ireland, Bermuda and Cyprus, and a substantial portion of the assets held by us and the Guarantors is located outside the U.S. Consequently, it may be difficult for U.S. investors to effect service within the U.S. upon us, our directors or officers, or to realize in the U.S. upon judgments of U.S. courts based upon civil liabilities under the Securities Act. These foreign Guarantors have, however, appointed National Registered Agents, Inc., located at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as their agent for service of process, in any action in any U.S. federal or state court brought against them under the U.S. securities laws as a result of this offering or any purchase or sale of the New Notes. See “Enforcement of Civil Liabilities.”

As a U.S. corporation, Stratus Technologies, Inc. is subject to the Foreign Corrupt Practices Act and a determination that we violated this act may affect our business and operations adversely.

As a U.S. corporation, Stratus Technologies, Inc. is subject to the regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”), which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we have violated the FCPA could have a material adverse effect on us.

Investcorp maintains substantial control over us and its interests could be in conflict with the interests of holders of the New Notes.

As of November 23, 2003 the Investcorp Group collectively beneficially owned 47.6% of the ordinary shares (on an as-converted basis), 2.4% of the outstanding Series A Preference Shares, 88.4% of the outstanding Series B Preference Shares, 54.2% of the total voting power and 38.0% of the fully-diluted common equity of Holdings. Investcorp Stratus Limited Partnership, Stratus Holdings Limited and New Stratus Investments Limited are controlled, directly or indirectly, by affiliates of the international investment firm Investcorp Bank B.S.C. Five of the directors of Holdings, Messrs. Egan, Stadler, Marquis, Haegg and Tully, are employees of Investcorp or one or more of its wholly-owned subsidiaries. As a result of these relationships, Investcorp may be deemed to substantially control our management and policies, although such control is not exercised on a day-to-day basis. Circumstances could arise under which the interests of the Investcorp Group could be in conflict with the interests of holders of the New Notes. See “Equity Ownership,” “Certain Transactions” and “Description of Preference Shares.”

MidOcean Partners owns a large amount of our outstanding equity and its interests could conflict with the interests of holders of the New Notes.

As of November 23, 2003, MidOcean Partners beneficially owned shares of Holdings constituting 25.3% of the ordinary shares (on an as-converted basis), 69.2% of the outstanding Series A Preference Shares, 8.0% of the outstanding Series B Preference Shares and 28.8% of the total voting power of Holdings and 20.2% of the fully-diluted common equity of Holdings. Two of the directors of Holdings, Messrs. Sharp and Billings, are employees of MidOcean Partners. As a result of these relationships, MidOcean Partners has consent rights over certain of our actions and policies. Circumstances could arise under which the interests of MidOcean Partners could be in conflict with the interests of holders of the New Notes. See “Equity Ownership,” “Certain Transactions” and “Description of Preference Shares.”

Affiliates of Intel Corporation own a large amount of our outstanding equity and their interests could conflict with the interests of holders of the New Notes.

As of November 23, 2003, Intel Capital Corp. and Intel Atlantic, Inc. collectively beneficially owned shares of Holdings constituting 10.4% of the ordinary shares (on an as-converted basis), 28.4% of the outstanding Series A Preference Shares, 3.6% of the outstanding Series B Preference Shares, 11.9% of the total voting power of Holdings and 8.3% of the fully-diluted common equity of Holdings. As a result of this ownership, Intel Capital Corp. and Intel Atlantic, Inc. have consent rights over certain of our actions and policies. Circumstances could arise under which the interests of Intel Capital Corp. and Intel Atlantic, Inc. could be in conflict with the interests of holders of the New Notes. See “Equity Ownership,” “Certain Transactions” and “Description of Preference Shares.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our ability to develop and implement new products and technology, the timing of product deliveries, expectations regarding market growth and developments, statements concerning the expected financial performance and strategic and operational plans of Stratus Technologies International, S.à r.l., the parent guarantor of the New Notes, and of its subsidiaries (including Stratus Technologies, Inc., the issuer of the New Notes), and statements preceded by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “seek” and similar expressions.

Although Stratus believes that the plans, intentions and expectations reflected in such statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. You are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements. Such risks and uncertainties are described under the heading “Risk Factors” and include, but are not limited to:

•	the continued acceptance of our products by the market;

•	our ability to enter into new service agreements and to retain customers under existing service contracts;

•	our ability to source quality components and key technologies without interruption and at acceptable prices;

•	our reliance on sole source manufacturers and suppliers;

•	the presence of existing competitors and the emergence of new competitors;

•	our financial condition and liquidity and our leverage and debt service obligations;

•	economic conditions globally and in our most important markets;

•	developments in the fault-tolerant and high-availability server markets;

•	claims by third parties that we infringe upon their intellectual property rights;

•	our success in adequately protecting our intellectual property rights;

•	our success in maintaining efficient manufacturing and logistics operations;

•	our ability to recruit, retain and develop appropriately skilled employees;

•	exposure for systems and service failures;

•	fluctuations in exchange rates;

•	current risks of terrorist activity and acts of war; and

•	the impact of changes in policies, laws, regulations or practices of foreign governments on our international operations.

Current information in this prospectus has been updated to November 23, 2003, and Stratus undertakes no duty to further update this information. All other information in this prospectus is presented as of the specific date noted and has not been updated since that time. Readers should carefully review the “Risk Factors” section of this prospectus.

MARKET AND INDUSTRY DATA

Market data used throughout this prospectus (including data regarding the availability of Stratus’ servers, customer satisfaction and projections regarding the growth of the market for fault-tolerant and high-availability servers) are based on the good faith estimates of our management, which are derived from our management’s review of internal company surveys, independent industry surveys from, among others, International Data Corporation (IDC) (including IDC’s September 2003 High-Availability Server Forecast and Analysis), and publications and other publicly available information. Although Stratus believes that these sources are reliable, it has not independently verified the information and cannot guarantee its accuracy or completeness. Similarly, internal company surveys, which Stratus believes to be reliable, have not been verified by any independent sources.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we sold the Outstanding Notes on November 18, 2003, we entered into a registration rights agreement with the initial purchasers of the Outstanding Notes. Under the registration rights agreement, we agreed to:

•	use all commercially reasonable efforts to cause to be filed on or prior to February 16, 2004 the registration statement of which this prospectus forms a part, regarding the exchange of the New Notes which are registered under the Securities Act for the Outstanding Notes;

•	use all commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to June 15, 2004 and use all commercially reasonable efforts to have the Exchange Offer consummated not later than 60 days after such effective date; and

•	commence the Exchange Offer and use all commercially reasonable efforts to issue, on or prior to 30 business days after the date on which the registration statement is declared effective by the SEC, the New Notes in exchange for all Outstanding Notes tendered prior thereto in the Exchange Offer.

We also agreed to file a shelf registration statement for resale of the Outstanding Notes and to have such shelf registration statement declared effective by the SEC in the event that:

•	on or prior to the time that the Exchange Offer is consummated existing SEC interpretations are changed such that the New Notes or related guarantees received by holders (other than “Restricted Holders” (as defined in the registration rights agreement)) in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act;

•	the Exchange Offer is not consummated on or prior to July 15, 2004;

•	the Exchange Offer is not available to any holder of the Outstanding Notes; or

•	the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC.

If we are obligated to file the shelf registration statement, we will use commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such shelf registration statement is filed.

The registration rights agreement also provides that we are required to pay additional interest with respect to the first 90-day period immediately following the occurrence of the first Registration Default (as defined below) in an amount equal to $0.05 per week per $1,000 principal amount of Outstanding Notes to certain holders (the “Special Interest”), and the amount of the Special Interest will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest of $0.20 per week per $1,000 principal amount of notes. As used in this section, the term “Registration Default” means

•	a failure to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

•	a failure to consummate the Exchange Offer within 30 business days of the date specified in the registration rights agreement for such effectiveness with respect to the registration statement; or

•	the shelf registration statement or the registration statement is declared effective but thereafter ceases to be effective or usable, except as otherwise provided in the registration rights agreement.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the Exchange Offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Outstanding Notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use all commercially reasonable efforts to hold the Exchange Offer open for at least 30 business days from the date notice is mailed. The expiration date for this Exchange Offer is 5:00 p.m., New York City time, on [                    ], 2004 or such later date and time to which we, in our sole discretion, extend the Exchange Offer.

The form and terms of the New Notes being issued in the Exchange Offer are the same as the form and terms of the Outstanding Notes, except that the New Notes being issued in the Exchange Offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the Outstanding Notes, as described above in “The Exchange Offer—Purpose of the Exchange Offer.”

Outstanding Notes tendered in the Exchange Offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any Outstanding Notes;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the Exchange Offer and not accept any Outstanding Notes for exchange; and

•	to amend the Exchange Offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During an extension, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Outstanding Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the Exchange Offer.

Exchange Offer Procedures

When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address set forth below under the heading “The Exchange Agent”; or

•	if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “The Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at The Depository Trust Company (“DTC”), along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Outstanding Notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note improperly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful;

•	waive any defects or irregularities as to any particular Outstanding Note either before or after the expiration date; and

•	waive any conditions of the Exchange Offer before the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Notes in the Exchange Offer.

If such waiver described above constitutes a material change, such waiver must occur five business days prior to the expiration of the offer.

Our interpretation of the terms and conditions of the Exchange Offer as to any particular Outstanding Notes, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any such persons incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the Outstanding Notes tendered for exchange signs the letter of transmittal, the tendered Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any Outstanding Notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring New Notes in the Exchange Offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the expiration date, all Outstanding Notes properly tendered and will issue New Notes registered under the Securities Act. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Outstanding

Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the issue date of the Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the Outstanding Notes under circumstances relating to the timing of the Exchange Offer, as discussed above.

In all cases, we will issue New Notes in the Exchange Offer for Outstanding Notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the Exchange Offer we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC promptly after the expiration or termination of the Exchange Offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes denominated in dollars by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Outstanding Notes tendered in the Exchange Offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such notes and the holder’s Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the Outstanding Notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes; and

•	where certificates for Outstanding Notes are transmitted, specify the name in which Outstanding Notes are registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Notes without cost to the holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Outstanding Notes withdrawn will be credited to an account maintained with DTC for the Outstanding Notes. The Outstanding Notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “—Exchange Offer Procedures” at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue New Notes in the Exchange Offer for, any Outstanding Notes and we may terminate or amend the Exchange Offer at any time before the acceptance of Outstanding Notes for exchange if:

•	any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	there is a change in the current interpretation by staff of the SEC which permits the New Notes issued in the Exchange Offer in exchange for the Outstanding Notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Notes acquired in the Exchange Offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

•	any governmental agency creates limits that adversely affect our ability to complete the Exchange Offer;

•	there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the Exchange Offer;

•	there is a change or a development involving a prospective change in our and our subsidiaries’ businesses, properties, assets, liabilities, financial condition, operations or results of operations, taken as a whole, that is or may be adverse to us; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the New Notes to be issued in the Exchange Offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the Exchange Offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

U.S. Bank National Association has been appointed as our exchange agent for the Exchange Offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

U.S. Bank National Association

By mail, hand delivery or overnight courier:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107-2292

Attention:    Specialized Finance

By facsimile transmission:

(for eligible institutions only)

Fax: (651) 495-8097

Confirm by telephone:

Tel: (800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the Exchange Offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the Exchange Offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the trustee;

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the New Notes issued in the Exchange Offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the Exchange Offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their Outstanding Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the offering circular dated November 6, 2003, relating to the Outstanding Notes. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to provide for the registration under the Securities Act of such Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Outstanding Notes under the Securities Act or under any state securities laws.

Upon completion of the Exchange Offer, holders of the Outstanding Notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the New Notes and any Outstanding Notes that remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by holders of those New Notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The New Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the Exchange Offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the New Notes issued in the Exchange Offer.

However, the SEC has not considered this Exchange Offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this Exchange Offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

(a)	it is not an affiliate of our company;

(b)	it is not engaged in, and does not intend to engage in, a distribution of the New Notes issued in the Exchange Offer and has no arrangement or understanding to participate in a distribution of New Notes issued in the Exchange Offer;

(c)	it is acquiring the New Notes issued in the Exchange Offer in the ordinary course of its business; and

(d)	it is not acting on behalf of a person who could not make representations (a)-(c).

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must acknowledge that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of New Notes issued in the Exchange Offer.

Furthermore, any broker-dealer that acquired any of its Outstanding Notes directly from us:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the New Notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

In addition, to comply with state securities laws of certain jurisdictions, the New Notes issued in the Exchange Offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will use our commercially reasonable efforts to register or qualify, or cooperate with the holders of the New Notes in connection with the registration or qualification of, the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the New Notes reasonably requests in writing. We are not required to qualify generally to do business in any jurisdiction where we are not so qualified or to take any action which would subject us to general service of process or to taxation where we are not now so subject. Unless a holder requests, we currently do not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer.

The proceeds from the sale of the Outstanding Notes were approximately $170.0 million. We used the proceeds from the sale of the Outstanding Notes to:

•	repay approximately $96.2 million of outstanding senior indebtedness and related fees under the Former Credit Facility. The Former Credit Facility had a revolving credit facility maturing on February 26, 2005, and three term loan facilities each maturing on February 26, 2005. The weighted-average interest rate of the term loan borrowings and the borrowing under the revolving credit facility was 8.0% for the nine-month period ending November 23, 2003, 8.0% in fiscal 2003, 7.5% in fiscal 2002 and 9.1% in fiscal 2001. A portion of the indebtedness repaid was incurred within the last twelve months for working capital purposes;

•	pay an aggregate of $58.7 million for the purchase of Series A Preference Shares in Holdings from Investcorp Stratus Limited Partnership, MidOcean Capital Partners Europe, L.P. and Intel Atlantic, Inc.;

•	pay an aggregate of $2.4 million for the purchase of ordinary shares in Holdings from current holders of ordinary shares, including members of Holdings’ senior management, current employees and other shareholders;

•	pay an aggregate of $3.7 million for the cancellation of vested stock options to purchase ordinary shares in Holdings held by our current employees; and

•	pay $9.2 million in related transaction fees and expenses.

For additional information on the purchase of Series A Preference Shares and ordinary shares and the cancellation of vested stock options, see “Prospectus Summary—2004 Recapitalization.”

The following table sets forth the sources and uses for the 2004 Recapitalization:

Sources	Amount	Uses	Amount
	(in millions)		(in millions)
Notes offered hereby	$170.0	Repay Former Credit Facility	$96.2	(1)
New Credit Facility(2)	0.0	Purchase Series A Preference Shares	58.7
		Purchase ordinary shares	2.4
		Cancel stock options	3.7
		Fees and expenses	9.2
		Cash on our balance sheet	(0.2)

Total sources	$170.0	Total uses	$170.0

(1)	Former Credit Facility amount as of November 18, 2003. This amount includes principal, interest and related fees.
(2)	We did not draw any amounts under the New Credit Facility upon consummation of the offering of the Outstanding Notes.

CAPITALIZATION

The following table shows the capitalization of Stratus Technologies International, S.à r.l. as of November 23, 2003 on an actual basis and on an as-adjusted basis, to reflect the 2004 Recapitalization as if all transactions included therein (including the purchase of ordinary shares of Holdings and the cancellation of stock options to purchase ordinary shares of Holdings) were fully completed on that date. The information in the following table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Description of Other Indebtedness” and the consolidated financial statements of Stratus Technologies International, S.à r.l. appearing elsewhere in this prospectus.

	As of November 23, 2003
	Actual	As-Adjusted
	(dollars in millions)
Cash and cash equivalents(1)	$26.2	$18.9

Debt(2):
New Credit Facility(3)	—	—
Overdraft facility in Japan(4)	2.4	2.4
AIB Credit Facility	3.6	3.6
Note payable to Lucent	9.5	9.5
Notes offered hereby(5)	170.0	170.0

Total debt(6)	185.5	185.5

Stockholder’s equity (deficit):
Ordinary stock issued—2,400,501 issued and outstanding	72.0	72.0
Additional paid-in-capital	67.0	67.0
Deferred compensation	(0.3)	(0.3)
Accumulated deficit(7)	(90.1)	(90.1)
Accumulated other comprehensive loss	(1.0)	(1.0)
Less—ordinary shares held in Holdings, at cost, 6,332,379 and 6,763,013(8) shares, respectively	(44.7)	(45.2)
Less—Series A Preference Shares held in Holdings, at cost, 4,937,835 shares(9)	(58.7)	(58.7)

Total stockholder’s equity (deficit)	(55.8)	(56.3)

Total capitalization	$129.7	$129.2

(1)	After giving effect to payments relating to the 2004 Recapitalization, which consist of payments of $3.7 million in cash compensation relating to our cancellation of stock options, $2.4 million relating to the purchase of ordinary shares in Holdings and $1.2 million in other fees and expenses made in the fourth quarter of fiscal 2004.
(2)	As of November 23, 2003, none of our short-term or long-term bank and other loans or notes were guaranteed by an unaffiliated third party. The New Notes offered hereby, the overdraft facility in Japan and the promissory note to Lucent are unsecured and the New Credit Facility and AIB Credit Facility are secured. See “Description of Other Indebtedness.”
(3)	There were no outstanding borrowings under the New Credit Facility as of November 23, 2003, but there were $1.3 million of outstanding letters of credit applied against the facility.
(4)	Stratus Technologies Japan, Inc. has an overdraft facility of ¥350.0 million (approximately $3.2 million). There was ¥268.6 million (approximately $2.4 million) in outstanding borrowings under this facility as of November 23, 2003.
(5)	Holdings is neither an issuer nor a guarantor of the New Notes offered hereby.
(6)	As of November 23, 2003, there was ¥268.6 million (approximately $2.4 million) outstanding under the overdraft facility in Japan, $9.5 million outstanding under the promissory note to Lucent and €3.0 million (approximately $3.6 million) outstanding under the AIB Credit Facility.

(7)	After giving effect to the November 2003 charge of $1.9 million associated with the December 2003 purchase of Holdings’ ordinary stock pursuant to the 2004 Recapitalization, the expensing of the deferred financing costs of $1.4 million related to the Former Credit Facility, the gain of $1.9 million associated with the reversal of the LIBOR floor liability related to the Former Credit Facility, the charge for $3.7 million for cancellation of employee stock options pursuant to the 2004 Recapitalization and transaction costs of approximately $0.3 million related to the 2004 Recapitalization.
(8)	After giving effect to the purchase of 430,634 ordinary shares, having a fair value of $1.16 per share, on December 17, 2003.
(9)	After giving effect to the purchase of 4,937,835 Series A Preferred Shares at a cost of $11.89 per share (or $5.48 per ordinary share equivalent on an as-converted basis).

Except for any change in accumulated deficit and accumulated other comprehensive loss due to results of operations on and after November 23, 2003, there have been no material changes in our capitalization or in our contingent liabilities since November 23, 2003.

As of November 23, 2003, there were 16,227,915 Series A Preference Shares and 10,713,022 Series B Preference Share of Holdings issued and outstanding. Holdings owns all of the capital stock of Stratus Technologies International, S.à r.l. See “Description of Preference Shares.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical financial data for the fiscal years ended February 25, 2001, February 24, 2002, and February 23, 2003 presented below has been derived from our audited consolidated financial statements, included elsewhere herein. The selected historical financial data for the fiscal year ended February 27, 2000 has been derived from our unaudited financial statements not included elsewhere in this prospectus. Selected historical financial data has not been provided for the fiscal year ended February 26, 1999, as such data cannot be provided without unreasonable effort or expense. The selected historical financial data for the nine-month periods ended November 24, 2002 and November 23, 2003 has been derived from our unaudited consolidated financial statements also appearing herein, and which, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the unaudited interim periods. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Stratus Technologies International, S.à r.l. appearing elsewhere in this prospectus.

	Fiscal Years Ended				Nine Months Ended
	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
Consolidated Statement of Operations Data:
Revenue
Continuum products	$151.7	$183.7	$105.1	$85.0	$65.9	$47.4
ftServer products	—	—	13.6	34.4	24.5	30.3

Total product revenue	151.7	183.7	118.7	119.4	90.4	77.7
Total service revenue	132.0	127.3	126.1	127.5	95.5	111.7

Total revenue	283.7	311.0	244.8	246.9	185.9	189.4
Total cost of revenue	154.9	159.9	153.6	128.4	98.1	92.3

Gross profit	128.8	151.1	91.2	118.5	87.8	97.1
Total operating expenses	131.3	162.3	124.2	109.5	84.4	86.7

Profit (loss) from operations	(2.5)	(11.2)	(33.0)	9.0	3.4	10.4
Interest income	1.2	1.8	0.5	0.1	0.1	0.1
Interest expense	(6.2)	(6.7)	(10.9)	(11.6)	(8.7)	(10.8)
Other income (expense), net	(0.6)	0.8	(0.4)	(0.2)	(0.6)	2.8

Income (loss) before income taxes	(8.1)	(15.3)	(43.8)	(2.7)	(5.8)	2.5
Provision for income taxes	5.4	1.7	9.4	3.3	2.1	1.7

Net income (loss)	$(13.5)	$(17.0)	$(53.2)	$(6.0)	$(7.9)	$0.8

Balance Sheet Data:
Cash and cash equivalents	$53.5	$26.4	$22.7	$16.4	$24.0	$26.2
Property, plant and equipment, net	40.8	57.7	50.8	45.6	44.2	42.8
Total assets	216.5	227.9	203.1	213.8	189.9	214.2
Total debt (a)	58.1	111.9	146.8	115.3	106.2	185.5
Stockholder’s equity (deficit)	59.3	15.7	(34.4)	0.5	(1.3)	(55.8)

Other Financial Data:
Depreciation and amortization	15.0	20.7	28.5	23.1	17.4	18.9
Capital expenditures	22.6	33.5	17.6	9.7	7.2	10.6

Other Data (unaudited):
Ratio of earnings to fixed charges (b)	—	—	—	—	—	1.2	x

(a)	Includes all long-term obligations (including long-term debt and capital leases as defined in Rule 5-02(28)(a) of Regulation S-X).
(b)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. For fiscal 2000, 2001, 2002 and 2003, earnings before fixed charges were insufficient to cover fixed charges by approximately $8.1 million, $15.3 million, $43.8 million and $2.7 million, respectively. For the nine-month period ended November 24, 2002, earnings before fixed charges were insufficient to cover fixed charges by approximately $5.7 million. For fiscal 2003, on an as-adjusted basis to reflect the application of the estimated net proceeds from the 2004 Recapitalization, earnings before fixed charges were insufficient to cover fixed charges by approximately $10.6 million. For the nine-month period ended November 23, 2003, on an as-adjusted basis to reflect the application of the estimated net proceeds from the 2004 Recapitalization, earnings before fixed charges were insufficient to cover fixed charges by approximately $2.0 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis by management of our operating and financial results should be read in conjunction with our consolidated financial statements. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Our consolidated financial statements and the financial information discussed below have been prepared in accordance with accounting principles generally accepted in the United States. The tables contained in this section are presented in millions. Immaterial differences between numbers contained in such tables and in our audited and unaudited financial statements are due to rounding.

Overview

We are a global provider of fault-tolerant computer servers, technologies and services, with more than 20 years of experience focused in the fault-tolerant server market. Our servers provide high levels of reliability relative to the server industry, delivering 99.999% uptime or better (equivalent to less than 5 minutes of downtime annually in continuous operation). Our customers, who include some of the most recognizable companies in the world, purchase Stratus servers and support services for their critical computer-based operations that are required to be continuously available for the proper functioning of their businesses. With our latest server line introduced in June 2001, we are broadening our customer base considerably in the high-availability server market, which is expected to grow rapidly, by offering the superior performance of continuous availability combined with operational simplicity at cost-effective prices.

We currently provide two lines of fault-tolerant servers, the Continuum system family and the ftServer system family, each of which is supported by a technologically advanced worldwide service offering.

The table set forth below shows our consolidated revenue for each of our product lines and our service offering:

•	Product revenue consists primarily of revenue generated from the sale of our servers, which include our proprietary and other operating systems. We have experienced a decline in revenue from sales of Continuum systems over the last three fiscal years due to a number of factors, including weakness in information technology spending, the emergence of newer and more competitive high-availability server products, an increase in demand generated by the year 2000 problem, the proprietary nature of the operating systems running on the Continuum systems and a shift in our business focus to sales of ftServer systems. In fiscal 2002, we launched our ftServer systems that run the Windows operating system. We expect our future product revenue growth largely to derive from sales of ftServer systems. In addition, we plan to continue to generate Continuum product sales by providing an upgrade path for Continuum system customers by porting our proprietary VOS operating system to an Intel-processor platform in calendar year 2004. We also intend to leverage our current installed base through add-on sales and upgrades.

•	Service revenue consists of revenue primarily generated from our customer support activities, which consist of maintenance contracts for which revenue typically is recognized ratably over the contractual period, one-time services such as part repair, time and materials activities, installation, education and professional consulting services. In fiscal 2003, over 98% of Continuum server sales and 74% of ftServer system sales included service contracts. Our systems tend to remain under service and in operation for long periods of time, historically resulting in a predictable service revenue stream.

	Fiscal Years Ended			Nine Months Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
Continuum products	$183.7	$105.1	$85.0	$65.9	$47.4
ftServer products	—	13.6	34.4	24.5	30.3

Total product revenue	183.7	118.7	119.4	90.4	77.7
Service revenue	127.3	126.1	127.5	95.5	111.7

Total revenue	$311.0	$244.8	$246.9	$185.9	$189.4

We currently have research and development centers in the United States and Ireland. Most of our product manufacturing is outsourced to Benchmark Electronics, Inc. and Solectron Corporation, although we operate a manufacturing facility at our Maynard, Massachusetts site, where we remanufacture products for our Remarketing Support Service operation. We maintain sales and service offices in over 16 countries worldwide. In fiscal 2003, 45.8% of our revenue originated from the United States, 23.4% from Europe, Middle East and Africa (“EMEA”), 17.0% from Japan, 8.3% from Asia-Pacific (including Asia, Australia and New Zealand and 5.5% from other regions (including Canada, Mexico, Central and South America). Based on revenue, our six largest markets in fiscal 2003 were the United States, Japan, the United Kingdom, France, Germany and Italy, together representing 81.0% of total revenue.

Revenue by Region

	Fiscal Years Ended			Nine Months Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
U.S.	$129.2	$105.9	$113.1	$87.3	$71.3
EMEA	70.3	50.0	57.7	44.0	59.1
Japan	68.3	55.2	42.0	29.3	34.8
Asia-Pacific	30.3	23.4	20.5	16.5	15.1
Other	12.9	10.3	13.6	8.8	9.1

Total revenue	$311.0	$244.8	$246.9	$185.9	$189.4

Over the prior three fiscal years, our results of operations have been adversely affected by a number of factors, including weakness in information technology spending. We believe that such factors may continue to affect our results of operations. In addition, a substantial portion of our quarterly revenue historically has been recorded in the final weeks of each fiscal quarter, and we expect that this pattern will continue in the foreseeable future.

2004 Recapitalization

On November 18, 2003, we issued $170.0 million aggregate principal amount of Outstanding Notes in a private placement for the primary purpose of retiring approximately $96.2 million in outstanding senior indebtedness and related fees. We also entered into a $30.0 million collateralized revolving credit facility. In connection with these financing activities, Stratus Technologies Bermuda Ltd. purchased 4,937,835 outstanding Series A Preference Shares of Holdings from Investcorp Stratus Limited Partnership, MidOcean Capital Partners Europe, L.P. and Intel Atlantic, Inc., at a price per share of $11.89 (or $5.48 per ordinary share equivalent on an as-converted basis), for an aggregate purchase price of $58.7 million.

In addition, current holders of Holdings’ ordinary shares, including members of Holdings’ senior management, other current employees and other shareholders, were offered the right to sell a portion of such shares to Stratus Technologies Bermuda Ltd. at a price per share of $5.48. Such right terminated on December 17, 2003, at which time Stratus Technologies Bermuda Ltd. purchased 430,634 ordinary shares of Holdings. At the time of this transaction, our management determined that the fair value of Holdings’ ordinary shares was $1.16 per share. Since the per share purchase price of $5.48 exceeded the fair value, we recognized $1.9 million in transaction-related costs.

Our current employees also were offered the right, prior to December 17, 2003, to cancel a pro rata portion of their vested stock options to purchase ordinary shares of Holdings, in exchange for an amount per option equal to the difference between $5.48 and the exercise price of the option. We paid $3.7 million in connection with the cancellation of 921,115 stock options, which we recognized as compensation expense in the third quarter of fiscal 2004.

Fees related to the 2004 Recapitalization totaled $9.2 million. Of this amount, $8.9 million (consisting of investment banker fees, transaction fees, legal and accounting fees and other miscellaneous costs) was capitalized and will be recorded as interest expense over the 5-year term of the New Notes.

Restructuring Programs, Asset Impairments and Other Charges

As a result of the dramatic global technology market downturn that began in fiscal 2002, we implemented restructuring programs in fiscal 2002, 2003 and 2004. These programs were designed to realign our cost structure, centralize certain functions and enhance our sales and marketing efforts. As a result, we recorded significant restructuring and other related charges in fiscal 2002, 2003 and 2004.

Our fiscal 2002 restructuring program (“2002 Restructuring Program”), which followed a cost containment initiative implemented in the beginning of fiscal 2002, included a reduction in our workforce of 215 employees across all functions and locations, restructuring of certain business functions and closure of three facilities. The 2002 Restructuring Program resulted in annual savings of $17.7 million. As a result of the 2002 Restructuring Program, we recorded restructuring charges, asset impairments and other charges of $15.7 million ($3.2 million to cost of revenue and $12.5 million to operating expenses), including a charge of $10.6 million relating to severance and fringe benefits. The severance costs included non-cash stock-based compensation expense related to modifications in equity awards totaling $0.8 million. We recorded a charge of $0.9 million related to the closing of sales offices and a charge of $1.5 million primarily consisting of computer and engineering equipment and furniture and fixtures that are no longer in use, of which $0.4 million was recorded as cost of revenue. In addition, we adjusted our product development plan as part of the 2002 Restructuring Program, which resulted in an impairment of inventory amounting to $2.8 million. In fiscal 2003, we revised our estimates for certain items related to the 2002 Restructuring Program, which resulted in a net credit of $0.3 million.

As a result of continued weakness in information technology spending, we implemented a second restructuring program in fiscal 2003 (“2003 Restructuring Program”). The 2003 Restructuring Program included a reduction in our workforce of 72 employees across all functions and locations, restructuring of certain business functions and closure of four facilities, resulting in annual savings of $5.9 million. At the end of fiscal 2003, we employed 860 people worldwide, compared to 925 at the end of fiscal 2002. As a result of the 2003 Restructuring Program, we recorded restructuring charges and asset impairments of $6.2 million ($1.2 million to cost of revenue and $5.0 million to operating expenses, which was partially offset by a net credit of $0.3 million related to the 2002 Restructuring Program). We recorded a charge of $3.8 million relating to severance and fringe benefits, of which $1.8 million was paid as of the end of fiscal 2003. Under the terms of the relevant severance agreements, we expect to pay severance and fringe benefits through fiscal 2004. We recorded a charge of $0.6 million related to the closing of sales offices and a charge of $0.7 million primarily consisting of computer and professional services equipment and furniture and fixtures that are no longer in use, of which $0.1 million was recorded as cost of revenue. In addition, due to the restructuring of the professional services organization, we recorded an impairment of a capitalized software product, amounting to a charge of $1.0 million recorded as cost of revenue.

We also incurred non-restructuring related impairments of capitalized software totaling $3.1 million in fiscal 2003 due to changes in our product lines and related technology. We have evaluated the carrying value of all capitalized software to determine if the carrying value exceeds recoverable amounts. The impairments were calculated by comparing the discounted cash flows of the relevant products to the carrying value of assets for those products.

Our fiscal 2004 restructuring program (“2004 Restructuring Program”) was focused on optimizing the sales cost structure in EMEA to better serve both the Continuum system and ftServer system markets and included a reduction in our workforce of 11 employees. We do not expect to receive any significant annual savings as a result of these actions. In connection with the 2004 Restructuring Program, we incurred restructuring charges of $0.9 million. In the third quarter of fiscal 2004, we revised our estimates for certain items related to the 2004 Restructuring Program, which resulted in a net credit of $0.1 million. No significant further charges are expected.

For further information regarding these restructurings, see note 6 to our consolidated financial statements.

Recent Acquisitions

We acquired Cemprus, LLC from Platinum Equity, LLC on February 11, 2003. Through this purchase, we gained access to substantially all of the telecommunications products and technologies that had been retained by Ascend Communications at the time of its acquisition of Stratus Computer and that later were acquired by Platinum. Our acquisition of Cemprus brings rights to technology and products that are important to our enterprise computing business, as well as telecommunications hardware, software, global customers and product service contracts. These products and technologies include a fault-tolerant hardware platform based on Hewlett-Packard PA-RISC processors, a modified HP-UX operating system on fault-tolerant servers, the Stratus Intelligent Network Application Platform (SINAP) and GSM (wireless) applications, and next-generation voice/packet network connectivity for PSTN/SS7 and IP networks.

The aggregate purchase price for Cemprus was $15.1 million, plus acquisition-related transaction costs of $6.6 million, including severance costs associated with the termination of 79 employees, facilities termination expenses, and legal and bank fees. In addition, we assumed a note payable to Lucent Technologies for $9.5 million due April 30, 2005 at 10% per annum. Assuming the acquisition of Cemprus occurred on February 25, 2002, our pro forma total revenue and net loss for fiscal 2003 would have been $286.2 million and $(5.0) million, respectively.

We intend to continue to investigate potential strategic acquisitions of businesses and technologies from time to time as opportunities arise.

Holdings’ 2001 Recapitalization

On December 28, 2000, Holdings, Investcorp Stratus Limited Partnership and Stratus Holdings Limited entered into an agreement with Compaq Computer Corporation, DB Capital Partners Europe, L.P. (now known as MidOcean Capital Partners Europe, L.P.) and Intel Atlantic, Inc. (collectively, the “Strategic Investors”) pursuant to which (i) Holdings redeemed ordinary shares totaling $46.4 million from Investcorp Stratus Limited Partnership, Stratus Holdings Limited and management and employees of Holdings and its subsidiaries and (ii) the Strategic Investors agreed to purchase a total of 16.2 million Series A Preference Shares of Holdings from Investcorp Stratus Limited Partnership and Stratus Holdings Limited for an aggregate purchase price of $115.1 million.

In connection with this transaction, our employee stockholders and option holders were given the right to sell a portion of their shares in Holdings to Investcorp Stratus Limited Partnership and Stratus Holdings Limited and to cancel a portion of their stock options in exchange for cash. We recognized $13.6 million in compensation expense in connection with the cash settlement of the stock options.

Non-Cash Stock Compensation

We participate in and are able to grant options under a broad-based employee stock option program based on Holdings’ stock. In 2001, we recorded a deferred compensation liability of $30.5 million due to the granting of employee stock options with an exercise price below fair value. This liability is amortized over the life of the option or the vesting period, whichever is shorter. The non-cash compensation expense recognized in fiscal 2001 was $20.1 million.

In fiscal 2002, we recognized compensation expense of $4.3 million (including $0.8 million related to modifications of equity awards in conjunction with the 2002 Restructuring Program) due to the vesting of employee stock options with an exercise price below fair value.

In fiscal 2003, we did not grant any below fair value options. On April 11, 2002, Holdings extended an offer to employees of its subsidiaries to cancel outstanding options with an exercise price of $4.50 or more per share for new options. As a result of this option exchange, new options exercisable for a total of 3,167,020 shares were issued six months plus one business day after the expiration of the offer. The new options were vested to the extent the tendered option was vested on the cancellation date and the exercise price of the new options equaled the fair value of one share of Holdings’ ordinary shares on the date of grant. The remaining, unearned compensation charge related to the cancelled options was expensed at the time of cancellation. The charge to deferred compensation expense in fiscal 2003 was $5.2 million, including $4.2 million relating to the cancelled options.

In the first nine months of fiscal 2004, we did not grant any below fair value options. The remaining non-cash stock compensation liability relates to those below-market options that were not tendered in the option exchange described above. The charge to deferred compensation expense in the nine-month period ended November 23, 2003 was $0.7 million.

After fiscal 2004, the non-cash stock compensation expense related to previously granted options is expected to be less than $0.1 million per quarter and the deferred compensation liability will be fully amortized in the third quarter of fiscal 2006.

Critical Accounting Policies

Our accounting policies affecting our financial condition and results of operations are more fully described in note 3 to our consolidated financial statements. Certain of our accounting policies require the application of judgment by management in selecting appropriate assumptions for calculating financial estimates, which inherently contain some degree of uncertainty. Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported carrying values of assets and liabilities and the reported amounts of revenue and expenses that may not be readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following are some of the more critical accounting policies and related judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

The majority of our revenue is from product and customer service sales. We generally recognize revenue from product sales based on shipping terms and receipt of persuasive evidence of an arrangement, provided that no significant post-delivery obligations remain and collection of the resulting receivable is reasonably assured. Service revenue is recognized over the contractual service period as services are rendered, or on a cash basis when collection of the resulting receivable is not reasonably assured. When a sale involves multiple elements, such as sales of products that include services, the entire fee from the arrangement is allocated to each respective element based on its relative fair value and recognized when revenue recognition criteria for each element are met. The amount of product revenue recognized is impacted by our judgments as to whether an arrangement includes multiple elements and if so, whether vendor-specific objective evidence of fair value exists for those elements. Changes to the elements in an arrangement and the ability to establish vendor-specific objective evidence for those elements could affect the timing of the revenue recognition. Management, using outside credit reports when necessary, uses its judgment to determine the creditworthiness of a customer. Should the creditworthiness of a customer differ from our assessment, revisions to our bad debt reserve would be required.

Inventory-Related Provisions

We state our inventories at the lower of cost (first-in, first-out) or market. We periodically review our inventory for obsolescence and declines in market value below cost and write-down our inventory for any such declines. We consider recent historic usage and future demand in estimating the realizable value of our inventory. Possible changes in these estimates could result in revisions to the valuation of inventory, which would be included in cost of revenue for the period in which the revision is identified.

Warranty Provisions

We provide for the estimated cost of product warranties at the time revenue is recognized. Our products are covered by product warranty plans of varying periods, ranging from 30 days to 3 years. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of products delivered by our third-party manufacturers, our warranty obligations are affected by actual product failure rates (field failure rates) and by material usage incurred in correcting a product failure. Our warranty provision is established on our best estimates of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While we believe that our warranty provisions are adequate and that the judgments applied are appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future. Should actual costs differ from our estimates, revisions to the estimated warranty liability would be required.

Valuation of Long-Lived and Intangible Assets and Goodwill

We assess the carrying value of identifiable intangible assets, long-lived assets and goodwill annually, or more frequently if events or changes in circumstances indicate that such carrying value may not be recoverable. Factors we consider important, which could trigger an impairment review, include the following:

•	significant underperformance relative to expected historical or projected future results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

When we determine that the carrying value of intangible assets, long-lived assets or goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we review and measure any impairment based on the fair value of the asset. Fair value is primarily determined using a discounted cash flow methodology and confirmed by market comparables. While we believe that our assumptions are appropriate, such amounts estimated could differ materially from what will actually occur in the future.

Deferred Taxes

We currently have significant deferred tax assets resulting from net operating loss carryforwards, and deductible temporary differences, which may reduce taxable income in future periods. Based on our review of several significant developments (including cumulative losses, the continuing market decline, uncertainty and lack of visibility in the technology market as a whole), we have determined that a valuation allowance is required since it is more likely than not that all or a portion of a deferred tax asset will not be realized. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years. We have not provided a valuation allowance on net deferred tax assets in certain jurisdictions due to their historical and projected profitability. As of February 23, 2003 and February 24, 2002, our net deferred tax assets were approximately $3.1 million and $2.4 million, respectively, net of total valuation allowances of $17.7 million and $14.1 million, respectively. As of November 23, 2003, our net deferred tax assets were approximately $2.9 million, net of total valuation allowance of $18.1 million.

Business Restructuring

During fiscal 2003 and 2002, we recorded significant charges in connection with the 2002 Restructuring Program and the 2003 Restructuring Program. The related reserves reflect many estimates, including those related to termination benefits and settlements of contractual obligations. We review the reserve requirements to complete each restructuring periodically throughout the year. Actual experience has been and may continue to be different from these estimates. For example, we revised our estimates for certain fiscal 2002 restructuring plans during fiscal 2003, which resulted in a net credit of $0.3 million. As of the end of fiscal 2002 and 2003, liabilities associated with our restructuring program were $8.5 million and $2.7 million, respectively. As of November 23, 2003, the restructuring liability associated with the 2002 Restructuring Program and the 2003 Restructuring Program was $0.2 million.

Stock Plans

We account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of Holdings’ stock at the date of grant over the exercise price. We record stock-based compensation issued to non-employees using the fair value method prescribed by Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation.

Given that Holdings’ stock is not listed on an exchange, the determination of fair value is based on management’s assessment and approved by Holdings’ Board of Directors. Management’s assessment utilizes a number of common valuation techniques. The accounting for Holdings’ stock option program and related stock-based compensation charges is impacted by this fair value determination.

Our stock option program is a broad-based, long-term retention program that is intended to attract and retain talented employees and align stockholder and employee interests. Our 1999 Stratus Technologies, Inc. Stock Incentive Plan is the plan under which our options are granted. This plan provides broad discretion to our board of directors to create appropriate equity incentives for our employees as well as members of our board of directors. Substantially all of our employees participate in our stock option program. In addition, many employees terminated under the 2002 Restructuring Program and the 2003 Restructuring Program retained the vested portion of their stock option awards, for a period not to exceed the contractual expiration of the options.

Results of Operations

The following table summarizes our results of operations for fiscal 2001, 2002 and 2003 and for the nine-month periods ended November 24, 2002 and November 23, 2003.

	Fiscal Years Ended			Nine Months Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in millions)
Revenue
Product revenue	$183.7	$118.7	$119.4	$90.4	$77.7
Service revenue	127.3	126.1	127.5	95.5	111.7

Total revenue	311.0	244.8	246.9	185.9	189.4

Product cost of revenue	79.6	73.2	62.4	47.3	42.1
Service cost of revenue	78.8	75.7	63.3	48.5	48.7
Amortization of intangibles	1.5	1.5	1.5	1.1	1.5
Asset impairment and other charges	—	3.2	1.2	1.2	—

Total cost of revenue	159.9	153.6	128.4	98.1	92.3

Gross profit	151.1	91.2	118.5	87.8	97.1

Research and development	67.3	54.7	47.4	36.3	35.2
Sales and marketing	65.5	46.0	42.5	32.2	34.2
General and administrative	25.3	14.3	11.6	8.7	10.7
Purchased in-process research and development	(0.1)	—	—	—	—
Amortization of intangibles	3.5	3.4	2.5	1.9	3.5
Restructuring and asset impairment charges	—	12.5	4.7	4.7	0.7
Contract settlement	—	(7.5)	—	—	—
Management fees and transaction costs	0.8	0.8	0.8	0.6	2.4

Total operating expenses	162.3	124.2	109.5	84.4	86.7

Profit (loss) from operations	(11.2)	(33.0)	9.0	3.4	10.4
Interest income	1.8	0.5	0.1	0.1	0.1
Interest expense	(6.7)	(10.9)	(11.6)	(8.7)	(10.8)
Other income (expense), net	0.8	(0.4)	(0.2)	(0.6)	2.8

Profit (loss) before income taxes	(15.3)	(43.8)	(2.7)	(5.8)	2.5
Provision for income taxes	1.7	9.4	3.3	2.1	1.7

Net income (loss)	$(17.0)	$(53.2)	$(6.0)	$(7.9)	$0.8

The following table summarizes our results of operations as a percentage of revenue for fiscal 2001, 2002 and 2003 and for the nine-month periods ended November 24, 2002 and November 23, 2003.

	Fiscal Years Ended			Nine Months Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(as a % of revenue)
Revenue
Product revenue	59.1%	48.5%	48.4%	48.6%	41.0%
Service revenue	40.9	51.5	51.6	51.4	59.0

Total revenue	100.0	100.0	100.0	100.0	100.0

Product cost of revenue	25.6	29.9	25.3	25.5	22.2
Service cost of revenue	25.3	30.9	25.6	26.1	25.7
Amortization of intangibles	0.5	0.6	0.6	0.6	0.8
Asset impairment and other charges	—	1.3	0.5	0.6	—

Total cost of revenue	51.4	62.7	52.0	52.8	48.7

Gross profit	48.6	37.3	48.0	47.2	51.3

Research and development	21.6	22.4	19.2	19.5	18.6
Sales and marketing	21.1	18.8	17.2	17.3	18.1
General and administrative	8.2	5.8	4.7	4.7	5.6
Purchased in-process research and development	—	—	—	—	—
Amortization of intangibles	1.1	1.4	1.0	1.0	1.8
Restructuring and asset impairment charges	—	5.1	1.9	2.5	0.4
Contract settlement	—	(3.1)	—	—	—
Management fees and transaction costs	0.2	0.3	0.3	0.3	1.3

Total operating expenses	52.2	50.7	44.3	45.3	45.8

Profit (loss) from operations	(3.6)	(13.5)	3.6	1.9	5.5
Interest income	0.6	0.2	0.1	0.1	0.1
Interest expense	(2.2)	(4.4)	(4.7)	(4.7)	(5.7)
Other income (expense), net	0.3	(0.2)	(0.1)	(0.3)	1.5

Profit (loss) before income taxes	(4.9)	(17.9)	(1.1)	(3.0)	1.4
Provision for income taxes	0.5	3.8	1.4	1.1	0.9

Net income (loss)	(5.4)%	(21.7)%	(2.4)%	(4.1)%	0.5%

Nine Months Ended November 23, 2003 Compared to Nine Months Ended November 24, 2002

Revenue

Total revenue for the first nine months of fiscal 2004 increased by 1.9% to $189.4 million from $185.9 million for the same period in fiscal 2003.

	Nine Months Ended		Increase (Decrease)
	November 24, 2002	November 23, 2003	2003 versus 2002
	(dollars in millions, except percentages)
Product revenue	$90.4	$77.7	$(12.7)	(14.0)%
Service revenue	95.5	111.7	16.2	17.0

Total revenue	$185.9	$189.4	$3.5	1.9%

Product Revenue. Product revenue for the first nine months of fiscal 2004 decreased by 14.0% to $77.7 million from $90.4 million for the first nine months of fiscal 2003. This decrease came despite the fact that we recognized $3.6 million related to the favorable impact of foreign exchange rate movement and product sales of $12.3 million from our newly acquired Cemprus customer base in the first nine months of fiscal 2004. This decline was attributable to continued weakness in information technology spending and continued decline in sales of the Continuum product line.

Service Revenue. Service revenue for the first nine months of fiscal 2004 increased by 17.0% to $111.7 million from $95.5 million for the first nine months of fiscal 2003. This increase was primarily due to a 20% increase in the installed service base as a result of the Cemprus acquisition, increased revenue from sales of service relating to ftServer systems of $3.0 million and a $6.0 million due to the favorable impact of foreign exchange rate movement.

Gross Profit

Gross profit for the first nine months of fiscal 2004 increased by 10.6% to $97.1 million from $87.8 million for the same period in fiscal 2003. Gross profit margin for those time periods increased to 51.3% from 47.2%, primarily as a result of the Cemprus acquisition and the realization of cost savings stemming from the prior years restructuring programs.

Product gross profit for the first nine months of fiscal 2004 decreased by 16.4% to $34.1 million from $40.8 million for the same period in fiscal 2003. Product gross profit margin for those time periods decreased to 43.9% from 45.1% due to the decrease in Continuum product sales in the first nine months of fiscal 2004 as compared to the same period in fiscal 2003. Product gross profit includes amortization of intangibles and asset impairment and other charges.

Service gross profit for the first nine months of fiscal 2004 increased by 34.0% to $63.0 million from $47.0 million for the same period in fiscal 2003. Service gross profit margin for those time periods increased to 56.4% from 49.2%. These increases were as a result of the ability to integrate new customers obtained in the Cemprus acquisition without a significant impact to our cost structure, the positive effects on cost of services related to the 2003 Restructuring Program, favorable foreign exchange rate movement and lower service costs due to the upgrade of older systems in the installed customer base in fiscal 2002 and 2003 to fewer, more efficient systems. The service gross profit for the first nine months of fiscal 2004 includes $0.6 million in 2004 Recapitalization related compensation charges.

Research and Development

Research and development expenses for the first nine months of fiscal 2004 decreased by 3.0% to $35.2 million from $36.3 million for the same period in fiscal 2003. Research and development expenses as a percentage of total revenue decreased for the first nine months of fiscal 2004 to 18.6% from 19.5% for the same period in fiscal 2003. We incurred research and development expenses primarily in connection with design and engineering work on third-generation ftServer system technology, ongoing efforts to port our proprietary operating system onto the current ftServer system architecture, and development of Linux-based systems. These expenses include $1.1 million of 2004 Recapitalization related compensation expense and were offset by our receipt of $1.7 million of non-recurring engineering co-development dollars from a technology partner and the effects of the 2003 Restructuring Program, which included a reduction in our workforce by 21 research and development employees.

Sales and Marketing Expenses

Sales and marketing expenses for the first nine months of fiscal 2004 increased by 6.2% to $34.2 million from $32.2 million for the same period in fiscal 2003. Sales and marketing expenses as a percentage of total revenue increased for the first nine months of fiscal 2004 to 18.1% from 17.3% for the same period in fiscal 2003. These expenses increased as a result of the impact of unfavorable foreign exchange rate movement of $1.7 million and our heightened marketing efforts for our ftServer and Continuum systems and include $0.5 million of cash compensation related to the 2004 Recapitalization.

General and Administrative Expenses

General and administrative expenses for the first nine months of fiscal 2004 increased by 23.0% to $10.7 million from $8.7 million for the same period in fiscal 2003. General and administrative expenses as a percentage of total revenue increased for the first nine months of fiscal 2004 to 5.6% from 4.7% for the same period in fiscal 2003. These expenses include $1.3 million in cash compensation related to the 2004 Recapitalization expenses and $0.6 million in various one time audit fees as we prepared for the 2004 Recapitalization.

Profit from Operations

Profit from operations for the first nine months of fiscal 2004 increased by $7.0 million to $10.4 million from $3.4 million for the same period in fiscal 2003. Operating margin for those time periods increased to 5.5% from 1.8%, primarily as a result of increased service margins, the net impact of favorable foreign exchange rate movement and the positive effects stemming from the prior years restructuring programs, despite the 2004 Recapitalization related expenses of $3.7 million in cash compensation and $1.9 million in other related fees and expenses.

During fiscal 2003, profit from operations was negatively impacted by capitalized software impairments of $4.1 million. Of this amount, $3.0 million related to the decrease in net realizable value of the capitalized software associated with the first generation of ftServer system technology and $1.1 million was associated with the 2003 Restructuring Program. The capitalized software impairments relate to changes in our product lines and related technology during fiscal 2003. We periodically evaluate the carrying value of all capitalized software to determine if the carrying value exceeds recoverable amounts.

Interest Expense, Net, and Other Income (Expense), Net

Interest expense, net for the first nine months of fiscal 2004 increased by $2.1 million to $10.7 million from $8.6 million for the same period in fiscal 2003. This increase was primarily a consequence of the 2004 Recapitalization which resulted in the write off of $1.4 million of capitalized deferred financing fees and a write off of $0.4 million related to the closure of the LIBOR floor discount related to the Former Credit Facility.

Other income, net for the first nine months of fiscal 2004 increased by $3.4 million to $2.8 million from expense of $0.6 million for the same period in fiscal 2003. This increase was a result of $3.4 million in income related to the change in the fair value of the LIBOR floor embedded derivative in our Former Credit Facility.

Income Taxes

Income taxes for the first nine months of fiscal 2004 decreased by $0.4 million to $1.7 million from $2.1 million for the same period in fiscal 2003. The effective tax rate was 67.1% in the first nine months of fiscal 2004. This was higher than the statutory rate primarily as a result of realizing taxable income in certain low tax jurisdictions, not benefiting from losses realized in the U.S. and certain foreign jurisdictions and providing a valuation allowance for certain net deferred tax assets due to uncertainty with respect to their realization. In the first nine months of fiscal 2003, the effective tax rate was 37.5% which was higher than the statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions and not benefiting from taxable losses realized in the U.S. and certain foreign jurisdictions.

Year Ended February 23, 2003 Compared to Year Ended February 24, 2002

Revenue

Total revenue for fiscal 2003 increased by 0.9% to $246.9 million from $244.8 million for fiscal 2002.

	Fiscal Years Ended		Increase (Decrease)
	February 24, 2002	February 23, 2003	2003 versus 2002
			$	%
	(dollars in millions, except percentages)
Product revenue	$118.7	$119.4	$0.7	0.6%
Service revenue	126.1	127.5	1.4	1.1

Total revenue	$244.8	$246.9	$2.1	0.9%

Product Revenue. Product revenue for fiscal 2003 increased by 0.6% to $119.4 million from $118.7 million for fiscal 2002. In spite of continued weakness in information technology spending in fiscal 2003, we were able to keep product revenue flat in comparison to fiscal 2002 by offsetting the 19.1% decline in revenue from sales of Continuum systems with continued success in the ftServer product family, including the launch of our ftServer 6500 and 5240 server products. Heightened concern over public safety and readiness of emergency services, coupled with the release of our lower-cost fault-tolerant server with high levels of availability, created a market receptive to our ftServer system products despite the weakness in IT spending.

Service Revenue. Service revenue for fiscal 2003 increased by 1.1% to $127.5 million from $126.1 million for fiscal 2002. This growth was the result of new ftServer system service contracts, which increased by $2.6 million in fiscal 2003 from fiscal 2002. We experienced a decline in installed base revenue of $5.1 million, primarily due to the upgrade of older systems in the installed customer base to more efficient systems. This decrease was offset by $5.5 million in favorable foreign exchange rates.

We acquired Cemprus, LLC (substantially the former telecommunications business of Stratus Computer, Inc.) from Platinum Equity, LLC on February 11, 2003. Assuming the acquisition of Cemprus occurred on February 25, 2002, our pro forma total revenue and net loss for fiscal 2003 would have been $286.2 million and $(5.0) million, respectively.

Gross Profit

Gross profit for fiscal 2003 increased by 29.9% to $118.5 million from $91.2 million for fiscal 2002. Gross profit margin increased from 37.3% to 48.0%, primarily as a result of the 2002 Restructuring Program. These increases were partially offset by $1.2 million in expenses related to the 2003 Restructuring Program.

Product gross profit for fiscal 2003 increased by 32.8% to $54.3 million from $40.9 million for fiscal 2002. Product gross profit margin for those time periods increased from 34.4% to 45.5% as a result of lower cost of products related to the 2002 Restructuring Program and a full year of telecommunications product sales.

Service gross profit for fiscal 2003 increased by 27.5% to $64.2 million from $50.4 million for the same period in fiscal 2002. Service gross margin for those time periods increased from 39.9% to 50.3% as a result of lower cost of services related to the 2002 Restructuring Program and a lower service costs due to the upgrade of older systems in the installed customer base in fiscal 2002 and 2003.

Non-cash stock-based compensation related to below market stock option grants was $1.8 million in fiscal 2003 versus $0.8 million in 2002.

Research and Development

Research and development expenses for fiscal 2003 decreased by 13.5% to $47.4 million from $54.7 million in fiscal 2002. Research and development expenses as a percentage of total revenue decreased in fiscal 2003 to 19.2% from 22.4% in fiscal 2002. We continued to invest significantly in research and development although we were able to reduce costs since the early days of ftServer system development by careful management of engineering and development resources. We reduced our workforce by 45 research and development employees as part of the 2002 Restructuring Program and by 21 research and development employees as part of the 2003 Restructuring Program. Research and development expenses in fiscal 2003 included $1.9 million of non-cash compensation related to stock options, an increase from $1.8 million of non-cash compensation related to below-market stock option grants in fiscal 2002.

Sales and Marketing Expenses

Sales and marketing expenses for fiscal 2003 decreased by 7.5% to $42.5 million from $46.0 million in fiscal 2002. Sales and marketing expenses as a percentage of total revenue decreased in fiscal 2003 to 17.2% from 18.8% in fiscal 2002. The decrease in the percentage of sales and marketing expenses to total revenue was the result of the 2002 Restructuring Program and the 2003 Restructuring Program. We reduced our workforce by 135 sales and marketing employees as part of the 2002 Restructuring Program and by 35 sales and marketing employees as part of the 2003 Restructuring Program.

General and Administrative Expenses

General and administrative expenses for fiscal 2003 decreased by 18.6% to $11.6 million from $14.3 million in fiscal 2002. General and administrative expenses as a percentage of total revenue decreased in fiscal 2003 to 4.7% from 5.8% in fiscal 2002. The decrease in the percentage of general and administrative expenses to total revenue was the result of increased total revenue in fiscal 2003 as compared with fiscal 2002, cost cutting measures and the 2002 Restructuring Program and the 2003 Restructuring Program. We reduced our workforce by 24 administrative employees as part of the 2002 Restructuring Program and by 10 administrative employees as part of the 2003 Restructuring Program.

Contract Settlement

On April 30, 2001, we received a payment of $7.5 million from Lucent Technologies, Inc. relating to liquidated damages resulting from the decision by Lucent not to continue the development of certain Continuum products and its failure to deliver those products in accordance with its contractual obligations. This settlement also removed some of the limitations that restricted Holdings from selling to the telecommunications market through fiscal 2002.

Profit from Operations

As a result of the above factors, profit from operations for fiscal 2003 increased by $42.0 million to $9.0 million from a loss from operations of $33.0 million for fiscal 2002. Operating margin increased from (13.5)% to 3.6%.

Interest Expense and Other Income (Expense), Net

Interest expense, net for fiscal 2003 increased by $1.0 million to $11.4 million from $10.4 million in fiscal 2002. In both years, interest expense, net consisted primarily of interest expense under the Former Credit Facility. The weighted-average interest rate of the term loan borrowings was 8.0% in fiscal 2003 and 7.5% in fiscal 2002.

Other expense, net for fiscal 2003 decreased by $0.2 million to $0.2 million from $0.4 million in fiscal 2002. In fiscal 2002 other expense, net primarily consisted of a net foreign exchange loss of $0.6 million. In fiscal 2003 other expense, net primarily consisted of a net foreign exchange gain of $1.3 million and a loss of $1.5 million related to changes in the fair value of the LIBOR floor on our Former Credit Facility.

Income Taxes

Income taxes in fiscal 2003 decreased by $6.1 million to $3.3 million from $9.4 million in fiscal 2002. For both years we recorded a tax provision on a loss before taxes. The effective tax rate for fiscal 2003 was significantly more than the U.S. statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions, and not receiving significant tax benefits for the loss from fiscal 2003. The effective tax rate for fiscal 2002 was higher than the statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions, not benefiting from taxable losses realized in the U.S. and certain other foreign jurisdictions and providing a valuation allowance for certain deferred tax assets due to uncertainty with respect to realization.

Year Ended February 24, 2002 Compared to Year Ended February 25, 2001

Revenue

Total revenue for fiscal 2002 decreased by 21.3% to $244.8 million from $311.0 million for fiscal 2001.

	Fiscal Years Ended		Increase (Decrease)
	February 25, 2001	February 24, 2002	2002 versus 2001
			$	%
	(dollars in millions, except percentages)
Product revenue	$183.7	$118.7	$(65.0)	(35.4)
Service revenue	127.3	126.1	$(1.2)	(1.0)

Total revenue	$311.0	$244.8	$(66.2)	(21.3)

Product Revenue. Product revenue for fiscal 2002 decreased by 35.4% to $118.7 million from $183.7 million for fiscal 2001. This decrease was caused by the end of the Y2K technology upgrade phenomenon and significant reductions in IT spending, upon which our product revenue is highly dependent. As a result, we experienced lower sales volumes in our Continuum system product line, and increased competitive pricing pressure on substantially all of our product lines. Partially offsetting the decline in IT spending was the release of our first ftServer system products, the ftServer 5200 and 3200, sales of which increased product revenue by $13.2 million in comparison to fiscal 2001. In addition, we re-entered the telecommunications server market as a result of our contract settlement with Lucent. After making no sales into the telecommunications server market in fiscal 2001, we generated revenue of $23.6 million from such sales in fiscal 2002.

Service Revenue. Service revenue for fiscal 2002 decreased by 1.0% to $126.1 million from $127.3 million for fiscal 2001. Service revenue was relatively flat in spite of declining product sales due to the high service retention rates associated with Continuum servers and the increase in ftServer service contracts of $1.1 million.

Gross Profit

Gross profit for fiscal 2002 decreased by 39.6% to $91.2 million from $151.1 million for fiscal 2001. Gross profit margin for those time periods decreased from 48.6% to 37.3%.

Product gross profit for fiscal 2002 decreased by 60.1% to $40.9 million from $102.6 million for fiscal 2001. Product gross profit margin for those time periods decreased from 55.8% to 34.4%. These decreases were caused by the significant revenue decline, restructuring, inventory and other charges in fiscal 2002 in comparison to fiscal 2001. The 2002 Restructuring Program went into effect on December 18, 2001, resulting in only two months of cost savings being obtained in fiscal 2002. The total charges to product cost of revenue related to the 2002 Restructuring Program were $3.2 million in fiscal 2002. Inventory charges of $5.4 million were primarily related to obsolescence as a result of advances in ftServer system development.

Service gross profit for fiscal 2002 increased by 3.8% to $50.4 million from $48.5 million for the same period in fiscal 2001. Service gross margin for those time periods increased from 38.1% to 39.9%. These increases were primarily a result of the 2002 Restructuring Program.

Non-cash stock-based compensation related to modifications in equity awards and below market stock option grants was $0.8 million in fiscal 2002 versus non-cash stock-based compensation related to below market stock option grants of $2.4 million in 2001.

Research and Development

Research and development expenses for fiscal 2002 decreased by 18.7% to $54.7 million from $67.3 million in fiscal 2001. Research and development expenses as a percentage of total revenue increased in fiscal 2002 to 22.4% from 21.6% in fiscal 2001. In fiscal 2001, as we prepared to bring the first ftServer system to market, we incurred greater research and development expenses. In fiscal 2002, with the end of development on the ftServer systems and implementation of the cost-containment initiative, we began to reduce research and development expenses. In the 2002 Restructuring Program we reduced our research and development workforce by 45 employees. Research and development expenses in fiscal 2002 included $1.9 million of non-cash compensation related to stock options, a decrease from $5.7 million of non-cash compensation related to stock option grants in fiscal 2001.

Sales and Marketing Expenses

Sales and marketing expenses for fiscal 2002 decreased by 29.9% to $46.0 million from $65.5 million in fiscal 2001. Sales and marketing expenses as a percentage of total revenue decreased in fiscal 2002 to 18.8% from 21.1% in fiscal 2001 primarily relating to a decrease in sales commissions and the effort to reduce variable costs such as travel, marketing, facilities and other types of discretionary spending in response to a decline in product revenue. This effort was followed by the 2002 Restructuring Program which included a reduction of our workforce by 135 sales and marketing employees.

General and Administrative Expenses

General and administrative expenses for fiscal 2002 decreased by 43.7% to $14.3 million from $25.4 million in fiscal 2001. General and administrative expenses as a percentage of total revenue decreased in fiscal 2002 to 5.8% from 8.2% in fiscal 2001. These decreases were a result of the initiative to reduce variable costs such as travel and facilities spending in response to a decline in product demand. This effort was followed by the 2002 Restructuring Program, which included a reduction in our workforce by 24 administrative employees.

Loss from Operations

As a result of the above factors, loss from operations for fiscal 2002 increased by $21.7 million to $33.0 million from $11.2 million for fiscal 2001. Operating margin decreased from (3.6)% to (13.5)%.

Interest Expense, Net, and Other Income (Expense), Net

Interest expense, net for fiscal 2002 increased by $5.5 million to $10.4 million from $4.9 million in fiscal 2001, primarily as a result of the incurrence of $50.0 million of additional term debt in February 2001. In both years, interest expense, net consisted primarily of interest expense under the Former Credit Facility. The weighted-average interest rate of the term loan borrowings was 7.5% in fiscal 2002 and 9.1% in fiscal 2001.

Other expense, net for fiscal 2002 increased by $1.2 million to $0.4 million from other income, net of $0.8 million in fiscal 2001. We recorded a net foreign exchange loss of $0.6 million in fiscal 2002, compared to net foreign exchange income of $0.1 million in fiscal 2001.

Income Taxes

Income taxes in fiscal 2002 increased by $7.7 million to $9.4 million from $1.7 million in fiscal 2001. The effective tax rates in fiscal 2002 and 2001 represent tax provisions recorded on losses before income taxes. The effective tax rate for fiscal 2002 was higher than the statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions, not benefiting from taxable losses realized in the U.S. and certain other foreign jurisdictions and providing a valuation allowance for certain deferred tax assets due to uncertainty with respect to realization. The effective tax rate for fiscal 2001 was higher than the U.S. statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions.

Liquidity and Capital Resources

Our cash and cash equivalents for the first nine months of fiscal 2004 increased to $26.2 million, compared to $24.0 million for the same period of fiscal 2003. This increase was primarily related to increased cash from operations and the timing of cash payments related to the 2004 Restructuring Program, offset by increased cash used in financing activities related to payments under the Former Credit Facility. Our cash and cash equivalents at the end of fiscal 2003 were $16.4 million, compared to $22.7 million at the end of fiscal 2002. This decrease primarily was a result of increased cash used in financing activities and the acquisition of Cemprus for a cash expenditure and related fees of $11.2 million as of the end of fiscal 2003. We hold our cash and cash equivalents predominantly in U.S. dollars, Euro, Japanese yen and British pound sterling.

During the first nine months of fiscal 2004, we generated cash from operating activities of $20.8 million, compared to cash generated from operating activities of $15.2 million for the same period in fiscal 2003. Net cash generated from operating activities has increased primarily due to the positive impact of the purchased current assets of Cemprus, a reduction in the requirement for end-of-life component part inventory purchases, a utilization of existing inventory and a reduction in expenses as a result of the cost saving actions implemented in the 2002 Restructuring Program and the 2003 Restructuring Program. Net cash from operating activities was $22.9 million in fiscal 2003, compared to net cash used in operations of $15.6 million and $0.2 million in fiscal 2002 and fiscal 2001, respectively. Net cash generated from operating activities has increased primarily due to both a reduction in the requirement for multi-year inventory purchases and a reduction in expenses as a result of the cost saving actions implemented in the 2002 Restructuring Program and the 2003 Restructuring Program.

Net cash used in investing activities in the first nine months of fiscal 2004 was $11.7 million, compared to $7.4 million for the same period in fiscal 2003. Cash used in investing activities in the first nine months of fiscal 2004 primarily consisted of $1.1 million for the Cemprus acquisition and related fees and $10.6 million for capital expenditures. Capital expenditures primarily related to test and computer hardware equipment used in research and development, our service centers and capitalized software. The increase in capital expenditures of $3.4 million from the first nine months of fiscal 2003 and to the same period in fiscal 2004 was primarily due to increases in hardware equipment needs for testing, development and customer service related to the ftServer systems.

Net cash used in investing activities in fiscal 2003 was $21.1 million, compared to $23.3 million in fiscal 2002 and $32.7 million in fiscal 2001. Cash used in investing activities in fiscal 2003 primarily consisted of $11.2 million for the Cemprus acquisition and related fees and $9.9 million for capital expenditures, including capitalized software of $0.2 million. During the past three fiscal years, capital expenditures primarily related to test and computer hardware equipment used in research and development, our service centers and capitalized software. Capital expenditures for fiscal 2003 declined to $9.7 million compared to $17.6 in fiscal 2002 as a result of decreases in hardware equipment needs for testing, development and customer service related to the

ftServer systems. Capital expenditures for fiscal 2002 declined to $17.6 million compared to $33.5 million in fiscal 2001 as a result of the maturity of the ftServer product family. Capitalized software expenditures increased from zero in fiscal 2001 to $5.1 million in fiscal 2002, primarily reflecting the achievement of technological feasibility related to the first generation of ftServer products. In fiscal 2003, with development moving from the first generation towards the second generation of ftServer products, related capitalized software expenditures decreased from fiscal 2002 by $4.9 million to $0.2 million.

Net cash provided by financing activities in the first nine months of fiscal 2004 increased to $2.6 million, compared to net cash used by financing activities of $7.0 million in fiscal 2003, primarily as a result of the timing of the payments for costs related to the 2004 Recapitalization. Payments of $3.7 million in cash compensation relating to our cancellation of stock options, $2.4 million relating to the purchase of ordinary shares in Holdings and $1.2 million in other fees and expenses related to the 2004 Recapitalization were made in the fourth quarter of fiscal 2004.

Net cash used in financing activities increased to $7.7 million in fiscal 2003, compared to net cash provided by financing activities of $35.3 million in fiscal 2002, primarily as a result of payment of short-term borrowing in Japan along with scheduled principal payments. Net cash provided by financing activities increased to $35.3 million in fiscal 2002 compared to $5.7 million in fiscal 2001, primarily as a result of short-term borrowing in Japan, draws under the Former Credit Facility, and related party borrowings of $35.0 million which were converted to ordinary stock in Holdings in fiscal 2003. At the end of fiscal 2003, we had debt obligations totaling $115.9 million, partially offset by $16.4 million in cash and bank deposits, resulting in a net debt balance of $99.5 million, compared to a net debt balance of $124.9 million at the end of fiscal 2002. In March 2001, we entered into two interest rate swaps to mitigate fluctuations in the variable interest rates related to the Former Credit Facility. The swaps were designated for two $20.0 million tranches of the outstanding principal of the Former Credit Facility. Under the agreements, we paid fixed interest rates of 5.0% and 4.9% and received variable interest rates. The maturity date of each agreement was March 31, 2003. For fiscal 2003 there was no hedge ineffectiveness and as a result no gains or losses were recorded in earnings. An unrealized loss of $1.0 million was recorded in accumulated other comprehensive loss and a non-current liability was established at the end of fiscal 2002 to recognize a reduction in the fair value of the outstanding swap agreements. During fiscal 2003, we recorded a net gain of $0.6 million in accumulated other comprehensive loss associated with an appreciation in the fair value of these agreements. As of the end of fiscal 2003, we had an unrealized loss recorded in accumulated other comprehensive loss and a liability of $0.4 million related to the swap agreements.

For further information regarding our long-term liabilities, including interest rate structure, see note 11 to our consolidated financial statements.

We have a $30.0 million New Credit Facility as described more fully in “Description of Other Indebtedness—New Credit Facility.” There were no outstanding borrowings under the New Credit Facility as of November 23, 2003, but there were $1.3 million of outstanding letters of credit applied against the facility. We pay commitment fees on the total amount of the facility. We are subject to covenants requiring maintenance of certain financial performance covenants and possible mandatory prepayment requirements in connection with certain asset sales, debt and equity issuances and a fiscal year end excess cash flow calculation. The New Credit Facility has an interest rate based on a leverage ratio test, with the highest possible rate equal to LIBOR plus 3.25%. The New Credit Facility will mature on November 19, 2007.

We have a €7.6 million (approximately $9.0 million) loan facility with Allied Irish Bank. Outstanding borrowings under such facility were €3.0 million (approximately $3.6 million) at November 23, 2003 with a weighted-average interest rate of 4.4%, €4.2 million (approximately $4.5 million) at the end of fiscal 2003 with a weighted-average interest rate of 5.2% and €5.7 million (approximately $5.0 million) at the end of fiscal 2002 with a weighted-average interest rate of 5.6%. At the end of fiscal 2003, we had a committed credit facility for ¥350.0 million (approximately $2.9 million) in Japan. There was ¥268.6 million (approximately $2.4 million) outstanding under this facility as of November 23, 2003. For further information regarding our short-term borrowings, including the average interest rate, see note 11 to our consolidated financial statements.

We have no potentially significant refinancing requirements in fiscal 2004. We expect to incur additional indebtedness from time to time as required to finance working capital needs.

The covenants contained in the New Credit Facility and the indenture governing the New Notes restrict, among other things, our ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose of assets or enter business combinations, incur or guarantee additional indebtedness, repurchase or redeem equity interests or indebtedness, create or permit to exist certain liens and pledge assets or engage in sale-leaseback transactions. These restrictions could limit our ability to obtain future financing and make acquisitions or needed capital expenditures. The New Credit Facility is subject to a borrowing base limitation (which consists of net accounts receivable and net inventory), and contains financial maintenance covenants that require us to meet specified financial ratios and other tests. Our breach of any such financial maintenance covenants could result in a default, which would cause the acceleration of payment of outstanding borrowings, including the New Notes. Based on our current plans we anticipate using the New Credit Facility only for short-term borrowings to meet working capital needs as a result of temporary fluctuations in our business cycles. See “Use of Proceeds” and “Description of Other Indebtedness—New Credit Facility.”

Based on our current plan, management estimates that the cash and cash equivalents at the end of fiscal 2004, together with our available credit facilities, cash flow from operations and funds available from long-term and short-term debt financings will be sufficient to satisfy our future working capital needs, capital expenditure, research and development and debt service requirements at least through fiscal 2005. To the extent we experience revenue shortfalls in fiscal 2004, we believe we can reduce certain discretionary spending in order to ensure there are sufficient cash balances to remain in compliance with the debt covenants associated with our current debt facility.

Off-Balance Sheet Arrangements

We are engaged in a number of different off-balance sheet arrangements as outlined below.

We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we agree to defend, indemnify and hold harmless, for an indefinite term, the indemnified party (generally business partners or customers) from and against any losses suffered or incurred by the indemnified party in connection with any patent, copyright or other intellectual property infringement claim by any third party with respect to our products. The maximum potential amount of future payments we could be required to make under these indemnification agreements is generally limited to the purchase price for the infringing product. On occasion we have been required to expand or remove this limitation in the course of negotiations to secure agreements with partners and customers. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of November 23, 2003.

As permitted under Luxembourg and Delaware law, we are permitted and have agreed to indemnify our officers and directors for certain events or occurrences while the officer or director is, or was serving, at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a director and officer insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. The aggregate limit on our insurance policy is $10.0 million. As a result of this insurance policy coverage, we believe the estimated fair value of these indemnification arrangements is minimal. All of these indemnification arrangements were grandfathered under the provisions of FASB Interpretation No. 45 (“Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”) as they were in effect prior to December 31, 2002. Accordingly, we have no liabilities recorded for these agreements as of November 23, 2003.

Certain of Holdings’ subsidiaries entered into an indemnity agreement with Platinum Equity, LLC as part of the purchase of Cemprus, LLC. Under the indemnity agreement, the subsidiaries agree to indemnify Platinum against certain claims arising after our purchase of Cemprus. The indemnification obligations are limited to claims respecting certain obligations of Platinum under its Cemprus acquisition agreement with Lucent, certain related Platinum guarantees associated with that transaction and a certain letter agreement with Hewlett-Packard for certain product and license agreements between Cemprus and Hewlett-Packard. We have never incurred costs to defend lawsuits or settle claims related to these agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of November 23, 2003.

Tabular Disclosure of Contractual Obligations

The following table summarizes our contractual obligations at the end of fiscal 2003.

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt, including capital lease obligations	$112.9	$12.7	$100.2	$—	$—
Short-term debt	3.0	3.0	—	—	—
Operating lease obligations	39.3	8.8	14.2	10.7	5.6
Purchase obligations	11.8	11.8	—	—	—

Total	$167.0	$36.3	$114.4	$10.7	$5.6

On or after February 26, 2007, but prior to February 26, 2009, upon written request, each holder of preference shares in Holdings may require Holdings to redeem all of its outstanding preference shares, provided that Holdings shall not be required to redeem any preference shares at any time while the Outstanding Notes or New Notes are outstanding. See “Description of Preference Shares—Redemption.” The redemption values of Series A Preference Shares and Series B Preference Shares totaled $135.1 million and $35.2 million, respectively, at February 24, 2003.

The following table summarizes our contractual obligations as of November 23, 2003.

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt, including capital lease obligations	$183.1	$1.8	$11.3	$—	$170.0
Short-term debt	2.4	2.4	—	—	—
Operating lease obligations	32.7	7.8	12.9	10.6	1.4
Purchase obligations	11.6	11.6	—	—	—

Total	$229.8	$23.6	$24.2	$10.6	$171.4

See notes 11 and 12 to our consolidated financial statements for further information regarding commitments and contingencies and leasing contracts.

Quantitative and Qualitative Description About Market Risk

Qualitative Information

In the ordinary course of business, our exposure to market risks is limited as is described below. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rate and foreign currency exchange rates. Our business and results of operations are from time to time affected by changes in exchange rates, particularly between the U.S. dollar, on the one hand, and the Euro, the Japanese yen and the British pound sterling, on the other. Foreign currency denominated assets and liabilities give rise to foreign exchange exposure. The introduction of the Euro has decreased our transaction exposure. In general, appreciation of the U.S. dollar relative to another currency has an adverse effect on our revenue and operating profit, while depreciation of the U.S. dollar has a positive effect. During fiscal 2003, the annual average rate of the U.S. dollar depreciated approximately 10.1% against the Euro and 6.3% against the British pound sterling. During fiscal 2002, the U.S. dollar appreciated approximately 3.3% against the Euro and appreciated approximately 3.4% against the British pound sterling. In fiscal 2001, the U.S. dollar appreciated approximately 3.2% against the Euro and approximately 8.0% against the British pound sterling.

Quantitative Information

The change in value of the U.S. dollar against the Euro and the British pound sterling had a slightly positive impact on our results of operations in fiscal 2003, and slightly negative effects in fiscal 2002 and 2001, respectively.

Against the Japanese yen, the U.S. dollar depreciated approximately 1.1% in fiscal 2003 and appreciated 13.7% in fiscal 2002. This had a slightly positive impact on our results of operations in fiscal 2003 and a slightly negative impact on operations in fiscal 2002. In fiscal 2001, the U.S. dollar depreciated approximately 2.3%, against the Japanese yen, which had a slightly positive impact on our result of operations.

The continued weakening of the U.S. dollar, if prolonged against currencies in which we have revenue, particularly the Euro and yen, would have a positive impact on our revenue expressed in U.S. dollars. In addition to the impact of exchange rate fluctuations on our results of operations discussed above, our balance sheet is also affected by the translation into U.S. dollars for financial reporting purposes of the shareholders’ equity of our foreign subsidiaries that are denominated in currencies other than the U.S. dollar. In general, this translation increases our shareholders’ equity when the U.S. dollar depreciates, and affects shareholders’ equity adversely when the U.S. dollar appreciates against the relevant other currencies (year-end rate to previous year-end rate).

We enter into forward foreign exchange contracts to reduce our exposure to foreign currency risks associated with our intercompany and net asset positions. The maturities of foreign exchange contracts generally do not exceed six months. Foreign currency transaction gains and losses, which are included in other income (expense), net of unrealized and realized gains and losses on forward foreign exchange contracts, were $27,000, ($0.6) million and $1.3 million during fiscal 2001, 2002 and 2003, respectively. We do not hold or issue financial instruments for trading purposes. As of February 24, 2002 and February 23, 2003, we had approximately $16.8 million and $4.7 million, respectively, of net forward foreign exchange contracts outstanding, predominantly in European currencies and Japanese yen.

BUSINESS

Overview

We are a global provider of fault-tolerant computer servers, technologies and services, with more than 20 years of experience focused in the fault-tolerant server market. Our servers provide high levels of reliability relative to the server industry, delivering 99.999% uptime or better (equivalent to less than 5 minutes of downtime annually in continuous operation). Our customers, who include some of the most recognizable companies in the world, purchase Stratus servers and support services for their critical computer-based operations that are required to be continuously available for the proper functioning of their businesses. With our latest server line introduced in June 2001, we are broadening our customer base considerably in the high-availability server market, which is expected to grow rapidly, by offering the superior performance of continuous availability combined with operational simplicity at cost-effective prices.

We provide our products and services through subsidiaries, distributors, value-added resellers and systems integrators around the world, with approximately half of our revenue in each of the last three fiscal years generated by sales outside the United States. As of January 25, 2004, we employed approximately 900 people globally.

History and Development

Holdings was incorporated in January 1999 under the laws of Luxembourg (originally under the name of Stratus Computer Systems International SA) for the express purpose of acquiring the enterprise business of the former Stratus Computer, Inc. The company changed its name to Stratus Technologies Group, S.A. in March 2001.

Stratus Computer was founded in 1980 and provided high-end computers and related services for mission-critical applications, primarily for the finance and telecommunications industries. In August 1998, Ascend Communications, Inc. acquired Stratus Computer. In February 1999, Ascend sold the enterprise computing business assets of Stratus Computer to Holdings and its subsidiary companies with funding that was arranged by affiliates of Investcorp. Ascend retained Stratus Computer’s telecommunications business as a standalone entity. Lucent Technologies, Inc. acquired Ascend in June 1999. In May 2002, Platinum Equity, LLC purchased the assets representing Stratus Computer’s telecommunications business from Lucent and placed these assets in a standalone company named Cemprus, LLC. In February 2003, we purchased all of the outstanding membership interests in Cemprus from Platinum. This acquisition rejoined Stratus Computer’s original telecommunications business with the enterprise computing business, all under the control of Holdings and its subsidiaries.

Product Offerings

For over 20 years we have focused primarily on providing fault-tolerant continuously available systems for critical applications. Our products achieve continuous availability by using replicated, fault-tolerant hardware to eliminate virtually any single point of failure and protect data integrity. Duplicate components operate in lockstep, processing the same instruction at the same time. Our goal is that in the event of a component failure, there is no interruption in processing, no lost data and no slowdown in performance. Unlike standard servers or clusters, Stratus hardware and software handle many errors transparently, shielding errors from the operating system, middleware or application software, thus eliminating many potential software problems. Our systems allow most replacements and reconfigurations to take place while the server stays online.

All of our systems include Continuous Processing features that are a result of more than 20 years experience ensuring uptime for the demanding mission-critical applications of our worldwide customers. All aspects of Continuous Processing design — hardware, software and service — aim to prevent, rather than simply recover from, unplanned downtime. Preventing downtime differentiates our systems from traditional servers and high-availability clusters (which use multiple servers to recover after one of the servers in the cluster has failed). Each of our systems is designed to address the primary causes of downtime and data loss — single points of failure, hardware failover and recovery time, faulty device drivers, human error, component and software revision incompatibilities — to keep businesses online.

We currently provide two lines of fault-tolerant servers, the Continuum system family and the ftServer system family, each of which is supported by a technologically advanced worldwide service offering.

Continuum System Family

The Continuum systems represent a successful history of fault tolerance, continuous availability and superior service spanning two decades, supporting critical applications for many of the most recognizable companies in the world. Today, approximately 1,800 Continuum servers are deployed throughout the world at over 600 customer sites, supporting mission-critical applications in the securities, banking, credit card, transportation, gaming and other industries, and in government.

The family of Continuum servers is comprised of mid-range and high-end fault-tolerant systems, which run our proprietary VOS and FTX operating systems and our modified HP-UX operating system. All of these operating systems have been optimized for critical on-line computing and expressly designed or modified to take full advantage of our fault-tolerant, multiprocessor Continuum system architecture. The Continuum 600 and 1200 systems support our VOS and FTX operating systems while the Continuum 400 system supports our modified HP-UX operating system.

Our Continuum servers are used primarily for mission-critical applications for both enterprise and telecommunications service providers. Examples of these applications include telecommunications control, funds transfer, securities trading, bank ATMs, enhanced 9-1-1 computer-aided dispatch and other interactive applications where systems availability and data integrity are critical requirements.

Our customer base for Continuum servers is very loyal because of the outstanding reliability of the Continuum server line and the high costs and significant efforts associated with switching applications from our proprietary VOS operating system to a different operating system. We intend to provide ongoing service support and sell replacement products for our Continuum server customers. We are also planning to port the VOS operating system to an Intel-processor platform in calendar year 2004, thereby offering current customers a clear upgrade path to our latest server technology and allowing for the convergence of our product offerings into a single platform architecture.

ftServer System Family

Our ftServer systems are the result of our efforts to bring Intel-based fault-tolerant continuous availability capabilities to Microsoft Windows computing environments. The family of ftServer systems represents a new, simplified and cost-effective implementation of our fault-tolerant technology that now targets the rapidly-growing high-availability Windows- and Linux-based server markets. The inherent reliability of our hardware fault-tolerant design, coupled with our software-availability features and integrated service technology, aggressively positions us against competitors’ solutions where platform reliability and operational simplicity are important. Out of the box, ftServer systems run Windows applications unmodified, integrate quickly into the IT infrastructure and require little or no incremental staff support for ongoing operation, system management or servicing. Today, we hold a highly differentiated technology and product position in this segment of the server market. We currently are the only server manufacturer with hardware fault-tolerant server technology for Windows- and Linux-based operating environments.

In June 2001, we launched the ftServer 5200 system, the first of our ftServer line. Targeted at mid-range enterprise applications, this new Intel-based server gave end users a technology choice not previously available to meet their business needs for high-availability Windows computing. This server introduction was quickly followed in September 2001 by the entry-level ftServer 3200 system, which was priced approximately 50% less than the ftServer 5200 model and approximately 80% less than the entry-level price of Continuum fault-tolerant servers.

In September 2002 we introduced our ftServer 6500 system, the only 4-way fault-tolerant server (i.e., four Intel microprocessors in each of the two or three redundant central processing units (CPUs) that make up the server) for enterprise-class Windows computing environments. At the same time, we introduced the ftServer 5240 server, a replacement to the 5200 model with greater power and performance. With the launch of these products we were able to supply a full line of cost-effective servers for business- and mission-critical computing requirements, from department to data center.

In March 2003, we launched our first product with second-generation ftServer technology. The entry-level ftServer 3300 system uses current Intel Xeon processor technology and is our most compact fault-tolerant server. It is ideal for space-constrained data centers, remote offices and multi-site operations due to its compact modular design and ease of use. This same design and component interchangeability is evident in our newest mid-range and enterprise class models, the ftServer 5600 and ftServer 6600 systems. These new servers join the ftServer 3300 in offering IT managers a cohesive, technologically advanced, and ultra-reliable platform for continuous processing.

As businesses’ need for uptime and application availability has grown, we have focused on delivering availability as a total product solution to specific applications in selected markets. Our focus since mid-2002 on applications in retail banking, public safety and manufacturing has contributed to the success of the ftServer system line to date. Applications in these markets include e-mail, transaction processing and manufacturing process control. In addition, we are now establishing partner relationships and focused programs in other industries, such as healthcare, transportation and logistics, and gaming. To date, we are allied with over 200 channel partners and value-added resellers to create a complete fault-tolerant solution for critical applications.

In fiscal 2003, we attracted over 350 new ftServer system customers, bringing the total number of ftServer system customers to approximately 940. We continue to develop products with lower price points in order to attract a broader range of customers with a variety of application and reliability requirements.

Worldwide Service

Our service offering, centered around our technology-based ActiveService™ Architecture and ActiveService™ Network, provides for remote monitoring, problem diagnosis and product repair. This advanced service technology is a fundamental element of the design and performance of all Stratus server products and is integral to our customer value proposition. Our architecture combines automatic fault detection, automatic fault isolation, integrated “call home” remote support and component replacement service to enable a built-in serviceability model ideally matched to business-critical and mission-critical computing requirements.

Given the critical nature of the applications our servers support, the majority of our customers purchase service contracts alongside our server products. In fiscal 2003, over 98% of Continuum server sales and 74% of ftServer system sales included service contracts. In addition, service contract retention rates over the past three fiscal years have exceeded 90%. As a result of the high service attach rates for new unit sales, the high retention rates beyond the initial contract period and the evergreen nature of our service contracts, the revenue generated by our service business has historically been predictable and stable. As of November 23, 2003, our 876 service customers around the world had approximately 3,200 servers under service contract. For the nine-month period ending November 23, 2003, no customer in this broad base accounted for more than 8.1% of our service revenue.

Our worldwide service organization supports both the Continuum and ftServer system families with over 100 field-based engineers and technical account managers located in 14 major geographic centers throughout the world. In addition, there are over 95 higher level hardware and software product support engineers located worldwide.

Under the Continuum service offering, we provide immediate access to the nearest Stratus Customer Assistance Center, 24 hours-a-day, seven days-a-week, via our high-speed Remote Service Network modem, to provide the following:

•	Proactive remote monitoring capabilities, including predictive analysis, remote system commands and the ability to pinpoint and duplicate system level problems;

•	Automatic notification of any hardware problems;

•	24/7 same-day, on-site service for critical remedial service;

•	Immediate access to our on-line database for call history information to expedite the resolution of problems; and

•	Transmission of technical information and documentation from the Stratus Customer Assistance Center.

In contrast, we offer three levels of field support for our ftServer products:

•	Assured Availability PlusSM Coverage – includes a 100% uptime program for the ftServer hardware, value-added software and collaborative support to ensure continuous operating system availability;

•	Availability PlusSM Coverage – provides 24/7 remote system monitoring and telephone support; and

•	System AvailabilitySM Coverage – for fault-tolerant but not mission-critical requirements. This offering provides telephone support with select hardware remedial-support services 8 hours a day, 5 days a week.

To the best of our knowledge, Stratus is the only server manufacturer to publicly disclose availability levels for its server lines. Because of our ActiveService Network, we know immediately if one of our servers under service contract experiences an issue that results in unplanned downtime, as well as the duration and cause of that downtime. From this real-time information, uptime reliability for the hardware and operating system is automatically calculated for all ftServer systems and all Continuum systems in our installed base that are under service contract, over the most recent six- and twelve-month periods, respectively. That information is available to the public via online Stratus Uptime Meters.

Research and Development

Success in the high-availability market requires the introduction of new products and applications based on the latest available technology. In order to maintain our competitiveness, we have made substantial research and development (or “R&D”) expenditures in each of the last three fiscal years, with the largest spending occurring in fiscal 2001 as we developed our new ftServer product line. Since the beginning of fiscal 2000, we have invested $250.4 million in R&D, primarily related to the development and enhancement of our ftServer systems. Now that the ftServer systems have been introduced, we expect that our incremental R&D expenditures will decrease. We will continue to invest in our R&D activities, as well as leverage our collaboration with third parties, to enable our future growth and to stay current with the evolving technologies in the high-availability market. We expect that our future R&D activities will focus primarily on developing Linux-based systems and on converging our Continuum systems and ftServer systems onto a single platform architecture. Our in-house R&D activities take place in our facilities located in Ireland and the United States. At November 23, 2003, we employed 249 people in R&D, representing approximately 27% of our total personnel.

Sales and Marketing

We sell our products, services and solutions in most major markets worldwide through a combination of direct and indirect channels. As a broader group of customers seeks highly reliable industry-standard servers at significantly lower prices, such as our ftServer systems, we have focused on developing indirect sales channel relationships to reach that group. Our third-party channel partners develop and/or sell software applications that often drive customer purchases of our products and services. Some of our partners integrate our Intel-based, fault-tolerant server platform as a high-value component in a turnkey solution.

We have focused our ftServer system marketing and sales resources on specific industries that have compelling business needs for continuously available applications. We have focused our indirect channel partner recruitment efforts in these industries. We continue to use a direct sales model and geographical resellers to service our Continuum system customers. At November 23, 2003, we employed 217 people in sales and marketing, representing approximately 24% of our total personnel.

Channel sales accounted for approximately one-half of all product sales in fiscal 2003, and approximately 70% of our ftServer system sales. We believe that our relationships with resellers and distributors, and other indirect channels are very important to our revenue growth and profitability.

We also offer products on an OEM basis to other hardware manufacturers. In addition, we supply after-market and peripheral products to our end-user installed base, both directly and through independent distributors and resellers.

Manufacturing

We contract with two third-party manufacturers, Benchmark Electronics, Inc. and Solectron Corporation, to produce the majority of our servers. Benchmark manufactures our Continuum line of servers, while Solectron manufactures the servers in the ftServer product family. Although we outsource virtually all of the manufacturing of new Continuum and ftServer systems, we are active in final assembly, test and quality control of our systems. In addition to the product manufacturing done by Benchmark and Solectron, we operate a manufacturing facility at our Maynard, Massachusetts site, where we remanufacture products for our Remarketing Support Service operation.

Competition

With our ftServer systems, we currently are the only server manufacturer with hardware fault-tolerant server technology for Windows- and Linux-based operating environments, though we compete with distributors and resellers of systems based on Intel microprocessors and the Windows family of operating systems. We also compete for new business with hardware solutions made by Hewlett-Packard, IBM and Sun Microsystems. In addition, Hewlett-Packard, IBM, Sun Microsystems and Dell provide clustered-server solutions (software solutions) that compete with our hardware solutions in the high-availability market. We believe we are positioned to succeed based upon our products’ extremely high levels of reliability, cost-effectiveness and ease of use.

Patents, Trademarks, Copyrights and Intellectual Property Licenses

We have registered and/or applied to register certain trademarks and service marks to distinguish our products, technologies and services from those of our competitors in the United States and in foreign countries and jurisdictions. We also protect our products and technology through copyrights, trade secrets and patents. In addition, we have a perpetual license from Ascend Communications Inc. (which has been acquired by Lucent) to use certain patents, relating to the technology of the former Stratus Computer, Inc. While we believe that patent protection is important, we believe that factors such as innovative skills and technological expertise are also important. Disputes over the ownership, registration and enforcement of intellectual property rights arise in the ordinary course of our business. However, we are not currently involved in any such disputes that we believe could have a material effect on our consolidated financial position.

Property, Plant and Equipment

At November 23, 2003, we owned one research and development facility in Ireland and leased offices in fifteen countries. None of the facilities are subject to any material encumbrance, other than a mortgage on our owned property in Ireland. See “Description of Other Indebtedness—Allied Irish Bank Credit Facility.” The following is a list of the principal properties and their use:

Country	Company	Location	Use	Square feet
Owned Property
Ireland	Stratus Technologies Ireland Limited	Dublin	R&D	45,077

Leased Property
USA	Stratus Technologies, Inc.	Maynard, MA	Corporate and R&D	366,151
	Stratus Technologies, Inc.	Maynard, MA	Manufacturing	26,116
	Stratus Technologies, Inc.	Phoenix, AZ	Office	18,184
	Cemprus, LLC	Marlborough, MA	Office	26,364
	Cemprus, LLC	Scottsdale, AZ	Service	20,638	*

Japan	Stratus Technologies Japan Inc.	Tokyo	Sales and Service	15,274

Germany	Stratus Technologies GmbH	Schwalbach	Sales and Service	13,240

United Kingdom	Stratus Technologies Ltd.	Ashford	Sales and Service	10,501

France	Stratus Technologies S.A.	Nanterre Cedex	Sales and Service	10,021

*	This lease was terminated effective February 4, 2004.

Employees

The following table indicates the number of employees of Holdings and its subsidiaries by geography and main activity category as of the fiscal years ended:

	2001	2002	2003
U.S.	766	633	600
EMEA	222	182	154
Japan	71	61	60
Asia/Pacific	49	38	36
Other	19	11	10

TOTAL	1,127	925	860

	2001	2002	2003
Sales	213	183	166
Marketing	53	37	40
Engineering	290	260	235
Customer Service	324	244	240
Supply Chain Management and Logistics Operations	110	91	84
Finance and Administration	137	110	95

TOTAL	1,127	925	860

Holdings and its subsidiaries do not have any labor, union or collective bargaining contracts covering any of its employees in any location, except where required by local law. We believe our labor-management relations are positive.

Litigation

We are not currently, nor have we in the last twelve months been, involved in any litigation or arbitration proceedings that have or, in the last twelve months, have had, a significant effect on our consolidated financial position, results of operations or cash flows. We are not aware of any threatened or potential legal proceedings that could have a significant effect on our consolidated financial position.

Agent

Stratus Technologies, Inc.’s agent for service of process is CSC Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036. The non-U.S. Guarantors have appointed National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York 10001, as their agent for service of process, in any action in any U.S. federal or state court brought against them under the U.S. securities laws as a result of this offering or any purchase or sale of the New Notes.

MANAGEMENT

The following table provides certain information about the current officers and directors of each of Holdings and Stratus Technologies, Inc. All directors hold office for a term not to exceed six years or until their successors are duly elected and qualified.

Name	Age	Title
Stephen C. Kiely	57	Director; Executive Chairman*
David J. Laurello	48	Director; President and CEO*
Robert C. Laufer	45	Director; CFO and Senior VP Finance and Administration*
Timothy Billings	30	Director#
Douglas E. Coltharp	42	Director#
Hans de Graaf	53	Director#
James O. Egan	55	Director
Lars C. Haegg	38	Director
Charles K. Marquis	61	Director
J. Michael Pocock	52	Director#
Robert Sharp	38	Director
Christopher J. Stadler	39	Director
Bruce C. Tully	54	Director
Zahid Zakiuddin	49	Director#
James A. Gargan	42	Senior VP of Marketing*
Allan L. Jennings	52	Senior VP of Engineering*
Richard M. Suech	58	Senior VP of Worldwide Services*
William D. Lowe	57	Senior VP of Supply Chain Management and Corporate Quality*
Frederick S. Prifty	59	VP and General Counsel*
Judith Reed	51	VP of Human Resources*
John H. Scanlon	59	VP of Business Strategy and Corporate Development*

#	Position in Stratus Technologies Group, S.A. only.
*	Position in Stratus Technologies, Inc. only.

Stephen C. Kiely became a member of the board of directors on February 26, 1999. Mr. Kiely joined the former Stratus Computer, Inc. in 1994 and has served as Executive Chairman of Stratus Technologies, Inc. since June 16, 2003. Previously, Mr. Kiely had been Chairman, President and Chief Executive Officer since February 1999. He also has served as President of Stratus Computer’s Enterprise Computer division, Vice President of Engineering and Vice President of Platform Products. Prior to joining Stratus Computer, Mr. Kiely served in executive positions at IBM, Prime Computer, Bull, and two technology startups. Mr. Kiely is a member of the Board of Directors for Cray, Inc.

David J. Laurello became a member of the board of directors on June 16, 2000, and has served as President and Chief Executive Officer of Stratus Technologies, Inc. since June 16, 2003. Mr. Laurello joined Stratus Technologies, Inc. in January 2000 as Senior Vice President and General Manager of Products, Technology and Operations. In March 2002, he assumed the additional position of chief operating officer. Prior to joining Stratus, Mr. Laurello held the position of Vice President and General Manager of the CNS (Converged Network Solutions) business unit of Lucent Technologies. Prior to that role, Mr. Laurello was Vice President of Engineering of the Carrier Signaling and Management Business Unit at Ascend Communications. From 1995 to 1998, Mr. Laurello was Vice President of Hardware Engineering and Product Planning at Stratus Computer, Inc.

Robert C. Laufer became a member of the board of directors on February 26, 1999, and currently serves as Senior Vice President of Finance and Administration and CFO of Stratus Technologies, Inc. Mr. Laufer joined the former Stratus Computer in 1989 and held various financial management positions before being promoted to

Chief Financial Officer in 1998. Before joining Stratus, Mr. Laufer was the Assistant Controller for Lasertron, Inc., from 1984 to 1986 he was Controller for Microfab, Inc., and in 1982 became a Certified Public Accountant while employed at Ernst & Young.

Timothy Billings became a member of the board of directors on June 18, 2003. Mr. Billings is a Vice President at MidOcean Partners. Prior to his current position, Mr. Billings was a Vice President at DB Capital Partners. Previously, Mr. Billings was an Associate Director in the corporate finance department of UBS Warburg where he worked on a variety of mergers, acquisitions and capital raising assignments for companies primarily focused in the communications sector. Mr. Billings also held various positions at Dillon, Read & Co. Inc. and The Chase Manhattan Bank.

Douglas E. Coltharp became a member of the board of directors and the Board’s Audit Committee on June 18, 2003. Mr. Coltharp has been Executive Vice President and CFO of Saks Incorporated (formerly Proffitt’s Inc.) since November 1996. Prior to that, Mr. Coltharp held the position of Senior Vice President of Corporate Finance at NationsBank, in addition to a variety of other senior positions.

Hans de Graaf became a member of the board of directors on February 1, 2001. Mr. de Graaf is a resident of Luxembourg and is a holder of procuration within BGL MeesPierson Trust (Luxembourg) SA in Luxembourg, responsible for the Global team. Mr. de Graaf is also a director of MeesPierson Investments (Luxembourg) S.A., Monterey Services S.A., European Media Investors S.A., Belma SA, Brunn S.A., European Real Estate Financing Company SA and Europension SA.

James O. Egan became a member of the board of directors on February 26, 1999. Mr. Egan has been an executive officer of Investcorp or one or more of its wholly owned subsidiaries since December 1998. Prior to joining Investcorp, Mr. Egan was a partner in the accounting firm of KPMG from October 1997 to December 1998. Prior to that, Mr. Egan served as Senior Vice President and Chief Financial Officer of Riverwood International, a paperboard, packaging and machinery company from May 1996 to August 1997. Prior to that, he was a partner in the accounting firm of Coopers & Lybrand L.L.P. Mr. Egan also is a director of CSK Auto Corporation, Harborside Healthcare Corporation and SI Corporation.

Lars C. Haegg became a member of the board of directors on June 16, 2000 and is a member of the Board’s Audit Committee. Mr. Haegg has been an executive officer of Investcorp or one or more of its wholly owned subsidiaries since 1998. Prior to joining Investcorp, Mr. Haegg worked with McKinsey & Company where he was responsible for leading consulting teams for media, retail and electronics customers. He previously worked with Strategic Planning Associates (now Mercer Management Consulting) in the telecommunications and consumer goods sectors. Mr. Haegg also is a director of Harborside Healthcare and TelePacific Communications.

Charles K. Marquis became a member of the board of directors on February 26, 1999. Mr. Marquis has been a Senior Adviser to Investcorp since January 1999. For thirty years prior thereto, he was an attorney with Gibson, Dunn & Crutcher LLP. Mr. Marquis is also a director of CSK Auto and Tiffany & Co.

J. Michael Pocock became a member of the board of directors on November 20, 2003. Mr. Pocock has been President and Chief Executive Officer of Polaroid Corporation since March 2003. Before joining Polaroid, Mr. Pocock served as Vice President of Corporate Strategy at Compaq Computer Corporation, and held a variety of other senior positions. Mr. Pocock is also a director of Polaroid Corporation.

Robert Sharp became a member of the board of directors on February 1, 2001 and is a member of the Board’s Audit Committee. Mr. Sharp is a Partner of MidOcean US Advisor, LLC, an affiliate of MidOcean Capital Partners Europe, L.P. Prior to his current position, Mr. Sharp was a Managing Director at DB Capital Partners. Previously Mr. Sharp was a Principal at Investcorp International, Inc. Earlier he served as Vice President at BT Securities, as an Executive Vice President at Remsen Partners Ltd., a private investment firm, and as an associate in the mergers and acquisitions group at Drexel Burnham Lambert. Mr. Sharp is also a director of Jenny Craig, Inc., Prestige Brands International, Inc., GlobalSight Corporation and Ilumin Software Services, Inc.

Christopher J. Stadler became a member of the board of directors on February 26, 1999. Mr. Stadler has been an executive officer of Investcorp or one or more of its wholly owned subsidiaries since March 1996. Prior to joining Investcorp, he was a Director at CS First Boston and prior to that, a Managing Director of the Davis Companies. Mr. Stadler also was a Managing Director at Bankers Trust where he worked from 1986 to 1995. Mr. Stadler is also a director of CSK Auto, ECI Conference Call Services, SAKS, Incorporated, MW Manufacturers, Telepacific Communications, Inc., US Unwired and Werner Holding Company.

Bruce C. Tully became a member of the board of directors on December 9, 2002 and was a member of the Board’s Audit Committee until June 18, 2003. Mr. Tully has been an executive officer of Investcorp or one or more of its wholly owned subsidiaries since June 2002. Prior to joining Investcorp, Mr. Tully co-founded Beehive Ventures, LLC, focusing on investing in start-up companies in business-to-business internet space. Mr. Tully also held various positions in the Strategic Derivatives Group and Merchant Banking Group of Bankers Trust. Mr. Tully is a Director of CARE, Inc., Beehive Ventures, LLC, eMarketer Inc., Harborside Healthcare Corp., PlayPower, Inc. and MW Manufacturing.

Zahid Zakiuddin became a member of the board of directors on June 1, 2001. Mr. Zakiuddin is a Management Consultant based in Toronto. Previously, Mr. Zakiuddin was an executive officer of Investcorp or one or more of its wholly owned subsidiaries. His work experience also includes six years in corporate finance with Bank of America.

James A. Gargan joined Stratus Technologies, Inc. in September 2002 and is responsible for all aspects of business development, product planning and management, product marketing, and corporate communications. Prior to joining Stratus, Mr. Gargan held positions at IBM. Before IBM, he spent 15 years with Digital Equipment Corporation, lastly as director of strategic alliances, Commercial Desktops, with an interim software-management position at Compaq.

Allan L. Jennings joined Stratus Technologies, Inc. in 2002 to lead its hardware and software engineering organizations. Prior to joining Stratus, Mr. Jennings was Vice President and General Manager of Network Management Systems at Zhone Technologies. Prior to that role, Mr. Jennings was Vice President of Engineering of the Core Systems Division at Ascend Communications. Before that he held senior positions with a number of companies, including CSI Netlink a Cabletron Company, Digital Equipment Corporation, Data General and Unisys.

Richard M. Suech joined the former Stratus Computer in 1997 as Vice President, Americas Customer Service. In 1998 he was promoted to his current position of Senior Vice President, Worldwide Services. Prior to joining Stratus, Mr. Suech held the position of Executive Vice President, North America Customer Service at Bull HN Information Systems. Mr. Suech was also Director of North American Field Operations with Hewlett-Packard in their Apollo Division. Previous to that, Mr. Suech served as Vice President/General Manager of the Product Service Division for Sun Electric Corporation.

William D. Lowe joined Stratus Technologies, Inc. in May 2000 to oversee internal manufacturing operations and manage key relationships with Stratus’ contract manufacturing partners. On May 1, 2003, Mr. Lowe was promoted to Senior Vice President of Supply Chain Management and Corporate Quality. Before joining Stratus, Mr. Lowe served as Vice President, Worldwide Manufacturing for Avid Technology. Mr. Lowe also spent 22 years at Digital Equipment Corporation, where he held various operations roles, most recently as Vice President, Storage Operations. Mr. Lowe also held senior management positions at Quantum Corporation and Encore Computer Corporation.

Frederick S. Prifty joined the former Stratus Computer, Inc. in 1984 and served as its general counsel and corporate secretary until his departure in 1995. Mr. Prifty again joined SCI in November 1998 to serve as the general counsel. From 1996 until rejoining Stratus, Mr. Prifty maintained a private practice focusing on high technology clients. Mr. Prifty worked previously at Prime Computer, Inc., Digital Equipment Corporation and General Electric Company.

Judith Reed joined the former Stratus Computer, Inc. in 1995 as Director, Human Resource Services with responsibility for employment, human resource policy, compensation, benefits and human resource systems. In 1999, Ms. Reed was promoted to Vice President of Human Resources with worldwide human resources responsibility. Prior to joining Stratus, Ms. Reed was Director of Human Resources for the commercial lending business of the Bank of Boston.

John H. Scanlon joined the former Stratus Computer, Inc. in 1995 as Vice President of Marketing, Continuum Products Group. Mr. Scanlon has since held the positions of Vice President, Telecommunications Marketing, and Vice President, Enterprise Marketing before being promoted to his current position. Prior to Stratus, Mr. Scanlon worked for IDE Associates, Alliant Computer Systems Corporation and Data General Corporation.

Executive Compensation

For the fiscal year ended February 23, 2003, the executive officers of Holdings and its subsidiaries received aggregate compensation of $3,862,031, including bonuses, compensation in kind, retirement and similar benefits.

Share Ownership and Stock Options

As of November 23, 2003, the outstanding share capital of Holdings was 60,292,997 shares, of which 4,937,835 Series A preference shares were held by Stratus Bermuda Limited and 6,322,280, 430,634 and 10,099 ordinary shares were held by Stratus Equity S.à r.l., Stratus Bermuda Limited and Stratus Technologies S.à r.l., all direct subsidiaries, respectively. As of November 23, 2003, Mr. Kiely beneficially owned 947,212 ordinary shares (which includes 50,000 shares held by the Kiely Family Trust), of which 732,892 were acquirable within 60 days after November 23, 2003 by exercise of stock options. Mr. Kiely has been granted four options for a total of 1,875,173 ordinary shares. The per share purchase price of the option shares is $1.50 and the expiration dates of the options range from April 29, 2009 to March 3, 2013. No other director or executive officer owns or has stock options for more than one percent of Holdings’ outstanding share capital.

The following table lists the directors and executive officers as of the end of fiscal 2003 who beneficially own or have options for less than 1% of the shares of Holdings as of November 23, 2003. With respect to the named persons, the foregoing calculation of beneficial ownership includes shares that may be acquired within 60 days after November 23, 2003 by exercise of stock options:

Name	Class of Securities
James O. Egan	Ordinary
Lars C. Haegg	Ordinary
Charles Marquis	Ordinary
Christopher J. Stadler	Ordinary
Zahid Zakiuddin	Ordinary
David J. Laurello	Ordinary
Robert C. Laufer	Ordinary
Carl E. Boisvert*	Ordinary
James A. Gargan	Ordinary
Allan L. Jennings	Ordinary
Richard M. Suech	Ordinary
William D. Lowe	Ordinary
Frederick S. Prifty	Ordinary
Judith Reed	Ordinary
John H. Scanlon	Ordinary

*	Mr. Boisvert resigned effective June 26, 2003.

Mr. Douglas E. Coltharp was elected to the Board of Directors of Holdings in June 2003 and beneficially owns or has options for less than 1% of the shares of Holdings as of November 23, 2003. Mr. J. Michael Pocock was elected to the Board of Directors of Holdings in November 2003 and beneficially owns or has options for less than 1% of the shares of Holdings as of November 23, 2003.

Stock Options Outstanding

Except with respect to Mr. Coltharp and Mr. Pocock, who were elected to the Board of Directors of Holdings on June 18, 2003 and November 20, 2003, respectively, all stock options have been issued to the directors in their capacities as executive officers of Stratus Technologies, Inc. All options were issued pursuant to the 1999 Stratus Technologies, Inc. Stock Incentive Plan, as amended. For a description of our stock option plan, including information regarding the expiration date of the options thereunder, see note 13 of our consolidated financial statements included elsewhere in this prospectus.

On November 23, 2003, members of the Board of Directors of Holdings held options exercisable for approximately 4.1 million shares, representing 5.8% of the ordinary shares of Holdings (on an as-converted basis and including options exercisable within 60 days of November 23, 2003).

As of November 23, 2003, no members of the Board of Directors of Holdings had exercised any of their shares represented by outstanding options.

On November 23, 2003, the total outstanding exercisable stock options held by all participants in Holdings’ stock option plans, including Board members, called for 8.9 million shares.

Employee Stock Option Plan

Holdings and its subsidiary Stratus Technologies, Inc. established a Stock Incentive Plan on March 29, 1999, to facilitate the issuance of shares of Holdings’ ordinary stock to employees, members of management, officers, directors and consultants of Holdings and its subsidiaries. The plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and shares of restricted stock. Options granted under the plan have a time-based vesting schedule, generally 4 to 5 years, some with a provision for the acceleration of vesting upon the occurrence of certain events. Option grants have terms ranging from 7 to 10 years.

Compensation of Directors

Directors of Holdings and Stratus Technologies, Inc. received no salary or other compensation during fiscal 2003 for their services as members of the respective boards of directors and board committees. Mr. Coltharp and Mr. Pocock, who joined the board of Holdings in June 2003 and November 2003, respectively, as independent directors, were given a retainer, meeting fees, an initial stock option with additional annual grants thereafter and a one-time opportunity to purchase shares of Holdings.

Audit Committees

Holdings and Stratus Technologies International, S.à r.l. have each established an audit committee, although the committees are not required under Luxembourg law. Stratus Technologies, Inc. has also established an audit committee. For fiscal 2003, the members of the audit committee of Holdings were Messrs. Tully, Haegg and Sharp. Mr. Coltharp, who was appointed to the board of directors in June 2003, replaced Mr. Tully as a member of the audit committee in June 2003. For fiscal 2003, the members of the audit committee of Stratus Technologies International, S.à r.l. were Messrs. Tully and Haegg. For fiscal 2003, the members of the audit committee of Stratus Technologies, Inc. were Messrs. Tully and Haegg.

Compensation Committee

Stratus Technologies, Inc. has established a compensation committee. For fiscal 2003, the members of the compensation committee were Messrs. Stadler, Haegg and Sharp.

EQUITY OWNERSHIP

Set forth below is certain information concerning the beneficial ownership, as of November 23, 2003, of the ordinary shares and preference shares of Holdings by each person known to us to be a beneficial owner of more than 5% of any class of capital stock of Holdings. Holdings owns 100% of the issued and outstanding voting shares of Stratus Technologies International, S.à r.l., the parent Guarantor of the New Notes, which, in turn directly or indirectly owns 100% of the issued and outstanding shares of Status Technologies, Inc., the issuer of the New Notes, and of each other Guarantor of the New Notes (except for one share of Stratus Technologies Ireland Limited owned by a third party to comply with the minimum requirements of local law).

	Holdings Ordinary Shares (a)		Holdings Series A Preference Shares (b)		Holdings Series B Preference Shares
Name	Number of Shares	Percent of Class	Number of Shares	Percent of Class (c)	Number of Shares	Percent of Class
Investcorp Bank B.S.C. (d)	33,498,738	47.6%	269,161	2.4%	9,474,160	88.4%
Investcorp Stratus Limited Partnership (e)	5,586,281	7.9%	269,161	2.4%	0	0.0%
Stratus Holdings Ltd. (e)	18,438,297	26.2%	0	0.0%	0	0.0%
New Stratus Investments Ltd. (e)	9,474,160	13.5%	0	0.0%	9,474,160	88.4%
MidOcean Capital Partners Europe, L.P. (f)	17,820,039	25.3%	7,816,210	69.2%	857,674	8.0%
Intel Capital Corp. (g)	381,188	0.5%	0	0.0%	381,188	3.6%
Intel Atlantic, Inc. (g)	6,954,706	9.9%	3,204,709	28.4%	0	0.0%

(a)	Includes 8,524,888 stock options exercisable within 60 days of November 23, 2003, and 11,290,080 Series A Preference Shares and 10,713,022 Series B Preference Shares that are convertible into ordinary shares at any time at the option of the holder
(b)	Series A Preference Shares vote and are convertible into ordinary shares on a 2.17:1 basis.
(c)	Does not include 4,937,835 Series A Preference Shares of Holdings held by Stratus Technologies Bermuda Ltd. that were purchased from Investcorp Stratus Limited Partnership, MidOcean Capital Partners Europe, L.P. and Intel Atlantic, Inc. on November 18, 2003, since, under Luxembourg law, the voting rights associated with such shares are suspended and such shares will not be counted for quorum and majority purposes at general meetings of shareholders of Holdings.
(d)	Investcorp Bank B.S.C. does not directly own any Holdings stock. The number of shares of Ordinary Shares, Series A Preference Shares and Series B Preference Shares includes all of the shares owned by Investcorp Stratus Limited Partnership, a Cayman Islands limited partnership, Stratus Holdings Limited, a Cayman Islands corporation, and New Stratus Investments Limited, a Cayman Islands corporation. Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by Stratus Holdings Limited and New Stratus Investments Limited because the holders of the voting stock of such entities, or such entities’ stockholders or principals, have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each of the entities owning the voting stock issued by the entities in the Investcorp Group, or such entities’ stockholders, has granted such affiliate the authority to direct the voting and disposition of the voting shares issued by such entity, which permits Investcorp to control the voting and disposition of the ordinary shares, Series A Preference Shares and Series B Preference Shares owned by each member of the Investcorp Group for so long as such agreements are in effect. Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by Investcorp Stratus Limited Partnership because the general partner of such partnership is an indirect subsidiary of Investcorp. The address for Investcorp Bank B.S.C. is P.O. Box 5340, Manama, Bahrain.
(e)	The address for each of Investcorp Stratus Limited Partnership, Stratus Holdings Limited and New Stratus Investments Limited is P.O. Box 1111, George Town, Grand Cayman, Cayman Islands, B.W.I.
(f)

Shares are held by MidOcean Capital Partners Europe, L.P. As a result of their direct or indirect control relationship with MidOcean Capital Partners Europe, L.P., Ultramar Capital, Ltd., Existing Fund GP, Ltd.,

MidOcean Partners, LP and MidOcean Associates, SPC may all be deemed to be beneficial owners of the shares. Existing Fund GP, Ltd. is the general partner of MidOcean Capital Partners Europe, L.P. MidOcean Partners, LP is the sole owner of Existing Fund GP, Ltd. and MidOcean Associates, SPC is the general partner of MidOcean Partners, LP. J. Edward Virtue may be deemed the beneficial owner of the shares because he indirectly controls the securities, but disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Sharp, who is a Managing Director of an affiliate of the general partner of MidOcean Capital Partners Europe, L.P., does not have dispositive or voting control over the securities and disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Billings, who is a Vice President of an affiliate of the general partner of MidOcean Capital Partners Europe, L.P., does not have dispositive or voting control over the securities and disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address for each of MidOcean Capital Partners Europe, L.P., Existing Fund GP, Ltd., MidOcean Partners, LP and MidOcean Associates, SPC and Ultramar Capital, Ltd. is 345 Park Avenue, 16th Floor, New York, New York 10154.

(g)	The address for Intel Capital Corp. is Caledonian House, 69 Dr. Roy’s Drive, P.O. Box 1043, Georgetown, Grand Cayman, Cayman Islands, B.W.I. The address for Intel Atlantic, Inc. is Corporation Trust Company, 1209 Orange St., Wilmington, Delaware, 19801.

Shares of Stratus’ subsidiaries were pledged pursuant to the New Credit Facility. See “Description of Other Indebtedness” below.

Holdings by U.S. Shareholders

As of November 23, 2003, there were approximately 200 holders of record of Holdings’ ordinary shares, including approximately 115 holders of record located in the United States holding approximately 7.6% of Holdings’ ordinary shares.

CERTAIN TRANSACTIONS

Relationship with Investcorp

As of November 23, 2003, the Investcorp Group collectively beneficially owned 47.6% of the ordinary shares (on an as converted basis), 2.4% of the outstanding Series A Preference Shares, 88.4% of the outstanding Series B Preference Shares, 54.2% of the total voting power and 38.0% of the fully-diluted common equity of Holdings.

Stockholders’ Agreement

On May 23, 2002, Holdings entered into an amended and restated shareholders agreement with Investcorp Stratus Limited Partnership, Stratus Holdings Limited, New Stratus Investments Limited, Intel Atlantic, Inc., Intel Capital Corp., MidOcean Capital Partners Europe L.P. (f/k/a DB Capital Partners Europe, L.P.) and certain management stockholders. The shareholders agreement contains the following arrangements relating to Holdings’ shares:

Registration Rights: Each party that owns Holdings’ preference shares receives demand and piggyback registration rights to register the ordinary shares into which such preference shares are convertible.

Right of First Offer: Each party that owns Holdings’ preference shares receives the right, on a pro rata basis, to purchase any new securities of Holdings’ capital stock that may be issued by Holdings after the date of the shareholders agreement. This right of first offer does not apply to any options issued by Holdings to employees, officers, directors or consultants pursuant to share purchase, share options or other incentive share agreements, the ordinary shares underlying such options, any ordinary shares issued upon conversion of the Series A Preference Shares or the Series B Preference Shares, and certain other shares issued by Holdings in connection with stock splits, stock dividends, acquisitions by Holdings and similar transactions.

Transfer Restrictions: Investcorp Stratus Limited Partnership, Stratus Holdings Limited and management stockholders party to the shareholders agreement agree to transfer restrictions on their shares of Holdings’ capital stock (other than Series A Preference Shares) until the earlier of May 23, 2004 and the closing of certain qualified public offering of equity by Holdings. The transfer restrictions may be waived by the holders of 60% of the Series B Preference Shares, and are not otherwise applicable in certain specified circumstances, including a sale of Holdings or transfers to affiliates.

Rights of First Refusal: Each party that owns Holdings’ preference shares has a right of first refusal to purchase Series A Preference Shares and Series B Preference Shares held by other parties that own Holdings’ preference shares. The right of first refusal shall in each instance be extended first to Investcorp Stratus Limited Partnership and Stratus Holdings Limited. If such entities decline (or are deemed to have declined) their option, then the right to purchase such offered shares is extended to the other parties that own Holdings’ preference shares. The rights of first refusal terminate upon the closing of certain qualified public offerings.

Co-Sale Rights: If Investcorp Stratus Limited Partnership, Stratus Holdings Limited or the management stockholders party to the shareholders agreement propose to sell, transfer, assign, exchange or otherwise convey or dispose of any shares of Holdings’ capital stock (except, in the case of Investcorp Stratus Limited Partnership or Stratus Holdings Limited, the Series A Preference Shares held by them), then each party that owns Holdings’ preference shares shall have the right to include their shares of Holdings’ capital stock in such proposed transaction on a pro rata basis. The co-sale rights terminate upon the closing of certain qualified public offerings.

Election of Directors: Investcorp Stratus Limited Partnership and Stratus Holdings Limited have the right to appoint six directors to Holdings’ Board of Directors. Each party that owns Series A Preference Shares has the right to appoint one director so long as such party holds at least 50% of its Series A holdings as of February 1, 2001. MidOcean Partners also has the right to appoint an additional director so long as it holds at least 50% of its

Series A holdings as of February 1, 2001. Holders of a majority of Series B Preference Shares have the right to appoint one director so long as at least 50% of the Series B Preference Shares issued as of May 16, 2002 are outstanding. Pursuant to these rights, Investcorp Stratus Limited Partnership and Stratus Holdings Limited have appointed Messrs. Stadler, Haegg, Tully, Marquis, Egan and Zakiuddin as directors and MidOcean Partners has appointed Messrs. Sharp and Billings.

Related Party Transactions

In 1999, in connection with the acquisition of the enterprise business of the former Stratus Computer, Inc., we entered into several agreements with affiliates of Investcorp for various management, financial advisory, strategic planning and consulting services. Prepaid services under these agreements were $3.0 million and we amortize $750,000 of such prepaid services annually. The remaining amortization under these agreements was $750,000 at February 23, 2003. In addition, we made a payment of $2.0 million to an affiliate of Investcorp in connection with financing advisory services provided during the acquisition, recognizing $2.0 million in expense during fiscal 2000.

Certain of Holdings’ direct and indirect subsidiaries have entered into ordinary course intercompany license, support and services agreements. Such agreements are subject to arms-length financial and other commercial terms and charges. These agreements are eliminated on a consolidated basis.

Holdings has entered into certain agreements and arrangements concerning compensation and the purchase of options for Holdings’ stock with Mr. Douglas E. Coltharp and Mr. J. Michael Pocock in connection with Messrs Coltharp’s and Pocock’s services as members of Holdings’ board of directors. See “Management—Compensation of Directors.”

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility

On November 18, 2003, Stratus Technologies, Inc. entered into a new senior secured revolving credit agreement with JPMorgan Chase Bank, as a lender and as the administrative agent for the other lenders under the facility, and Goldman Sachs Credit Partners L.P., as a lender and as the syndication agent. Such credit agreement is also referred to in this prospectus as the “New Credit Facility.” The New Credit Facility is a four year revolving credit facility for revolving credit loans, swing line loans and letters of credit in an aggregate principal amount of up to $30.0 million. The amount from time to time available under the New Credit Facility is subject to a borrowing base. There were no outstanding borrowings under the New Credit Facility as of November 23, 2003, but there were $1.3 million of outstanding letters of credit applied against the facility.

Our obligations under the New Credit Facility are unconditionally and irrevocably guaranteed, jointly and severally, by Holdings and all its subsidiaries that have material assets (other than the foreign subsidiaries of a domestic entity). Our obligations and the obligations of the guarantors under the New Credit Facility are secured by a first priority security interest in substantially all of our assets and the assets of the guarantors (except that the collateral does not include certain real property and does not include more than 65% of the voting stock of any foreign subsidiary of a domestic entity).

Interest may accrue on the loans with reference to an alternate base rate plus an applicable interest margin. We may elect that all or a portion of certain of the loans bear interest at a eurodollar rate plus an applicable interest margin. The applicable interest margins will be determined by reference to the leverage ratio.

The New Credit Facility has a maturity on November 19, 2007. Generally, amounts repaid under the New Credit Facility may be re-borrowed until its termination.

The revolving credit commitments will be reduced with:

•	100% of the net proceeds of the incurrence of certain prohibited indebtedness; and

•	100% of the net proceeds from certain asset sales.

The credit agreement provides that we may from time to time make optional prepayments of loans, in whole or in part, without premium or penalty, subject to minimum prepayments and reimbursement of the lenders’ breakage costs in the case of prepayment of eurodollar rate loans.

The credit agreement contains affirmative covenants and other requirements of us. In general, the affirmative covenants provide for, among other requirements, mandatory reporting of financial and other information to the lenders and notice to the lenders upon the occurrence of certain events. The affirmative covenants also include, among other things, standard covenants requiring us to operate our business in an orderly manner. The credit agreement also contains negative covenants and restrictions on us including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions, investments, loans, advances and acquisitions, dividends and other restricted payments, transactions with affiliates, changes in fiscal year, lines of business and certain prepayments and amendments of subordinated indebtedness. The credit agreement requires that we maintain a minimum consolidated EBITDA.

The credit agreement specifies certain customary events of default including, without limitation, non-payment of principal, interest or other amounts, inaccuracy of representations and warranties, violation of covenants, cross-default to certain other indebtedness and agreements, bankruptcy and insolvency events, ERISA events, material judgments, invalidity of certain documents related to the credit agreement, change of control and invalidity of subordination provisions in documents governing certain indebtedness.

The credit agreement, among other things, limits the ability of Stratus Technologies International, S.à r.l., Stratus Technologies, Inc. and their subsidiaries to declare dividends. The covenant providing for such limitation contains carve-outs permitting, among other things, certain dividends between subsidiaries of Stratus Technologies International, S.à r.l. (other than certain dividends by domestic entities to foreign entities and certain dividends by Stratus Technologies, Inc. and its subsidiaries to non-subsidiaries of Stratus Technologies, Inc.), certain stock dividends, certain dividends to fund certain repurchases of stock owned by employees, certain distributions to allow Holdings to pay its administrative and operating expenses, and certain distributions in connection with the transactions described in the “Use of Proceeds” section of this prospectus.

Allied Irish Bank Credit Facility

Stratus Technologies Ireland Limited has a €7.6 million (approximately $9.0 million) secured term loan credit facility with Allied Irish Bank, as lender, which credit facility is referred to herein as the “AIB Credit Facility”. The AIB Credit Facility was entered into on June 7, 2000. The maturity date of the facility is September 14, 2005, and repayments of principal and interest must be made quarterly. Stratus Technologies Ireland Limited’s obligations under the AIB Credit Facility are secured by a first fixed charge on its real property located at College Business and Technology Park, Blanchardstown, Dublin 15. The lien on such property shall not exceed $7.5 million. Stratus Technologies Ireland Limited’s obligations under the AIB Credit Facility are irrevocably guaranteed by Stratus Technologies International, S.à r.l. From February 2002 through the maturity date, interest on the facility accrues at the cost to Allied Irish Bank of funds on the relevant Interbank Market plus 2.25%. Prior to February 2002, interest on the facility accrued at the cost to Allied Irish Bank of funds on the relevant Interbank Market plus 1.125%.

The AIB Credit Facility contains affirmative covenants and other requirements of Stratus Technologies Ireland Limited. In general, the affirmative covenants provide for, among other requirements, mandatory reporting of financial and other information to Allied Irish Bank and maintenance of insurance. The AIB Credit Facility also contains negative covenants and restrictions on Stratus Technologies Ireland Limited including, without limitation, restrictions on liens and amendments to certain documents. The AIB Credit Facility contains certain events of default including, without limitation, non-payment of principal, interest or other amounts, violation of covenants, insolvency events, material inaccuracy of representations or warranties, non-payment of taxes, material adverse change, breach by Stratus Technologies International, S.à r.l. of financial covenants contained in the New Credit Facility and events of default under the New Credit Facility.

Promissory Note Issued to Lucent Technologies, Inc.

On April 30, 2002, Cemprus, LLC issued an unsecured promissory note in the original principal amount of $9.5 million to Lucent Technologies, Inc. Interest on the note accrues at a rate of 10% per annum. The principal amount on the note, together with any accrued and unpaid interest thereon, is due and payable in full on April 30, 2005. The note constituted a portion of the purchase price paid for the assets of Stratus Computer’s telecommunications business.

Japanese Overdraft Facility

Stratus Technologies Japan, Inc., a non-U.S. operating subsidiary of Stratus Technologies, Inc., has an overdraft facility of ¥350.0 million (approximately $3.2 million) with Mizuho Bank. The interest rate on the facility is 2.375%. Borrowings under the facility are unsecured. There was ¥268.6 million (approximately $2.4 million) outstanding under the facility as of November 23, 2003.

Ireland Guarantee

Pursuant to the provisions of section 17 of the Irish Companies (Amendment) Act, 1986, Irish companies are exempted from the obligation to file individual accounts for any financial year so long as their liabilities are guaranteed by their parent company. Stratus Technologies International, S.à r.l. provides section 17 guarantees for each of Stratus Technologies Ireland Limited and Stratus Research and Development Limited. The guarantees are irrevocable and in respect of all liabilities and losses which have arisen or are likely to arise in respect of the financial year to which the accounts relate or the previous financial year.

DESCRIPTION OF PREFERENCE SHARES

All of the share capital of Stratus Technologies International, S.à r.l. is owned directly by Holdings. Holdings’ capital structure at February 23, 2003 included 33,302,820 issued shares of ordinary stock, 16,227,915 shares of Series A redeemable convertible preferred stock and 10,713,022 shares of Series B redeemable convertible preferred stock. The most significant terms of the Series A Preference Shares and Series B Preference Shares are as follows:

Voting Rights

Holders of the preference shares are entitled to vote on an “as-if” converted basis, such votes to be counted together with all other shares of Holdings having general voting power and not counted separately as a class, except as otherwise required by law. As a result, the preference shares have voting control of Holdings. In addition, by the terms of Holdings’ articles of association, Holdings may not take certain actions without the prior consent of the holders of Series A Preference Shares and Series B Preference Shares, each voting separately as a class. These actions include a merger, consolidation, acquisition, sale of Holdings’ assets, liquidation or dissolution of Holdings and incurrence of certain amounts of indebtedness.

Conversion

The preference shares are convertible into ordinary shares at the option of the holder. The current conversion rates for the preference shares are 2.17-to-1 and 1-to-1 for Series A Preference Shares and Series B Preference Shares, respectively. The preference shares will automatically be converted at their respective conversion rates into ordinary stock upon the closing of a firmly underwritten public offering of ordinary shares.

Dividends

The holders of preference shares are entitled to dividends at an annual rate of 8% of the initial purchase price, on a non-cumulative basis, when and if declared, as determined by Holdings’ board of directors. No dividends have been declared or paid through February 23, 2003.

Redemption

On or after February 26, 2007, but prior to February 26, 2009, upon written request, each holder of preference shares may require Holdings to redeem all of its outstanding preference shares, as defined by the related agreements subject to proportional adjustment for stock splits, reverse splits, stock dividends, stock distributions or similar events related to the capitalization of Holdings. As of February 23, 2003, the redemption value of Series A Preference Shares and Series B Preference Shares totaled $135.1 million and $35.2 million, respectively. These redemption provisions were amended on November 4, 2003, such that Holdings shall not be required to redeem any preference shares at any time while the Outstanding Notes or the New Notes are outstanding.

Liquidation Preference

In the event of liquidation, dissolution, winding-up, or change in control of Holdings, holders of Series B Preference Shares receive, in preference to any distribution to holders of Series A Preference Shares and ordinary shares, $3.27 per share, subject to anti-dilution adjustments, plus a graduating compounding rate of return that is reduced to 8% after February 1, 2004. Holders of Series A Preference Shares are entitled to receive, in preference to any distribution to holders of ordinary shares, $7.09 per share, subject to anti-dilution adjustments, plus a graduating compounding rate of return that is reduced to 8% after February 1, 2003. As of February 23, 2003, the liquidation preference of Series A Preference Shares and Series B Preference Shares totaled $192.9 million and $54.4 million, respectively.

DESCRIPTION OF NEW NOTES

General

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indenture. All references in this Description of New Notes to the “Issuer” and “Parent Guarantor” are limited to Stratus Technologies, Inc. and Stratus Technologies International, S.à r.l., respectively, and do not include any of their Subsidiaries.

The New Notes will be issued pursuant to the indenture, dated as of November 18, 2003, among itself, the Guarantors and U.S. Bank National Association, as trustee. The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The New Notes are subject to all such terms, and holders of New Notes are referred to the indenture and the Trust Indenture Act for a statement thereof.

The following summary of the material provisions of the indenture and the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the indenture and the registration rights agreement. Copies of the indenture and registration rights agreement are available upon request from Stratus Technologies, Inc. as set forth above under the heading “Where You Can Find More Information.”

The indenture provides for the issuance of additional notes under the indenture having identical terms and conditions to the New Notes offered hereby, subject to compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the New Notes offered hereby and will vote on all matters with the New Notes offered hereby. For purposes of this “Description of New Notes,” any reference to the New Notes includes additional notes except as otherwise indicated.

As of November 18, 2003, all of the Parent Guarantor’s Subsidiaries were Restricted Subsidiaries. However, under certain circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be able to designate current or future Subsidiaries of the Parent Guarantor as Unrestricted Subsidiaries. Holdings is not and will not be a party to the indenture. Unrestricted Subsidiaries and Holdings will not be subject to any of the restrictive covenants set forth in the indenture, nor will they guarantee the New Notes.

Brief Description of New Notes and the Note Guarantees

The New Notes

The New Notes:

•	will be general unsecured obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future unsecured Senior Debt of the Issuer;

•	will be senior in right of payment to any future Subordinated Debt of the Issuer; and

•	will be unconditionally guaranteed by the Guarantors.

However, the New Notes are effectively subordinated to all borrowings under the New Credit Facility, which will be secured by substantially all of the assets of the Issuer and the Guarantors. See “Risk Factors—Since the New Notes are unsecured, your right to receive payments on the New Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the Guarantees of the New Notes are effectively subordinated to all of our Guarantors’ existing and future secured indebtedness.”

The Note Guarantees

These Notes will be jointly and severally guaranteed (x) by the Parent Guarantor and each of its Restricted Subsidiaries other than Immaterial Subsidiaries of the Parent Guarantor and Foreign Subsidiaries of the Issuer, and (y) by each Restricted Subsidiary that executes and delivers a Note Guarantee after the Issue Date.

Each guarantee of the New Notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured Senior Debt of the Guarantor; and

•	will be senior in right of payment to any future Subordinated Debt of the Guarantor.

However, the Note Guarantees are effectively subordinated to all borrowings under the New Credit Facility, which will be secured by substantially all of the assets of the Issuer and the Guarantors. See “Risk Factors—Since the New Notes are unsecured, your right to receive payments on the New Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the Guarantees of the New Notes are effectively subordinated to all of our Guarantors’ existing and future secured indebtedness.”

Not all Subsidiaries of the Parent Guarantor will guarantee the New Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to the Issuer. The Guarantor Subsidiaries generated 80.1% of our consolidated revenues (excluding intercompany transactions) in the nine-month period ended November 23, 2003 and held 61.1% of our consolidated assets as of November 23, 2003. See footnote 18 to the Consolidated Financial Statements of the Parent Guarantor and footnote 12 to the Unaudited Consolidated Financial Statements of the Parent Guarantor included at the back of this prospectus for more detail about the division of the Parent Guarantor’s consolidated revenues and assets between its Guarantor and non-Guarantor Subsidiaries.

Principal, Maturity and Interest

Notes in an aggregate principal amount of $170.0 million. The New Notes will mature on December 1, 2008. Interest on the New Notes will accrue at the rate of 10.375% per annum and will be payable, in cash, semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2004, to holders of record on the immediately preceding May 15 and November 15. Interest on overdue principal and overdue interest will accrue at a rate that is 1% higher than the otherwise applicable interest rate on the New Notes. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts

All payments made by a Guarantor under the Guarantee will be made without withholding or deduction for or on account of any present or future taxes, assessments or other governmental charges (“Taxes”) imposed by (i) the jurisdiction where such Guarantor is organized or otherwise considered to be a resident for tax purposes, (ii) any jurisdiction from or through which the Guarantor makes a payment under the Guarantee or (iii) any political organization or governmental authority of any of the foregoing having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless the Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under the Guarantee, the Guarantor will pay such additional amounts (“Additional Amounts”) to each holder as may be necessary so that the net amount paid to such holder (including Additional Amounts) after such withholding or deduction will equal the amount the holder would have received in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable for or on account of (i) any Tax that would not have been imposed but for the existence of any connection between the holder or beneficial owner of the note and the Relevant Taxing Jurisdiction other than the mere holding of the note or enforcement of rights thereunder or the receipt of payments in respect thereof; (ii) any Tax that would not have been imposed but for the failure of the holder or beneficial owner of the note to comply with any written request of the Issuer or the Guarantor, after reasonable notice, to satisfy any certification, identification or other reporting requirements concerning the nationality, residence or identity of the holder that are required by the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax; (iii) a withholding or deduction imposed on a payment that is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive; or (iv) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Tax.

Methods of Receiving Payment on the New Notes

Principal, premium, if any, and interest on the New Notes will be payable at the office or agency of the trustee maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the holders of the New Notes at their respective addresses set forth in the register of holders of notes; provided that all payments of principal, premium, if any, and interest with respect to any notes the holders of which have given wire transfer instructions to the trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

Note Guarantees

The Issuer’s payment obligations under the New Notes will be unconditionally guaranteed on a joint and several basis by the Parent Guarantor and each of its Restricted Subsidiaries, other than Immaterial Subsidiaries of the Parent Guarantor and Foreign Subsidiaries of the Issuer. The Note Guarantee of each Guarantor will be pari passu in right of payment with all Senior Debt of such Guarantor. Each Note Guarantee by a Subsidiary Guarantor will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Fraudulent conveyance laws could void our obligations under the New Notes and the Guarantees.”

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Issuer or another Guarantor), unless, subject to the provisions of the following paragraph:

(1) either: (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee, under the New Notes, the indenture and the registration rights agreement, or (b) the sale or other disposition does not violate the “Asset Sale” provisions of the indenture; and

(2) immediately after giving effect to such transaction, no Default exists.

Notwithstanding the foregoing any Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another jurisdiction.

In the event of (i) a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor, or a sale or other disposition of all of the Capital Stock of any Guarantor then held by the Parent Guarantor and its Restricted Subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor, or (ii) the sale or other disposition of Capital Stock of any Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Parent Guarantor, then such Guarantor will be automatically released and relieved of any obligations under its Note Guarantee; provided, that such portion of the Net Proceeds as is applied on or before the date of such release is applied in accordance with the applicable provisions of the indenture, to the extent required thereby. See “—Repurchase at the Option of Holders—Asset Sales.” In addition, any Guarantor that is designated as an Unrestricted Subsidiary in accordance with the provisions of the indenture will be automatically released from its Note Guarantee upon effectiveness of such designation or release.

Optional Redemption

Except as described in the following paragraphs, the New Notes will not be redeemable at the Issuer’s option prior to December 1, 2006. Thereafter, the New Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2006	105.188%
2007	102.594%

In addition, at any time and from time to time, prior to December 1, 2006, the Issuer may redeem up to 35% of the sum of (1) the original aggregate principal amount of New Notes issued in this offering and (2) the original aggregate principal amount of any additional notes issued under the indenture, if any, at a redemption price of 110.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with either (a) the net cash proceeds of a Public Equity Offering of the Parent Guarantor or (b) a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Public Equity Offering of Holdings; provided that at least 65% of the sum of (a) the original aggregate principal amount of New Notes issued in this offering and (b) the original aggregate principal amount of any additional notes issued under the indenture, if any, (in each case, excluding notes held by the Parent Guarantor and its Subsidiaries) remains outstanding immediately after the occurrence of any such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.

At any time on or prior to December 1, 2006, the New Notes may be redeemed as a whole but not in part at the option of the Issuer upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice (but in no event may any such redemption occur more than 120 days after the occurrence of such Change of Control) mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest to, the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date.

Redemption for Taxation Reasons

The Issuer may redeem the New Notes, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if, on the next date on which any amount would be payable in respect of the New Notes any Guarantor is or would be required to pay Additional Amounts as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation, which change or amendment is formally proposed and becomes effective after the date of the indenture; or

(2) any change or amendment to the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation is formally proposed and becomes effective after the date of the indenture, and, in either case, the relevant Guarantor cannot avoid any such payment obligation by taking all reasonable measures available to it. The Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the relevant Guarantor would be obligated to make such payment or withholding if a payment in respect of the New Notes were then due.

Prior to the publication or, where relevant, mailing of any notice of redemption of the New Notes pursuant to the foregoing, the Issuer will deliver to the trustee an Opinion of Counsel, to the effect that such a change or amendment has occurred and an Officer’s Certificate to the effect that the Guarantor cannot avoid the obligation to pay Additional Amounts by taking reasonable measures.

Selection and Notice

If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis (among the New Notes issued on the Issue Date and any additional notes issued under the indenture after the Issue Date, if any, as one class), by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of $1,000 or less shall be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest ceases to accrue on New Notes or portions of them called for redemption.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s New Notes pursuant to the Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, unless notice of redemption of all New Notes has then been given pursuant to the provisions described under the caption “—Optional Redemption” above, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the New Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Issuer.

The Paying Agent will promptly mail to each holder of New Notes so tendered the Change of Control Payment for such New Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the note surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the New Notes to require that the Issuer repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Debt outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The New Credit Facility prohibits the Issuer from purchasing any New Notes, and also provides that certain change of control events with respect to the Issuer would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party or that may be entered into by Subsidiaries of the Parent Guarantor may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing New Notes, the Issuer could seek the consent of its lenders to purchase New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing New Notes. In such case, the Issuer’s failure to purchase tendered New Notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the New Credit Facility or any such future credit or other agreement.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes and consummates a Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all New Notes validly tendered and not withdrawn under the Change of Control Offer. There are no other or differing requirements applicable to a third party. The Issuer will also not be required to make a Change of Control Offer upon a Change of Control if notice of redemption has been given with respect to all New Notes pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Parent Guarantor to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The indenture will provide that the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Parent Guarantor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Parent Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, (a) the lease entered into in connection with a sale-leaseback transaction shall not constitute part of the proceeds of such transaction and (b) each of the following will be deemed to be cash:

(x) any liabilities (as shown on the Parent Guarantor’s or such Restricted Subsidiary’s most recent balance sheet), of the Parent Guarantor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or, in the case of liabilities of a Guarantor, the Note Guarantee of such Guarantor) that are assumed by the transferee of any such assets or from which the Parent Guarantor and its Restricted Subsidiaries are released; and

(y) any securities, notes or other obligations received by the Parent Guarantor or any such Restricted Subsidiary from such transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days after receipt.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Parent Guarantor (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1) to repay (a) Secured Debt or (b) unsecured Senior Debt of the Issuer or any Guarantor; provided, that if the Parent Guarantor (or any such Subsidiary) shall so reduce unsecured Senior Debt, it will equally and ratably make an Asset Sale Offer to the holders of New Notes (in accordance with the procedures set forth below for an Asset Sale Offer);

(2) in the case of an Asset Sale by a Foreign Subsidiary of the Issuer, to repay Debt of that Foreign Subsidiary;

(3) to make capital expenditures or to acquire properties or assets that will be used or useful in the Permitted Business of the Parent Guarantor or any of its Restricted Subsidiaries; or

(4) to the acquisition of a controlling interest in a Person engaged in a Permitted Business.

Pending the final application of any Net Proceeds, the Parent Guarantor or any Restricted Subsidiary may temporarily reduce borrowing under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will:

(1) make an offer to all holders of New Notes; and

(2) prepay, purchase or redeem (or make an offer to do so) any other unsecured Senior Debt in accordance with provisions governing such Debt requiring the prepayment, purchase or redemption of such Debt with the proceeds from any Asset Sales (or offer to do so), pro rata in proportion to the respective principal amounts of the New Notes and such other unsecured Senior Debt required to be prepaid, purchased or redeemed or tendered for, in the case of the New Notes pursuant to such offer (an “Asset Sale Offer”) to purchase the maximum principal amount of New Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase, subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the indenture.

If any Excess Proceeds remain after completion of an Asset Sale Offer and any prepayment, purchase, redemption or tender of or for unsecured Senior Debt, the Issuer, the Parent Guarantor or the Restricted Subsidiary of the Parent Guarantor, as the case may be, may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of New Notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase New Notes, the trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, the Parent Guarantor may commence an Asset Sale Offer prior to the expiration of 365 days after the occurrence of an Asset Sale.

The Parent Guarantor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture, the Parent Guarantor will comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Certain Covenants

Restricted Payments

The indenture will provide that the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other distribution on account of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent Guarantor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Parent Guarantor or to the Parent Guarantor or any of its Restricted Subsidiaries);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent Guarantor) any Equity Interests of the Parent Guarantor or any direct or indirect parent of the Parent Guarantor (other than Equity Interests held by the Parent Guarantor or any of its Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Parent Guarantor (excluding any intercompany Debt between the Parent Guarantor and any of its Restricted Subsidiaries), except (a) a payment of interest, principal or other related Obligations at the Stated Maturity thereof and (b) the purchase, repurchase or other acquisition or retirement of Subordinated Debt of the Parent Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition or retirement; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment; and

(2) the Parent Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception; and

(3) such Restricted Payment, together with (without duplication) the aggregate amount of all other Restricted Payments made by the Parent Guarantor and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), is less than the sum (without duplication) (the “Restricted Payments Basket”) of:

(a) 50% of the Consolidated Net Income of the Parent Guarantor from the beginning of the fiscal quarter beginning on or about May 31, 2004, through the end of the latest full fiscal quarter for which internal financial statements of the Parent Guarantor are available preceding the date of such Restricted Payment, treated as a single accounting period (or, if such Consolidated Net Income for such period is negative, less 100% of such negative amount); plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any Permitted Business (as determined by the Board of Directors of the Issuer), received by the Parent Guarantor from the issue or sale (other than to a Subsidiary) of, or from capital contributions with respect to, the equity capital of the Parent Guarantor (other than Disqualified Equity Interests), in either case after the Issue Date; plus

(c) the amount by which the aggregate principal amount (or accreted value, if less) of Debt of the Parent Guarantor or any Restricted Subsidiary is reduced on the Parent Guarantor’s consolidated balance sheet upon the conversion or exchange after the Issue Date of that Debt for Equity Interests (other than Disqualified Stock) of the Parent Guarantor, together with the net cash proceeds received by the Parent Guarantor at the time of such conversion; plus

(d) 100% of the aggregate net cash proceeds received by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor since the Issue Date from (i) Restricted Investments, whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to the Parent Guarantor or a Restricted Subsidiary) thereof made by the Parent Guarantor and its Restricted Subsidiaries and (ii) a cash dividend from, or the sale (other than to the Parent Guarantor or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary, in each case to the extent not otherwise included in Consolidated Net Income of the Parent Guarantor for such period; plus

(e) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value (as determined by the Board of Directors of the Issuer) of the Investments of the Parent Guarantor and its Restricted Subsidiaries (other than such Subsidiary) in such Subsidiary as of the date of such redesignation.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent Guarantor) of, Equity Interests of the Parent Guarantor (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Parent Guarantor; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Debt or Disqualified Stock of the Parent Guarantor made by an exchange for, or with the net cash proceeds from a substantially concurrent incurrence of, Permitted Refinancing Debt;

(4) the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Parent Guarantor to the holders of its common Equity Interests on a pro rata basis;

(5) to the extent constituting Restricted Payments, the Specified Affiliate Payments;

(6) so long as no Default has occurred and is continuing or would be caused thereby, the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor, or amounts paid to Holdings on account of any such acquisition or retirement for value of any Equity Interests of Holdings, held by any future, present or former employee, director, officer or consultant of Holdings (provided, that any such employees, officers or consultants devote (or previously devoted) a significant portion of their time to the business of the Parent Guarantor and its Subsidiaries) or the Parent Guarantor (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided, that such direct or indirect repurchase, redemption or other acquisition or retirement for value of Equity Interests may be made if a Default has occurred and is continuing if made pursuant to a management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement in effect on the Issue Date; provided further, that the aggregate price paid for all repurchases, redemptions, acquisitions or retirements of Equity Interests made under this clause (6) shall not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years, subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause (6) (without giving effect to the immediately following proviso) of $5.0 million in any calendar year); provided further, that such amount in any calendar year may be increased by an amount not to exceed the sum of,

(a) the cash proceeds received by the Parent Guarantor (including by way of capital contribution) since the Issue Date from the sale of Equity Interests of Holdings or the Parent Guarantor to employees, directors, officers or consultants of Holdings, the Parent Guarantor or its respective Subsidiaries that occurs in such calendar year (it being understood that such cash proceeds shall be excluded from the Restricted Payments Basket), and

(b) the cash proceeds from key man life insurance policies received by the Parent Guarantor and its Restricted Subsidiaries in such calendar year (including proceeds from the sale of such policies to the person insured thereby) to the extent such proceeds are not included in the Consolidated Net Income of the Parent Guarantor; and

provided further, that cancellation of Debt owing to the Parent Guarantor from employees, directors, officers or consultants of the Parent Guarantor or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Parent Guarantor will not be deemed to constitute a Restricted Payment for purposes of the indenture;

(7) the transactions described in this prospectus under the heading “Prospectus Summary—2004 Recapitalization”; and

(8) so long as no Default has occurred and is continuing or would be caused thereby, Restricted Payments in an aggregate amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Parent Guarantor.

In making the computations required by this covenant:

(a) the Parent Guarantor or the relevant Restricted Subsidiary may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Parent Guarantor for the remaining portion of such period; and

(b) the Parent Guarantor or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Parent Guarantor and the Restricted Subsidiary that are available on the date of determination.

In addition, if any Person in which an Investment is made, which Investment constituted a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph above to the extent such Investments would not have been Restricted Payments had such Person been a Restricted Subsidiary at the time such Investments were made.

For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (1), (4), (5), (6) and (7) of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates,” below, shall be considered a Restricted Payment for purposes of the indenture.

Incurrence of Debt and Issuance of Preferred Stock

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Debt (including Acquired Debt) and the Parent Guarantor will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that the Parent Guarantor and its Restricted Subsidiaries may incur Debt (including Acquired Debt), and the Parent Guarantor’s Restricted Subsidiaries that are not Guarantors may issue Preferred Stock if, in any such case, the Consolidated Coverage Ratio for the Parent Guarantor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period (the “Coverage Ratio Exception”).

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Debt or Preferred Stock (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer (and the guarantee thereof by the Guarantors) of term and revolving Debt and letters of credit (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) under Credit Facilities; provided that the aggregate principal amount of such Debt outstanding pursuant to this clause (1) without duplication, does not exceed $40.0 million;

(2) the incurrence by the Parent Guarantor and its Restricted Subsidiaries of Existing Debt;

(3) the incurrence by the Parent Guarantor of Debt represented by the New Notes issued on the date of the indenture and by the Guarantors of Debt represented by the related Note Guarantees;

(4) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of (a) Acquired Debt or (b) Debt (including Capital Lease Obligations and Attributable Debt related to sale leaseback transactions) or Preferred Stock for the purpose of financing or refinancing all or any part of the lease, purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Parent Guarantor or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Debt or Preferred Stock is owed to the seller or Person carrying out such construction or improvement or to any third party), in an aggregate principal amount (including all Permitted Refinancing Debt incurred to refund, refinance or replace any other Debt incurred pursuant to this clause (4)) not to exceed $15.0 million; provided that, such Debt exists at the date of such purchase or transaction or is created within 180 days thereafter;

(5) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) that was permitted by the first paragraph of this covenant or clauses (2), (3), (4), (5) or (9) of this paragraph to be incurred;

(6) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of intercompany Debt or Preferred Stock owed or issued to and held by the Parent Guarantor and any of its Restricted Subsidiaries; provided, however, that (a) any such Debt of the Parent Guarantor shall be subordinated and junior in right of payment to the New Notes and (b)(i) any subsequent issuance or transfer of Equity Interests or other action that results in any such Debt or Preferred Stock being held by a Person other than the Parent Guarantor or a Restricted Subsidiary and (ii) any sale or other transfer of any such Debt or Preferred Stock to a Person that is not either the Parent Guarantor or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Debt or issuance of such Preferred Stock by the Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business (a) principally for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the indenture to be outstanding with a notional amount not greater than the amount of floating rate Debt outstanding or (b) principally for the purpose of fixing or hedging currency exchange rate risk incurred in the ordinary course of business;

(8) the Guarantee by the Parent Guarantor or any Restricted Subsidiary of Debt of the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor that was permitted to be incurred by another provision of this covenant;

(9) Debt incurred pursuant to the Ireland Sale Leaseback Transaction; and

(10) the incurrence by the Parent Guarantor or any of its Restricted Subsidiaries of additional Debt (which may comprise Debt under a Credit Facility) in an aggregate principal amount (or accreted value, as applicable), and the issuance by Restricted Subsidiaries that are not Guarantors of Preferred Stock with a liquidation preference, at any time outstanding, pursuant to this clause (10) not to exceed an amount equal to $25.0 million.

Notwithstanding any other provision in this covenant, the maximum amount of Debt that the Parent Guarantor or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

For purposes of determining compliance with this covenant:

(1) the outstanding principal amount of any particular Debt shall be counted only once such that (without limitation) any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Debt shall be disregarded;

(2) in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) of the definition of Permitted Debt above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Parent Guarantor shall, in its sole discretion, classify and/or re-classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all outstanding Debt under the New Credit Facility immediately following the offering will be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt; and

(3) accrual of interest (including the issuance of “pay in kind” securities or similar instruments in respect of such accrued interest or dividends), the accretion of accreted value or liquidation preference, the extension of maturity and the payment of dividends on Preferred Stock in the form of additional shares of the same class of Preferred Stock will not be deemed to be an incurrence of Debt or issuance of Preferred Stock; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Parent Guarantor as accrued.

Limitations on Layered Debt

The Parent Guarantor will not incur, and will not permit the Issuer or any Guarantor to incur, any Debt (including Permitted Debt) that is contractually subordinated in right of payment to any other Debt of the Parent Guarantor, the Issuer or such Guarantor unless such Debt is also contractually subordinated in right of payment to the New Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Debt will be deemed to be contractually subordinated in right of payment to any other Debt of the Parent Guarantor, the Issuer or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Liens

The indenture will provide that the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the New Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by such Lien, or upon any sale, exchange or transfer to any Person not an Affiliate of the property or assets secured by such Lien or of all of the Capital Stock or all or substantially all the assets of any Restricted Subsidiary creating such Lien; provided that:

(1) if such other Debt constitutes Subordinated Debt or is otherwise subordinate or junior in right of payment to the Obligations under the indenture, the New Notes or the relevant Note Guarantee, as the case may be, such Lien is expressly made prior and senior in priority to the Lien securing such other Debt; or

(2) in any other case, such Lien ranks equally and ratably with or prior to the Lien securing the other Debt or obligations so secured.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The indenture will provide that the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) (i) pay dividends or make any other distributions to the Parent Guarantor or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Debt owed to the Parent Guarantor or any of its Restricted Subsidiaries;

(2) make loans or advances to the Parent Guarantor or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Parent Guarantor or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(a) under contracts in effect on the Issue Date, including the New Credit Facility and other Existing Debt and the related documentation;

(b) under the indenture, the New Notes issued under the indenture and any other agreement entered into after the Issue Date, provided that the encumbrances or restrictions in such agreements, taken as a whole, are not materially more restrictive than those contained in the foregoing agreements;

(c) under any agreement or other instrument of a Person acquired by the Parent Guarantor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(d) existing under or by reason of purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(e) in the case of clause (3) above, (i) that restrict in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by the indenture, (iii) contained in security agreements or mortgages securing Debt to the extent such encumbrances or restrictions restrict the transfer of the property subject to such security agreements or mortgages or (iv) any Lien on property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by the indenture;

(f) existing under or by reason of contracts for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(g) on cash or other deposits or net worth imposed by leases, credit agreements, customer contracts or other agreements entered into in the ordinary course of business;

(h) in customary form under joint venture agreements and other similar agreements;

(i) any encumbrances or restrictions created with respect to Debt or Preferred Stock of Restricted Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock” up to an aggregate principal amount or liquidation preference at any time outstanding of $15 million; provided, that the Board of Directors of the Issuer determines (as evidenced by a resolution of the Board of Directors) in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of the Issuer to make payments of interest and scheduled payments of principal on the New Notes in each case as and when due;

(j) any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Parent Guarantor or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Parent Guarantor or any of its Restricted Subsidiaries by such governmental authority; or

(k) under any Permitted Refinancing Debt or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of the Parent Guarantor, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the Debt, contracts, instruments or obligations prior to the incurrence of such Debt or such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Transactions with Affiliates

The indenture will provide that the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, guarantee or other transaction with, or for the benefit of, any Person that, prior to such transaction, was an Affiliate of the Parent Guarantor (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person; and

(2) the Parent Guarantor delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the members of its Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Parent Guarantor or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

Notwithstanding the foregoing, none of the following will be prohibited by this covenant (or be deemed to be Affiliate Transactions):

(1) any employment agreements, consulting agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan programs, long term incentive plans, directors’ and officers’ indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors and entered into in the ordinary course of business, any payments or other transactions contemplated by any of the foregoing and any other payments of compensation to employees, officers, directors or consultants in the ordinary course of business;

(2) transactions between or among (i) the Parent Guarantor and/or its Restricted Subsidiaries or (ii) the Parent Guarantor and/or one or more of its Restricted Subsidiaries and any joint venture; provided no Affiliate of the Parent Guarantor (other than a Restricted Subsidiary) owns any of the Equity Interests in any such joint venture;

(3) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Certain Covenants—Restricted Payments”;

(4) loans or advances to employees (or loans to Holdings, all of the proceeds of which are used to make loans or advances to employees, or guarantees of third-party loans to employees) in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(5) payments (a) to Investcorp and its Affiliates or any other holder of Capital Stock (whether or not such Persons are Affiliates of the Parent Guarantor) for annual management, consulting and advisory fees and related expenses; provided the amount of such fees does not exceed $1.5 million in the aggregate per annum and (b) to or for the benefit of Investcorp and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and related expenses, including in connection with acquisitions, divestitures or any Change of Control, which payments are on terms that are no less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person and approved by the Board of Directors of the Parent Guarantor or such Restricted Subsidiary, as applicable, in good faith;

(6) any agreement as in effect on the Issue Date (including, without limitation, any tax sharing agreements; any royalty or licensing agreements; any intercompany service agreements providing warranty services, distribution rights, administrative services, engineering support and similar services; and any original equipment manufacturer agreements or similar production agreements) or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect) or any transaction described in this prospectus under the heading “Prospectus Summary—2004 Recapitalization”;

(7) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including original equipment manufacturer agreements or similar production agreements), in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture and on terms that are no less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person, in each case in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof;

(8) any transaction on arm’s length terms with non-affiliates that become Affiliates as a result of such transaction; and

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor to Affiliates of the Parent Guarantor.

Limitations on Designations of Unrestricted Subsidiaries

The Board of Directors may designate (a “Designation”) any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Parent Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent Guarantor or any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary, so long as such Designation would not cause a Default, provided that:

(1) any then existing Guarantee by the Parent Guarantor or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an “incurrence” of such Debt at the time of such Designation; and

(2) either (i) the Subsidiary to be so designated has total assets of $1.0 million or less or (ii) if such Subsidiary has assets greater than $1.0 million, the “incurrence” of Debt referred to in clause (1) of this provision would be permitted under the covenant described above under “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock.”

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made at the time of such Designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. The amount of such outstanding Investments will equal (a) the Fair Market Value of the net assets of any Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary multiplied by (b) the aggregate direct and indirect ownership interest of the Parent Guarantor and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Parent Guarantor. Such Designation will only be permitted if any such Restricted Payment would be permitted at such time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Parent Guarantor may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”); provided that:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

(2) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the indenture.

If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent Guarantor as of such date and, if such Debt is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Debt and Issuance of Preferred Stock,” a Default will have occurred.

Any such Designation or Revocation by the Board of Directors of the Parent Guarantor after the Issue Date shall be evidenced to the trustee by promptly filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such Designation or Revocation and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing provisions and was permitted by the covenants described above under the captions “—Restricted Payments” and “—Incurrence of Debt and Issuance of Preferred Stock.”

Additional Note Guarantees

If the Parent Guarantor or any of its Restricted Subsidiaries acquires or creates another Subsidiary (other than a Foreign Subsidiary of the Issuer) after the date of the indenture, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. Notwithstanding the foregoing, if any Restricted Subsidiary of the Parent Guarantor that is not a Guarantor shall Guarantee any Debt of the Issuer or any Guarantor while the New Notes are outstanding then such Restricted Subsidiary shall become a Guarantor under the indenture and will execute a Note Guarantee in accordance with the provisions of the indenture, which Note Guarantee shall be released upon release of such Guarantee of Debt of the Issuer or Guarantor or the repayment of such debt.

Sale and Leaseback Transactions

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction, except for the Ireland Sale Leaseback Transaction; provided that the Parent Guarantor or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) the Parent Guarantor or the Restricted Subsidiary, as applicable, could have (a) incurred Debt in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Coverage Ratio Exception and (b) incurred a Lien to secure such Debt pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Parent Guarantor or the relevant Restricted Subsidiary and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Parent Guarantor or Restricted Subsidiary, as applicable, applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the New Notes unless such consideration is offered to be paid and is paid to all holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Business Activities

The indenture will provide that the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as is not material to the Parent Guarantor and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any New Notes are outstanding, the Parent Guarantor will furnish to the holders of New Notes or cause the trustee to furnish to the holders of New Notes, within the time periods specified in the Commission’s rules and regulations (except that the annual reports described in clause (2) below will be furnished or filed within the time periods applicable to Form 10-K):

(1) all quarterly reports that would be required to be filed with the Commission on Form 10-Q (which reports may be filed under Form 6-K, if permitted) if the Parent Guarantor were required to file such quarterly reports; and

(2) all annual reports that would be required to be filed with the Commission on Form 20-F if the Parent Guarantor were required to file such reports; and

(3) all current reports that would be required to be filed with the Commission on Form 8-K if the Parent Guarantor were required to file such current reports;

provided, that the first periodic report contemplated by clause (1) above need not be furnished until 60 calendar days after the end of the relevant financial reporting period.

All such reports will be prepared in all material respects in accordance with all of the Commission’s rules and regulations applicable to such reports. Each annual report on Form 10-K or Form 20-F, as appropriate, will include a report on the Parent Guarantor’s consolidated financial statements by the certified independent accountants of the Parent Guarantor. In addition, following the consummation of the Exchange Offer contemplated by the registration rights agreement, the Parent Guarantor will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website (or the website of the Issuer) within those time periods.

If, at any time after consummation of the Exchange Offer contemplated by the registration rights agreement, the Parent Guarantor is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent Guarantor will nevertheless continue filing the reports specified in the preceding paragraphs with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuer agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Parent Guarantor’s filings for any reason, the Parent Guarantor will post the reports referred to in the preceding paragraph on its website (or the Issuer’s website) within the time periods that would apply if the Parent Guarantor were required to file those reports with the Commission.

In addition, the Parent Guarantor agrees that, for so long as any New Notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders of the New Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation, or Sale of All or Substantially All Assets

Neither the Issuer nor the Parent Guarantor may (1) consolidate or merge with or into, or amalgamate or otherwise combine with or into another Person (whether or not the Parent Guarantor is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries in one or more related transactions, to another Person unless:

(1) either (a) the Issuer or Parent Guarantor is the surviving entity or (b) the Person formed by or surviving any such consolidation, merger, amalgamation or other combination (if other than the Issuer or the Parent Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, or any country that is a member state of the European Union on the Issue Date (but excluding any jurisdictions where withholding or deduction on account of Taxes on any payments made by the Issuer on the New Notes would be required), provided that if such Person is not a corporation, a corporation shall become a co-obligor of the New Notes concurrently with the consummation of such transaction;

(2) the Person formed by or surviving any such consolidation, merger, amalgamation or other combination (if other than the Issuer or the Parent Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer or the Parent Guarantor, as applicable, under the New Notes, the indenture and the registration rights agreement pursuant to a supplemental indenture or other agreement in a form reasonably satisfactory to the trustee, and, in the case of any consolidation, merger, amalgamation or other combination involving the Issuer, continues to be a Wholly Owned Restricted Subsidiary of the Parent Guarantor;

(3) immediately after such transaction no Default exists; and

(4) the Parent Guarantor or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Parent Guarantor), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, (i) be permitted to incur at least $1.00 of additional Debt pursuant to the Coverage Ratio Exception or (ii) have a Consolidated Coverage Ratio at least equal to the Consolidated Coverage Ratio of the Parent Guarantor for such four-quarter reference period.

In addition, the Parent Guarantor may not, directly or indirectly, lease all or substantially all of its and the Restricted Subsidiaries’ properties or assets in one or more related transactions, to any other Person.

Notwithstanding the foregoing, the covenant described above will not apply to:

(a) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Parent Guarantor and its Restricted Subsidiaries; and

(b) any merger or consolidation of the Parent Guarantor or the Issuer with an Affiliate incorporated solely for the purpose of reforming the Parent Guarantor or Issuer in another jurisdiction or for the purpose of facilitating the formation of a Holding Company.

Agent for Service of Process

The Issuer and each Guarantor that is a Domestic Subsidiary will irrevocably (1) submit to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to the New Notes, the Note Guarantees, the indenture, the registration rights agreement or any transaction contemplated thereby and (2) designate and appoint CSC Corporation Service Company, whose offices are currently located at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its authorized agent for receipt of service of process in any such suit, action or proceeding. The Parent Guarantor and each Guarantor other than the Guarantors referred to in the prior sentence will irrevocably (1) submit to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to the New Notes, the Note Guarantees, the indenture, the registration rights agreement or any transaction contemplated thereby and (2) designate and appoint National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its authorized agent for receipt of service of process in any such suit, action or proceeding.

Events of Default and Remedies

Each of the following constitutes an Event of Default under the indenture:

(1) default for 30 days in the payment when due of interest on the New Notes;

(2) default in payment when due of the principal of or premium, if any, on the New Notes;

(3) failure by the Parent Guarantor for 30 days after receipt of notice from the trustee or the holders of at least 25% in principal amount of the then outstanding New Notes specifying such failure to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation, or Sale of All or Substantially All Assets”;

(4) failure by the Parent Guarantor for 60 days after receipt of notice given to the Parent Guarantor by the trustee or to the Parent Guarantor and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes outstanding specifying such failure to comply with any of its other agreements in the indenture or the New Notes;

(5) the failure by the Parent Guarantor or any Restricted Subsidiary that is a Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or acceleration by the holders thereof because of a default if the total amount of such Debt unpaid or accelerated at the time exceeds $20.0 million;

(6) any judgment or decree for the payment of money in excess of $20.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) is entered against the Parent Guarantor or any Significant Subsidiary that is a Restricted Subsidiary and is not discharged, waived or stayed and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 90 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(7) except as permitted by the indenture, any Note Guarantee by the Parent Guarantor or any other Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Parent Guarantor, all outstanding New Notes will become due and payable without further action or notice.

The holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the trustee may on behalf of the holders of all of the New Notes waive any existing Default and its consequences under the indenture except a continuing Event of Default in the payment of interest on, or the principal of, the New Notes.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, and interest when due, no holder may pursue any remedy with respect to the indenture or the New Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding New Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in aggregate principal amount of the outstanding New Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of New Notes a notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any New Note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of holders of New Notes. In addition, the Issuer is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. The Issuer also is required to deliver to the trustee, forthwith upon any Senior Officer obtaining actual knowledge of any such Default, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of the Issuer, as such, shall have any liability for any obligations of the Issuer under the New Notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Note Guarantees, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes and Note Guarantees by accepting a note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the New Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Satisfaction and Discharge

Upon the request of the Issuer, the indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the New Notes, as expressly provided for in the indenture) and the trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the indenture, the Note Guarantees, the Registration Rights Agreement relating thereto and the New Notes when:

(1) either:

(a) all the New Notes theretofore authenticated and delivered (other than destroyed, lost or stolen New Notes that have been replaced or paid and New Notes that have been subject to defeasance as described under the caption “—Legal Defeasance and Covenant Defeasance”) have been delivered to the trustee for cancellation; or

(b) all New Notes not theretofore delivered to the trustee for cancellation:

(i) have become due and payable;

(ii) will become due and payable at maturity within one year; or

(iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the trustee funds in trust for such purpose in an amount sufficient to pay and discharge the entire Debt on such New Notes not theretofore delivered to the trustee for cancellation, for principal (and premium, if any, on) and interest on the New Notes to the date of such deposit (in the case of New Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2) the Issuer has paid or caused to be paid all sums payable under the indenture by the Issuer; and

(3) the Issuer has delivered to the trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture, the Note Guarantees and the New Notes have been complied with.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its and any Guarantor’s obligations discharged with respect to the New Notes and any Note Guarantees, as the case may be (“Legal Defeasance”), and cure all then existing Events of Default except for:

(1) the rights of holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the indenture and the Note Guarantees (“Covenant Defeasance”) and thereafter any omission to comply with such obligations will not constitute a Default with respect to the New Notes and the Note Guarantees. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the New Notes and the Note Guarantees.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer or the Guarantors must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the New Notes cash in U.S. dollars, Government Notes, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the New Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the New Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer or the Guarantors shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Issuer and the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel, subject to customary assumptions and exclusions, shall confirm that the holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer or the Guarantors must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of New Notes over the other creditors of the Issuer or the Guarantors, as applicable, with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or the Guarantors, as applicable, or others; and

(7) the Issuer must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange New Notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of New Notes to be redeemed or before any repurchase offer.

The New Notes will be issued in registered form and the registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the New Notes and the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the indenture, the New Notes and the Note Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for New Notes).

Notwithstanding the foregoing, without the consent of each holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting holder):

(1) reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note, reduce any premium payable upon optional redemption of the New Notes or otherwise alter the provisions with respect to the redemption or repurchase of the New Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the holders of at least a majority in aggregate principal amount of the New Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the New Notes;

(6) impair the rights of holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes;

(7) make any change in the foregoing amendment and waiver provisions; or

(8) except as permitted by the indenture, release any Note Guarantee.

Notwithstanding the foregoing, without the consent of any holder of New Notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture or the New Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(3) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to holders of New Notes in the case of a merger, consolidation or sale of assets, to release any Note Guarantee in accordance with the provisions of the indenture, or to provide for additional Guarantors;

(4) to make any change that would provide any additional rights or benefits to the holders of New Notes or that, as determined by the Board of Directors in good faith, does not materially adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the New Notes to any provision of this Description of New Notes to the extent that such provision in this Description of New Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the New Notes;

(7) to provide for the issuance of additional New Notes under the indenture in accordance with the limitations set forth in the indenture as of the date hereof; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the New Notes.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee, should the trustee become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest the trustee must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

In case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Book-Entry, Delivery and Form

Except as set forth below, the New Notes will be issued in registered, global form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC ”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

We expect that pursuant to procedures established by DTC (1) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of securities of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Graphics, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the applicable Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the securities, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of or beneficial interests in notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Graphics nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the New Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated securities shall be issued in exchange for beneficial interests in the Global Notes (1) if requested by a holder of such interests or (2) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

Same Day Settlement and Payment

The Issuer will make payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(i) Debt of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person’s merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(ii) Debt secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means:

(1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person;

(2) any other Person that owns, directly or indirectly, 5% or more of such specified Person’s Voting Stock; or

(3) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (1) or (2) above.

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of

(i) 1.0% of the principal amount of such note or

(ii) the excess of

(A) the present value at such time of (1) the redemption price of such note at December 1, 2006 (such redemption price being set forth in the table of the first paragraph under the subheading “—Optional Redemption”) plus (2) all required interest payments due on such note through December 1, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(B) the principal amount of such note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale and leaseback) (provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and the Restricted Issuer Subsidiaries or the Parent Guarantor and its Restricted Subsidiaries, as the case may be, taken as a whole will be governed by the provisions of the indenture described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” and not by the provisions of the Asset Sale covenant), and

(2) the issue or sale by the Parent Guarantor or any of its Restricted Subsidiaries of Equity Interests of any of the Parent Guarantor’s Subsidiaries (other than director’s qualifying shares).

Notwithstanding the foregoing, the following will not be Asset Sales:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(b) a transfer of assets or an issuance of Equity Interests by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary or a transfer of assets by the Parent Guarantor to a Restricted Subsidiary;

(c) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” (including any formation of, or contribution of assets to, a Subsidiary or joint venture);

(d) leases or subleases to third parties, of real property owned in fee or leased by the Parent Guarantor or its Subsidiaries or a disposition or assignment (as lessor) of a lease of real property, or license of intellectual property, in each case, in the ordinary course of business;

(e) the sale or lease of products, services or accounts receivable of the Parent Guarantor or any of its Subsidiaries in the ordinary course of business, or any disposition of property or assets that in the reasonable judgment of the Parent Guarantor, have become damaged, obsolete or worn out;

(f) the disposition of Cash Equivalents, Investment Grade Securities or cash;

(g) the exchange of property or assets of the Parent Guarantor or one of its Restricted Subsidiaries for property, businesses or assets or Capital Stock of a Person all or substantially all of whose assets are of a type used in a Permitted Business (provided that such Person initially be designated a Restricted Subsidiary if such Person becomes a Subsidiary of the Parent Guarantor by virtue of such exchange), or a combination of any such property or assets, or Capital Stock of such a Person and cash or Cash Equivalents, in each case with an equal or greater Fair Market Value, provided that (i) a majority of the Directors of the Board of Directors of the Parent Guarantor shall have approved a resolution that such exchange is fair to the Parent Guarantor or such Restricted Subsidiary, as the case may be, and (ii) any cash or Cash Equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Proceeds from an Asset Sale as set forth pursuant to the second paragraph under “Asset Sales,” and provided further that any Capital Stock of a Person received in an exchange pursuant to this clause (f) shall be owned directly by the Parent Guarantor or a Restricted Subsidiary and, when combined with the Capital Stock of such Person already owned by the Parent Guarantor and its Restricted Subsidiaries, shall constitute a majority of the voting power and Capital Stock of such Person; and

(h) the Ireland Sale Leaseback Transaction.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meaning assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the beneficial ownership of any particular “person”, as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or (except if used in the definition of “Change of Control”) any authorized committee of the Board of Directors of such Person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the government of (a) any of the United Kingdom, Switzerland, Sweden, the United States of America, Japan, France, Germany or any other member state of the European Union (as currently constituted), or (b) any other state or country in which the Parent Guarantor or any of its Restricted Subsidiaries has operations, provided that the Investment is made by the Parent Guarantor or Restricted Subsidiary having such operations, or (c) any agency or instrumentality of any of the foregoing (provided that the full faith and credit of the relevant jurisdiction is pledged in support thereof), or by any European Union central bank, and in each case having maturities of not more than one year from the date of acquisition;

(2) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $300.0 million;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”) and in each case maturing within one year after the date of acquisition;

(5) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P;

(6) Debt with a rating of “A” or higher from S&P or “A2” or higher from Moody’s; and

(7) investment funds investing at least 95% of their assets in securities of the types described in clauses (2)-(5) above.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a member of the Initial Control Group;

(2) prior to the earlier to occur of the first public offering of Voting Stock of the Parent Guarantor or Holdings (the “Relevant Company”) the Initial Control Group ceases to be the “beneficial owner” (“beneficial owner” and “beneficially owned,” as used throughout this definition, as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Company, whether as a result of the issuance of securities of the Relevant Company any merger, consolidation, liquidation or dissolution of the Relevant Company, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (2) and clause (3) below, the Initial Control Group shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as the Initial Control Group beneficially owns, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(3) following the first public offering of Voting Stock of the Parent Guarantor or Holdings (in either case, the “New Public Company”), (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Initial Control Group, is or becomes the beneficial owner, directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the New Public Company and (b) the Initial Control Group beneficially owns, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the New Public Company than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the New Public Company (for purposes of this clause (3), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person beneficially owns, directly or indirectly, in the aggregate more than 40% of the voting power of the Voting Stock of such parent entity and the Initial Control Group beneficially owns, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); provided that so long as the surviving Person in such a transaction is a Subsidiary of a parent Person, no Person shall be deemed under this clause (3) to be or become a beneficial owner of more than 40.0% of the Voting Stock of such surviving Person unless such Person shall be or become a beneficial owner of more than 40.0% of the Voting Stock of such parent Person; or

(4) at any time after the first public offering of common stock of the Parent Guarantor or Holdings (the “Existing Public Company”) any person other than the Initial Control Group (or their designated board members), (a)(i) nominates one or more individuals for election to the Board of Directors of the Existing Public Company which individuals have not been approved for election by the Initial Control Group or a vote of the majority of the Board of Directors then in office and (ii) solicits proxies, authorizations or consents in connection therewith and (b) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the Closing Date and not so approved represents a majority of the Board of Directors of the Existing Public Company following such election.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) plus, without duplication, to the extent deducted in computing such Consolidated Net Income:

(a) Consolidated Interest Expense and the amortization of debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period;

(b) provision for taxes based on income or profits (including franchise taxes) of such Person and its Restricted Subsidiaries for such period;

(c) depreciation and amortization expense, including amortization of inventory write-up under SFAS 141, amortization or write-off of intangibles (including goodwill and the non-cash costs of Interest Rate Agreements or Currency Agreements, license agreements and non-competition agreements), amortization of management fees and non-cash amortization of Capital Lease Obligations, and organization costs;

(d) expenses and charges related to any equity offering, incurrence of Debt or Permitted Investment permitted to be incurred or made by the indenture (including any such expenses or charges relating to transactions described in this prospectus under the heading “Prospectus Summary—2004 Recapitalization”);

(e) the amount of any restructuring charge or other type of special charge or reserve;

(f) unrealized gains and losses from hedging, foreign currency or commodities translations and transactions;

(g) any non-cash write-downs, non-cash write-offs, and other non-cash charges, items and expenses;

(h) the amount of any expense relating to any minority interest of Restricted Subsidiaries; and

(i) costs of surety bonds in connection with financing activities, and

(2) minus any cash payment for which a reserve or charge of the kind described in clauses (e), (g) or (h) of clause (1) above was taken previously during such period.

“Consolidated Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Debt (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by the Parent Guarantor or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and discontinued operations determined in accordance with GAAP on or prior to the Calculation Date, shall be given effect on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers and consolidations or discontinued operations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Cash Flow, resulting directly therefrom and as a result of any Pro Forma Cost Savings) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation or determined a discontinued operation, that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation or discontinued operations had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of the Issuer. If any Debt to which pro forma effect is given bears interest at a floating rate, the interest expense on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations relating to Interest Rate Agreements or Currency Agreements with respect to Debt, excluding, however, (a) amortization or write-off of debt issuance costs, commissions, fees and expenses and (b) customary commitment, administrative and transaction fees and charges);

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3) any interest accruing on Debt of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; and

(4) dividends paid in respect of any Disqualified Stock of the Parent Guarantor or cash dividends paid on any Preferred Stock of a Restricted Subsidiary of the Parent Guarantor held by Persons other than the Parent Guarantor or a Subsidiary.

in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (without duplication); provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of such Person and the net losses of any such Person shall only be included to the extent funded with cash from the Parent Guarantor or any Restricted Subsidiary;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction with respect to the payment of dividends has been permanently waived;

(3) the cumulative effect of a change in accounting principles shall be excluded (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP);

(4) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Parent Guarantor or any Restricted Subsidiary shall be excluded, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of Holdings (other than Disqualified Stock);

(5) to the extent deducted in determining Net Income, the fees, expenses and other costs incurred in connection with the transactions described in this prospectus under the heading “Prospectus Summary—2004 Recapitalization”, in each case, to the extent that such fee, expense, cost or payment was disclosed in the prospectus, shall be excluded; and

(6) with respect to periods prior to the Issue Date, Consolidated Net Income shall include (without duplication) all adjustments to EBITDA for certain restructuring and asset impairment charges, non-cash stock compensation expenses, cash compensation charges, write-offs of capitalized software, management fees and transaction costs, other net expenses and contract settlement payments.

“Coverage Ratio Exception” shall have the meaning set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Debt and Issuance of Preferred Stock.”

“Credit Facilities” means, with respect to the Parent Guarantor and its Restricted Subsidiaries, one or more debt facilities (including the New Credit Facility) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from or issue securities to such lenders against such receivables) or letters of credit or other credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which the Parent Guarantor or any Restricted Subsidiary is a party or of which it is a beneficiary.

“Debt” means, with respect to any Person (without duplication):

(1) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than six months after the date of placing such property in final service or taking final delivery thereof, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2) all indebtedness under clause (1) of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) provided that the amount of indebtedness of such Person shall be the lesser of:

(a) the fair market value of such asset at such date of determination; and

(b) the amount of such indebtedness of such other Persons;

(3) to the extent not otherwise included, the Guarantee by such Person of any Debt under clause (1) of any other Person; and

(4) any Disqualified Stock of such Person;

provided, however, that “Debt” shall not include:

(a) obligations of the Parent Guarantor or any of its Restricted Subsidiaries arising from agreements of the Parent Guarantor or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

(i) such obligations are not reflected on the balance sheet of the Parent Guarantor or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)); and

(ii) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Parent Guarantor and its Restricted Subsidiaries in connection with such disposition,

(b) (i) obligations under (or constituting reimbursement obligations with respect to) letters of credit, performance bonds, surety bonds, appeal bonds, completion guarantees or similar instruments issued in connection with the ordinary course of a Permitted Business, including letters of credit in respect of workers’ compensation claims, security or lease deposits and self-insurance; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing, and (ii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of day-light overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such obligations are extinguished within three business days of incurrence;

(c) purchase price holdbacks in connection with purchasing in the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries; or

(d) obligations under infringement indemnities with respect to third party intellectual property provided in connection with the sales of products in the ordinary course of business.

Except as otherwise expressly provided in this definition, or in the definition of “Disqualified Stock,” the amount of any Debt outstanding as of any date shall be:

(a) the accreted value thereof, in the case of any Debt issued at a discount to par; and

(b) the principal amount thereof in the case of any other Debt.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Equity Interests” means Disqualified Stock and all warrants, options or other rights to acquire Disqualified Stock (but excluding any debt security that is convertible into, or exchangeable for, Disqualified Stock).

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the New Notes; or

(2) convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Debt having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the New Notes.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Parent Guarantor or its Subsidiaries, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor in order to satisfy applicable statutory or regulatory obligations; (B) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Parent Guarantor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”; and (C) no Capital Stock held by any future, present or former employee, director, officer or consultant of the Parent Guarantor (or any of its Restricted Subsidiaries) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date as of which the Consolidated Coverage Ratio shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Debt” means Debt of the Parent Guarantor and its Restricted Subsidiaries (other than Debt under the New Credit Facility) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, as determined in good faith by an executive officer of the Issuer (unless otherwise provided in the indenture).

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent Guarantor that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP as in effect as of the Issue Date.

“Government Notes” means non-redeemable, direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Guarantors” means:

(1) Parent Guarantor and each of its Restricted Subsidiaries, other than Foreign Subsidiaries of the Issuer;

(2) each Restricted Subsidiary that executes and delivers a Note Guarantee after the Issue Date, and

(3) their respective successors and assigns,

in each case until released from its Note Guarantee in accordance with the terms of the indenture; provided, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not (but may) become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Interest Rate Agreements or Currency Agreements.

“Holding Company” means Holdings (or any successor by merger or consolidation to Holdings) or any other direct or indirect parent of the Parent Guarantor.

“Holdings” means Stratus Technologies Group, S.A.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Debt of the Issuer or any Guarantor.

“Initial Control Group” means Investcorp, its Affiliates (other than any Person who is an Affiliate of Investcorp solely as a result of clause (2) of the definition of “Affiliate”), members of the Management Group, the investors who are the initial holders of the Capital Stock of Holdings on the Issue Date, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Parent Guarantor’s or Holdings’ Capital Stock, any employee benefit plan of the Parent Guarantor or Holdings or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any Permitted Transferee of any of the foregoing Persons.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Parent Guarantor or any Restricted Subsidiary against fluctuations in interest rates.

“Investcorp” means Investcorp S.A., a Luxembourg société anonyme.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Parent Guarantor and its Subsidiaries; and

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person and Guarantees of Debt not otherwise prohibited to be incurred under the indenture), advances or capital contributions (excluding commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing plan contributions made in the ordinary course of business), and purchases or other acquisitions for consideration of Debt, Equity Interests or other securities. If the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor, the Parent Guarantor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Ireland Sale Leaseback Transaction” means the sale of the property located at College Business & Technology Park, Blanchardstown Road North, Blanchardstown Dublin 15, Republic of Ireland by Stratus Technologies Ireland Limited for an aggregate purchase price of up to $25.0 million and the leaseback of such property by Stratus Technologies Ireland Limited from the purchaser thereof.

“Issue Date” means November 18, 2003.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the management of the Parent Guarantor or the Restricted Subsidiaries of the Parent Guarantor.

“Net Income” means, with respect to any Person and any period, the unconsolidated net income (or loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person, excluding, however:

(1) any extraordinary or non-recurring gains or losses or charges (including non-cash charges resulting from any write-up, write-down or write-off of amounts in connection with the 2004 Recapitalization) and gains or losses or charges from the sale of assets outside the ordinary course of business, together with any related provision for taxes on such gain or loss or charges; and

(2) deferred financing costs written off in connection with the early extinguishment of Debt;

provided, however, that Net Income shall be deemed to include any increases during such period to shareholder’s equity of such Person attributable to tax benefits from net operating losses and the exercise of stock options that are not otherwise included in Net Income for such period.

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions) and any relocation, redundancy and closing costs incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts applied to the repayment of principal, premium, if any, and interest on Debt that is not subordinated to the New Notes and required (other than as required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales” or by similar provisions in other agreements) to be paid as a result of such transaction, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any deduction of appropriate amounts to be provided by the Parent Guarantor as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent Guarantor after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Credit Facility” means the Credit Agreement expected dated as of November 18, 2003 among the Issuer and the financial institutions named therein, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

“Non-Recourse Debt” means Debt:

(1) as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt (other than the New Notes) of the Parent Guarantor or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent Guarantor or any of its Restricted Subsidiaries.

“Note Guarantee” means the unconditional Guarantee by each Guarantor of the Issuer’s Obligations under the New Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Debt, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Officers” means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or any other officer reasonably acceptable to the trustee.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to the Issuer or the trustee. As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers’ Certificate, without any independent investigation.

“Parent Guarantor” means Stratus Technologies International, S.à r.l.

“Permitted Business” means the businesses conducted by the Issuer and its Subsidiaries as of the date of the indenture and any other business reasonably related, complementary or incidental to any of those businesses.

“Permitted Investments” means:

(1) any Investment in the Parent Guarantor or in a Restricted Subsidiary of the Parent Guarantor (including in any Equity Interests of a Restricted Subsidiary);

(2) any Investment in (a) cash, Cash Equivalents or Investment Grade Securities or (b) to the extent determined by the Parent Guarantor in good faith to be necessary for local currency working capital requirements of a Foreign Subsidiary, other cash equivalents; provided in the case of clause (b), the Investment is made by the Foreign Subsidiary having such operations;

(3) any Investment by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Parent Guarantor or (B) such Person, in one transaction or a series of substantially concurrent related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor;

(4) any securities or assets received or other Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or in connection with any other disposition of assets not constituting an Asset Sale;

(5) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor or any Holding Company;

(6) receivables owing to the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including such concessionary terms as the Parent Guarantor or Restricted Subsidiary deems reasonable).

(7) loans or advances to employees and officers (or loans to Holdings, the proceeds of which are used to make loans or advances to, or guarantees of third-party loans to, employees or officers of the Parent Guarantor or a Restricted Subsidiary) in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(8) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement);

(9) any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date;

(10) Investments in Interest Rate Agreements and Currency Agreements not otherwise prohibited under the indenture; and

(11) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $15.0 million.

“Permitted Liens” means:

(1) Liens securing Debt and other Obligations that were permitted to be incurred pursuant to clause (1) or clause (10) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of the Parent Guarantor or any Restricted Subsidiary;

(3) Liens on property (i) existing at the time of acquisition thereof or (ii) of a Person existing at the time such Person is merged into or consolidated with or acquired by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those acquired or to those of the Person merged into or consolidated with the Parent Guarantor or a Restricted Subsidiary, as the case may be;

(4) Liens that secure Debt of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent Guarantor, provided that such Liens do not extend to any assets other than those of the Person that became a Restricted Subsidiary of the Parent Guarantor;

(5) banker’s Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) without limitation of clause (4) above, Liens to secure Debt (including Capital Lease Obligations and Attributable Debt) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired, leased, constructed or improved with such Debt or Liens covering the assets of Stratus Technologies Ireland Limited arising in the Ireland Sale Leaseback Transaction;

(7) Liens existing on the Issue Date;

(8) (A) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded, as the case may be, or that are being contested in good faith and by appropriate proceedings provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens, pledges or deposits in connection with (A) workmen’s compensation obligations and general liability exposure of the Parent Guarantor and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation;

(10) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit;

(11) (A) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor has easement rights or on any real property leased by the Parent Guarantor or any Restricted Subsidiary on the Issue Date and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

(12) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(13) Liens on assets or properties of the Parent Guarantor or its Subsidiaries securing (a) Hedging Obligations entered into in the ordinary course of business or (b) Interest Rate Agreements in respect of Debt secured by a Lien on such property or asset;

(14) amendments or renewals of Liens that were permitted to be incurred; provided in each case, that such Liens do not extend to any additional property or assets of the Parent Guarantor or a Restricted Subsidiary;

(15) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Parent Guarantor or any Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Parent Guarantor or such Restricted Subsidiary;

(16) Liens on assets of Foreign Subsidiaries of the Issuer that are not Guarantors; and

(17) Liens incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor with respect to obligations that do not exceed $5.0 million at any one time outstanding and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Parent Guarantor or such Restricted Subsidiary.

“Permitted Refinancing Debt” means any Debt of the Parent Guarantor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Parent Guarantor or any of its Restricted Subsidiaries incurred in compliance with the indenture; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable premium and fees and expenses incurred in connection therewith);

(2) in the case of term Debt,

(a) principal payments required under such Permitted Refinancing Debt have a Stated Maturity no earlier than the earlier of

(i) the Stated Maturity of those under the Debt being refinanced and

(ii) the maturity date of the New Notes and

(b) such Permitted Refinancing Debt has a Weighted Average Life to Maturity equal to or greater than the lesser of

(i) the Weighted Average Life to Maturity of the Debt being extended, refinanced, renewed, replaced, defeased or refunded and

(ii) the Weighted Average Life to Maturity of the New Notes;

(3) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Debt is incurred either by the Parent Guarantor or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

The Parent Guarantor may incur Permitted Refinancing Debt not more than six months prior to the application of the proceeds thereof to repay the Debt to be refinanced; provided that upon the incurrence of such Permitted Refinancing Debt, the Parent Guarantor shall provide written notice thereof to the trustee, specifically identifying the Debt to be refinanced with Permitted Refinancing Debt.

“Permitted Transferee” means, with respect to any Person:

(1) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person;

(2) the spouse, former spouse, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person;

(3) a trust, the beneficiaries of which, or a corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include only such Person or his or her spouse, former spouse, lineal descendants or heirs, in each case to whom such Person has transferred, or through which it holds, the Beneficial Ownership of any securities of the Parent Guarantor; and

(4) any investment fund or investment entity that is a subsidiary of such Person or a Permitted Transferee of such Person.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Preferred Equity Interests” means Preferred Stock and all warrants, options or other rights to acquire Preferred Stock (but excluding any debt security that is convertible into, or exchangeable for, Preferred Stock).

“Pro Forma Cost Savings” means with respect to any reference period ended on or before any date of determination, the pro forma effect of any cost savings that (1) are attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations, (2) either (a) have been calculated on a basis consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the indenture or (b) have begun to be implemented on the Calculation Date or have been identified and approved by the Board of Directors and are reasonably expected to begin to be implemented within six months following the date of such Investment, acquisition, disposition, merger, consolidation or discontinued operations and (3) are determined based on a supportable, good faith estimate of the chief financial officer of the Issuer, the Restricted Subsidiary or business, as the case may be, as if all such cost savings had been effected as of the beginning of such reference period, decreased by any incremental expenses (other than capitalized expenses) that are or would be incurred during the reference period in order to achieve such cost savings.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Holdings or the Parent Guarantor, as applicable, pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Holdings or the Parent Guarantor, as applicable).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Issuer Subsidiary” means any Restricted Subsidiary that is a Subsidiary of the Issuer.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Secured Debt” means any Debt of the Issuer or any Guarantor secured by a Lien on assets or property of the Issuer, any Guarantor or any Subsidiary of a Guarantor.

“Senior Debt” means all Debt of the Issuer or any Guarantor, other than Subordinated Debt.

“Senior Officer” means the Chief Executive Officer or the Chief Financial Officer of the Parent Guarantor.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Specified Affiliate Payments” means:

(1) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests; and

(2) dividends, other distributions or other amounts paid by the Parent Guarantor to Holdings (a) in amounts equal to amounts required for Holdings to pay franchise taxes and other expenses required to maintain its corporate existence and provide for other operating costs of up to $300,000 (or its foreign currency equivalent) per fiscal year or (b) to pay, or reimburse Holdings for, the costs, fees and expenses incident to a private placement or public offering of any of the Capital Stock of Holdings, so long as the net proceeds of such offering (if it is completed) are contributed to, or otherwise used for the benefit of, the Parent Guarantor.

“Stated Maturity” means, with respect to any installment of interest on or principal of, or any other amount payable in respect of, any series of Debt, the date on which such interest, principal or other amount was scheduled to be paid in the documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, principal or other amount prior to the date scheduled for the payment thereof.

“Subordinated Debt” means any Debt of the Issuer or any Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is contractually subordinate or junior in right of payment to the New Notes or the applicable Note Guarantee.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means any Restricted Subsidiary that is a Guarantor of the New Notes.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to December 1, 2006, provided, however, that if the period from the redemption date to December 1, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 1, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Parent Guarantor (other than the Issuer or any successor to the Issuer) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a) has no Debt other than Non-Recourse Debt;

(b) except as permitted by the covenant described above under the caption “—Certain Covenants—Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent Guarantor;

(c) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Parent Guarantor or any of its Restricted Subsidiaries; and

(d) is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(2) any Subsidiary of an Unrestricted Subsidiary,

but only to the extent permissible under the indenture, as described above under the heading “—Certain Covenants—Limitations on Designations of Unrestricted Subsidiaries.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Debt.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following summary describes certain material United States federal income and estate tax considerations of the exchange of Outstanding Notes for New Notes in the Exchange Offer and of the ownership and disposition of the New Notes. The summary is based on the United States Internal Revenue Code of 1986, as amended, or the “Code,” and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect.

This summary applies to you only if you hold the Outstanding Notes and will hold the New Notes as capital assets within the meaning of Section 1221 of the Code.

This summary is for general information only and does not address all aspects of United States federal income and estate taxation that may be important to you in light of your particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Further, this summary does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, United States Holders (as described below) whose functional currency is not the United States dollar or holders who hold the Outstanding Notes or will hold the New Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction, other integrated investment comprised of the Outstanding Notes or the New Notes and one or more other investments, or other risk-reduction transaction for federal income tax purposes). You should consult your own tax advisor as to the particular tax consequences to you of exchanging Outstanding Notes for New Notes and of holding or disposing of the New Notes.

As used in this section, the term “United States Holder” means a beneficial owner of an Outstanding Note or a New Note that is:

•	a citizen or resident of the United States for United States federal income tax purposes;

•	a corporation or partnership (or any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax without regard to its source; or

•	a trust if:

•	a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States Holder.

If you hold an Outstanding Note or will hold a New Note through a partnership (including any entity treated as a partnership for United States federal income tax purposes), your treatment under United States federal income tax laws will generally depend on your status and the activities of the partnership. If you hold an Outstanding Note or will hold a New Note through a partnership, you should consult your own tax advisor as to the particular federal income tax consequences applicable to you.

A “Non-United States Holder” is any beneficial holder of an Outstanding Note or a New Note that is not a United States Holder.

Exchange Offer

If you are a beneficial owner of an Outstanding Note, you will not recognize any taxable gain or loss on the exchange of an Outstanding Note for a New Note pursuant to the Exchange Offer, and your tax basis and holding period in the New Note will be the same as in the Outstanding Note.

United States Holders

Taxation of Interest

If you are a United States Holder, interest on a New Note generally will be taxable to you as ordinary income as it accrues or is received by you in accordance with your method of accounting for United States federal income tax purposes.

Market Discount If you are a United States Holder and you purchase a New Note (or purchased an Outstanding Note and exchange it for a New Note) for an amount less than the stated principal amount of the New Note, the amount of such difference is “market discount” for federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the number of complete years to maturity from the date of such purchase.

Unless you elect to include market discount in income as it accrues, any gain realized on the sale, exchange, retirement, or other disposition of a New Note and any partial principal payment received on a New Note generally will be treated as ordinary income to the extent of any accrued market discount on the New Note. In addition, you may be required to defer deductions for a portion of the interest paid on any indebtedness incurred to purchase or carry a New Note that has market discount.

In general, market discount on a New Note will be considered to accrue ratably during the period from the date of purchase of the New Note to its maturity date, unless you elect to accrue market discount on a constant yield basis. You may elect to include market discount in gross income currently as it accrues (on either a ratable or a constant yield basis), in which case the interest deferral rule described above will not apply. The election to include market discount in gross income on an accrual basis, once made, would apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. Your tax basis in the New Note will be increased by the amount of any market discount included in gross income under such an election. If you hold New Notes with market discount, you should consult your tax advisor regarding the manner in which accrued market discount is calculated and the election to include market discount currently in income.

Bond Premium

In general, if you are a United States Holder and you purchase a New Note (or purchased an Outstanding Note and exchange it for a New Note) for an amount greater than the sum of all amounts payable on the New Note (other than stated interest payments) after the date of purchase, the amount of such excess is “bond premium” for United States federal income tax purposes. You may elect to amortize bond premium over the remaining term of the New Note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date) on a constant yield basis as an offset to interest income (and not as a separate item of deduction), but only as such you take stated interest into account under your regular method of tax accounting. Your tax basis in the New Note will be reduced by the amount of bond premium so amortized. If you do not elect to amortize bond premium, you will be required to report the full amount of stated interest on the New Note as ordinary income, even though you may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the New Note. An election to amortize bond premium, once made, would apply to all debt instruments held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If you hold New Notes with bond premium, you should consult your tax advisor regarding the application of these rules.

Taxation of Dispositions of New Notes

If you are a United States Holder, upon the sale, exchange, redemption, retirement or other disposition of a New Note, you will generally recognize gain or loss equal to the difference between:

•	the amount you realize upon the sale, exchange, redemption, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income); and

•	your adjusted tax basis in the New Note. Your adjusted tax basis in a New Note will, in general, be your cost for the New Note, increased by the amount of market discount previously included in income, decreased by the amount of bond premium previously amortized, and decreased by any principal payments you receive in respect of the New Note.

Subject to the market discount rules, discussed above, such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other disposition of a New Note, your holding period in the New Note is longer than one year. If you are an individual investor, net long-term capital gain recognized upon a disposition of a New Note generally will be subject to tax at a preferential rate. The deductibility of capital losses is subject to limitations.

Non-United States Holders

Taxation of Interest

Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below, if you are a Non-United States Holder, payments of interest on the New Notes to you will not be subject to United States federal income, branch profits or withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the voting power of the stock of Stratus Technologies, Inc.;

•	you are not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of your trade or business;

•	you are not a controlled foreign corporation that is, actually or constructively, related to us;

•	the interest payments are not effectively connected with the conduct of a trade or business within the United States or, if a treaty applies (and you comply with applicable certification and other requirements to claim treaty benefits), are not generally attributable to a United States permanent establishment; and

•	you meet certain certification requirements. You will satisfy these requirements if you:

•	certify on IRS Form W-8BEN, or a substantially similar substitute form, under penalties of perjury, that you are not a United States person;

•	provide your name and address; and

•	file such form with the withholding agent or, if you hold the New Note through a foreign partnership or intermediary, you and the foreign partnership or intermediary satisfy certification requirements of applicable United States Treasury regulations.

Even if the requirements listed above are not satisfied, you will be entitled to an exemption from or reduction in United States withholding tax provided that:

•	You are entitled to an exemption from or reduction in withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption or reduction, you must generally complete Form W-8BEN and claim this exemption or reduction on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

•	The interest income on the New Notes is effectively connected with the conduct of your trade or business in the United States. To claim this exemption, you must complete Form W-8ECI.

Taxation of Dispositions of New Notes

In addition, if you are a Non-United States Holder, you will not be subject to United States federal income or branch profits tax on the gain you realize on any sale, exchange, redemption, retirement or other disposition of a New Note, unless:

•	the gain is effectively connected with a trade or business within the United States or, if a treaty applies (and you comply with applicable certification and other requirements to claim treaty benefits), is generally attributable to a United States permanent establishment;

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	a portion of the gain represents accrued interest, in which case the rules for interest would apply to such gain.

United States Trade or Business

If interest or gain from a disposition of New Notes is effectively connected with your conduct of a United States trade or business, or, if an income tax treaty applies, you maintain a United States “permanent establishment” to which the interest or gain is attributable, you may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if you were a United States Holder. If you are a foreign corporation, you also may be subject to a branch profits tax of 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless you qualify for a lower rate under an applicable income tax treaty. For this purpose, interest on a New Note or gain recognized on the disposition of a New Note will be included in earnings and profits if the interest or gain is effectively connected with your conduct of a trade or business in the United States.

United States Federal Estate Tax

A New Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death, provided that:

•	the individual does not actually or constructively own 10% or more of the combined voting power of Stratus Technologies, Inc; and

•	the interest accrued on the New Note was not effectively connected with the conduct of a trade or business within the United States.

Backup Withholding and Information Reporting

Under current United States federal income tax law, backup withholding (currently imposed at a rate of 28%) will not apply to payments to you on a New Note made by us (including our paying agents) or a U.S. office of a broker if:

•	you are a United States Holder, you provide an accurate taxpayer identification number, you certify that you are not subject to backup withholding and you report all interest and dividends required to be shown on your United States federal income tax returns; or

•	you are a Non-United States Holder, you provide the certification on IRS Form W-8BEN or W-8ECI described above and we, the paying agent or the broker, as the case may be, do not have actual knowledge or reason to know that you are a United States person.

Payments on a New Note to a Non-United States Holder to or through a United States office of either a United States or a foreign broker generally will be subject to information reporting and backup withholding as described above. However, no such reporting and withholding will be required if (i) the holder either certifies as to its status as a Non-United States Holder under penalties of perjury on IRS Form W-8BEN (or substitute form) or otherwise establishes an exemption and (ii) the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied.

Payments on a New Note to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. Information reporting, however, will be required with respect to payments on a New Note to or through the foreign office of a United States broker or the foreign office of a foreign broker that is, for United States federal income tax purposes:

•	a United States person;

•	a controlled foreign corporation;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership with certain connections to the United States;

unless such broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that you are a United States person.

You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the United States Internal Revenue Service.

The United States federal tax discussion set forth above is included for general information only and may not be applicable depending on a your particular situation. You should consult your tax advisor with respect to the tax consequences to you of the exchange of Outstanding Notes for New Notes and the beneficial ownership and disposition of the New Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal and other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the Exchange Offer (or such time as such broker-dealers no longer own any Outstanding Notes), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date of the Exchange Offer (or such time as such broker-dealers no longer own any Outstanding Notes), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Outstanding Notes), other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

Certain Guarantors of the New Notes are organized under the laws of Luxembourg, Ireland, Bermuda and Cyprus, and a substantial portion of the assets held by the Guarantors is located outside of the U.S. Consequently, although such foreign Guarantors have appointed an agent for service of process in the U.S., it may be difficult for U.S. investors to effect service within the U.S. upon such Guarantors, their directors or officers, or to realize in the U.S. on any judgment against such foreign Guarantors, including for civil liabilities under the U.S. securities laws. Therefore, any judgment in respect of the New Notes, the indenture governing the New Notes, the Guarantees or the registration rights agreement obtained in any U.S. federal or state court against such foreign Guarantors may have to be enforced in the courts of Luxembourg, Ireland, Bermuda or Cyprus, as applicable. Investors should not assume that the courts of Luxembourg, Ireland, Bermuda or Cyprus would enforce judgments of U.S. courts obtained against any of the foreign Guarantors predicated upon the civil liability provisions of the U.S. securities laws or that such courts would enforce, in original actions, liabilities against such foreign Guarantors predicated solely upon such laws.

Luxembourg

Stratus Technologies International, S.à r.l. and Stratus Equity S.à r.l. are companies incorporated under the laws of the Grand Duchy of Luxembourg. Stratus Technologies International, S.à r.l, through its subsidiaries, owns a substantial majority of the consolidated assets of Holdings. Substantially all of Stratus Technologies International, S.à r.l.’s directly held assets consists of shares of its subsidiaries, Stratus Equity S.à r.l, Stratus Technologies Bermuda Ltd., Stratus Technologies Ireland Limited, SRA Technologies Cyprus Limited and Stratus Technologies, Inc. We have been advised by our Luxembourg counsel that you may not be able to enforce, in Luxembourg courts, civil liability judgments obtained in U.S. courts against Stratus Technologies International, S.à r.l. or Stratus Equity S.à r.l. that are based on provisions of the U.S. securities laws or other laws. Our Luxembourg counsel has further advised us that there is a doubt as to the enforceability in Luxembourg of civil liabilities based on the securities laws of the U.S. either in an original action or in an action to enforce a judgment obtained in U.S. courts.

In particular, in Luxembourg, under article 678 of the Luxembourg new code of civil procedure, a decision of a foreign court (other than a member state to the Council Regulation (EC) n° 44/2001 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters dated 22nd December 2000 or to a multilateral or bilateral treaty with Luxembourg) may be enforced in Luxembourg provided such decision has been granted exequatur by the Luxembourg courts.

To be granted exequatur, the foreign decision must fulfill the following requirements:

•	the foreign decision must be enforceable in the jurisdiction where the decision was rendered;

•	the judge who rendered the foreign decision must be competent in accordance with its own laws and Luxembourg rules on competence of international courts;

•	the foreign decision must have been regular in light of the laws of its own jurisdiction and must not violate the rights of the defense;

•	the laws applied in the foreign decision must not contravene principles underlying Luxembourg conflict of laws rules;

•	the rules of legal proceedings must have been observed in the proceedings which led to the foreign decision and there must not have been an evasion of Luxembourg law (fraude à la loi); and

•	the foreign decision must not contravene Luxembourg international public policy or mandatory provisions of Luxembourg law.

Any judgment awarded in the courts of Luxembourg may be expressed in a currency other than the Euro. However, any obligation to pay a sum of money in any currency other than the Euro will be enforceable in Luxembourg in terms of the Euro only.

Certain obligations may not be the subject of specific performance pursuant to court orders, but may result only in damages. Accordingly, Luxembourg courts may issue an award of damages where specific performance is deemed impracticable or an award of damages is determined adequate.

The provisions of a jurisdiction clause whereby the taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, might not be entirely enforceable in a Luxembourg court. If proceedings were previously commenced between the same parties and on the same grounds as the proceedings in Luxembourg, a plea of pendency might be opposed in the Luxembourg court and proceedings either stayed pending the termination of the proceedings abroad or dismissed, as the case may be.

The Luxembourg courts would not apply a chosen foreign law if it was not a bona fide choice and/or if:

•	it were not pleaded and proved; or

•	if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy.

Any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another party may be limited in terms of items or amounts as a Luxembourg court deems appropriate.

Under the laws of Luxembourg, a contractual provision allowing the service of process, against Stratus Technologies International, S.à r.l. or Stratus Equity S.à r.l., to a service agent could be overridden by Luxembourg statutory provisions allowing the valid service of process against Stratus Technologies International, S.à r.l. or Stratus Equity S.à r.l. in accordance with applicable laws at its domicile. If the designation of a service agent constituted (or were deemed to constitute) a power of attorney or mandate (mandat), whether or not irrevocable, it will terminate by force of law, and without notice, upon the occurrence of insolvency events affecting Stratus Technologies International, S.à r.l. or Stratus Equity S.à r.l.

Ireland

We have been advised by our Irish counsel that in any proceedings taken in Ireland for the enforcement of a judgment obtained against Stratus Technologies Ireland Limited or Stratus Research and Development Limited in the U.S. courts, the U.S. judgment should be recognized and enforced by the courts of Ireland upon obtaining an order of an Irish court. Such order should be granted on proper proof of the U.S. judgment without any re-trial or examination of the merits of the case, subject to the following qualifications:

•	that the U.S. court had jurisdiction, according to the laws of Ireland;

•	that the U.S. judgment was not obtained by fraud;

•	that the U.S. judgment is not contrary to public policy or natural justice as understood in Irish law;

•	that the U.S. judgment is final and conclusive;

•	that the U.S. judgment is for a definite sum of money; and

•	that the procedural rules of the court giving the U.S. judgment have been observed.

Any such order of the Irish courts may be expressed in a currency other than Irish currency in respect of the amount due and payable by Stratus Technologies Ireland Limited or Stratus Research and Development Limited but such order may be issued out of the Central Office of the Irish High Court expressed in Irish currency by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of Stratus Technologies Ireland Limited or Stratus Research and Development Limited, amounts claimed by any party in a currency other than Irish currency would, to the extent properly payable in the winding up, be paid, if not in such currency, in the Irish currency equivalent of the amount due in such currency converted at the rate of exchange pertaining on the date of the commencement of such winding up.

Provided that Stratus Technologies Ireland Limited and Stratus Research and Development Limited have agreed to non-exclusive jurisdiction in their Guarantees, an original action can be brought in Ireland against Stratus Technologies Ireland Limited or Stratus Research and Development Limited. If the governing law of the Guarantee is other than Irish law, then its enforceability will be tested and determined based on expert testimony on the implications of the obligations and liabilities as a matter of the governing law.

Bermuda

We have been advised by our Bermuda counsel that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money against Stratus Technologies Bermuda Ltd. rendered by any federal or state court in the United States based on civil liability, whether or not based solely upon the U.S. federal securities laws, would not automatically be enforceable in Bermuda. In order to enforce any U.S. judgment in Bermuda, proceedings must be initiated before a court of competent jurisdiction in Bermuda. A Bermuda court will normally order summary judgment if there is no defense to the claim for payment and generally will not reinvestigate the merits of the original dispute. In this type of action, a Bermuda court will generally treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for enforcement, so long as

•	the U.S. court had jurisdiction in view of the laws of Bermuda;

•	the U.S. judgment was not obtained by fraud;

•	the U.S. judgment is not contrary to public policy or natural justice as understood under Bermuda law;

•	the U.S. judgment is final and conclusive;

•	the U.S. judgment is for a definite sum of money; and

•	the procedural rules of the court giving the U.S. judgment have been observed.

Based on the foregoing, we cannot assure you that U.S. investors will be able to enforce judgments in civil and commercial matters obtained in any federal or state court in the United States in Bermuda. There is doubt as to whether a Bermuda court would impose civil liability based solely on the U.S. federal securities laws in an action brought in a court of competent jurisdiction in Bermuda.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

In the event of proceedings being brought in Bermuda against Stratus Technologies Bermuda Ltd. to enforce the New Notes, the indenture governing the New Notes, the Guarantee or the registration rights agreement, a Bermuda court will apply New York common law and relevant statutes as the governing law to the extent that New York law differs from Bermuda law and evidence of New York law is provided to the Bermuda court. In the absence of evidence of New York law a Bermuda Court will apply Bermuda law. The extent to which a Bermuda court would apply particular provisions of U.S. securities laws is unclear.

Cyprus

We have been advised by our Cyprus counsel that a final and conclusive judgment for a definite sum by a U.S. state or federal court having jurisdiction to give that judgment against SRA Technologies Cyprus Limited may be recognized and enforced in the courts of Cyprus if not impeachable on any of the grounds set out below. A judgment may be final and conclusive though it is subject to an appeal and though an appeal against it is actually pending in the foreign country where it was given.

A foreign judgment is impeachable on any of the following grounds:

•	if the judgment was obtained by fraud (such fraud may be either fraud on the part of the party in whose favor the judgment is given or fraud on the part of the court pronouncing the judgment);

•	its enforcement or, as the case may be, recognition would be contrary to or manifestly incompatible with the public policy of Cyprus;

•	if the proceedings in which the judgment was obtained were opposed to natural justice; or

•	if the courts of the foreign country did not, in the circumstances of the case, have jurisdiction to give the judgment in view of the Cyprus law in accordance with the principles set out below.

A foreign court has jurisdiction to give a judgment capable of enforcement or recognition in the following cases:

•	if the judgment debtor was, at the time the proceedings were instituted, resident (or present) in the foreign country;

•	if the judgment debtor was plaintiff in, or counterclaimed, in the proceedings in the foreign court;

•	if the judgment debtor, being a defendant in the foreign court, submitted to the jurisdiction of that court by voluntarily appearing in the proceedings;

•	if the judgment debtor, being a defendant in the original court, had before the commencement of the proceedings agreed, in respect of the subject matter of the proceedings, to submit to the jurisdiction of the courts of that country.

A judgment obtained by default shall neither be recognized nor enforced unless the defaulting party received notice of the institution of the proceedings in accordance with the law of the state in which the proceedings were instituted in sufficient time to enable it to defend the proceedings.

An original action can be brought in Cyprus against SRA Technologies Cyprus Limited based on U.S. securities or other laws upon proof of the relevant provisions of these laws.

A court in Cyprus may stay proceedings if concurrent proceedings in respect of the same subject-matter are being brought elsewhere.

The courts in Cyprus may not treat as conclusive any calculation or matter which by the terms of a contract are to be determined by a party thereto or are otherwise to be conclusive, but may inquire into such calculations or matter. Where a contract vests a discretion in any person the courts in Cyprus may require such discretion to be exercised reasonably and objectively.

A court in Cyprus would be prepared to render judgment for a monetary amount in a foreign currency, but the amount may have to be converted into Cyprus pounds for the purposes of enforcement of such judgment within Cyprus. Additionally, foreign currency amounts for which a creditor proves in a winding up of the Company must be converted into Cyprus pounds at the rate prevailing at the date of the winding up order or resolution.

SRA Technologies Cyprus Limited may be able to raise defenses and claims available to sureties notwithstanding the terms of the Guarantee in that regard.

Claims and obligations may become subject to set-off or counterclaim in legal actions being brought in Cyprus notwithstanding any provision of the Guarantee to the contrary.

A contract may under the laws of Cyprus be void or liable to be avoided if entered into on the basis of a mistake as to fact or if a party thereto was induced to enter into it by a misrepresentation as to fact or by fraud.

LEGAL MATTERS

Certain legal matters related to the validity and enforceability of the New Notes and the Guarantees will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters under the laws of Luxembourg related to the Guarantees of Stratus Technologies International, S.à r.l. and Stratus Equity S.à r.l. will be passed upon by Allen & Overy Luxembourg. Certain legal matters under the laws of Bermuda related to the Guarantee of Stratus Technologies Bermuda, Ltd. will be passed upon by Hollis & Co. Certain legal matters under the laws of Cyprus related to the Guarantee of SRA Technologies Cyprus Limited will be passed upon by Mouaimis & Mouaimis. Certain legal matters under the laws of Ireland related to the Guarantees of Stratus Technologies Ireland Limited and Stratus Research and Development Limited will be passed upon by and A & L Goodbody.

EXPERTS

The consolidated financial statements of Stratus Technologies International, S.à r.l. as of February 23, 2003 and February 24, 2002, and for each of the three years in the period ended February 23, 2003, included in this registration statement, have been so included in reliance on the audit report of PricewaterhouseCoopers S.à r.l., independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers S.à r.l. is a member of the Institut des Réviseurs d’Entreprises.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form F-4 under the Securities Act with respect to the New Notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company and the New Notes in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the Exchange Offer registration statement, we encourage you to read the documents contained in the exhibits.

We do not currently file reports with the SEC. After the registration statement for the Exchange Offer becomes effective, we will be subject to the informational requirements of the Exchange Act, and will file periodic reports, including annual reports on Form 20-F, registration statements and other information with the SEC. You may read and copy the registration statement and any of the other documents we file with the SEC at the Public Reference Room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC’s web site at http://www.sec.gov.

If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the New Notes to furnish the holders of the New Notes with certain financial and reporting information. See “Description of New Notes—Reports” for a description of the information we are required to provide.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated financial statements of Stratus Technologies International, S.à r.l. are included in this report.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of

Stratus Technologies International, S.à r.l.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of Stratus Technologies International, S.à r.l. and its subsidiaries at February 23, 2003 and February 24, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 23, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 3 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on February 25, 2002.

/s/ PricewaterhouseCoopers S.à r.l.	Luxembourg, October 24, 2003
Réviseur d’entreprises

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED BALANCE SHEETS

As of February 24, 2002 and February 23, 2003

	2002	2003
	In thousands, except per share amounts
ASSETS
Current assets:
Cash and cash equivalents	$22,711	$16,444
Accounts receivable, net of allowance for doubtful accounts of $2,620 and $2,944, respectively	56,340	63,677
Inventory	25,283	31,287
Deferred income taxes	1,018	1,656
Prepaid expenses and other current assets	6,704	4,837

Total current assets	112,056	117,901
Property, plant and equipment, net	50,808	45,563
Intangible assets, net	26,470	35,824
Goodwill	—	6,586
Deferred income taxes	1,398	1,569
Other assets	12,356	5,612

Total assets	$203,088	$213,055

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Short term debt	$4,413	$3,000
Short term loan, related party	35,000	—
Current portion of long-term debt	2,666	12,780
Accounts payable	22,948	18,950
Related party payable	1,058	525
Accrued expenses	35,426	42,518
Income taxes payable	6,507	7,225
Deferred revenue	20,503	21,135

Total current liabilities	128,521	106,133
Long-term debt	104,682	99,523
Long-term deferred tax liability	—	163
Deferred revenue and other liabilities	4,320	6,693

Total liabilities	237,523	212,512

Commitments and contingencies (Note 12)
Stockholder’s equity (deficit):
Ordinary stock, $30 par value, 2,401 shares authorized and issued, respectively	72,015	72,015
Additional paid-in capital	32,181	67,145
Deferred compensation	(6,434)	(1,146)
Accumulated deficit	(83,613)	(90,888)
Accumulated other comprehensive loss	(2,147)	(1,870)

	12,002	45,256
Shares held in Parent, at cost, 6,558 and 6,332 shares, respectively	(46,437)	(44,713)

Total stockholder’s equity (deficit)	(34,435)	543

Total liabilities and stockholder’s equity (deficit)	$203,088	$213,055

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the fiscal years ended February 25, 2001, February 24, 2002 and February 23, 2003

	2001	2002	2003
	In thousands, except per share amounts
REVENUE
Product revenue	$183,704	$118,709	$119,422
Service revenue	127,300	126,085	127,509

Total revenue	311,004	244,794	246,931
COST OF REVENUE
Product (includes non-cash compensation expense of $590, $330 and $792, respectively)	79,619	73,141	62,436
Service (includes non-cash compensation expense of $1,765, $512 and $1,038, respectively)	78,802	75,729	63,311
Amortization of intangibles	1,514	1,508	1,508
Asset impairment and other charges	—	3,182	1,174

Total cost of revenue	159,935	153,560	128,429

Gross profit	151,069	91,234	118,502

OPERATING EXPENSES
Research and development (includes non-cash compensation expense of $5,692, $1,777 and $1,858, respectively)	67,320	54,731	47,354
Sales and marketing (includes non-cash compensation expense of $6,625, $716 and $1,182, respectively)	65,532	45,968	42,534
General and administrative (includes non-cash compensation expense of $5,401, $162 and $356, respectively)	25,366	14,288	11,630
Purchased in-process research and development	(120)	—	—
Amortization of intangibles	3,468	3,447	2,522
Restructuring and asset impairment charges (includes non-cash compensation expense of $800 and $21, respectively)	—	12,518	4,705
Contract settlement (Note 1)	—	(7,500)	—
Management fees	750	750	750

Total operating expenses	162,316	124,202	109,495

Profit (loss) from operations	(11,247)	(32,968)	9,007
Interest income	1,838	457	179
Interest expense	(6,721)	(10,862)	(11,620)
Other income (expense), net	831	(445)	(226)

Loss before income taxes	(15,299)	(43,818)	(2,660)
Provision for income taxes	1,707	9,354	3,342

Net loss	$(17,006)	$(53,172)	$(6,002)

Net loss per share:
Basic and diluted	$(7.08)	$(22.15)	$(2.50)

Weighted average shares used to compute net loss per share:
Basic and diluted	2,401	2,401	2,401

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the fiscal years ended February 25, 2001, February 24, 2002 and February 23, 2003

	2001	2002	2003
	In thousands
OPERATING ACTIVITIES
Cash flows from operating activities:
Net loss	$(17,006)	$(53,172)	$(6,002)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,691	28,546	23,097
Purchased in-process research and development	(120)	—	—
Amortization of deferred financing costs	827	1,160	1,619
Stock-based compensation	20,073	3,497	5,226
Restructuring charges	—	13,622	3,934
Write-off of capitalized software	—	—	3,067
Deferred income taxes	(778)	6,480	799
Provision for doubtful accounts	543	1,241	830
Loss on retirement of property and equipment	349	438	144
Changes in assets and liabilities, net of the effect of the acquisition:
Accounts receivable	(16,209)	10,615	817
Prepaid expenses and other current assets	(2,636)	(2,172)	2,388
Inventory	(7,943)	(10,957)	(3,655)
Accounts payable	7,132	(7,334)	(7,084)
Accrued liabilities	(4,132)	(16,764)	(4,615)
Related party receivable and payable	(1,422)	3,051	(533)
Deferred revenue	4,886	2,630	(768)
Income taxes payable	(5,716)	2,689	701
Other long-term assets and liabilities	1,289	812	2,911

Net cash provided by (used in) operating activities	(172)	(15,618)	22,876

INVESTING ACTIVITIES
Cash flows from investing activities:
Acquisition of property and equipment	(33,495)	(17,634)	(9,655)
Acquisition of business, net of cash acquired	1,215	—	(10,497)
Payment of acquisition costs	—	—	(730)
Capitalized software	—	(5,082)	(229)
Other long-term assets	(422)	(570)	(27)

Net cash used in investing activities	(32,702)	(23,286)	(21,138)

FINANCING ACTIVITIES
Cash flows from financing activities:
Payments to acquire shares in Parent	(46,402)	—	(49)
Proceeds from issuance of long-term debt	56,764	54,700	20,500
Proceeds from issuance of short-term loan, related party	—	35,000	—
Net proceeds from issuance of (payments on) short-term debt	—	4,986	(4,876)
Deferred financing fees	(1,409)	(1,314)	—
Payments on long-term debt	(3,250)	(58,084)	(23,255)

Net cash provided by (used in) financing activities	5,703	35,288	(7,680)
Effect of exchange rate changes on cash	70	(40)	(325)

Net decrease in cash and cash equivalents	(27,101)	(3,656)	(6,267)
Cash and cash equivalents at beginning of period	53,468	26,367	22,711

Cash and cash equivalents at end of period	$26,367	$22,711	$16,444

Supplemental cash flow information:
Interest paid	$5,812	$9,264	$9,300
Income taxes paid	7,113	2,509	2,640

Non-cash investing and financing activities:
Acquisition of machinery and equipment under capital lease	107	—	—
Conversion of short-term loan to ordinary stock	—	—	35,000
Assumption of note payable in connection with acquisition of business (see note 4)	—	—	9,450

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

For the fiscal years ended February 25, 2001, February 24, 2002 and February 23, 2003

	Ordinary Stock		Additional paid-in capital	Deferred compensation	Accumulated deficit	Accumulated other comprehensive income (loss)	Shares held in Parent		Total stockholder’s equity (deficit)	Comprehensive loss
	Shares	Par value					Shares	Cost
	In thousands
Balance at February 27, 2000	2,401	$72,015	$4,004	$(3,203)	$(13,435)	$(18)	23	$(35)	$59,328
Acquisition of shares held in Parent							6,548	(46,402)	(46,402)
Net loss					(17,006)				(17,006)	$(17,006)
Stock option income tax benefit			504						504
Foreign currency translation adjustment						(807)			(807)	(807)
Deferred compensation related to option grants			30,538	(30,538)					—
Amortization of deferred compensation				20,073					20,073
Stock option forfeitures			(753)	753					—
Comprehensive loss										$(17,813)

Balance at February 25, 2001	2,401	72,015	34,293	(12,915)	(30,441)	(825)	6,571	(46,437)	15,690
Repurchase of shares held in Parent							11	(37)	(37)
Exercise of employee stock options							(24)	37	37
Net loss					(53,172)				(53,172)	$(53,172)
Stock option income tax benefit			72						72
Foreign currency translation adjustment						(454)			(454)	(454)
Net loss on derivative instruments						(954)			(954)	(954)
Unrealized gain on available for sale securities, net of tax of $63						86			86	86
Deferred compensation related to option grants			1,820	(628)					1,192
Amortization of deferred compensation				3,105					3,105
Stock option forfeitures			(4,004)	4,004					—
Comprehensive loss										$(54,494)

Balance at February 24, 2002	2,401	72,015	32,181	(6,434)	(83,613)	(2,147)	6,558	(46,437)	(34,435)

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)—(Continued)

For the fiscal years ended February 25, 2001, February 24, 2002 and February 23, 2003

	Ordinary Stock		Additional paid-in capital	Deferred compensation	Accumulated deficit	Accumulated other comprehensive income (loss)	Shares held in Parent		Total stockholder’s equity (deficit)	Comprehensive loss
	Shares	Par value					Shares	Cost
	In thousands
Issuance of common stock			35,000						35,000
Acquisition of shares held in Parent							24	(49)	(49)
Issuance of shares held in Parent					(1,273)		(250)	1,773	500
Net loss					(6,002)				(6,002)	$(6,002)
Stock option income tax benefit			5						5
Foreign currency translation adjustment						(252)			(252)	(252)
Net gain on derivative instruments						595			595	595
Unrealized loss on available for sale securities net of tax of $50						(66)			(66)	(66)
Amortization of deferred compensation				989					989
Compensation expense relating to modification of employee stock options			21						21
Compensation expense related to non-employee option grant			78						78
Stock option forfeitures			(140)	140					—
Stock option charge in conjunction with cancellation of options				4,159					4,159
Comprehensive loss										$(5,725)

Balance at February 23, 2003	2,401	$72,015	$67,145	$(1,146)	$(90,888)	$(1,870)	6,332	$(44,713)	$543

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

NOTE 1—BACKGROUND

Founded in 1980, Stratus Computer, Inc. (“SCI”) was a provider of high-end computers and related services for mission-critical applications. On August 3, 1998, Ascend Communications, Inc. (“Ascend”) and SCI announced that their Boards of Directors had approved a definitive merger agreement (the “Merger”) under which Ascend would acquire all of the outstanding shares of SCI. Ascend further announced its intention to divest the SCI business relating to non-telecommunications customers (the “Enterprise Business”) and certain other subsidiaries of SCI that were inconsistent with Ascend’s core business in the telecommunications industry. The Merger was approved by the SCI shareholders on October 19, 1998, and SCI became a wholly-owned subsidiary of Ascend. Ascend later merged with Lucent Technologies, Inc. (“Lucent”) in 1999.

Pursuant to an amendment to the Asset Purchase Agreement signed on January 7, 1999 (the “Agreement”), between Stratus Computer Systems, S.à r.l., a Luxembourg company, and Ascend, the Company purchased the net assets of the Enterprise Business of SCI, (the “Enterprise Purchase”). The Enterprise Purchase is defined as the server business segment of SCI selling to non-telecommunications companies, and includes development, manufacturing, engineering, sales and marketing, distribution and customer service operations. The Agreement resulted in the final and binding divestiture of the Enterprise Business from Ascend, effective February 26, 1999. Stratus Computer Systems, S.à r.l. subsequently changed its name to Stratus Technologies International, S.à r.l. (“Stratus S.à r.l.” or “the Company”) on March 23, 2001. Stratus S.à r.l. did not have any operations prior to the Enterprise Purchase.

Stratus S.à r.l. is a wholly owned subsidiary of Stratus Technologies Group, S.A. (“Stratus SA” or the “Parent”), a Luxembourg corporation.

On April 30, 2001, the Company received a payment of $7,500 from Lucent, acquirer of Ascend, relating to liquidated damages resulting from the decision by Lucent not to continue the development of certain Continuum products and its failure to deliver the product in accordance with the Continuum Technology Agreement that had been entered into at the time of the Enterprise Purchase.

On February 27, 2002, the Company’s non-compete restriction to sell to the telecommunications industry, as outlined in various agreements with Lucent, expired.

On February 11, 2003, Stratus Technologies, Inc., a wholly-owned subsidiary of Stratus S.à r.l, through its wholly-owned subsidiary, Cemprus Technologies, Inc., acquired all of the outstanding shares of Cemprus, LLC and its subsidiaries (“Cemprus”) from Platinum Equity, LLC (“Platinum”). The acquisition of Cemprus, which was spun off from Lucent to Platinum in early 2002, reunited the Company’s Enterprise Business with the telecommunications business segment of SCI (see note 4).

The Company’s server products, maintenance services and technology licensing deliver fault-tolerant continuous availability for diverse enterprises such as banks, brokerage houses, healthcare organizations, emergency services agencies, retailers, airlines, gaming businesses and telecommunications companies. The Company contracts with third parties for the manufacturing of its products and also refurbishes used product for resale. The Company’s products fall into two main categories, the legacy Continuum product family and the new generation ftServer product family.

The accompanying financial statements have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of February 23, 2003, the Company has incurred cumulative net losses since inception of $89,615 and has outstanding debt totaling $115,303. Scheduled debt payments total $12,780 during the fiscal year ending February 29, 2004 and

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

$92,476 during fiscal 2005. Amounts outstanding under the Company’s debt facility are subject to the satisfaction of quarterly financial covenant requirements. The Company expects to be in compliance with these covenants for the next fiscal year. In addition, management believes that the Company’s existing cash and cash equivalents, available borrowings and forecasted cash flows from operations will be sufficient to fund the Company’s operations, including debt repayments, through at least May, 2004. To the extent the Company experiences revenue shortfalls in fiscal 2004, management believes it could reduce certain discretionary spending in order to ensure there are sufficient cash balances to satisfy principal payments due in fiscal 2004 and to remain in compliance with the debt covenants associated with its current debt facility. The Company’s ability to satisfy the debt requirements and continue operations in its current form beyond May, 2004 is dependent upon its ability to refinance its existing debt arrangements or attract capital in the form of additional equity offerings. The Company has been successful in the past in renegotiating certain provisions of its debt facility and expects to be able to refinance its existing facility in the future, however, there can be no assurance that the Company will be able to do so.

NOTE 2—CAPITAL STRUCTURE OF PARENT

All of the Company’s share capital is owned directly by its Parent, Stratus Technologies Group, S.A. The Parent’s capital structure at February 23, 2003 included 33,302,820 issued shares of ordinary stock, 16,227,915 shares of Series A redeemable convertible preferred stock and 10,713,022 shares of Series B redeemable convertible preferred stock.

The Series A and Series B redeemable convertible preferred stock (“Series A preferred stock” and “Series B preferred stock”, collectively “the preference shares”) in the amount of $135,096 and $35,192, respectively, at February 23, 2003 are redeemable for cash at the option of the holder between February 26, 2007 and February 26, 2009. Such preference shares also include liquidation preferences, which may be triggered in the event of a liquidation, dissolution, winding-up, or change in control of the Parent. The Parent is solely dependent upon the Company for substantially all of its cash flows.

The most significant terms of the preference shares are as follows:

Voting Rights

Holders of the preference shares are entitled to vote on an “as-if” converted basis, such votes to be counted together with all other shares of the Parent having general voting power and not counted separately as a class, except as otherwise required by law. As a result, the preference shares have voting control of the Parent.

Conversion

The preference shares are convertible into ordinary stock at the option of the holder. The preference shares also automatically convert at their respective conversion rates into ordinary stock upon the closing of a firmly underwritten public offering of ordinary shares resulting in gross proceeds to the Company in excess of $75,000 and at a minimum price of $6.54 per share. The conversion rates for the preference shares are 2.17-to-1 and 1-to-1 for Series A preferred stock and Series B preferred stock, respectively.

Dividends

The holders of preference shares are entitled to dividends at an annual rate of 8% of the initial purchase price, on a non-cumulative basis, when and if declared, as determined by the Board of Directors. No dividends have been declared or paid through February 23, 2003.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Redemption

On or after February 26, 2007, but prior to February 26, 2009, upon written request, each holder of preference shares may require the Parent to redeem for cash all of its outstanding preference shares, as defined by the related agreements subject to proportional adjustment for stock splits, reverse splits, stock dividends, stock distributions or similar events related to the capitalization of the Parent. As of February 23, 2003, the redemption value of Series A and Series B preferred stock totaled $135,096 and $35,192, respectively.

Liquidation Preference

In the event of liquidation, dissolution, winding-up, or change in control of the Parent, holders of the Series B preferred shares receive, in preference to any distribution to the Series A preferred stock and ordinary holders, $3.27 per share, subject to anti-dilution adjustments, plus a graduating compounding rate of return that is reduced to 8% after February 1, 2004, as defined in the Series B agreement.

Series A preferred shareholders are entitled to receive, in preference to any distribution to the ordinary stockholders, $7.09 per share, subject to anti-dilution adjustments, plus a graduating compounding rate of return that is reduced to 8% after February 1, 2003, respectively, as defined in the Series A agreement.

As of February 23, 2003, the liquidation preference of Series A and Series B preferred stock totaled $192,914 and $54,387, respectively.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The Company operates on a 52-to-53 week fiscal year that ends on the Sunday closest to the last day of February. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, collectibility of accounts receivable, carrying value of inventory, warranty provisions, valuation of intangible assets and goodwill, valuation of deferred tax assets and restructuring and other charges. In addition, the Company’s compensation expense, associated with the issuance of the Parent’s stock options, is impacted by the fair value determination of the Parent’s stock. Actual results could differ materially from management’s estimates.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with maturities of three months or less at time of purchase and primarily consist of a money market fund.

Translation of foreign currencies

Assets and liabilities of the Company’s foreign operations for which the local currency is the functional currency, are translated into U.S. dollars at exchange rates prevailing on the balance sheet date. Revenue and

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

expenses are translated at the average exchange rates prevailing during the year. Foreign currency translation gains and losses are reported separately as a component of accumulated other comprehensive loss in equity.

Foreign exchange contracts

The Company enters into forward foreign exchange contracts to reduce its exposure to foreign currency risks associated with its intercompany and net asset positions. The maturities of foreign exchange contracts generally do not exceed six months. Foreign currency transaction gains and losses, which are included in other income (expense), net of unrealized and realized gains and losses on forward foreign exchange contracts, were $27, ($571) and $1,340 during fiscal 2001, 2002 and 2003, respectively. The Company does not hold or issue financial instruments for trading purposes. As of February 24, 2002 and February 23, 2003, the Company had approximately $16,800 and $4,745, respectively, of net forward foreign exchange contracts outstanding, predominantly in European currencies and Japanese yen.

Derivatives

In March 2001, the Company entered into two interest rate swaps to mitigate fluctuations in the variable interest rates related to its credit facility. The swaps were designated for two $20,000 tranches of the outstanding principal of the credit facility (see note 11). Under the agreements, the Company pays fixed interest rates of 5.005% and 4.900% and receives variable interest rates. The maturity dates of the agreements are March 31, 2003. The Company accounts for these swaps as cash flow hedges. Changes in the fair value of the derivative related to the effective portion of the hedge are carried in accumulated other comprehensive income (loss) over the term of the agreements. On maturity of the agreements, the appropriate gain or loss of the swaps will be reclassified from accumulated other comprehensive income (loss) to other income (expense). The ineffective portion of the gain or loss is reported in earnings immediately.

For fiscal 2003, there was no hedge ineffectiveness and as a result there was no related gain or loss recorded in earnings. An unrealized loss of $954 was recorded in accumulated other comprehensive loss and a non-current liability was established at February 24, 2002 to recognize a reduction in the fair value of the outstanding swap agreements. During fiscal 2003, the Company recorded a net gain of $595 in accumulated other comprehensive loss associated with these agreements. As of February 23, 2003, the Company had an unrealized loss recorded in accumulated other comprehensive loss and a liability of $359 related to the swap agreements.

In connection with the amendment of the Company’s credit agreement (see note 11), a LIBOR floor was added to the facility. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, the LIBOR floor is considered an embedded derivative and is included in non-current liabilities. At the time of the modification, the fair value of the LIBOR floor was a liability of $957, which is recorded as a debt discount and amortized to interest expense over the remaining term of the credit agreement. The Company recorded $328 in interest expense in fiscal 2003 in connection with this LIBOR floor. Changes in the fair value of the LIBOR floor are recorded through earnings. The Company recorded a loss of $1,462 through other income (expense) in fiscal 2003 related to changes in the fair value of the LIBOR floor.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company sells its products to customers in

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

diversified industries, primarily in the United States, Central and South America, Europe and Asia Pacific. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have not been material.

The Company holds its cash and cash equivalents principally in a money market fund at a major financial institution.

Accounts receivable

The Company states its accounts receivable at their estimated net realizable value. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances for doubtful accounts for specifically identified estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market. The Company considers recent historic usage and future demand in estimating the realizable value of its inventory. Upon determination that inventory is obsolete it is written-off.

Inventory at fiscal year-ends was as follows:

Fiscal year-end	2002	2003
Parts and assemblies	$20,110	$28,678
Work-in-process	274	117
Finished products	4,899	2,492

Total inventory	$25,283	$31,287

Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization expense is calculated using the straight-line method based upon the following estimated useful lives:

Building	25 years
Machinery, computer equipment and software	2-5 years
Leasehold improvements	shorter of lease term or life of asset
Service and spare parts	4 years

The Company capitalizes internal and external costs incurred to develop internal-use computer software during the application development stage. Once the software is placed in service the capitalized assets are amortized on a straight-line basis over three years.

Maintenance and repair costs are charged to expense as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any related gains or losses are included in the determination of net income or loss for the period.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Goodwill and Intangible assets

On February 25, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but that they be tested for impairment at adoption and at least annually thereafter.

SFAS No. 142 provides new criteria for performing impairment tests on goodwill and intangible assets with indefinite useful lives. A comparison is performed of the fair values of these assets with their carrying amounts. Fair value is determined using primarily the discounted cash flow methodology and confirmed by market comparables. This methodology differs from the Company’s previous policy, as permitted under accounting standards existing before the adoption of SFAS No. 142, of using undiscounted cash flows to determine if these assets are recoverable.

In accordance with SFAS No. 142, the Company reclassified $1,850 of net book value from the assembled workforce intangible asset, net of the related deferred tax liability of $793, to goodwill and $2,749 of net book value in trademark and trade names from definite life to indefinite life intangible assets as of February 25, 2002. The Company performed its initial impairment test of these assets upon adoption and performed its annual impairment review during the fourth quarter of fiscal 2003. Based on these tests, there were no impairments of goodwill or indefinite life intangible assets in fiscal 2003.

A reconciliation of net loss and loss per share to the amounts adjusted for the assembled workforce and trademark and trade names amortization, net of the related income tax effect, is as follows:

	2001	2002	2003
Reported net loss	$(17,006)	$(53,172)	$(6,002)
Amortization of trademark and trade names	394	394	—
Amortization of assembled workforce	488	486	—

Adjusted net loss	$(16,124)	$(52,292)	$(6,002)

Reported net loss per share, basic and diluted	$(7.08)	$(22.15)	$(2.50)
Amortization of trademark and trade names	0.16	0.16	—
Amortization of assembled workforce	0.20	0.20	—

Adjusted net loss per share, basic and diluted	$(6.72)	$(21.79)	$(2.50)

Acquired intangible assets are amortized using the straight-line method as follows:

Core technology	3-8 years
Customer related intangibles	7-8 years
Trademark and trade names	3 years to indefinite life

Other intellectual property assets, primarily related to patents, are amortized over 10-17 years using the straight-line method.

Long-lived assets

Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In performing the review, the Company estimates undiscounted cash flows expected to result from the use of the asset and its

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

eventual disposition. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. If assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the net book value of the assets is depreciated over the newly determined remaining useful lives.

Investments

Investments are classified as available for sale and are recorded at market value using the specific identification method; unrealized gains and losses are reflected in accumulated other comprehensive income (loss). The Company recorded unrealized gain and (loss) of $86 and $(66), net of tax, in fiscal 2002 and 2003, respectively. The carrying value of investments, which is included in other assets, totaled $126 and $23 at February 24, 2002 and February 23, 2003, respectively.

Revenue recognition

The Company enters into transactions to sell products and services in multiple element arrangements and single element arrangements. When the Company enters into revenue arrangements containing multiple products and/or services, the Company allocates the total revenue to be earned under the arrangement among the various elements based on vendor-specific objective evidence of fair value.

The Company generally recognizes revenue from product sales when evidence of an arrangement is in place, related prices are fixed or determinable, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. The Company accrues for estimated warranty costs at the time of shipment based on its historical experience.

Service revenue is recognized ratably over the contractual service period as services are rendered. When there is uncertainty regarding collectibility, the Company recognizes revenue on the later of rendering services or cash collection.

The Company recognizes revenue from long-term contracts, primarily customized computing solutions and technology development arrangements, using the percentage of completion method of accounting or the completed contract method, depending on the facts and circumstances. The Company uses, as an input measure, direct labor hours in measuring progress towards completion. In applying the percentage of completion method, management makes judgments in estimating the revenue and costs and in measuring progress toward completion. These judgments underlie contract profitability and timing of revenue recognition. In applying the completed contract method of accounting, the Company recognizes revenue and direct costs upon completion of the project, provided that no significant post-development obligations exist. If post-development obligations exist, the Company recognizes the revenue and direct costs ratably over the period of the post-development obligation. Losses, if expected, are recorded when known. Revenue recognized from long-term contracts totaled $800, $1,869 and $4,118 in fiscal 2001, 2002 and 2003, respectively.

Royalty revenue, in conjunction with a technology licensing arrangement, is included in product revenue and is recorded in the period that it is earned. Royalty revenue recognized totaled $92 and $439 in fiscal 2002 and 2003, respectively. Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue.

Advertising costs

The Company expenses all advertising costs as incurred. Advertising expenses recorded for fiscal 2001, 2002 and 2003 were $3,334, $3,849 and $2,853, respectively.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Research and development

Costs incurred for research and development are expensed as incurred. The costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. Capitalized costs are amortized over the lesser of a straight-line basis over the estimated product life, or the ratio of current revenue to total projected product revenue. The Company capitalized $229 in software development costs and wrote-off $4,117, including $1,050 associated with the Company’s fiscal 2003 restructuring (see note 6), of capitalized software costs in connection with changes in its product lines and related technology during fiscal 2003. Amortization expense recorded in fiscal 2002 and fiscal 2003 was $300 and $615, respectively. Unamortized software development costs of $4,782 and $279 at February 24, 2002 and February 23, 2003, respectively, are included in other assets.

Income taxes

The Company provides deferred taxes to recognize temporary differences between the financial reporting basis and tax reporting basis of assets and liabilities. The Company’s practice is to reinvest the earnings of its foreign subsidiaries in those operations. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards and a valuation allowance is established against deferred tax assets, when it is more likely than not that some or all of the deferred tax assets will not be realized.

Risks and Uncertainties

The Company’s future operating results are subject to a number of risks, including, but not limited to, the Company’s dependence on suppliers and technology partners, the Company’s reliance on three contract manufacturers for its current product lines, rapid industry changes, competition, competitive pricing pressures, the recent economic slowdown, enforcement of the Company’s intellectual property rights, the Company’s ability to sustain and manage growth, the Company’s ability to attract and retain key personnel, systems and service failures of the Company’s customers, undetected problems in the Company’s products, risks associated with interest rates and foreign currency exchange rates, changes in foreign laws and regulations and other risks related to our international operations.

The Company’s primary financial market risk exposures are in the areas of interest rate risk and foreign currency exchange risk. Although the Company’s exposure to currency rate fluctuations has been moderate due to the fact that the operations of the Company’s international subsidiaries are primarily conducted in their respective local currencies, exchange rate fluctuations may be material in future periods.

Stock plans

Stratus S.à r.l.’s capitalization includes authorization for the issuance of stock options for the purchase of shares of the Parent’s ordinary stock to employees, management, directors, or consultants of its direct and indirect subsidiaries under the Stratus Technologies, Inc. (“Stratus Inc.”) Stock Incentive Plan. Stratus Technologies, Inc. is a wholly-owned subsidiary of the Company. The Company accounts for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Parent’s stock at the date of grant over the exercise price. The fair value of options granted to employees is disclosed in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company records stock-based compensation issued to non-employees using the fair value method prescribed by SFAS No. 123 (see note 13).

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

For fiscal 2003, the weighted average fair value of options granted with an exercise price equal to the fair value of the Parent’s ordinary stock on the date of grant was $0.19 per share. The Company did not grant any options in fiscal 2003 with an exercise price below fair value on the date of grant. All of the options granted in fiscal 2001 and 2002 were at exercise prices below fair value on the date of grant. The weighted average fair value of options granted with an exercise price less than the fair value of the Parent’s ordinary stock on the date of grant for fiscal 2001 and 2002 was $4.55 and $2.66, respectively.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	2001	2002	2003
Net loss, as reported	$(17,006)	$(53,172)	$(6,002)
Add: Stock-based employee compensation expense recognized	20,073	4,297	5,169
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	(24,463)	(4,718)	(4,575)

Pro forma net loss	$(21,396)	$(53,593)	$(5,408)

Basic and diluted loss per share:
As reported	$(7.08)	$(22.15)	$(2.50)
Pro forma	$(8.91)	$(22.32)	$(2.25)

The fair value of the Company’s stock-based awards to employees in fiscal 2001, 2002 and 2003 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2002	2003
Expected life (years)	4-5	4	4
Volatility	0%	0%	0%
Risk-free interest rate	7.0%	5.6%	3.2%
Dividend yield	0%	0%	0%

The effects on fiscal 2001, 2002 and 2003 pro forma net loss and loss per share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net loss for future years due to such factors as the potential accelerated vesting period of the stock options and the potential for issuance of additional stock option shares in future years.

Earnings per share

Basic earnings per share is calculated using the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of ordinary shares outstanding during the period, plus the effect of any dilutive potential ordinary shares. The Company had no dilutive potential ordinary shares during fiscal 2001, 2002 or 2003.

Warranty

The Company warrants that its products will perform in all material respects in accordance with the Company’s standard published specifications in effect at the time of delivery of the products to the customer. The Company offers product warranties ranging from 30 days to 3 years. The Company estimates the costs that may

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s product warranty liability during the period are as follows:

	2002	2003
Balance, beginning of the period	$4,939	$3,260
Current period accrual	731	1,721
Amounts charged to the accrual	(2,410)	(1,630)
Assumed acquisition liability	—	91

Balance, end of the period	$3,260	$3,442

Recent pronouncements

In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 no longer permits the accrual of exit costs at the date management approves a plan. Rather, with the exception of certain employee terminations carried out within 60 days of a plan approval, exit costs (including employee separation costs) will be recognized as they are incurred. SFAS No. 146 is effective for exit plans initiated after December 31, 2002 and does not impact the accounting for the Company’s restructurings initiated prior to December 31, 2002.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires the Company to recognize a liability for the fair value of certain guarantees issued or modified after December 31, 2002. In addition, certain disclosures are required for the nature of the guarantees, the maximum potential future payments that could be required under the guarantee, and the current liability recorded for these guarantees. The Company adopted the disclosure provisions for fiscal 2003. The adoption of FIN 45 did not have a material impact on the Company’s financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) issued a final consensus on Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. Issue 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. Companies may also elect to apply the provisions of Issue 00-21 to existing arrangements and record the income statement impact as a cumulative effect of a change in accounting principle. The adoption of Issue 00-21 will not have any effect on the Company’s financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities”. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 also requires enhanced disclosures related to variable interest entities. The provisions of FIN 46 are effective immediately for those variable interest entities created after January 31, 2003. The provisions are effective as of the end of fiscal

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

2004 for those variable interests held prior to February 1, 2003. The Company does not currently have any variable interest entities as defined in FIN 46, and consequently, the adoption of FIN 46 is not expected to have a material effect on the Company’s financial statements.

NOTE 4—ACQUISITION

Acquisition

On February 11, 2003, Stratus Inc. acquired all of the outstanding shares of Cemprus, LLC and its subsidiaries (“Cemprus”) from Platinum Equity, LLC (“Platinum”). The results of Cemprus’ operations have been included in the consolidated financial statements since that date. The acquisition of Cemprus, which was spun off from Lucent to Platinum in early 2002, reunited the Company’s Enterprise Business with the telecommunications business segment of SCI. Cemprus is a provider of high-end computers, specialized telecommunication middleware and related services for mission-critical applications in the telecommunications industry.

The aggregate purchase price was $15,126, plus acquisition costs related to the purchase transaction of $6,580. Acquisition related costs include severance costs associated with the termination of certain employees with redundant job functions, facilities termination expenses and legal and bank fees.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$13,369
Property and equipment	3,329
Intangible assets	15,862
Goodwill	4,671
Other long term assets	772

Total assets acquired	38,003

Current liabilities	(11,045)
Long-term debt	(9,450)
Other long-term liabilities	(2,382)

Total liabilities assumed	(22,877)

Net assets acquired	$15,126

The intangible assets include customer-related intangible assets of $14,162 (7-year useful life), core technology of $1,500 (3-year useful life), and trademarks of $200 (3-year useful life). The $4,671 of goodwill was assigned to the product and service segments in the amounts of $442 and $4,229, respectively. In addition, the Company expects that $1,471 of the goodwill will be deductible for tax purposes.

As part of the acquisition the Company’s management approved a plan to reduce the acquired workforce and close certain Cemprus offices worldwide. The Company has recognized $5,554 in liabilities in connection with the transaction, comprised of $1,981 in severance and fringe benefit costs and $3,573 in costs to exit facilities. The reduction in force affected 79 employees worldwide across all Cemprus business functions.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

The following unaudited pro forma information presents a summary of the fiscal 2003 results of operations of the Company assuming the acquisition of Cemprus occurred on February 25, 2002:

2003
Revenue	$286,165
Net loss	(5,003)
Net loss per share, basic and diluted	$(2.08)

Pro forma information to reflect the acquisition of Cemprus for fiscal 2002 has not been provided due to the unavailability of such historical information for the acquired company for such period. However, based on the significance level of this acquisition, such information is not considered material to the financial statements of Stratus S.à r.l. as a whole.

NOTE 5—PARENT RECAPITALIZATION

On December 28, 2000 the Parent and its majority stockholders, Investcorp Stratus Limited Partners and Stratus Holdings Limited (collectively, “the Investcorp Stockholders”), entered into an agreement (the “Recapitalization Agreement”) with Compaq Computer Corp., DB Capital Partners Europe, L.P. (now known as MidOcean Capital Partners Europe, L.P.) and Intel Capital (collectively “the Strategic Investors”) pursuant to which the Company redeemed ordinary shares totaling $46,402 from the Investcorp Stockholders and the Strategic Investors agreed to purchase a total of 16,227,915 Series A preference shares (see note 2) of the Parent from Investcorp Stockholders for an aggregated purchase price of $115,056.

In connection with this transaction, Stratus employee stockholders and option holders who chose to participate were able to sell a portion of their shares to the Investcorp Stockholders or to cancel a portion of their options in exchange for cash. Employee participation in this transaction, both with respect to sale of stock to the Investcorp Stockholders and cancellation of options in exchange for cash, was voluntary and subject to certain eligibility requirements and limits. The Company recognized $13,594 in compensation expense in connection with the cash settlement of the options.

NOTE 6—RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

Restructuring fiscal 2003

As a result of continued unfavorable global economic conditions and reductions in information technology spending around the world, on November 4, 2002, the Company implemented a restructuring program to reduce expenses to align its operations and cost structure with market conditions. The restructuring program included a reduction in the number of employees across all functions and locations, restructuring of certain business functions and closure of excess facilities. The Company recorded restructuring charges and asset impairments of $6,192 ($1,174 to cost of revenue and $5,018 to operating expenses).

This restructuring program included a reduction in workforce of 72 employees worldwide across all business functions and a related charge of $3,847 for severance and fringe benefits of which $1,759 has been paid as of February 23, 2003. The severance costs included non-cash stock-based compensation expense related to modifications of equity awards totaling $21. Under the terms of the severance agreements, the Company expects to pay severance and fringe benefits through fiscal 2004.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

The Company recorded a charge of $567 related to the closing of sales offices and a charge of $728, primarily consisting of computer and professional services equipment and furniture and fixtures that are no longer in use, of which $124 was recorded as cost of revenue. In addition, due to the restructuring of the professional services organization, the Company recorded an impairment of a capitalized software product amounting to a charge of $1,050 recorded as cost of revenue.

The following table summarizes the activity related to the liability for fiscal 2003 restructuring costs and asset impairments:

	Severance and fringe benefits	Excess facilities charges	Asset impairment	Total
Initial charge in fiscal 2003	$3,847	$567	$1,778	$6,192
Non-cash charges	(21)	—	(1,778)	(1,799)
Cash payments	(1,759)	(186)	—	(1,945)

Restructuring liability at February 23, 2003	$2,067	$381	$—	$2,448

Restructuring fiscal 2002

On December 18, 2001, the Company’s management approved a restructuring program to realign its cost structure and centralize certain functions. This restructuring included a worldwide reduction in force, the closure of certain sales offices and restructuring of certain business functions. The Company recorded restructuring charges, asset impairment and other charges of $15,700 ($3,182 to cost of revenue and $12,518 to operating expenses).

This restructuring program resulted in a reduction of 215 employees worldwide across all business functions and included a charge of $10,552 relating to severance and fringe benefits. The severance costs included non-cash stock-based compensation expense related to modifications in equity awards totaling $800. The Company recorded a charge of $855 related to the closing of sales offices and a charge of $1,504 primarily consisting of computer, production and engineering equipment and furniture and fixtures that are no longer in use of which $393 was recorded as cost of revenue. In addition, the Company adjusted its product development plan as part of the restructuring, which resulted in an impairment of inventory amounting to $2,789.

The following table summarizes the activity related to the liability for fiscal 2002 restructuring costs, asset impairments and other charges:

	Severance and fringe benefits	Excess facilities charges	Asset impairment	Inventory impairment	Total
Initial charge in fiscal 2002	$10,552	$855	$1,504	$2,789	$15,700
Non-cash charges	(800)	(4)	(1,504)	(2,789)	(5,097)
Cash payments	(1,977)	(101)	—	—	(2,078)

Restructuring liability at February 24, 2002	7,775	750	—	—	8,525
Adjustment	(313)	—	—	—	(313)
Cash payments	(7,314)	(634)	—	—	(7,948)

Restructuring liability at February 23, 2003	$148	$116	$—	$—	$264

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

The restructuring liability reflects many estimates, including those related to termination benefits, inventory and settlements of contractual obligations. The Company reviews the reserve requirements to complete each restructuring periodically throughout the year. The Company revised its estimates for certain fiscal 2002 restructuring plans during fiscal 2003, which resulted in a net credit of $313 which was recorded as a reduction of restructuring and asset impairment charges.

NOTE 7—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

	2002	2003
Land and improvements	$928	$928
Building	8,969	8,969
Machinery, computer equipment and software	56,028	66,611
Leasehold improvements	11,583	13,597
Service and spare parts	9,721	10,678
Construction in progress	2,866	1,818

Total property, plant and equipment	90,095	102,601
Accumulated depreciation and amortization	(39,287)	(57,038)

Property, plant and equipment, net	$50,808	$45,563

Depreciation and amortization expense relating to property, plant and equipment was $15,142, $20,493 and $18,368 for fiscal 2001, 2002 and 2003, respectively.

NOTE 8—INTANGIBLE ASSETS

Intangible assets consist of the following:

	2002	2003
Core technology	$17,634	$19,134
Assembled workforce	4,235	—
Customer related intangibles	14,701	28,863
Patents	844	1,124
Trademark and trade names	4,065	4,221

Total intangible assets	41,479	53,342
Accumulated amortization	(15,009)	(17,518)

Intangible assets, net	$26,470	$35,824

Amortization expense related to intangible assets was $4,862, $5,007 and $4,114 in fiscal 2001, 2002 and 2003, respectively. Starting in fiscal 2003, $3,936 of the acquired trademark and trade names asset, or $2,749 in net book value, was not subject to annual amortization. Assembled workforce was reclassified to goodwill in fiscal 2003 (see note 3).

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Based on the carrying value of identified intangible assets recorded at February 23, 2003, and assuming no subsequent impairment of the underlying assets, the annual amortization expense is expected to be as follows:

	2004	2005	2006	2007	2008	Subsequent years	Total
Acquisition-related intangibles	$6,632	$6,632	$6,632	$6,065	$2,023	$3,998	$31,982
Other intangibles	82	82	82	82	82	683	1,093

	$6,714	$6,714	$6,714	$6,147	$2,105	$4,681	$33,075

NOTE 9—ACCRUED EXPENSES

Accrued expenses consist of the following:

	2002	2003
Compensation	$11,906	$15,945
Acquisition-related restructuring	—	3,777
Restructuring	8,507	2,631
Warranty	3,260	3,442
Other	11,753	16,723

Total	$35,426	$42,518

NOTE 10—INCOME TAXES

A relatively small portion of pre-tax loss for each fiscal year in the three-year-period ended February 23, 2003 relates to the Company’s activities in Luxembourg, where it is incorporated. The majority of the Company’s pre-tax loss for fiscal 2001 and fiscal 2003 is attributable to operations in the United States. As a result, the Company has provided its rate reconciliation and other income tax disclosures based on the U.S. statutory tax rate as this presentation is considered most meaningful.

The components of loss before provision for income taxes consists of the following:

Fiscal year ended	2001	2002	2003
United States	$(8,613)	$(4,647)	$(4,920)
Non-U.S.	(6,686)	(39,171)	2,260

Loss before provision for income taxes	$(15,299)	$(43,818)	$(2,660)

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

The provision (benefit) for income taxes consists of the following:

Fiscal year ended	2001	2002	2003
CURRENT
United States—Federal	$(1,487)	$1,512	$79
United States—State	82	115	79
Non-U.S.	3,890	1,246	2,385

Total Current	2,485	2,873	2,543

DEFERRED
United States—Federal	704	2,946	725
United States—State	65	274	67
Non-U.S.	(1,547)	3,261	7

Total Deferred	(778)	6,481	799

Provision for income taxes	$1,707	$9,354	$3,342

The following table reconciles the United States Federal income tax rate to the rate used in the calculation of the provision for income taxes as reported in the financial statements:

Fiscal year ended	2001	2002	2003
Income tax at U.S. Federal Statutory rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of Federal benefit	0.6	0.1	1.9
Lower (higher) rates non-U.S. operations	44.1	24.3	(0.6)
Valuation allowance	—	32.1	108.3
Non-qualified stock deduction	—	—	42.3
Other, net	1.4	(.1)	8.8

Effective tax rate	11.2%	21.4%	125.7%

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Deferred tax assets and (liabilities) are comprised of the following:

Fiscal year ended	2002	2003
Deferred Tax Assets:
Depreciation and amortization	$2,680	$1,966
Inventory/other reserves	3,425	8,226
Inter-company profit elimination	1,096	1,375
Net operating loss carryforwards	5,940	8,774
Non-qualified stock option compensation charge	3,065	76
Deferred revenue	1,973	1,935
Other	175	—

Total gross deferred tax assets	18,354	22,352

Deferred tax asset valuation allowance	(14,067)	(17,671)

Total net deferred tax assets	4,287	4,681
Deferred Tax Liabilities:
Goodwill	(793)	—
Accounts receivable/other reserve	(250)	(442)
Intangibles	(654)	(540)
Other	(174)	(637)

Total deferred tax liabilities	(1,871)	(1,619)

Total net deferred tax assets	$2,416	$3,062

The Company has non-U.S. net operating loss carryforwards of $31,639 and U.S. net operating loss carryforwards of $10,541. Net operating loss carryforwards totaling $36,382 will expire beginning in 2006 through 2023. The remaining net operating loss carryforwards have an unlimited carryforward period.

Taxes are not provided on unremitted earnings of certain foreign subsidiaries as the Company expects to continue to reinvest all such earnings for future expansion. Unremitted earnings at February 23, 2003 and February 24, 2002 approximated $5,591 and $4,009 respectively.

The Company has recorded a valuation allowance against its foreign, federal and state deferred tax assets at February 23, 2003 and February 24, 2002, except for the deferred tax assets in Ireland, the United Kingdom and Japan. Management believes that, after considering all of the available objective evidence it is more likely than not that these assets will not be realized.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

NOTE 11—DEBT

Debt consists of the following:

Fiscal year ended	2002	2003
Term loan facilities	$100,250	$98,950
Revolving credit facility	3,000	3,000
Note payable to Lucent Technologies	—	9,450
Short term loan, related party (Gibco Agreement)	35,000	—
Japanese Yen loan facility	4,413	—
Euro loan facility	4,992	4,498

Total debt, excluding capital lease obligations	147,655	115,898
Capital lease obligation	63	34
Unamortized debt discount (see note 3)	(957)	(629)

Total	$146,761	$115,303

On December 21, 2000, the existing credit agreement was amended and restated in consideration of the Parent’s 2001 recapitalization (see note 5), resulting in a $150,000 amended and restated credit agreement (the “Credit Agreement”) composed of three term loan facilities totaling $110,000 and a $40,000 revolving credit facility.

On February 15, 2002, the first amendment to the Credit Agreement was completed resulting in modifications to the debt maturities, debt covenants, interest rates and limits on capital expenditures. Borrowings under the term loan facilities incurred interest based on LIBOR plus 3.25% and 3.75% per annum during fiscal 2002 (through February 15, 2002) and 2001, respectively. Beginning February 15, 2002, the interest rate calculation is LIBOR with a floor of 3%, plus 4.50%. The LIBOR floor is considered an embedded derivative and is included in non-current liabilities. At the time of the modification, the fair value of the LIBOR floor was a liability of $957, which is recorded as a debt discount and amortized to interest expense over the remaining term of the credit agreement. Changes in the fair value of the LIBOR floor are recorded through earnings.

On February 11, 2003, the second amendment to the Credit Agreement was completed resulting in modifications to debt covenants, interest rates, a reduction in the revolving facility to $34,480, limits on capital expenditures, and a consent to the Cemprus Acquisition (see note 4). Beginning February 11, 2003, the interest rate calculation is LIBOR with a floor of 3%, plus 5.00%. The revolving credit facility decreases to $30,045 at the end of fiscal year 2004 and zero at the end of fiscal 2005.

The Company recorded $328 in interest expense in fiscal 2003 in connection with this LIBOR floor. The Company recorded a loss of $1,462 through other income (expense) in fiscal 2003 related to changes in the fair value of the LIBOR floor.

Outstanding borrowings under these term loan facilities were $98,950 at February 23, 2003 with a weighted-average interest rate of 8.0% and $100,250 at February 24, 2002 with a weighted-average interest rate of 7.5%. As of February 23, 2003, there was $3,000 outstanding under the $34,050 revolving credit facility with a weighted-average interest rate of 8.0% and as of February 24, 2002 there was $3,000 outstanding with a weighted-average interest rate of 7.50% outstanding under the $40,000 revolving credit facility. The Company pays commitment fees on the total amount of the facility. The Company is subject to covenants requiring maintenance of certain financial performance covenants and possible mandatory prepayment requirements in connection with certain asset sales, debt and equity issuances and a fiscal year end excess cash flow calculation.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

On February 11, 2003, as part of the acquisition of Cemprus, the Company assumed a $9,450 note payable to Lucent Technologies. The note is payable in full on April 30, 2005, and accrues interest at 10% per annum payable annually.

On February 15, 2002, the Company and the Parent entered into a $35,000 loan (the “Gibco Agreement”) with New Stratus (Gibraltar) Investment Limited (“Gibco”), a corporation owned by the Parent’s majority stockholders (for certain limited purposes). The loan had an interest rate of 0.125% per annum (see note 17). The third party liability for the loan was extinguished in May, 2002 with the exchange of 100% of the capital stock of Gibco for 10,713,022 shares of Series B preference shares issued by the Parent and the contribution of the Gibco shares by the Parent to the Company.

On August 27, 2001, Stratus Technologies Japan, Inc. entered into a 585,000 Japanese Yen loan facility. Borrowings under the facility incur interest based on a rate of TIBOR plus 1.00%, which equated to 1.90% per annum at February 24, 2002. The loan matured on August 27, 2002. The Company had 585,000 Yen (approximately $4,413) outstanding under this facility at February 24, 2002 and no amounts outstanding at February 23, 2003.

On July 13, 2000, Stratus Technologies Ireland Limited entered into a 7,618 Euro loan facility to supplement the funds required for the construction of the Irish research and development facility. Borrowings under the facility incur interest based on a rate of 1.125% per annum at February 24, 2002 and 2.219% per annum at February 23, 2003 over the bank-borrowing rate. Borrowings under this facility were 5,714 Euro (approximately $4,992) at February 24, 2002 with a weighted-average interest rate of 5.56% and 4,190 Euro (approximately $4,498) at February 23, 2003 with a weighted-average interest rate of 5.159%.

Annual long-term debt maturities, excluding capital lease obligations and potential required prepayments, are as follows:

Fiscal	Payment
2004	12,746
2005	92,476
2006	10,676

Total	$115,898

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

NOTE 12—COMMITMENTS AND CONTINGENCIES

The Company has commitments under capital and non-cancelable operating leases for office and manufacturing space and certain machinery and equipment. The leases range from one to ten years and generally contain renewal options for periods ranging from one to ten years. Total rental expense on operating leases was $8,174, $8,160 and $7,936 in fiscal 2001, 2002 and 2003, respectively.

The following is a schedule of required future minimum lease payments:

Fiscal year ending	Operating Leases	Capital Leases
2004	$8,778	$35
2005	7,425	—
2006	6,735	—
2007	5,685	—
2008	5,018	—
Subsequent years	5,614	—

Total future minimum lease payments	$39,255	35

Less amount representing interest		(1)

Present value of future minimum lease payments		$34

Legal matters

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Management does not believe that the outcome of these actions will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Purchase commitments

As of February 24, 2002 and February 23, 2003, the Company had outstanding purchase commitments to its three contract manufacturers amounting to approximately $15,781 and $11,781, respectively.

Guarantor arrangements

The Company’s standard sales contracts and agreements contain infringement indemnification provisions. Pursuant to these provisions, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party (generally business partners or customers) in connection with certain patent, copyright or other intellectual property infringement claims in the countries in which the Company operates by any third party with respect to the Company’s products. The term of these indemnification provisions is generally perpetual effective at the time of the sale of the product. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements and management is not aware of any pending, threatened or unasserted claims regarding these agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of February 23, 2003.

As permitted under Luxembourg and Delaware law, the Company is permitted and has agreed to indemnify its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

required to make under these indemnification agreements is unlimited; however, the Company has a Director and Officer insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The aggregate limit on this insurance policy is $10,000. As a result of this insurance policy coverage, the Company believes the estimated fair value of these indemnification arrangements is minimal. All of these indemnification arrangements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these agreements as of February 23, 2003.

Certain of the Parent’s subsidiaries entered into an indemnity agreement with Platinum as part of the purchase of Cemprus. Under the indemnity agreement, the subsidiaries agree to indemnify Platinum against certain claims arising after our purchase of Cemprus. The indemnification obligations are limited to claims respecting certain obligations of Platinum under its Cemprus acquisition agreement with Lucent, certain related Platinum guarantees associated with that transaction and a certain letter agreement with Hewlett-Packard for certain product and license agreements between Cemprus and Hewlett-Packard. We have never incurred costs to defend lawsuits or settle claims related to these agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of the end of fiscal 2003.

Pursuant to the provisions of section 17 of the Irish Companies (Amendment) Act, 1986, Irish companies are exempted from the obligation to file individual accounts for any financial year so long as their liabilities are guaranteed by their parent company. Stratus Technologies International, S.à r.l. provides section 17 guarantees for each of Stratus Technologies Ireland Limited and Stratus Research and Development Limited. The guarantees are irrevocable and in respect of all liabilities and losses which have arisen or are likely to arise in respect of the financial year to which the accounts relate or the previous financial year.

NOTE 13—STOCKHOLDER’S EQUITY

The Company’s authorized capital consists of 2,400,501 ordinary shares, $30 par value. Each share is owned directly by its Parent, Stratus Technologies Group, S.A.

The following paragraphs detail certain of the Parent’s capital share transactions of which the Company or its employees are a party.

On October 8, 2002, the Company entered into an agreement with Stratus SA, authorizing the transfer of 250,000 ordinary shares of the Parent with a fair value of $500 to an investor who is also a customer. The Company recorded the fair value of these shares as a reduction of revenue in fiscal 2003.

On November 22, 2002, an Option Share Purchase Agreement was entered into between the Company, Stratus SA and an investor, who is also a service provider, whereby the investor may purchase 120,000 ordinary shares (the “Option Shares”) at a purchase price of $1.50 per share. The investor’s right to exercise the Option Shares expired unexercised on June 30, 2003. As required under SFAS No. 123, the Company recorded an expense of $78 during fiscal 2003 for the Black-Scholes fair value of this non-employee stock option grant. Neither the Company nor any of its subsidiaries have granted additional options to non-employees as of February 23, 2003.

At February 23, 2003, there were 18,875,485 authorized but unissued shares of ordinary stock reserved for issuance under the Stratus Technologies, Inc. Stock Incentive Plan.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Stock plans

The Parent established a Stock Incentive Plan (the “Plan”) on March 29, 1999, to facilitate the issuance of 16,000,000 shares of its Ordinary Stock to employees, members of management, officers, directors and consultants of the Parent and its subsidiaries. The Plan was amended on July 24, 2000, increasing to 19,250,000 the total shares approved for issuance under the Plan. The Plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and shares of restricted stock. Options granted under the Plan have a time-based vesting schedule, generally 4 to 5 years, with a provision for the acceleration of vesting upon the occurrence of certain events. During fiscal 2001, Stratus Technologies, Inc. granted 1,771,750 fully vested, non-qualified stock options to certain key executives. These options have sale restrictions which lapse over a 3-year period. Option grants have terms ranging from 7 to 10 years. The Plan was amended on February 27, 2003 (see note 20).

As of February 23, 2003, all of the outstanding options issued under the Plan were non-qualified stock options. During fiscal 2001 and 2002, the Company recorded consolidated, unearned compensation of $30,538 and $628, respectively, in connection with option grants with exercise prices less than the fair value of the Parent’s ordinary stock at the grant date. The Company is recognizing the associated compensation expense over the related vesting period, subject to the acceleration provisions of the Plan. The Company recorded consolidated stock-based compensation expense associated with these options totaling $20,073, $4,297 and $5,148 for fiscal 2001, 2002 and 2003, respectively. Of the total stock-based compensation expense for fiscal 2003, $4,159 was related to the fiscal 2003 option cancellation as described below.

On April 11, 2002, the Parent extended an offer to employees of its subsidiary companies to cancel outstanding options with an exercise price of $4.50 or more per share for new options on a one for one basis (the “Option Exchange”). The offer to cancel these options expired on May 22, 2002. As a result of the Option Exchange, new options totaling 3,167,020 shares were issued on November 25, 2002, six months plus one business day after the expiration of this offer. The new options were vested to the extent the tendered option was vested on the cancellation date and the exercise price of the new options equaled the fair value of one share of the Parent’s ordinary stock on the date of grant. The remaining, unearned compensation expense related to the cancelled options was $4,159 and was expensed at the time of cancellation.

Of the total stock-based compensation expense recorded for fiscal 2003, $21 was related to the modification of stock options as a result of the Company’s restructuring during fiscal 2003 (see note 6). The modification applied only to employees whose employment was involuntarily terminated, and allowed for up to 20% accelerated vesting of the total stock options granted and an extension of the option term.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Stock option activity was as follows:

	Shares under options	Weighted- average exercise price
Outstanding at February 27, 2000	13,642,450	$1.52
Fiscal 2001
Granted	3,645,300	$4.55
Canceled	(3,331,032)	$1.58
Exercised	(141,407)	$1.50

Outstanding at February 25, 2001	13,815,311	$2.31
Fiscal 2002
Granted	988,200	$6.43
Canceled	(1,587,654)	$2.78
Exercised	(85,528)	$1.55

Outstanding at February 24, 2002	13,130,329	$2.56
Fiscal 2003
Granted	6,754,734	$1.59
Canceled	(4,573,672)	$4.29
Exercised	(77,580)	$1.50

Outstanding at February 23, 2003	15,233,811	$1.62

Exercisable at February 25, 2001	4,533,027	$2.31
Exercisable at February 24, 2002	6,987,350	$2.56
Exercisable at February 23, 2003	8,789,883	$1.59

The following table summarizes information about stock options outstanding and exercisable as of February 23, 2003:

Exercise price	Outstanding Number	Weighted- average remaining contractual life	Exercisable Number
$1.50	13,682,218	7.63	8,538,759
$2.00	1,178,150	9.48	3,750
$4.50	310,783	6.92	221,989
$6.50	62,660	7.29	25,385

$1.50-$6.50	15,233,811	7.76	8,789,883

There were 3,641,674 shares available for grant under the Plan at February 23, 2003, of which 2,371,623 shares may be granted only upon additional Board approval.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

NOTE 14—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss), net of tax, were as follows:

Fiscal year ended	2001	2002	2003
Foreign currency translation	$(825)	$(1,279)	$(1,531)
Net loss on derivative instruments	—	(954)	(359)
Unrealized gain on available for sale securities	—	86	20

Total accumulated other comprehensive loss	$(825)	$(2,147)	$(1,870)

NOTE 15—EMPLOYEE BENEFIT PLANS

The Company has a benefit plan available to all United States employees, which qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan from 2% to 25% of their salary on a pre-tax basis, subject to certain statutory limitations. The Company matches 100% of the first 3% of the employee’s pre-tax contributions. Contributions are invested at the direction of the employee in one or more investment funds. The Company recorded expense of $1,700, $1,956 and $1,495 during the fiscal 2001, 2002 and 2003, respectively, relating to this plan. Employees in several countries outside of the U.S. are covered by defined contribution plans in accordance with applicable government regulations and local practices. Expenses attributable to these plans were not material in fiscal 2001, 2002 or 2003.

NOTE 16—SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

The Company’s reportable segments are product and service lines of business. The segments are evaluated based on consolidated gross margin. Product and service revenue is also reviewed by geography. The Company does not maintain segment assets. There are no inter-segment revenues. As of February 23, 2003, the Company had operations in 18 countries, including the United States, and its products and services were sold throughout the world. See note 1 for a description of the Company’s business, products and services.

The following table shows gross profit by segment for the fiscal years ended February 25, 2001, February 24, 2002 and February 23, 2003:

	Fiscal years ended
	February 25, 2001	February 24, 2002	February 23, 2003
Product gross profit	$104,085	$45,568	$56,986
Service gross profit	48,498	50,356	64,198
Other	(1,514)	(4,690)	(2,682)

Total gross profit	$151,069	$91,234	$118,502

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

Revenue from external customers is presented by attributing revenue on the basis of where the end-user is located. Revenue is reported net of intercompany eliminations.

	United States	Japan	EMEA	Asia	Other	Eliminations	Total
Revenues from external customers
Product
2001	$61,678	$49,334	$41,022	$23,079	$8,591	$—	$183,704
2002	$38,439	$36,081	$20,650	$17,003	$6,536	$—	$118,709
2003	$45,307	$24,285	$25,871	$13,711	$10,248	$—	$119,422

Service
2001	$67,551	$19,014	$29,252	$7,222	$4,261	$—	$127,300
2002	$67,498	$19,095	$29,351	$6,388	$3,753	$—	$126,085
2003	$67,806	$17,667	$31,823	$6,826	$3,387	$—	$127,509

Long-lived assets
2002	$45,395	$2,606	$14,670	$1,312	$581	$(11,668)	$52,896
2003	$39,395	$2,551	$13,664	$885	$167	$(8,954)	$47,708

The “Other” category includes Bermuda, Canada, Luxembourg, Mexico, Central and South America.

Revenue from external customers attributed to the Company’s country of domicile, which is Luxembourg, amounted to approximately $146,161, $125,288 and $37 (allocated to the different geographic areas in the table above depending on the customer’s location) for fiscal 2001, 2002 and 2003, respectively, and long-lived assets amounted to approximately $340 and $0 as of February 24, 2002 and February 23, 2003, respectively. The change in fiscal 2003 revenue in comparison to fiscal 2002 is primarily related to the transfer of the product and service business from Luxembourg to Ireland.

The following table shows the total product revenue by product line for the fiscal years ended February 2001, 2002 and 2003:

Fiscal year ended	2001	2002	2003
Continuum	$183,704	$105,121	$85,066
ftServer	—	13,588	34,356

Total product revenue	$183,704	$118,709	$119,422

For fiscal 2001, 2002 and 2003, no customer accounted for more than 10% of the Company’s total revenue.

NOTE 17—RELATED PARTY TRANSACTIONS

Related party payable balance was $1,058 and $525 on February 24, 2002 and February 23, 2003, respectively, primarily due to advances to and from the Parent to fund current operations.

On February 15, 2002, the Company and the Parent entered into a $35,000 loan (the “Gibco Agreement”) with New Stratus (Gibraltar) Investment Limited (“Gibco”), a corporation owned by Parent’s majority stockholders (for certain limited purposes). The loan had an interest rate of 0.125% per annum. The third party

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

liability for the loan was extinguished in May, 2002 with the exchange of 100% of the capital stock of Gibco for 10,713,022 shares of Series B preference shares issued by the Parent and the contribution of the Gibco shares by the Parent to the Company.

On November 8, 2002, the Company through its subsidiary, Stratus Equity, repurchased the 24,448 shares for $49 pursuant to the shareholder’s exercise of a Put Right pursuant to the terms of the shareholder’s stock option agreement.

On October 8, 2002, the Company entered into an agreement with Stratus SA, authorizing the transfer of 250,000 ordinary shares of the Parent with a fair value of $500 to an investor who is also a customer. The transfer was authorized under a Services Agreement among the Company, the Parent and the Investor (see note 13).

On November 22, 2002, an Option Share Purchase Agreement was entered into between the Company, Stratus SA and an investor, who is also a service provider, whereby the investor may purchase 120,000 ordinary shares (the “Option Shares”) at a purchase price of $1.50 per share. The investor’s right to exercise the Option Shares expired unexercised on June 30, 2003 (see note 13).

The Company made a payment of $2,000 to a significant investor in connection with financing advisory services provided during the Enterprise Purchase. In addition, the Company has agreements with this significant investor for various management, financing advisory, strategic planning and consulting services. The total fee for the services under these agreements of $5,000 was prepaid in fiscal 2000 and the Company recognized $750 in expense under these agreements during fiscal 2001, 2002 and 2003, respectively. The remaining prepaid balance as of February 23, 2003 was $750. Services are provided under these agreements over a five year period.

NOTE 18—CONSOLIDATING CONDENSED FINANCIAL STATEMENTS

The Company and the Company’s subsidiaries Stratus Equity S.à r.l., SRA Technologies Cyprus Limited, Stratus Technologies Bermuda Ltd., Stratus Technologies Ireland Limited, Cemprus Technologies, Inc., and Cemprus, LLC (“Subsidiary Guarantors”) have fully and unconditionally guaranteed on a joint and several basis, the obligation to pay principal and interest with respect to the $170.0 million aggregate principal amount of senior notes (the “Notes”) to be issued by Stratus Inc. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company and its subsidiaries, could limit Stratus Inc.’s ability to obtain cash for the purpose of meeting the debt service obligations, including payment of principal and interest on the Notes. The holders of the Notes will be direct creditors of Stratus Inc., the Company and the Company’s principal direct subsidiaries by virtue of the guarantees. The Company has indirect subsidiaries located primarily in Europe and Asia (“Non-Guarantor Subsidiaries”) that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of the Notes.

The following supplemental consolidating condensed financial statements are presented (in thousands):

1.	Consolidating condensed balance sheets as of February 24, 2002 and February 23, 2003.

2.	Consolidating condensed statements of operations and cash flows for each of the three fiscal years in the period ended February 23, 2003.

3.	Stratus Inc., the Company’s combined Subsidiary Guarantors and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method.

4.	Elimination entries necessary to consolidate the Company and all of its subsidiaries.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED BALANCE SHEETS

As of February 24, 2002

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS

Current Assets:
Cash and cash equivalents	$8,731	$2,721	$3,705	$7,554	$—	$22,711
Accounts receivable, net	9,630	57,185	19,979	17,546	(48,000)	56,340
Related party receivable	—	835	132	1,092	(2,059)	—
Inventory	9,881	13,132	—	3,606	(1,336)	25,283
Deferred income taxes	—	—	144	874	—	1,018
Income taxes receivable	—	—	72	563	(635)	—
Prepaid expenses and other current assets	453	3,898	2	2,344	7	6,704

Total current assets	28,695	77,771	24,034	33,579	(52,023)	112,056
Property, plant and equipment, net	340	45,033	11,310	5,793	(11,668)	50,808
Intangible assets, net	23,600	2,235	85	550	—	26,470
Long-term intercompany receivable	30,394	16,375	—	—	(46,769)	—
Investment in subsidiaries	—	14,101	—	—	(14,101)	—
Deferred income taxes	—	—	466	932	—	1,398
Other assets	5,232	5,400	—	1,724	—	12,356

Total assets	$88,261	$160,915	$35,895	$42,578	$(124,561)	$203,088

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Short-term debt	$—	$—	$—	$4,413	$—	$4,413
Short-term loan, related party	35,000	—	—	—	—	35,000
Current portion of long-term debt	—	1,300	1,366	—	—	2,666
Accounts payable	32,151	9,362	22,039	7,396	(48,000)	22,948
Related party payable	3,117	—	—		(2,059)	1,058
Accrued expenses	7,117	16,222	583	11,458	46	35,426
Income taxes payable	1,826	5,676	—	—	(995)	6,507
Deferred revenue	5,449	893	11,545	2,616	—	20,503

Total current liabilities	84,660	33,453	35,533	25,883	(51,008)	128,521
Long-term debt	—	100,993	3,689	—	—	104,682
Long-term intercompany payable	—	—	46,769	—	(46,769)	—
Loss of investment in subsidiaries	15,234	—	—	—	(15,234)	—
Deferred revenue and other liabilities	—	2,426	1,878	16	—	4,320

Total liabilities	99,894	136,872	87,869	25,899	(113,011)	237,523

Stockholders’ equity (deficit):
Ordinary stock	72,015	20,000	530	5,311	(25,841)	72,015
Additional paid-in capital	—	28,096	1,149	7,797	(4,861)	32,181
Deferred compensation	—	(6,434)	—	—	—	(6,434)
Accumulated deficit	(83,613)	(16,655)	(7,224)	4,727	19,152	(83,613)
Accumulated other comprehensive loss	—	(964)	(27)	(1,156)	—	(2,147)
Shares held in the Parent (Stratus SA)	(35)	—	(46,402)	—	—	(46,437)

Total stockholders’ equity (deficit)	(11,633)	24,043	(51,974)	16,679	(11,550)	(34,435)

Total liabilities and stockholders’ equity (deficit)	$88,261	$160,915	$35,895	$42,578	$(124,561)	$203,088

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED BALANCE SHEETS

As of February 23, 2003

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS

Current Assets:
Cash and cash equivalents	$290	$2,177	$9,305	$4,672	$—	$16,444
Accounts receivable, net	3	58,842	29,088	24,350	(48,606)	63,677
Related party receivable	—	1,108	131	1,085	(2,324)	—
Inventory	15	16,085	12,377	5,046	(2,236)	31,287
Deferred income taxes	—	—	583	1,073	0	1,656
Income taxes receivable	—	—	—	261	(261)	—
Prepaid expenses and other current assets	1,690	1,884	204	2,280	(1,221)	4,837

Total current assets	1,998	80,096	51,688	38,767	(54,648)	117,901
Property, plant and equipment, net	—	36,636	13,515	4,366	(8,954)	45,563
Intangible assets, net	—	354	35,470	—	—	35,824
Goodwill	—	1,214	4,757	615	—	6,586
Long-term intercompany receivable	44,700	21,125	(51,270)	(555)	(14,000)	—
Investment in subsidiaries	5,582	15,997	5,945	—	(27,524)	—
Deferred income taxes	—	—	—	1,569	—	1,569
Other assets	—	3,293	303	2,016	—	5,612

Total assets	$52,280	$158,715	$60,408	$46,778	$(105,126)	$213,055

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Short-term debt	$—	$3,000	$—	$—	$—	$3,000
Short-term loan, related party	—	—	—	—	—	—
Current portion of long-term debt	—	11,110	1,670	—	—	12,780
Accounts payable	27,528	7,625	24,047	9,542	(49,792)	18,950
Related party payable	2,849	—	—	—	(2,324)	525
Accrued expenses	3,392	14,842	12,159	12,083	42	42,518
Income taxes payable	1,145	6,383	318	—	(621)	7,225
Deferred revenue	—	872	18,531	1,778	(46)	21,135

Total current liabilities	34,914	43,832	56,725	23,403	(52,741)	106,133
Long-term debt	—	87,211	12,312	—	—	99,523
Long-term deferred tax liability	—	—	163	—	—	163
Long-term intercompany payable	—	—	14,000	—	(14,000)	—
Deferred revenue and other liabilities	—	2,820	3,816	57	—	6,693

Total liabilities	34,914	133,863	87,016	23,460	(66,741)	212,512

Stockholders’ equity (deficit):
Ordinary stock	72,015	20,000	2,378	9,406	(31,784)	72,015
Additional paid-in capital	35,000	26,779	29,849	8,758	(33,241)	67,145
Deferred compensation	—	(1,146)	—	—	—	(1,146)
Accumulated deficit	(89,614)	(20,413)	(14,129)	6,628	26,640	(90,888)
Accumulated other comprehensive loss	—	(368)	(28)	(1,474)	—	(1,870)
Shares held in the Parent (Stratus SA)	(35)	—	(44,678)	—	—	(44,713)

Total stockholders’ equity (deficit)	17,366	24,852	(26,608)	23,318	(38,385)	543

Total liabilities and stockholders’ equity (deficit)	$52,280	$158,715	$60,408	$46,778	$(105,126)	$213,055

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

Fiscal Year Ended February 25, 2001

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue
Product	$122,684	$66,969	$—	$95,165	$(101,114)	$183,704
Service	122,188	44,785	70	39,065	(78,808)	127,300
Intercompany revenue	—	78,850	10,447	5,677	(94,974)	—

Total revenue	244,872	190,604	10,517	139,907	(274,896)	311,004
Cost of revenue, product	54,328	45,835	6	73,825	(94,375)	79,619
Cost of revenue, service	77,062	44,625	65	36,108	(79,058)	78,802
Intercompany cost of revenue	94,932	—	—	—	(94,932)	—
Amortization of intangibles	1,514	—	—	—	—	1,514

Total cost of revenue	227,836	90,460	71	109,933	(268,365)	159,935

Gross profit	17,036	100,144	10,446	29,974	(6,531)	151,069
Research and development	—	57,527	10,748	10	(965)	67,320
Sales and marketing	—	37,431	—	28,659	(558)	65,532
General and administrative	24	25,404	—	(62)	—	25,366
Purchased in-process research and development	(120)	—	—	—	—	(120)
Amortization of intangibles	2,930	395	17	126	—	3,468
Intercompany	20,073	(17,563)	(622)	(1,888)	—	—
Management fees	450	300	—	—	—	750

Total operating expenses	23,357	103,494	10,143	26,845	(1,523)	162,316

Profit (loss) from operations	(6,321)	(3,350)	303	3,129	(5,008)	(11,247)
Interest income	1,530	170	—	138	—	1,838
Interest expense	(7)	(6,675)	(32)	(7)	—	(6,721)
Interest income (expense), intercompany	105	94	(199)	—	—	—
Other income (expense), net	376	(122)	(1)	295	283	831
Other income (expense), intercompany	(944)	—	—	944	—	—

Profit (loss) before income taxes	(5,261)	(9,883)	71	4,499	(4,725)	(15,299)
Provision (benefit) for income taxes	505	(1,133)	9	2,500	(174)	1,707
Equity in profit (loss) in subsidiaries	(11,240)	1,999	—	—	9,241	—

Net income (loss)	$(17,006)	$(6,751)	$62	$1,999	$4,690	$(17,006)

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

Fiscal Year Ended February 24, 2002

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenue
Product	$80,541	$42,244	$—	$55,143	$(59,219)	$118,709
Service	101,176	49,434	17,298	36,754	(78,577)	126,085
Intercompany revenue	—	83,930	5,688	5,522	(95,140)	—

Total revenue	181,717	175,608	22,986	97,419	(232,936)	244,794
Cost of revenue, product	50,471	32,775	17	42,083	(52,205)	73,141
Cost of revenue, service	59,442	46,264	19,637	31,680	(81,294)	75,729
Intercompany cost of revenue	94,958	—	—	—	(94,958)	—
Amortization of intangibles	1,508	—	—	—	—	1,508
Asset impairment and other charges	1,873	1,949	—	60	(700)	3,182

Total cost of revenue	208,252	80,988	19,654	73,823	(229,157)	153,560

Gross profit	(26,535)	94,620	3,332	23,596	(3,779)	91,234
Research and development	—	47,363	9,279	(10)	(1,901)	54,731
Sales and marketing	—	23,770	—	22,541	(343)	45,968
General and administrative	1,411	12,912	42	(77)	—	14,288
Amortization of intangibles	2,915	401	14	117	—	3,447
Restructuring and asset impairment charges	535	7,409	297	4,299	(22)	12,518
Contract settlement	(7,500)	—	—	—	—	(7,500)
Intercompany	4,301	(3,152)	(446)	(703)	—	—
Management fees	450	300	—	—	—	750

Total operating expenses	2,112	89,003	9,186	26,167	(2,266)	124,202

Profit (loss) from operations	(28,647)	5,617	(5,854)	(2,571)	(1,513)	(32,968)
Interest income	220	107	3	127	—	457
Interest expense	(1)	(10,465)	(318)	(78)	—	(10,862)
Interest income (expense) intercompany	1,172	1,113	(2,285)	—	—	—
Other income (expense), net	(1,300)	(184)	205	781	53	(445)
Other income (expense), intercompany	(2,867)	—	—	2,867	—	—

Profit (loss) before income taxes	(31,423)	(3,812)	(8,249)	1,126	(1,460)	(43,818)
Provision (benefit) for income taxes	3,844	4,847	(610)	570	703	9,354
Equity in profit (loss) in subsidiaries	(17,905)	556	—	—	17,349	—

Net income (loss)	$(53,172)	$(8,103)	$(7,639)	$556	$15,186	$(53,172)

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

Fiscal Year Ended February 23, 2003

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenue
Product	$(23)	$51,150	$72,612	$52,349	$(56,666)	$119,422
Service	60	38,495	120,717	31,981	(63,744)	127,509
Intercompany revenue	—	59,767	—	1,779	(61,546)	—

Total revenue	37	149,412	193,329	86,109	(181,956)	246,931
Cost of revenue, product	149	34,247	47,251	33,490	(52,701)	62,436
Cost of revenue, service	8	37,412	64,942	29,743	(68,794)	63,311
Intercompany cost of revenue	—	—	61,548	—	(61,548)	—
Amortization of intangibles	—	—	1,508	—	—	1,508
Asset impairment and other charges	—	124	1,050	—	—	1,174

Total cost of revenue	157	71,783	176,299	63,233	(183,043)	128,429

Gross profit	(120)	77,629	17,030	22,876	1,087	118,502
Research and development	—	39,906	7,893	—	(445)	47,354
Sales and marketing	—	22,044	—	20,761	(271)	42,534
General and administrative	(41)	11,158	135	174	204	11,630
Amortization of intangibles	—	—	2,522	—	—	2,522
Restructuring and asset impairment charges	(261)	2,969	213	1,784	—	4,705
Intercompany	—	(3,968)	4,925	(957)	—	—
Management fees	450	300	—	—	—	750

Total operating expenses	148	72,409	15,688	21,762	(512)	109,495

Profit (loss) from operations	(268)	5,220	1,342	1,114	1,599	9,007
Interest income	31	37	57	54	—	179
Interest expense	(11)	(11,212)	(310)	(87)	—	(11,620)
Interest income (expense), intercompany	1,464	1,134	(2,569)	(29)	—	—
Other income (expense), net	347	117	(878)	(38)	226	(226)
Other income (expense), intercompany	—	—	(2,058)	2,058	—	—

Profit (loss) before income taxes	1,563	(4,704)	(4,416)	3,072	1,825	(2,660)
Provision for income taxes	—	951	1,216	1,175	—	3,342
Equity in profit (loss) in subsidiaries	(7,565)	1,897	—	—	5,668	—

Net income (loss)	$(6,002)	$(3,758)	$(5,632)	$1,897	$7,493	$(6,002)

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

Fiscal Year Ended February 25, 2001

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES

Cash flows from operating activities:
Net income (loss)	$(17,006)	$(6,751)	$62	$1,999	$4,690	$(17,006)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,445	13,211	498	4,563	(2,026)	20,691
Purchased in-process research and development	(120)	—	—	—	—	(120)
Amortization of deferred financing costs	—	827	—	—	—	827
Stock-based compensation	—	17,563	622	1,888	—	20,073
Deferred income taxes	(2,286)	641	—	681	186	(778)
Provision for doubtful accounts	451	157	—	(65)	—	543
Loss on retirement of property and equipment	—	175	—	174	—	349
Equity in profit (loss) subsidiaries	11,240	(1,999)	—	—	(9,241)	—

Changes in assets and liabilities:
Accounts receivable	(5,724)	396	(139)	(10,742)	—	(16,209)
Prepaid expenses and other current assets	(420)	(2,386)	70	129	(29)	(2,636)
Inventory	444	(5,742)	(55)	508	(3,098)	(7,943)
Accounts payable	3,814	1,473	1,782	63	—	7,132
Accrued liabilities	(2,226)	(1,762)	682	(865)	39	(4,132)
Intercompany receivable and payable	(16,731)	(27,793)	46,673	(3,622)	51	(1,422)
Deferred revenue	7,827	(1,456)	—	(1,485)	—	4,886
Income taxes payable	1,730	(4,014)	(59)	(3,015)	(358)	(5,716)
Other long-term assets and liabilities	674	1,310	—	(566)	(129)	1,289

Net cash provided by (used in) operating activities	(13,888)	(16,150)	50,136	(10,355)	(9,915)	(172)

INVESTING ACTIVITIES

Cash flows from investing activities:
Acquisition of property and equipment	—	(30,494)	(10,503)	(2,452)	9,954	(33,495)
Acquisition of business, net of cash acquired	697	518	—	—	—	1,215
Other long-term assets	(391)	(2,919)	—	—	2,888	(422)

Net cash provided by (used in) investing activities	306	(32,895)	(10,503)	(2,452)	12,842	(32,702)

FINANCING ACTIVITIES

Cash flows from financing activities:
Issuance of ordinary stock	—	—	98	2,829	(2,927)	—
Payments to acquire Parent’s stock	—	—	(46,402)	—	—	(46,402)
Proceeds from issuance of long-term debt	—	50,000	6,764	—	—	56,764
Deferred financing fees	—	(1,409)	—	—	—	(1,409)
Payments on long-term debt	—	(3,250)	—	—	—	(3,250)

Net cash provided by (used in) financing activities	—	45,341	(39,540)	2,829	(2,927)	5,703

Effect of exchange rate changes on cash	—	—	(119)	189	—	70
Net decrease in cash and cash equivalents	(13,582)	(3,704)	(26)	(9,789)	—	(27,101)

Cash and cash equivalents at beginning of period	27,716	5,774	1,066	18,912	—	53,468

Cash and cash equivalents at end of period	$14,134	$2,070	$1,040	$9,123	$—	$26,367

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

Fiscal Year Ended February 24, 2002

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income (loss)	$(53,172)	$(8,103)	$(7,639)	$556	$15,186	$(53,172)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,671	21,088	1,303	4,080	(3,596)	28,546
Amortization of deferred financing costs	—	1,160	—	—	—	1,160
Stock-based compensation	—	2,577	380	540	—	3,497
Restructuring charges	2,408	8,101	166	3,669	(722)	13,622
Deferred income taxes	3,074	3,219	(610)	94	703	6,480
Provision for doubtful accounts	1,037	—	283	(79)	—	1,241
Loss on retirement of property and equipment	—	438	—	—	—	438
Equity in profit (loss) subsidiaries	17,905	(556)	—	—	(17,349)	—

Changes in assets and liabilities:
Accounts receivable	17,120	5,093	(19,827)	8,229	—	10,615
Prepaid expenses and other current assets	200	(1,082)	(3)	(1,308)	21	(2,172)
Inventory	(9,241)	1,544	—	(1,338)	(1,922)	(10,957)
Accounts payable	(1,713)	(3,595)	(2,306)	280	—	(7,334)
Accrued liabilities	(647)	(12,717)	(463)	(2,944)	7	(16,764)
Intercompany receivable and payable	(3,879)	210	20,447	(13,728)	1	3,051
Deferred revenue	(12,596)	171	13,423	1,632	—	2,630
Income taxes payable	33	4,288	(110)	(1,522)	—	2,689
Other long-term assets and liabilities	512	264	16	53	(33)	812

Net cash provided by (used in) operating activities	(33,288)	22,100	5,060	(1,786)	(7,704)	(15,618)

INVESTING ACTIVITIES

Cash flows from investing activities:
Acquisition of property and equipment	(1,357)	(18,308)	(1,011)	(4,662)	7,704	(17,634)
Capitalized Software	(5,082)	—	—	—	—	(5,082)
Other long-term assets	(676)	(202)	—	(77)	385	(570)

Net cash provided by (used in) investing activities	(7,115)	(18,510)	(1,011)	(4,739)	8,089	(23,286)

FINANCING ACTIVITIES

Cash flows from financing activities:
Issuance of ordinary stock	—	—	385	—	(385)	—
Proceeds from issuance of long-term debt	—	54,700	—	—	—	54,700
Proceeds from issuance of short-term loan, related party	35,000	—	—	—	—	35,000
Net proceeds from (payments on) issuance of short-term debt	—	—	(8)	4,994	—	4,986
Deferred financing fees	—	(1,314)	—	—	—	(1,314)
Payments on long-term debt	—	(56,325)	(1,759)	—		(58,084)

Net cash provided by (used in) financing activities	35,000	(2,939)	(1,382)	4,994	(385)	35,288
Effect of exchange rate changes on cash	—	—	(2)	(38)	—	(40)

Net increase (decrease) in cash and cash equivalents	(5,403)	651	2,665	(1,569)	—	(3,656)
Cash and cash equivalents at beginning of period	14,134	2,070	1,040	9,123	—	26,367

Cash and cash equivalents at end of period	$8,731	$2,721	$3,705	$7,554	$—	$22,711

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

Fiscal Year Ended February 23, 2003

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES

Cash flows from operating activities:
Net income (loss)	$(6,002)	$(3,758)	$(5,632)	$1,897	$7,493	$(6,002)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	17,942	6,932	3,225	(5,002)	23,097
Amortization of deferred financing costs	—	1,619	—	—	—	1,619
Stock-based compensation	—	3,968	319	939	—	5,226
Restructuring charges	(265)	1,938	1,099	1,162	—	3,934
Write-off of capitalized software	—	—	3,067	0	—	3,067
Deferred income taxes	—	792	191	(184)	—	799
Provision for doubtful accounts	—	(91)	911	10	—	830
Loss on retirement of property and equipment	—	144	—	—	—	144
Equity in profit (loss) subsidiaries	7,565	(1,897)	—	—	(5,668)	—

Changes in assets and liabilities, net of the effect of the acquisition:
Accounts receivable	(414)	(2,980)	4,447	(2,256)	2,020	817
Prepaid expenses and other current assets	(4)	2,014	(22)	404	(4)	2,388
Inventory	7	(3,108)	(2,197)	863	780	(3,655)
Accounts payable	68	(1,737)	(1,130)	(2,265)	(2,020)	(7,084)
Accrued liabilities	(1,254)	(2,590)	3,370	(4,139)	(2)	(4,615)
Intercompany receivable and payable	(7,676)	(3,140)	6,166	4,111	6	(533)
Deferred revenue	(20)	(21)	363	(1,090)	—	(768)
Income taxes payable	(681)	708	291	383	—	701
Other long-term assets and liabilities	235	1,812	1,063	(189)	(10)	2,911

Net cash provided by (used in) operating activities	(8,441)	11,615	19,238	2,871	(2,407)	22,876

INVESTING ACTIVITIES

Cash flows from investing activities:
Acquisition of property and equipment	—	(10,859)	(1,019)	(184)	2,407	(9,655)
Acquisition of business, net of cash acquired	—	—	(10,497)	—	—	(10,497)
Payment of acquisition costs	—	—	(730)	—	—	(730)
Capitalized software	—	—	(229)	—	—	(229)
Other long-term assets	—	—	(27)	—	—	(27)

Net cash used in investing activities	—	(10,859)	(12,502)	(184)	2,407	(21,138)

FINANCING ACTIVITIES

Cash flows from financing activities:
Payments to acquire shares in Parent	—	—	(49)	—	—	(49)
Proceeds from issuance of long-term debt	—	20,500	—	—	—	20,500
Net (payments on) proceeds from issuance of short-term debt	—	—	—	(4,876)	—	(4,876)
Payments on long-term debt	—	(21,800)	(1,455)	—	—	(23,255)

Net cash used in financing activities	—	(1,300)	(1,504)	(4,876)	—	(7,680)
Effect of exchange rate changes on cash	—	—	368	(693)	—	(325)

Net decrease in cash and cash equivalents	(8,441)	(544)	5,600	(2,882)	—	(6,267)
Cash and cash equivalents at beginning of period	8,731	2,721	3,705	7,554	—	22,711

Cash and cash equivalents at end of period	$290	$2,177	$9,305	$4,672	$—	$16,444

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share amounts)

NOTE 19—SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following financial information is derived from the related interim financial statements and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations of the interim periods. Summarized quarterly data for the years ended February 24, 2002 and February 23, 2003 is as follows:

	Fiscal Year Ended February 24, 2002
	Q1	Q2	Q3	Q4
Revenue	$58,432	$62,761	$63,522	$60,079
Profit (loss) from operations	1,335	(8,844)	(3,893)	(21,566)
Net loss	(1,899)	(10,066)	(6,502)	(34,705)
Basic and Diluted net loss per share	(0.79)	(4.19)	(2.71)	(14.45)

	Fiscal Year Ended February 23, 2003
	Q1	Q2	Q3	Q4
Revenue	$60,638	$60,716	$64,589	$60,988
Profit (loss) from operations	(806)	1,833	2,389	5,591
Net income (loss)	(4,968)	(1,826)	(1,102)	1,894
Basic and Diluted net loss per share	(2.07)	(0.76)	(0.46)	0.79

NOTE 20—SUBSEQUENT EVENT

On February 27, 2003, the Parent’s stockholders authorized the Board of Directors to amend the Stratus Technologies, Inc. Stock Incentive Plan, increasing the maximum number of shares authorized for issuance under the Plan from 19,250,000 to 32,530,970 ordinary shares.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED BALANCE SHEETS (Unaudited)

As of February 23, 2003 and November 23, 2003

In thousands, except per share amounts	February 23, 2003	November 23, 2003
ASSETS
Current assets:
Cash and cash equivalents	$16,444	$26,183
Accounts receivable, net of allowance for doubtful accounts of $2,944 and $2,316, respectively	63,677	58,069
Inventory	31,287	30,072
Deferred income taxes	1,656	1,182
Prepaid expenses and other current assets	4,837	5,291

Total current assets	117,901	120,797

Property, plant and equipment, net	45,563	42,779
Intangible assets, net	35,824	30,853
Goodwill	6,586	6,349
Deferred income taxes	1,569	1,713
Other assets	5,612	11,723

Total assets	$213,055	$214,214

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Short-term debt	$3,000	$2,466
Current portion of long-term debt	12,780	1,791
Accounts payable	18,950	15,926
Related party payable	525	756
Accrued expenses	42,518	36,893
Income taxes payable	7,225	6,825
Deferred revenue	21,135	21,689

Total current liabilities	106,133	86,346

Long-term debt	99,523	181,241
Long-term deferred tax liability	163	—
Deferred revenue and other liabilities	6,693	2,410

Total liabilities	212,512	269,997

Commitments and contingencies (Note 11)

Stockholder’s equity (deficit):
Ordinary stock, $30 par value, 2,401 shares authorized and issued	72,015	72,015
Additional paid-in capital	67,145	67,016
Deferred compensation	(1,146)	(338)
Accumulated deficit	(90,888)	(90,055)
Accumulated other comprehensive loss	(1,870)	(1,008)

	45,256	47,630

Preferred shares held in Parent, at cost, 0 and 4,938 shares, respectively	—	(58,700)
Ordinary shares held in Parent, at cost, 6,332 shares	(44,713)	(44,713)

Total stockholder’s equity (deficit)	543	(55,783)

Total liabilities and stockholder’s equity (deficit)	$213,055	$214,214

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

For the fiscal nine-month period ended November 24, 2002 and November 23, 2003

In thousands, except per share amounts	November 24, 2002	November 23, 2003
REVENUE
Product revenue	$90,440	$77,667
Service revenue	95,502	111,753

Total revenue	185,942	189,420

COST OF REVENUE
Product (includes non-cash compensation expense of $776 and $49, respectively)	47,362	42,061
Service (includes non-cash compensation expense of $1,020 and $50, respectively)	48,509	48,706
Amortization of intangibles	1,131	1,506
Asset impairment and other charges	1,174	—

Total cost of revenue	98,176	92,273

Gross profit	87,766	97,147

OPERATING EXPENSES
Research and development (includes non-cash compensation expense of $1,763 and $280, respectively)	36,262	35,227
Sales and marketing (includes non-cash compensation expense of $1,156 and $40, respectively)	32,197	34,152
General and administrative (includes non-cash compensation expense of $269 and $263, respectively)	8,740	10,641
Amortization of intangibles	1,892	3,549
Restructuring and asset impairment charges (includes non-cash compensation expense of $21 and $0, respectively)	4,699	702
Management fees and transaction costs	563	2,423

Total operating expenses	84,353	86,694

Profit from operations	3,413	10,453

Interest income	139	66
Interest expense	(8,692)	(10,779)
Other income (expense), net	(604)	2,795

Income (loss) before income taxes	(5,744)	2,535
Provision for income taxes	2,155	1,702

Net income (loss)	$(7,899)	$833

Net income (loss) per share:
Basic and diluted	$(3.29)	$0.35
Weighted average shares used to compute income (loss) per share:
Basic and diluted	2,401	2,401

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

For the fiscal nine-month period ended November 24, 2002 and November 23, 2003

In thousands	November 24, 2002	November 23, 2003
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income (loss)	$(7,899)	$833
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,391	18,863
Amortization of deferred financing costs	1,206	2,681
Stock-based compensation	4,984	682
Restructuring charges	5,862	655
Write-off of capitalized software	3,067	—
Deferred income taxes	1,106	419
Provision for doubtful accounts	577	(251)
Loss on retirement of property and equipment	144	649
Changes in assets and liabilities, net of the effect of the acquisition:
Accounts receivable	661	8,505
Prepaid expenses and other current assets	2,726	(372)
Inventory	(3,790)	1,161
Accounts payable	(7,507)	(3,209)
Accrued liabilities	(3,728)	(7,183)
Related party receivable, net	(526)	231
Deferred revenue	(999)	64
Income taxes payable	(571)	(448)
Other long-term assets and liabilities	2,495	(2,490)

Net cash provided by operating activities	15,199	20,790

INVESTING ACTIVITIES
Cash flows from investing activities:
Acquisition of property and equipment	(7,151)	(10,570)
Acquisition of business, net of cash acquired	—	(1,126)
Capitalized software	(229)	—
Other long-term assets	(27)	—

Net cash used in investing activities	(7,407)	(11,696)

FINANCING ACTIVITIES
Cash flows from financing activities:
Payments to acquire ordinary shares in Parent	(49)	—
Payments to acquire Series A preferred shares in Parent	—	(58,700)
Deferred financing fees	—	(7,967)
Proceeds from issuance of long-term debt	11,500	170,000
Net proceeds from issuance of (payments on) short-term debt	(4,876)	(648)
Payments on long-term debt	(13,561)	(100,087)

Net cash provided by (used in) financing activities	(6,986)	2,598
Effect of exchange rate changes on cash and cash equivalents	468	(1,953)

Net increase in cash and cash equivalents	1,274	9,739
Cash and cash equivalents at beginning of period	22,711	16,444

Cash and cash equivalents at end of period	$23,985	$26,183

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)

(In thousands, except share and per share amounts)

NOTE 1—BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background and operations

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Reference should be made to the audited annual financial statements and related notes for the fiscal year ended February 23, 2003. The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. In the opinion of management, adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such information have been included. Results for interim periods should not be considered indicative of results for a full year.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, collectibility of accounts receivable, carrying value of inventory, warranty provisions, valuation of intangible assets and goodwill, valuation of deferred tax assets and restructuring and other charges. In addition, the Company’s compensation expense associated with the issuance of the Parent’s stock options is impacted by the fair value determination of our Parent company’s stock. Actual results could differ materially from management’s estimates.

Derivatives

In connection with the February 15, 2002 amendment of the Company’s $150,000 amended and restated credit agreement, a LIBOR floor was added to the facility. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, the LIBOR floor was considered an embedded derivative and was included in non-current liabilities. At the time of the modification, the fair value of the LIBOR floor was a liability of $957, which was recorded as a debt discount and amortized to interest expense over the remaining term of the credit agreement. Changes in the fair value of the LIBOR floor were recorded through earnings. The $150,000 amended and restated credit agreement was extinguished on November 18, 2003 in connection with the refinancing of the Company.

The following table summarizes the impact of the LIBOR Floor on the earnings of the Company for the periods presented:

	Nine Months Ended
	November 24, 2002	November 23, 2003
Interest expense related to LIBOR floor – included in Interest expense	$(246)	$(629)
Change in fair market value of LIBOR floor – included in Other income (expense)	(992)	2,419

Total impact on earnings related to LIBOR floor	$(1,238)	$1,790

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market. Inventories at February 24, 2003 and November 23, 2003 are summarized as follows:

	February 24, 2003	November 23, 2003
Parts and assemblies	$28,678	$26,519
Work-in-process	117	875
Finished products	2,492	2,678

Total inventory	$31,287	$30,072

Research and development

Unamortized software development costs of $119 and $279 at November 23, 2003 and February 23, 2003, respectively, are included in other assets. Amortization expense recorded in the nine months ended November 24, 2002 and November 23, 2003 was $561 and $160, respectively. In the nine-month period ended November 24, 2002, the Company wrote off $4,117 in capitalized software, including $1,050 associated with the Company’s fiscal 2003 restructuring (see note 4). For the nine-month period ended November 23, 2003, the Company recorded as a reduction to research and development expenses, $1,728 of payments received under a technology development agreement.

Stock plans

Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation Transition and Disclosure an Amendment of SFAS No. 123 , amends the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company’s capitalization includes authorization for the issuance of stock options for the purchase of shares of the Parent’s ordinary stock to employees, management, directors, or consultants of its direct and indirect subsidiaries under the Stratus Technologies, Inc. (“Stratus Inc.”) Stock Incentive Plan. Stratus Inc. is a wholly-owned subsidiary of the Company. The Company accounts for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Parent’s stock at the date of grant over the exercise price. The fair value of options granted to employees is disclosed in accordance with SFAS 123.

The Company did not grant any options during the nine months ended November 24, 2002 or November 23, 2003 with an exercise price below fair value on the date of grant. The weighted average fair value of options granted with an exercise price equal to the fair value of the Parent’s ordinary stock on the date of grant for the nine months ended November 24, 2002 and November 23, 2003 was $0.25 and $0.14, respectively.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Nine Months Ended
	November 24, 2002	November 23, 2003
Net income (loss), as reported	(7,899)	$833
Add: Stock-based employee compensation expense recognized	4,905	682
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	(4,346)	(2,386)

Pro forma net income (loss)	$(7,340)	$(871)

Basic and diluted income (loss) per share:
As reported	$(3.29)	$0.35
Pro forma	$(3.06)	$(0.36)

The fair value of the Company’s stock-based awards to employees for the nine months ended November 24, 2002 and November 23, 2003 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine Months Ended
	November 24, 2002	November 23, 2003
Expected life (years)	4	4
Volatility	0%	0%
Risk-free interest rate	3.4%	2.6%
Dividend yield	0%	0%

The effects on pro forma net income (loss) and income (loss) per share for the nine months ended November 24, 2002 and November 23, 2003 of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net loss for future periods due to such factors as the potential accelerated vesting period of the stock options and the potential for future issuance of additional stock options.

Earnings per share

Basic earnings per share is calculated using the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of ordinary shares outstanding during the period, plus the effect of any dilutive potential ordinary shares. The Company had no dilutive potential ordinary shares during the nine months ended November 24, 2002 and November 23, 2003.

Warranty

The Company warrants that its products will perform in all material respects in accordance with the Company’s standard published specifications in effect at the time of delivery of the products to the customer. The Company offers product warranties ranging from 30 days to 3 years. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

Changes in the Company’s product warranty liability, which is included in accrued expenses in our Consolidated Balance Sheets, are as follows:

Nine Months Ended November 23, 2003
Balance at beginning of fiscal period	$3,442
Current period accrual	774
Amounts charged to the accrual	(1,789)

Balance at end of fiscal period	$2,427

Recent pronouncements

In November 2002, the Emerging Issues Task Force (“EITF”) issued a final consensus on Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. Issue 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. Companies may also elect to apply the provisions of Issue 00-21 to existing arrangements and record the income statement impact as a cumulative effect of a change in accounting principle. The adoption of Issue 00-21 did not have any effect on the Company’s financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 also requires enhanced disclosures related to variable interest entities. The provisions of FIN 46 are effective immediately for those variable interest entities created after January 31, 2003. The provisions are effective as of the end of fiscal 2004 for those variable interests held prior to February 1, 2003. In December 2003, the FASB issued FASB Interpretation No. 46R (“FIN 46R”), which provided a partial deferral of FIN 46. As the Company does not currently have any variable interest entities as defined in FIN 46 when the provisions become effective, the adoption of FIN 46R and FIN 46 are not expected to have a material effect on the Company’s financial statements.

In April 2003, the FASB issued SFAS No. 149 (“SFAS 149”), Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003 (our third quarter of fiscal 2004). The adoption of this statement did not have a material impact on our consolidated financial statements.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

NOTE 2—RECAPITALIZATION

On November 18, 2003, Stratus Technologies Inc., a wholly-owned subsidiary of the Company incorporated in Delaware, issued $170,000 principal amount of 10.375% Senior Notes in a private placement, with a maturity of December 1, 2008 (“Senior Notes”), for the primary purpose of retiring bank debt and entered into a $30,000 collateralized revolving credit facility (see note 7). In connection with these financing activities, Stratus Technologies Bermuda Ltd., a wholly-owned subsidiary of the Company, purchased 4,937,835 Series A preferred shares in Stratus SA at $11.89 per share ($5.48 per ordinary share on an as-converted basis) for an aggregate price of $58,700 from Investcorp Stratus Limited Partnership, MidOcean Capital Partners Europe, L.P. and Intel Atlantic, Inc. (the “Series A Holders”).

In addition, holders of Stratus SA ordinary shares and our current employees who hold options for ordinary shares in Stratus SA were able to sell a pro-rata portion of their shares, equivalent to the Series A share participation rate, to the Company (the “Stock Purchase”) and to cancel a portion of their options in exchange for $5.48 per share in cash (the “Option Cancellation”) (see note 8). Employee participation in this transaction, both with respect to the sale of stock and the cancellation of options in exchange for cash, was voluntary and subject to certain eligibility requirements and limits. Both the offer to sell shares and to cancel a portion of options in exchange for cash were extended by the Company to share and option holders on November 19, 2003. The offer period expired on December 17, 2003 and the cash settlement occurred in December 2003. The fair value of Stratus SA’s ordinary stock, as determined by management, was $1.16 at the time of the transaction. As the $5.48 per share purchase price of Stratus SA’s ordinary shares was in excess of their fair value, through the purchase of 430,634 ordinary shares, the Company recognized $1,860 in transaction-related costs in connection with the Stock Purchase (the “Excess of Fair Market Value Charge”) in the third quarter of fiscal 2004. The $3,658 paid in December 2003 in connection with the cancellation of 921,115 options for cash pursuant to this transaction was recognized as compensation expense in the third quarter of fiscal 2004.

The transactions related to the sale of the Senior Notes were approved by the Company’s Board of Directors on November 5, 2003 and the sale of the Senior Notes was consummated on November 18, 2003. Under the terms of sale, each of the Series A Holders agreed to forgo their right to require the Company to redeem preferred shares so long as any Senior Notes are outstanding. At the conclusion of the Stock Purchase and Option Cancellation, the pre-refinancing stockholders owned 100% of the outstanding voting equity of Stratus SA.

In connection with this recapitalization, the Company repaid $96,254 of outstanding senior indebtedness and related fees (see note 7).

Fees related to the recapitalization totaled $9,194. Of this amount, $8,935 (consisting of investment banker fees, transaction fees, legal and accounting fees and other miscellaneous costs) was capitalized and will be recorded as interest expense over the 5-year term of the Senior Notes.

NOTE 3—ACQUISITION

On February 11, 2003, the Company acquired all of the outstanding shares of Cemprus, LLC and its subsidiaries (“Cemprus”) from Platinum Equity, LLC (“Platinum”). Cemprus is a provider of high-end computers, specialized telecommunication middleware and related services for mission-critical applications in the telecommunications industry. The results of Cemprus’ operations have been included in the consolidated financial statements since that date.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

The Company made a final purchase price payment in cash of $1,126 during the nine months ended November 23, 2003, resulting in an aggregate purchase price of $15,126, plus acquisition costs related to the purchase transaction of $6,580. Acquisition related costs include severance costs associated with the termination of certain employees with redundant job functions, facilities termination expenses and legal and bank fees.

NOTE 4—RESTRUCTURING AND OTHER CHARGES

Restructuring fiscal 2004

As a result of continued unfavorable global economic conditions and reductions in information technology spending, on July 17, 2003, the Company implemented a restructuring program in Europe to reduce expenses in order to align its operations and cost structure with market conditions. The restructuring program included a reduction in the number of sales employees and streamlining of facilities primarily in Europe. The Company recorded restructuring charges of $931 to operating expenses.

This restructuring program included a reduction in workforce of 11 sales employees in Europe. The Company recorded a charge of $827 relating to severance and fringe benefits of which $615 has been paid as of November 23, 2003. Under the terms of the severance agreements, the Company expects to pay severance and fringe benefits through fiscal 2004. The Company recorded a charge of $104 related to the closing of sales offices.

The following table summarizes the activity related to the liability for fiscal 2004 restructuring costs and asset impairments:

	Severance and fringe benefits	Excess facilities charges	Total
Initial charge in fiscal 2004	$827	$104	$931
Adjustment	(114)	—	(114)
Cash payments	(615)	(32)	(647)

Restructuring liability at November 23, 2003	$98	$72	$170

The following tables summarize the activity related to the liability for fiscal 2002 and 2003 restructuring costs and asset impairments:

	Severance and fringe benefits	Excess facilities charges	Asset impairment	Inventory impairment	Total
Initial charge in fiscal 2002	$10,552	$855	$1,504	$2,789	$15,700
Non-cash charges	(800)	(4)	(1,504)	(2,789)	(5,097)
Cash payments	(1,977)	(101)	—	—	(2,078)

Restructuring liability at February 24, 2002	7,775	750	—	—	8,525
Adjustment	(313)	—	—	—	(313)
Cash payments	(7,314)	(634)	—	—	(7,948)

Restructuring liability at February 23, 2003	148	116	—	—	264
Adjustment	(53)	(29)	—	—	(82)
Cash payments	(95)	(11)	—	—	(106)

Restructuring liability at November 23, 2003	—	76	—	—	76

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

	Severance and fringe benefits	Excess facilities charges	Asset impairment	Total
Initial charge in fiscal 2003	$3,847	$567	$1,778	$6,192
Non-cash charges	(21)	—	(1,778)	(1,799)
Cash payments	(1,759)	(186)	—	(1,945)

Restructuring liability at February 23, 2003	2,067	381	—	2,448
Adjustment	(32)	(1)	—	(33)
Cash payments	(2,005)	(284)	—	(2,289)

Restructuring liability at November 23, 2003	$30	$96	$—	$126

NOTE 5—COMPREHENSIVE INCOME (LOSS)

The components of comprehensive income (loss), net of tax, were as follows:

	Nine Months Ended
	November 24, 2002	November 23, 2003
Net income (loss)	$(7,899)	$833
Other comprehensive income (loss), net of tax:
Foreign currency translation	(64)	467
Net gain on derivative instruments	600	359
Unrealized gain on available for sale securities	—	36

Total comprehensive income (loss)	$(7,363)	$1,695

NOTE 6—INCOME TAXES

The effective tax rate of 67.1% for the first nine months of fiscal 2004 was significantly higher than the statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions, not benefiting from taxable losses realized in the U.S. and certain other foreign jurisdictions and providing a valuation allowance for certain deferred tax assets due to uncertainty with respect to realization. The effective tax rate of 37.5% for the first nine months of fiscal 2003 was higher than the statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions and not benefiting from taxable losses realized in the U.S. and certain foreign jurisdictions.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

NOTE 7—DEBT

Debt consists of the following:

	February 23, 2003	November 23, 2003
10.375% Senior Notes due 2008	$—	$170,000
Term loan facilities	98,950	—
Revolving credit facility	3,000	—
Note payable to Lucent Technologies	9,450	9,450
Japanese Yen loan facility	—	2,466
Euro loan facility	4,498	3,582

Total debt, excluding capital lease obligations	115,898	185,498
Capital lease obligation	34	—
Unamortized debt discount	(629)	—
Less: current portion	(15,780)	(4,257)

Total long-term debt	$99,523	$181,241

On November 18, 2003, Stratus Technologies Inc., a wholly-owned subsidiary of the Company incorporated in Delaware, issued in a private placement $170,000 principal amount of 10.375% Senior Notes with a maturity of December 1, 2008. The Senior Notes are unsecured, subordinated obligations of Stratus Technologies, Inc. (the “Issuer”) that are fully and unconditionally guaranteed by Stratus S.à r.l (the “Parent Guarantor”) and certain of its subsidiaries (the “Guarantors”). The Senior Notes accrue interest at the rate of 10.375% per year. Interest is payable, in cash, semi-annually in arrears beginning on June 1, 2004.

Except as described in the following paragraphs, the Senior Notes are not redeemable at the Company’s option prior to December 1, 2006. Thereafter, we may redeem for cash, all or part of the Senior Notes, at the applicable redemption prices for the twelve-month period beginning on December 1 (plus accrued and unpaid interest to the applicable redemption date) as set forth in the following table:

Year	Percentage of Principal
2006	105.188%
2007	102.594%

Prior to December 1, 2006, the Issuer may redeem up to 35% of the sum of the original aggregate principal amount of Senior Notes issued in this offering and the original aggregate principal amount of any additional notes issued under the indenture, if any, at a redemption price of 110.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption, with either the net cash proceeds of a public equity offering of the Parent Guarantor or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent public equity offering of Stratus SA.

At any time on or prior to December 1, 2006, we may redeem the Senior Notes as a whole but not in part upon a change of control, at a redemption price equal to 100% of the principal amount thereof plus the greater of 1.0% of the principal amount of such note or the excess of the present value of the redemption price on December 1, 2006 plus all required interest payments due through December 1, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over the principal amount of such note, if greater.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

If a change in control occurs, the holders of the notes have the opportunity to sell their notes to the Company at a purchase price of 101% of their face amount, plus accrued interest, if any, to the date of purchase.

We used the proceeds from the Senior Notes to repay outstanding senior indebtedness, to purchase 4,937,835 Series A preferred shares and 430,634 ordinary shares in Stratus SA, cancel vested stock options for cash and pay related transaction fees and expenses as follows:

•	Repayment of $96,254 of outstanding senior indebtedness, interest and related fees under a $150,000 amended and restated credit agreement (the “Former Credit Facility”). The Former Credit Facility had a $40,000 revolving credit facility maturing on February 26, 2005 (the “Former Revolving Credit Facility”), and three term loan facilities totaling $110,000, with maturity dates of February 26, 2005;

•	Payment of $58,700 for the purchase of Series A preferred shares in Stratus SA from Investcorp Stratus Limited Partnership, MidOcean Capital Partners Europe, L.P. and Intel Atlantic, Inc.;

•	Payment of $3,658 for the cancellation of vested stock options to purchase ordinary shares in Stratus SA held by our current employees (the “Option Cancellation”). The Option Cancellation was completed on December 17, 2003 and resulted in compensation expense of $3,658 in the third quarter of fiscal 2004 (see note 2);

•	Payment of $2,360 for the purchase of ordinary shares in Stratus SA from current holders of ordinary shares, including members of Stratus SA’s senior management, current employees and other shareholders; this payment includes the $1,860 in transaction costs related to the Excess of Fair Market Value Charge; and

•	Payment of $9,194 in other transaction related fees and expenses, consisting of investment banker fees, transaction fees, legal and accounting fees and other miscellaneous costs, of which $8,935 was capitalized and will be recorded as interest expense over the 5-year term of the Senior Notes.

On November 18, 2003, we entered into a $30,000 collateralized revolving credit facility with a syndicate of 3 banks led by JPMorgan Chase Bank maturing on November 19, 2007 (the “New Credit Facility”). Pursuant to Emerging Issues Task Force Issue No. 98-14 “Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements” the New Credit Facility is considered a refinancing of the Former Revolving Credit Facility, therefore, the remaining deferred financing fees of $507 related to the Former Revolving Credit Facility will be amortized over the life of the New Credit Facility. There were no outstanding borrowings under the New Credit Facility as of November 23, 2003, but there were $1,300 of outstanding letters of credit applied against the facility. We are required to pay a facility fee of 0.50% per annum on the available revolving credit commitment. The covenants contained in the New Credit Facility and the indenture governing the Senior Notes will restrict, among other things, our ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose of assets or enter into business combinations, incur or guarantee additional indebtedness, repurchase or redeem equity interests or indebtedness, create or permit to exist certain liens and pledge assets or engage in sale-leaseback transactions. These restrictions could limit our ability to obtain future financing and make acquisitions or needed capital expenditures. The New Credit Facility is subject to a borrowing base limitation (which consists of net accounts receivable and net inventory) and contains financial maintenance covenants that require us to meet specified financial ratios and other tests. Our breach of any such financial maintenance covenants and certain other covenants contained in the agreement could result in a default, which would cause the acceleration of payment of outstanding borrowings, including the Senior Notes.

On February 11, 2003, as part of the acquisition of Cemprus, the Company assumed a $9,450 note payable to Lucent Technologies. The note is payable in full on April 30, 2005, and accrues interest at 10% per annum payable annually.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

On July 13, 2000, Stratus Technologies Ireland Limited entered into a 7,618 Euro loan facility to supplement the funds required for the construction of the Irish research and development facility. Borrowings under the facility incur interest based on a rate of 2.219% per annum at November 23, 2003 over the bank-borrowing rate. Borrowings under this facility were 3,047 Euro (approximately $3,582) at November 23, 2003 with a weighted-average interest rate of 4.369%.

NOTE 8—STOCKHOLDER’S EQUITY

The Company’s authorized capital consists of 2,400,501 ordinary shares, $30 par value. Each share is owned directly by its parent, Stratus SA.

On November 18, 2003, in connection with the Company’s recapitalization, Stratus Technologies Bermuda Ltd. purchased 4,937,835 Series A preferred shares in Stratus SA and 430,634 ordinary shares in Stratus SA. In addition, 921,115 options for ordinary shares in Stratus SA were cancelled in exchange for cash (see note 2).

NOTE 9—SEGMENT INFORMATION

The Company’s reportable segments are product and service lines of business. The segments are evaluated based on consolidated gross margin. Product and service revenue is also reviewed by geography. The Company does not maintain segment assets. There are no inter-segment revenues. As of November 23, 2003, the Company had operations in 18 countries, including the United States, and its products and services were sold throughout the world.

Revenues from external customers and gross profits by segment were as follows:

	Nine Months Ended
	November 24, 2002	November 23, 2003
Product revenues	$90,440	$77,667
Service revenues	95,502	111,753

Total revenues	$185,942	$189,420

Product gross profit	$43,078	$35,606
Service gross profit	46,993	63,047
Other	(2,305)	(1,506)

Total gross profit	$87,766	$97,147

NOTE 10—RELATED PARTY TRANSACTIONS

Related party payable balance was $525 and $756 on February 23, 2003 and November 23, 2003, respectively, primarily due to advances to and from the Parent to fund current operations.

The Company has agreements with a significant investor for various management consulting services. The total fee for the services under these agreements of $3,000 was prepaid in fiscal 2000 and the Company recognizes $188 in expense under these agreements each quarter. The remaining prepaid balance as of November 23, 2003 was $188. Services are provided under these agreements over a five-year period.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

NOTE 11—GUARANTEES

The Company’s standard sales contracts and agreements contain infringement indemnification provisions. Pursuant to these provisions, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party (generally business partners or customers) in connection with certain patent, copyright or other intellectual property infringement claims in the countries in which the Company operates by any third party with respect to the Company’s products. The term of these indemnification provisions is generally perpetual effective at the time of the sale of the product. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements and management is not aware of any pending, threatened or unasserted claims regarding these agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of November 23, 2003.

As permitted under Luxembourg and Delaware law, the Company is permitted and has agreed to indemnify its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a Director and Officer insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The aggregate limit on this insurance policy is $10,000. As a result of this insurance policy coverage, the Company believes the estimated fair value of these indemnification arrangements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of November 23, 2003.

Certain of the Parent’s subsidiaries entered into an indemnity agreement with Platinum as part of the purchase of Cemprus. Under the indemnity agreement, the subsidiaries agree to indemnify Platinum against certain claims arising after our purchase of Cemprus. The indemnification obligations are limited to claims respecting certain obligations of Platinum under its Cemprus acquisition agreement with Lucent, certain related Platinum guarantees associated with that transaction and a certain letter agreement with Hewlett-Packard Company for certain product and license agreements between Cemprus and Hewlett-Packard. We have never incurred costs to defend lawsuits or settle claims related to these agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of November 23, 2003.

Pursuant to the provisions of section 17 of the Irish Companies (Amendment) Act, 1986, Irish companies are exempted from the obligation to file individual accounts for any financial year so long as their liabilities are guaranteed by their parent company. Stratus Technologies International, S.à r.l. provides section 17 guarantees for each of Stratus Technologies Ireland Limited and Stratus Research and Development Limited. The guarantees are irrevocable and in respect of all liabilities and losses which have arisen or are likely to arise in respect of the financial year to which the accounts relate or the previous financial year.

NOTE 12—CONSOLIDATING CONDENSED FINANCIAL STATEMENTS

The Company and the Company’s subsidiaries Stratus Equity S.à r.l, SRA Technologies Cyprus Limited, Stratus Technologies Bermuda Ltd., Stratus Technologies Ireland Limited, Cemprus Technologies, Inc., and Cemprus, LLC (“Subsidiary Guarantors”) have fully and unconditionally guaranteed on a joint and several basis, the obligation to pay principal and interest with respect to the New Notes to be issued by Stratus Technologies, Inc. (“Stratus Inc.” or “Issuer”). Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company and its subsidiaries, could limit the Issuer’s

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

ability to obtain cash for the purpose of meeting the debt service obligations, including payment of principal and interest on the New Notes. Although holders of the New Notes will be direct creditors of Stratus Technologies, Inc., the Company and the Company’s principal direct subsidiaries by virtue of the guarantees, the Company has indirect subsidiaries located primarily in Europe and Asia (“Non-Guarantor Subsidiaries”) that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the New Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of the New Notes.

The following supplemental consolidating condensed financial statements are presented (in thousands):

1.	Consolidating condensed balance sheet as of November 23, 2003 (unaudited).

2.	Consolidating condensed statements of operations and cash flows for the nine months ended November 24, 2002 (unaudited) and November 23, 2003 (unaudited).

3.	Stratus Technologies, Inc., the Company’s combined Subsidiary Guarantors and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method.

4.	Elimination entries necessary to consolidate the Company and all of its subsidiaries.

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED BALANCE SHEETS

As of November 23, 2003

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS

Current assets:
Cash and cash equivalents	$92	$3,038	$16,014	$7,039	$—	$26,183
Accounts receivable, net	17,617	69,387	28,598	21,926	(79,459)	58,069
Related party receivable	—	1,339	—	1,079	(2,418)	—
Inventory	—	19,364	9,630	5,626	(4,548)	30,072
Deferred income taxes	—	—	—	1,182	—	1,182
Income taxes receivable	—	—	—	572	(572)	—
Prepaid expenses and other current assets	117	1,616	113	3,405	40	5,291

Total current assets	17,826	94,744	54,355	40,829	(86,957)	120,797
Property, plant and equipment, net	—	33,104	12,207	4,926	(7,458)	42,779
Intangible assets, net	—	470	30,383	—	—	30,853
Goodwill	—	1,214	4,477	658	—	6,349
Long-term intercompany receivable	2,250	88,314	20,000	—	(110,564)	—
Investment in subsidiaries	25,303	17,284	5,945	—	(48,532)	—
Deferred income taxes	—	—	—	1,713	—	1,713
Other assets	—	5,677	4,017	2,029	—	11,723

Total assets	$45,379	$240,807	$131,384	$50,155	$(253,511)	$214,214

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Short-term debt	$—	$—	$—	$2,466	$—	$2,466
Current portion of long-term debt	—	—	1,791	—	—	1,791
Accounts payable	—	5,217	80,316	9,684	(79,291)	15,926
Related party payable	3,155	—	19	—	(2,418)	756
Accrued expenses	2,954	13,883	9,534	10,479	43	36,893
Income taxes payable	1,070	6,449	362	—	(1,056)	6,825
Deferred revenue	1	191	19,113	2,384	—	21,689

Total current liabilities	7,180	25,740	111,135	25,013	(82,722)	86,346
Long-term debt	—	170,000	11,241	—	—	181,241
Long-term deferred tax liability	—	—	—	—	—	—
Long-term intercompany payable	20,000	—	90,564	—	(110,564)	—
Deferred revenue and other liabilities	—	19	2,391	—	—	2,410

Total liabilities	27,180	195,759	215,331	25,013	(193,286)	269,997

Stockholders’ equity (deficit):
Ordinary stock	72,015	20,000	2,378	9,406	(31,784)	72,015
Additional paid-in capital	35,000	46,536	29,917	8,806	(53,243)	67,016
Deferred compensation	—	(338)	—	—	—	(338)
Accumulated deficit	(88,781)	(21,140)	(12,837)	7,913	24,790	(90,055)
Accumulated other comprehensive loss	—	(10)	(27)	(983)	12	(1,008)

	18,234	45,048	19,431	25,142	(60,225)	47,630

Preferred shares held in Parent (Stratus SA)	—	—	(58,700)	—	—	(58,700)
Ordinary shares held in Parent (Stratus SA)	(35)	—	(44,678)	—	—	(44,713)

Total stockholders’ equity (deficit)	18,199	45,048	(83,947)	25,142	(60,225)	(55,783)

Total liabilities and stockholders’ equity (deficit)	$45,379	$240,807	$131,384	$50,155	$(253,511)	$214,214

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

For the Fiscal Nine-Month Period Ended November 24, 2002

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue
Product	$(23)	$40,819	$56,865	$39,835	(47,056)	90,440
Service	60	29,711	90,582	23,616	(48,467)	95,502
Intercompany revenue	—	47,176	—	2,158	(49,334)	—

Total revenue	37	117,706	147,447	65,609	(144,857)	185,942
Cost of revenue, product	157	31,078	33,509	27,115	(44,497)	47,362
Cost of revenue, service	8	28,542	48,705	22,626	(51,372)	48,509
Intercompany cost of revenue	—	—	49,697	—	(49,697)	—
Amortization of intangibles	—	—	1,131	—	—	1,131
Asset impairment and other charges	—	124	1,050	—	—	1,174

Total cost of revenues	165	59,744	134,092	49,741	(145,566)	98,176

Gross profit (loss)	(128)	57,962	13,355	15,868	709	87,766
Research and development	—	30,359	5,363	—	540	36,262
Sales and marketing	—	16,959	—	15,200	38	32,197
General and administrative	(25)	8,408	28	117	212	8,740
Amortization of intangibles	—	—	1,891	1	—	1,892
Restructuring and asset impairment	(304)	3,630	207	1,166	—	4,699
Intercompany	—	(3,712)	4,697	(985)	—	—
Management fees	338	225	—	—	—	563

Total operating expenses	9	55,869	12,186	15,499	790	84,353

Profit (loss) from operations	(137)	2,093	1,169	369	(81)	3,413
Interest income	29	27	42	41	—	139
Interest expense	(2)	(8,400)	(209)	(81)	—	(8,692)
Interest income (expense), intercompany	1,087	817	(1,884)	(20)	—	—
Other income (expense), net	85	(98)	(693)	(74)	176	(604)
Other income (expense), intercompany	—	—	(1,275)	1,275	—	—

Profit (loss) before income taxes	1,062	(5,561)	(2,850)	1,510	95	(5,744)
Provision (benefit) for income taxes	—	911	947	563	(266)	2,155
Equity in profit (loss) in subsidiaries	(8,961)	947	—	—	8,014	—

Net income (loss)	$(7,899)	$(5,525)	$(3,797)	$947	$8,375	$(7,899)

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

For the Fiscal Nine-Month Period Ended November 23, 2003

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue
Product	$—	$25,474	$47,036	$36,791	$(31,634)	$77,667
Service	—	25,132	104,767	28,556	(46,702)	111,753
Intercompany revenue	—	44,529	—	2,073	(46,602)	—

Total revenue	—	95,135	151,803	67,420	(124,938)	189,420
Cost of revenue, product	—	12,798	31,688	24,726	(27,151)	42,061
Cost of revenue, service	—	23,987	48,444	26,231	(49,956)	48,706
Intercompany cost of revenue	—	—	46,250	427	(46,677)	—
Amortization of intangibles	—	—	1,506	—	—	1,506

Total cost of revenue	—	36,785	127,888	51,384	(123,784)	92,273

Gross profit (loss)	—	58,350	23,915	16,036	(1,154)	97,147
Research and development	—	30,881	4,385	—	(39)	35,227
Sales and marketing	—	17,373	—	17,092	(313)	34,152
General and administrative	208	9,874	410	150	(1)	10,641
Amortization of intangibles	—	—	3,544	5	—	3,549
Restructuring and asset impairment charges	(2)	47	(7)	664	—	702
Intercompany	—	(381)	410	(29)	—	—
Management fees and transaction costs	338	225	1,860	—	—	2,423

Total operating expenses	544	58,019	10,602	17,882	(353)	86,694

Profit (loss) from operations	(544)	331	13,313	(1,846)	(801)	10,453
Interest income	—	14	25	27	—	66
Interest expense	—	(9,862)	(863)	(54)	—	(10,779)
Interest income (expense), intercompany	1,162	1,059	(2,197)	(24)	—	—
Other income (expense), net	486	2,997	(354)	(167)	(167)	2,795
Other income (expense), intercompany	—	3,561	(7,745)	4,184	—	—

Profit (loss) before income taxes	1,104	(1,900)	2,179	2,120	(968)	2,535
Provision (benefit) for income taxes	—	112	888	835	(133)	1,702
Equity in profit (loss) in subsidiaries	(271)	1,285	—	—	(1,014)	—

Net income (loss)	$833	$(727)	$1,291	$1,285	$(1,849)	$833

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

For the Fiscal Nine-Month Period Ended November 24, 2002

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income (loss)	$(7,899)	$(5,525)	$(3,797)	$947	$8,375	$(7,899)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	10,335	7,529	3,184	(3,657)	17,391
Amortization of deferred financing costs	—	1,206	—	—	—	1,206
Stock-based compensation	—	3,722	297	965	—	4,984
Restructuring charges	—	3,607	1,201	1,054	—	5,862
Write-off of capitalized software	—	3,067	—	—	—	3,067
Deferred income taxes	—	793	253	60	—	1,106
Provision for doubtful accounts	(2)	(81)	652	8	—	577
Loss on retirement of property and equipment	—	144	—	—	—	144
Equity in profit (loss) subsidiaries	8,961	(947)	—	—	(8,014)	—
Changes in assets and liabilities:
Accounts receivable	(293)	(3,435)	7,788	(3,399)	—	661
Prepaid expenses and other current assets	(2)	2,986	(46)	(208)	(4)	2,726
Inventory	7	(1,031)	(2,872)	473	(367)	(3,790)
Accounts payable	(181)	(5,425)	(33)	(1,868)	—	(7,507)
Accrued liabilities	(1,446)	(2,620)	2,365	(3,305)	1,278	(3,728)
Intercompany receivable and payable	(5,467)	(950)	(2,916)	8,791	16	(526)
Deferred revenue	(20)	(302)	179	(856)	—	(999)
Income taxes payable	(658)	175	298	(124)	(262)	(571)
Other long-term assets and liabilities	225	1,475	990	(195)	—	2,495

Net cash provided by (used in) operating activities	(6,775)	7,194	11,888	5,527	(2,635)	15,199

INVESTING ACTIVITIES
Cash flows from investing activities:
Acquisition of property and equipment	—	(8,287)	(16)	(1,483)	2,635	(7,151)
Capitalized software	—	—	(229)	—	—	(229)
Other long-term assets	—	—	(71)	(5)	49	(27)

Net cash provided by (used in) investing activities	—	(8,287)	(316)	(1,488)	2,684	(7,407)

FINANCING ACTIVITIES
Cash flows from financing activities:
Issuance of ordinary stock
Payments to acquire Parent’s stock	—	—	—	—	(49)	(49)

Proceeds from issuance of long-term debt	—	11,500	—	—	—	11,500
Payments on short-term debt	—	—	—	(4,876)	—	(4,876)
Payments on long-term debt	—	(12,475)	(1,086)	—	—	(13,561)

Net cash provided by (used in) financing activities	—	(975)	(1,086)	(4,876)	(49)	(6,986)
Effect of exchange rate changes on cash and cash equivalents	—	—	367	101	—	468

Net increase (decrease) in cash and cash equivalents	(6,775)	(2,068)	10,853	(736)	—	1,274
Cash and cash equivalents at beginning of period	8,731	2,721	3,705	7,554	—	22,711

Cash and cash equivalents at end of period	$1,956	$653	$14,558	$6,818	$—	$23,985

STRATUS TECHNOLOGIES INTERNATIONAL, S.à r.l.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Unaudited)—(Continued)

(In thousands, except share and per share amounts)

CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS

For the Fiscal Nine-Month Period Ended November 23, 2003

	Stratus S.à r.l.	Stratus Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
OPERATING ACTIVITIES

Cash flows from operating activities:
Net income (loss)	$833	$(727)	$1,291	$1,285	$(1,849)	$833
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	12,516	6,731	3,094	(3,478)	18,863
Amortization of deferred financing costs	—	2,681	—	—	—	2,681
Stock-based compensation	—	568	69	45	—	682
Restructuring charges	—	—	—	655	—	655
Deferred income taxes	—	—	419	—	—	419
Provision for doubtful accounts	—	—	(328)	77	—	(251)
Loss on retirement of property and equipment	—	649	—	—	—	649
Equity in profit (loss) subsidiaries	271	(1,285)	—	—	1,014	—
Changes in assets and liabilities, net of the effect of the acquisition:
Accounts receivable	—	4,715	817	4,993	(2,020)	8,505
Prepaid expenses and other current assets	340	267	99	(1,049)	(29)	(372)
Inventory	15	(3,491)	2,704	(469)	2,402	1,161
Accounts payable	989	(2,408)	(1,344)	(2,466)	2,020	(3,209)
Accrued liabilities	(438)	(1,927)	(1,864)	(2,957)	3	(7,183)
Intercompany receivable and payable	17,812	(82,896)	63,776	1,359	180	231
Deferred revenue	46	(680)	(299)	997	—	64
Income taxes payable	(66)	(123)	(176)	(831)	748	(448)
Other long-term assets and liabilities	—	(1,630)	(102)	124	(882)	(2,490)

Net cash provided by (used in) operating activities	19,802	(73,771)	71,793	4,857	(1,891)	20,790

INVESTING ACTIVITIES

Cash flows from investing activities:
Acquisition of property and equipment	—	(8,806)	(962)	(2,696)	1,894	(10,570)
Acquisition of business, net of cash acquired	—	—	(1,126)	—	—	(1,126)
Investment in subsidiary	(20,000)	—	—	—	20,000	—

Net cash provided by (used in) investing activities	(20,000)	(8,806)	(2,088)	(2,696)	21,894	(11,696)

FINANCING ACTIVITIES

Cash flows from financing activities:
Issuance of ordinary stock	—	20,000	3	—	(20,003)	—
Payments to acquire Parent’s preferred stock	—	—	(58,700)	—	—	(58,700)
Proceeds from issuance of long-term debt	—	170,000	—	—	—	170,000
Deferred financing fees	—	(4,612)	(3,355)	—	—	(7,967)
Payments on short-term debt	—	(3,000)	—	2,352	—	(648)
Payments on long-term debt	—	(98,950)	(1,137)	—	—	(100,087)

Net cash provided by (used in) financing activities	—	83,438	(63,189)	2,352	(20,003)	2,598

Effect of exchange rate changes on cash and cash equivalents	—	—	193	(2,146)	—	(1,953)
Net increase (decrease) in cash and cash equivalents	(198)	861	6,709	2,367	—	9,739

Cash and cash equivalents at beginning of period	290	2,177	9,305	4,672	—	16,444

Cash and cash equivalents at end of period	$92	$3,038	$16,014	$7,039	$—	$26,183

$170,000,000

Stratus Technologies, Inc.

10.375% Senior Notes due 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware. Stratus Technologies, Inc. and Cemprus Technologies, Inc. are corporations formed under the laws of Delaware and Cemprus, LLC is a limited liability company formed under the laws of Delaware.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery.

The Certificate of Incorporation of Stratus Technologies, Inc. and the by-laws of Cemprus Technologies, Inc. provide that such registrants will indemnify their respective directors and officers to the fullest extent permitted by law. The by-laws of Cemprus Technologies, Inc. provide that a suit to enforce a right of indemnification may not be brought unless the board of directors has authorized such suit or if the corporation has failed to pay in full a claim for indemnification within sixty days of written receipt (or twenty days in the case of a claim for an advancement of expenses) of such claim.

Furthermore, Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL; or for any transaction from which the director derived an improper personal benefit. The respective Certificates of Incorporation of Cemprus Technologies, Inc. and Stratus Technologies, Inc. eliminate such personal liability of their respective directors under such terms.

Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Section 15 of the limited liability company agreement of Cemprus, LLC provides in relevant part that it shall indemnify its members, managers and officers for all costs, claims, losses, demands, expenses, liabilities, damages, settlements, fines, and other amounts arising out of or incidental to the business of such company, to the fullest extent provided or allowed by the laws of Delaware and all other applicable laws.

Luxembourg. Stratus Technologies International, S.à r.l. and Stratus Equity S.à r.l. are each private limited liability companies incorporated and existing under the laws of Luxembourg.

Luxembourg law does not expressly regulate indemnity and insurance issues in relation to the liability of directors and managers of Luxembourg companies. However, under Luxembourg’s general rules of ordre public, any contractual provision indemnifying directors and managers against liabilities resulting from their willful misconduct, fraudulent actions or criminal offenses may be void.

The articles of association of Stratus Technologies International, S.à r.l. and Stratus Equity S.à r.l. include no specific provisions in respect of indemnification of their managers and officers. They both include a section providing that the managers do not assume any personal liability for any commitment validly made by them in the name of the company, so long as such commitment is in compliance with the articles of association of the company as well as the applicable provisions of the law of August 10, 1915 on commercial companies, as amended.

Bermuda. Stratus Technologies Bermuda Ltd. (“Stratus Bermuda”) is a Bermuda exempted company incorporated and existing under the laws of Bermuda.

Under the Companies Act 1981 (the “Bermuda Act”), a Bermuda company may indemnify its directors or officers acting in such capacity in respect of any liability or loss arising from or related to their activities as directors or officers of such company in connection with any negligence, default, breach of duty or breach of trust vis-à-vis such company, but may not indemnify any of its directors or officers in respect of any loss or liability arising out of or relating to any fraud or dishonesty. The Bermuda Act requires that in rendering a judgment in an action brought against directors and officers of a company, that the Bermuda courts make a determination as to the percentage of the total loss or liability for which each director and officer may be held responsible, if at all. The award of attorney’s fees in any action against any director or officer is in the discretion of the courts, even where a court has determined that a director or officer is entitled to indemnification.

Pursuant to the provisions of the Bermuda Act and Bye-laws 124, 125, 126 and 127 of Stratus Bermuda’s Bye-laws, Stratus Bermuda is obligated to hold its directors and officers harmless and to indemnify them, to the fullest extent permitted by Bermuda law, against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such director or officer by reason of their serving in such capacities for Stratus Bermuda, except to the extent of such directors’ or officers’ fraud or dishonesty. Such indemnification requires Stratus Bermuda to indemnify its directors and officers out of the funds of Stratus Bermuda against all liabilities incurred by them in their capacity as a director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in their favor, or in which they are acquitted, or in connection with any application under the Bermuda Act in which relief from liability is granted to them by the court. To the extent that any director or officer is entitled to claim an indemnity pursuant to the Bye-laws of Stratus Bermuda in respect of amounts paid or discharged by them, the relative indemnity shall take effect as an obligation of Stratus Bermuda to reimburse the director or officer making such payment or effecting such discharge.

Ireland. Stratus Technologies Ireland Limited (“Stratus Ireland”) and Stratus Research and Development Limited (“Stratus R&D”) are incorporated under the laws of Ireland.

Under Irish law, officers are entitled as agents of the company to be indemnified by the company in respect of any liabilities incurred by them in the management of the company’s business. Section 200 of the Companies Act, 1963 (the “1963 Act”) provides that any provision contained in the articles of a company or in any contract with a company which exempts any officer of the company from, or indemnifies him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void. The company may, however, indemnify any officer against any liability incurred by him in defending criminal or civil proceedings in which he succeeds or is acquitted or in connection with an application under Section 391 of the 1963 Act in which he obtains relief from the court. An indemnity of this type is given by each of Stratus Ireland and Stratus R&D to its officers in their respective articles of association, as described in more detail below.

Section 391 of the 1963 Act enables the court to relieve any officer of the company from liability for any negligence, default, breach of duty or breach of trust, where the officer acted honestly and reasonably and it appears to the court that, having regard to all the circumstances, he ought fairly to be excused.

A somewhat similar provision to Section 391 of the 1963 Act is contained in Section 34 of the Companies Act, 1983 (the “1983 Act”) which enables the court to exempt persons from liability to the company in respect of payments made in violation of some of the 1983 Act’s capital integrity requirements. These exemptions may be granted where it is just and equitable to do so. There is a somewhat similar provision under Section 42 of the 1983 Act which provides that if any person is called on by the company to pay any amount for the purpose of paying up or paying a premium on any shares issued to him in the company or which he otherwise acquired as nominee of the company and he fails to pay that amount within 21 days of being called to do so then the directors of the company may in certain circumstances be jointly and severally liable to pay that amount. If in proceedings for the recovery of any such amount from any such subscriber it appears to the court that the director acted honestly and reasonably and that having regard to all the circumstances of the case, he ought fairly to be excused from liability, the court may relieve him, either wholly or partly, from his liability and such terms as the court thinks fit.

Article 39 of the articles of association of Stratus R&D and Article 40 of the articles of association of Stratus Ireland stipulate that subject to the Companies Act, 1963 and Companies Act, 1983, every director, secretary and other officer of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgment is given in his favor or in which he is acquitted or in connection with any application under Section 391 of the 1963 Act in which relief is granted to him by the court.

Cyprus. SRA Technologies Cyprus Limited (“Stratus Cyprus”) was incorporated and is validly existing under the laws of Cyprus.

The Cyprus Companies Law states in Section 197 that any provision, whether in the articles of association or in contract with the company or otherwise, for exempting a director or other officer or the auditor from liability for negligence, default, breach of duty or breach of trust in relation to the company, or in indemnifying him against such liability, is void. The section goes on to provide, however, that the company may, in pursuance of a provision of the articles of association, indemnify such person against any liability (i.e., against any costs) incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application under Section 383 of the Companies Law in which relief is granted to him by the court. Article 138 of the Articles of Association of Stratus Cyprus contains such a provision.

Section 383 of the Cyprus Companies Law, Cap. 113 provides that if, in proceedings for negligence, default, breach of duty or breach of trust against a director or other officer or auditor of the company, it appears that he acted honestly and reasonably, then, having regard to all the circumstances, including these connected with his appointment, the court may relieve him, wholly or partly, from liability on such terms it thinks fit.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

3	(a)(i)	Certificate of Incorporation of Stratus Technologies, Inc., as amended

3	(a)(ii)	Bylaws of Stratus Technologies, Inc.

3	(b)	Articles of Association of Stratus Technologies International, S.à r.l., as amended

4	(a)	Indenture, dated as of November 18, 2003, between Stratus Technologies, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee

4	(b)	Form of Exchange Note, issued pursuant to Indenture, dated as of November 18, 2003, between Stratus Technologies, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee (filed herewith as Exhibit 4(a)) (attached as Exhibit B to Indenture)

5	(a)	Opinion of Gibson, Dunn & Crutcher LLP, regarding the validity of certain of the securities being registered

5	(b)	Opinion of Allen & Overy Luxembourg, with respect to certain legal matters under the laws of Luxembourg related to the guarantees of Stratus Technologies International, S.à r.l. and Stratus Equity S.à r.l. being registered

5	(c)	Opinion of Hollis & Co., with respect to certain legal matters under the laws of Bermuda related to the guarantee of Stratus Technologies Bermuda, Ltd. being registered

5	(d)	Opinion of Mouaimis & Mouaimis, with respect to certain legal matters under the laws of Cyprus related to the guarantee of SRA Technologies Cyprus Limited being registered

5	(e)	Opinion of A & L Goodbody, with respect to certain legal matters under the laws of Ireland related to the guarantees of Stratus Technologies Ireland Limited and Stratus Research and Development Limited being registered

10	(a)	Registration Rights Agreement, dated as of November 18, 2003, between Stratus Technologies, Inc. and the guarantors party thereto, on the one hand, and Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Fleet Securities, Inc., on the other

10	(b)	Purchase Agreement, dated as of November 6, 2003, between Stratus Technologies, Inc. and the guarantors party thereto, on the one hand, and Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Fleet Securities, Inc., on the other

10	(c)	Revolving Credit Agreement, dated as of November 18, 2003, Stratus Technologies International S.à r.l., Stratus Technologies, Inc., JPMorgan Chase Bank, as administrative agent, and the other lenders and agents party thereto

10	(d)	Collateral Agreement, dated as of November 18, 2003, executed by Stratus Technologies International S.à r.l., Stratus Equity S.à r.l., SRA Technologies Cyprus Limited, Stratus Technologies Bermuda Ltd., Stratus Technologies Ireland Limited, Stratus Research and Development Limited, Cemprus Technologies, Inc., Cemprus LLC and Stratus Technologies, Inc. in favor of JPMorgan Chase Bank, as administrative agent

10	(e)	Parent Guarantee, dated as of November 18, 2003, executed by Stratus Technologies Group, S.A., Stratus Technologies International S.à r.l., Stratus Equity S.à r.l., SRA Technologies Cyprus Limited, Stratus Technologies Bermuda Ltd., Stratus Technologies Ireland Limited, Stratus Research and Development Limited, in favor of JPMorgan Chase Bank, as administrative agent

10	(f)	Subsidiary Guarantee, dated as of November 18, 2003, executed by Cemprus Technologies, Inc. and Cemprus LLC in favor of JPMorgan Chase Bank, as administrative agent

10	(g)	Amended and Restated Shareholders Agreement, dated as of May 23, 2003, between Stratus Technologies Group, S.A., Investcorp Stratus Limited Partnership, Stratus Holdings Limited, New Stratus Investments Limited, Intel Atlantic, Inc., Intel Capital Corp., MidOcean Capital Partners Europe L.P. (f/k/a DB Capital Partners Europe, L.P.) and certain management stockholders party thereto

10	(h)	Stratus Technologies, Inc. Stock Incentive Plan, Restatement No. 3, February 27, 2003

10	(i)	Form of Employee Stock Option Agreement, as amended

10	(j)	Form of Management Stock Option Agreement, as amended

10	(k)	Lease, by and between DEK Portfolio LLC and Stratus Computer, Inc. dated January 29, 1999, as amended by Assignment and Assumption Agreement, dated as of February 1999, between Stratus Computer, Inc. and Stratus Computer (DE), Inc.*

10	(l)	Manufacturing Services and Product Supply Agreement between Benchmark Electronics, Inc., a Texas corporation, BEI Electronics Ireland Limited, a private unlimited company organized under the laws of the Republic of Ireland and Stratus Technologies Ireland Limited dated February 27, 2002*

10	(m)	Microsoft License Agreement for Server Operating System Products between Microsoft Licensing, Inc. and Stratus Technologies, Inc. effective March 1, 2003*

10	(n)	Letter of Assignment dated April 9, 2002 from Hewlett-Packard Company consenting to the assignment of the Technology Framework Agreement to DNCP Solution, LLC (n/k/a Cemprus LLC) between Lucent Technologies Inc. and Hewlett-Packard Company*

10	(o)	Manufacturing Agreement, dated as of April 14, 2000, effective as of June 16, 1999, and First Amendment dated April 30, 2002, between Solectron South Carolina, a South Carolina corporation, and Stratus Computer Systems, S.à r.l., Luxembourg*

10	(p)	Promissory Note in the amount of $9,450,000 dated April 30, 2002, from Cemprus, LLC (f/n/a DNCP Solution LLC), in favor of Lucent Technologies, Inc.

12		Ratio of Earnings to Fixed Charges

21		List of Subsidiaries

23	(a)	Consent of PricewaterhouseCoopers

23	(b)	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5(a))

23	(c)	Consent of Allen & Overy Luxembourg (contained in Exhibit 5(b))

23	(d)	Consent of Hollis & Co. (contained in Exhibit 5(c))

23	(e)	Consent of Mouaimis & Mouaimis (contained in Exhibit 5(d))

23	(f)	Consent of A & L Goodbody (contained in Exhibit 5(e))

24		Powers of Attorney (contained on the signature pages hereto)

25		Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the 10.375% Senior Notes due 2008

99	(a)	Form of Letter of Transmittal

99	(b)	Form of Notice of Guaranteed Delivery

99	(c)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99	(d)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99	(e)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

*	Confidential treatment is being requested for portions of these exhibits. Omitted material is being filed separately with the Commission.

Item 22. UNDERTAKINGS

(a) The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned Registrants undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Stratus Technologies, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard, State of Massachusetts, on February 12, 2004.

STRATUS TECHNOLOGIES, INC.

By:	/s/ DAVID J. LAURELLO
Name: Title:	David J. Laurello President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Robert C. Laufer, Patricia A. Servaes, Stephen C. Kiely, David J. Laurello, James O. Egan, Christopher J. Stadler, Charles K. Marquis, Lars Haegg, Robert Sharp, Bruce C. Tully and Frederick S. Prifty (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature	Title

/s/ DAVID J. LAURELLO David J. Laurello	Director, President and Chief Executive Officer

/s/ ROBERT C. LAUFER Robert C. Laufer	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ PATRICIA A. SERVAES Patricia A. Servaes	Vice President and Corporate Controller (Chief Accounting Officer)

/s/ STEPHEN C. KIELY Stephen C. Kiely	Director

/s/ JAMES O. EGAN James O. Egan	Director

/s/ CHRISTOPHER J. STADLER Christopher J. Stadler	Director

/s/ CHARLES K. MARQUIS Charles K. Marquis	Director

/s/ LARS HAEGG Lars Haegg	Director

/s/ ROBERT SHARP Robert Sharp	Director

/s/ BRUCE C. TULLY Bruce C. Tully	Director

Pursuant to the requirements of the Securities Act, Stratus Technologies International, S.à r.l. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on February 12, 2004.

STRATUS TECHNOLOGIES INTERNATIONAL, S.À R.L.

By:	/s/ ROBERT C. LAUFER
Name: Title:	Robert C. Laufer Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Robert C. Laufer, Stephen C. Kiely, David J. Laurello, James O. Egan, Christopher J. Stadler, Charles K. Marquis, Lars Haegg, Hans de Graaf, Zahid Zakiuddin, Bruce C. Tully and Michael O’Keeffe (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature	Title
/s/ DAVID J. LAURELLO David J. Laurello	Manager (Principal Executive Officer)

/s/ ROBERT C. LAUFER Robert C. Laufer	Manager (Principal Financial Officer, Principal Accounting Officer)

/s/ STEPHEN C. KIELY Stephen C. Kiely	Manager

/s/ JAMES O. EGAN James O. Egan	Manager

/s/ CHRISTOPHER J. STADLER Christopher J. Stadler	Manager

/s/ CHARLES K. MARQUIS Charles K. Marquis	Manager

/s/ LARS HAEGG Lars Haegg	Manager

Signature		Title
/s/ HANS DE GRAAF Hans de Graaf		Manager

/s/ ZAHID ZAKIUDDIN Zahid Zakiuddin		Manager

/s/ BRUCE C. TULLY Bruce C. Tully		Manager

STRATUS TECHNOLOGIES, INC.		Authorized U.S. Representative

/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Vice President, General Counsel

Pursuant to the requirements of the Securities Act, Stratus Equity, S.à r.l. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on February 12, 2004.

STRATUS EQUITY S.À R.L.

By:	/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Robert C. Laufer, Hans de Graaf, Frederick S. Prifty and Michael O’Keeffe (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature		Title
/s/ ROBERT C. LAUFER Robert C. Laufer		Manager (Principal Financial Officer, Principal Accounting Officer)

/s/ HANS DE GRAAF Hans de Graaf		Manager

/s/ FREDERICK S. PRIFTY Frederick S. Prifty		Manager (Principal Executive Officer)

STRATUS TECHNOLOGIES, INC.		Authorized U.S. Representative

/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Vice President, General Counsel

Pursuant to the requirements of the Securities Act, Stratus Technologies Bermuda Ltd. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on February 12, 2004.

STRATUS TECHNOLOGIES BERMUDA LTD.

By:	/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Robert C. Laufer, Zahid Zakiuddin, Frederick S. Prifty, Lorianne Gilbert and Michael O’Keeffe (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature		Title
/s/ ROBERT C. LAUFER Robert C. Laufer		Director, Chief Financial Officer and Chief Accounting Officer

/s/ FREDERICK S. PRIFTY Frederick S. Prifty		President and Director (Principal Executive Officer)

/s/ ZAHID ZAKIUDDIN Zahid Zakiuddin		Director

/s/ LORIANNE GILBERT Lorianne Gilbert		Director

STRATUS TECHNOLOGIES, INC.		Authorized U.S. Representative

/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Vice President, General Counsel

Pursuant to the requirements of the Securities Act, Stratus Technologies Ireland Limited has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on February 12, 2004.

STRATUS TECHNOLOGIES IRELAND LIMITED

By:	/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Michael O’Keeffe and Frederick S. Prifty, and either of them, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature		Title
/s/ MICHAEL O’KEEFFE Michael O’Keeffe		Director (Principal Financial Officer, Principal Accounting Officer)

/s/ FREDERICK S. PRIFTY Frederick S. Prifty		Director (Principal Executive Officer)

STRATUS TECHNOLOGIES, INC.		Authorized U.S. Representative

/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Vice President, General Counsel

Pursuant to the requirements of the Securities Act, Stratus Research and Development Limited has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on February 12, 2004.

STRATUS RESEARCH AND DEVELOPMENT LIMITED

By:	/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Michael O’Keeffe, Hilda Stafford and Frederick S. Prifty (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature		Title
/s/ MICHAEL O’KEEFFE Michael O’Keeffe		Director (Principal Financial Officer, Principal Accounting Officer)

/s/ FREDERICK S. PRIFTY Frederick S. Prifty		Director (Principal Executive Officer)

/s/ HILDA STAFFORD Hilda Stafford		Director

STRATUS TECHNOLOGIES, INC.		Authorized U.S. Representative

/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Vice President, General Counsel

Pursuant to the requirements of the Securities Act, SRA Technologies Cyprus Limited has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on February 12, 2004.

SRA TECHNOLOGIES CYPRUS LIMITED

By:	/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Robert C. Laufer, Zahid Zakiuddin, Frederick S. Prifty and Michael O’Keeffe (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature		Title
/s/ ROBERT C. LAUFER Robert C. Laufer		Director (Principal Financial Officer, Principal Accounting Officer)

/s/ FREDERICK S. PRIFTY Frederick S. Prifty		Director (Principal Executive Officer)

/s/ ZAHID ZAKIUDDIN Zahid Zakiuddin		Director

STRATUS TECHNOLOGIES, INC.		Authorized U.S. Representative

/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	Vice President, General Counsel

Pursuant to the requirements of the Securities Act, Cemprus Technologies, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard, State of Massachusetts, on February 12, 2004.

CEMPRUS TECHNOLOGIES, INC.

By:	/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Robert C. Laufer, Frederick S. Prifty and John T. Bodyk (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature	Title
/s/ ROBERT C. LAUFER Robert C. Laufer	Director (Chief Financial Officer, Chief Accounting Officer)

/s/ FREDERICK S. PRIFTY Frederick S. Prifty	President and Director (Chief Executive Officer)

/s/ JOHN T. BODYK John T. Bodyk	Director

Pursuant to the requirements of the Securities Act, Cemprus, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard, State of Massachusetts, on February 12, 2004.

CEMPRUS, LLC

By:	/s/ FREDERICK S. PRIFTY
Name:	Frederick S. Prifty
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint Robert C. Laufer, Frederick S. Prifty and John T. Bodyk (with full power to act alone) as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to execute for and on behalf of the undersigned any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 12, 2004.

Signature	Title
/s/ ROBERT C. LAUFER Robert C. Laufer	Director (Chief Financial Officer, Chief Accounting Officer)

/s/ FREDERICK S. PRIFTY Frederick S. Prifty	President and Director (Chief Executive Officer)

/s/ JOHN T. BODYK John T. Bodyk	Director

Exhibit Index

3(a)(i)	Certificate of Incorporation of Stratus Technologies, Inc., as amended
3(a)(ii)	Bylaws of Stratus Technologies, Inc.
3(b)	Articles of Association of Stratus Technologies International, S.à r.l., as amended
4(a)	Indenture, dated as of November 18, 2003, between Stratus Technologies, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee
4(b)	Form of Exchange Note, issued pursuant to Indenture, dated as of November 18, 2003, between Stratus Technologies, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee (filed herewith as Exhibit 4(a)) (attached as Exhibit B to Indenture)
5(a)	Opinion of Gibson, Dunn & Crutcher LLP, regarding the validity of certain of the securities being registered
5(b)	Opinion of Allen & Overy Luxembourg, with respect to certain legal matters under the laws of Luxembourg related to the guarantees of Stratus Technologies International, S.à r.l. and Stratus Equity S.à r.l. being registered
5(c)	Opinion of Hollis & Co., with respect to certain legal matters under the laws of Bermuda related to the guarantee of Stratus Technologies Bermuda, Ltd. being registered
5(d)	Opinion of Mouaimis & Mouaimis, with respect to certain legal matters under the laws of Cyprus related to the guarantee of SRA Technologies Cyprus Limited being registered
5(e)	Opinion of A & L Goodbody, with respect to certain legal matters under the laws of Ireland related to the guarantees of Stratus Technologies Ireland Limited and Stratus Research and Development Limited being registered
10(a)	Registration Rights Agreement, dated as of November 18, 2003, between Stratus Technologies, Inc. and the guarantors party thereto, on the one hand, and Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Fleet Securities, Inc., on the other
10(b)	Purchase Agreement, dated as of November 6, 2003, between Stratus Technologies, Inc. and the guarantors party thereto, on the one hand, and Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Fleet Securities, Inc., on the other
10(c)	Revolving Credit Agreement, dated as of November 18, 2003, Stratus Technologies International S.à r.l., Stratus Technologies, Inc., JPMorgan Chase Bank, as administrative agent, and the other lenders and agents party thereto
10(d)	Collateral Agreement, dated as of November 18, 2003, executed by Stratus Technologies International S.à r.l., Stratus Equity S.à r.l., SRA Technologies Cyprus Limited, Stratus Technologies Bermuda Ltd., Stratus Technologies Ireland Limited, Stratus Research and Development Limited, Cemprus Technologies, Inc., Cemprus LLC and Stratus Technologies, Inc. in favor of JPMorgan Chase Bank, as administrative agent
10(e)	Parent Guarantee, dated as of November 18, 2003, executed by Stratus Technologies Group, S.A., Stratus Technologies International S.à r.l., Stratus Equity S.à r.l., SRA Technologies Cyprus Limited, Stratus Technologies Bermuda

Ltd., Stratus Technologies Ireland Limited, Stratus Research and Development Limited, in favor of JPMorgan Chase Bank, as administrative agent
10(f)	Subsidiary Guarantee, dated as of November 18, 2003, executed by Cemprus Technologies, Inc. and Cemprus LLC in favor of JPMorgan Chase Bank, as administrative agent
10(g)	Amended and Restated Shareholders Agreement, dated as of May 23, 2003, between Stratus Technologies Group, S.A., Investcorp Stratus Limited Partnership, Stratus Holdings Limited, New Stratus Investments Limited, Intel Atlantic, Inc., Intel Capital Corp., MidOcean Capital Partners Europe L.P. (f/k/a DB Capital Partners Europe, L.P.) and certain management stockholders party thereto
10(h)	Stratus Technologies, Inc. Stock Incentive Plan, Restatement No. 3, February 27, 2003
10(i)	Form of Employee Stock Option Agreement, as amended
10(j)	Form of Management Stock Option Agreement, as amended
10(k)	Lease, by and between DEK Portfolio LLC and Stratus Computer, Inc. dated January 29, 1999, as amended by Assignment and Assumption Agreement, dated as of February 1999, between Stratus Computer, Inc. and Stratus Computer (DE), Inc.*
10(l)	Manufacturing Services and Product Supply Agreement between Benchmark Electronics, Inc., a Texas corporation, BEI Electronics Ireland Limited, a private unlimited company organized under the laws of the Republic of Ireland and Stratus Technologies Ireland Limited dated February 27, 2002*
10(m)	Microsoft License Agreement for Server Operating System Products between Microsoft Licensing, Inc. and Stratus Technologies, Inc. effective March 1, 2003*
10(n)	Letter of Assignment dated April 9, 2002 from Hewlett-Packard Company consenting to the assignment of the Technology Framework Agreement to DNCP Solution, LLC (n/k/a Cemprus LLC) between Lucent Technologies Inc. and Hewlett-Packard Company*
10(o)	Manufacturing Agreement, dated as of April 14, 2000, effective as of June 16, 1999, and First Amendment dated April 30, 2002, between Solectron South Carolina, a South Carolina corporation, and Stratus Computer Systems, S.à r.l., Luxembourg*
10(p)	Promissory Note in the amount of $9,450,000 dated April 30, 2002, from Cemprus, LLC (f/n/a DNCP Solution LLC), in favor of Lucent Technologies, Inc.
12	Ratio of Earnings to Fixed Charges
21	List of Subsidiaries
23(a)	Consent of PricewaterhouseCoopers
23(b)	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5(a))
23(c)	Consent of Allen & Overy Luxembourg (contained in Exhibit 5(b))
23(d)	Consent of Hollis & Co. (contained in Exhibit 5(c))
23(e)	Consent of Mouaimis & Mouaimis (contained in Exhibit 5(d))
23(f)	Consent of A & L Goodbody (contained in Exhibit 5(e))
24	Powers of Attorney (contained on the signature pages hereto)
25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association, as Trustee, on Form T-1, relating to the 10.375% Senior Notes due 2008

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99(a)	Form of Letter of Transmittal
99(b)	Form of Notice of Guaranteed Delivery
99(c)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99(d)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99(e)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

*	Confidential treatment is being requested for portions of these exhibits. Omitted material is being filed separately with the Commission.

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